As filed with the Securities and Exchange Commission on April 30, 2004.
Registration No. 333-113875

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cable Design Technologies Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3357	36-3601505
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1901 North Roselle Road

Schaumburg, IL 60195
(847) 230-1900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ferdinand C. Kuznik, Chief Executive Officer

Cable Design Technologies Corporation
1901 North Roselle Road
Schaumburg, IL 60195
(847) 230-1900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles B. Fromm, Esq. Cable Design Technologies Corporation 1901 North Roselle Road Schaumburg, Illinois 60195 (847) 230-1900	Thomas W. Christopher, Esq. Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, New York 10022- 4611 (212) 446-4800	Kevin L. Bloomfield, Esq. Belden Inc. 7701 Forsyth Boulevard, Suite 800 St. Louis, Missouri 63105 (314) 854-8000	Randall H. Doud, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036- 6522 (212) 735-3000
    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and the effective time of the merger as described in the Agreement and Plan of Merger, dated as of February 4, 2004, included as Annex A to the joint proxy statement/ prospectus forming a part of this Registration Statement.
    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered(2)	Per Unit	Price(3)	Fee(3)(4)

Common Stock, par value $0.01 per share, including the associated junior participating preferred stock Series A purchase rights(1)	57,518,000	N/A	$520,537,900	$65,953

(1)	This registration statement also covers the associated junior participating preferred stock Series A purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of December 11, 1996, between Cable Design Technologies Corporation (“CDT”) and The First National Bank of Boston. Until the occurrence of certain events, the Rights will not be exercisable for or evidenced separately from shares of common stock, par value $0.01 per share, of CDT.
(2)	Represents the maximum number of shares of common stock of CDT estimated to be issuable in connection with the expected merger of a subsidiary of CDT into Belden Inc. based on the agreed exchange ratio of two shares of common stock of CDT for each share of common stock of Belden (without giving effect to the proposed one-for-two reverse stock split of common stock of CDT), multiplied by 28,759,000, which is the sum of (i) the estimated maximum number of shares of Belden common stock expected to be outstanding immediately prior to the effective time of the merger, and (ii) the number of shares of Belden common stock expected to be issuable pursuant to vested and exercisable options to acquire shares of Belden common stock through the anticipated closing of the merger. If the reverse stock split is completed, the maximum number of shares of CDT common stock to be issuable in connection with the merger would be 28,759,000.
(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rules 457(c) and 457(f) under the Securities Act, the registration fee has been calculated based on the average of the high and low prices per share of Belden Inc. common stock as reported on the New York Stock Exchange on March 22, 2004 ($18.10), and computed based on 28,759,000 as the estimated maximum number of such shares of Belden common stock that may be exchanged for CDT common stock and that are to be cancelled in the merger.

(4)	The full registration fee of $65,953 was paid in connection with the initial filing on March 24, 2004.

    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OF WHICH THIS JOINT PROXY STATEMENT/ PROSPECTUS IS A PART IS EFFECTIVE. THIS JOINT PROXY STATEMENT/ PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THIS JOINT PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION.

SUBJECT TO COMPLETION DATED APRIL 30, 2004

To the Stockholders of Belden Inc. and Cable Design Technologies Corporation:

     The boards of directors of Belden Inc., which we refer to as Belden, and Cable Design Technologies Corporation, which we refer to as CDT, have each unanimously approved a merger transaction in which the two companies will combine. The combined company will be called Belden CDT Inc., which we refer to as Belden CDT, and will be headquartered in St. Louis, Missouri. If the merger is completed, Belden CDT, with 2003 pro forma sales of approximately $1.1 billion, will be among the largest U.S.-based manufacturers of metallic cable and will focus on products for the specialty electronics and data networking markets, including connectivity. Belden CDT will offer a greater number of products, have a broader customer base that will be less dependent on large customers and have greater geographic reach than either of the companies as separate entities and will be able to leverage fixed costs. We ask for your support in voting for the merger proposals at our respective stockholders’ meetings.

     If the merger is completed, Belden stockholders will receive two shares of Belden CDT common stock, par value $.01 per share, for each share of Belden common stock that they own if CDT’s proposed one-for-two reverse stock split has not occurred before the merger or one share of Belden CDT common stock if the reverse stock split has occurred prior to the merger, plus, in each case, the preferred share purchase right associated with each share of Belden CDT common stock. If the merger is completed, CDT stockholders will continue to own their existing shares of CDT common stock (which we refer to as Belden CDT common stock after giving effect to the merger), as adjusted for the reverse stock split if it occurs. For additional information on the consideration to be received in the merger, see “The Merger Agreement — Consideration to Be Received in the Merger” and “The Merger — Treatment of Stock Options and Restricted Stock.” If it is approved by CDT stockholders, CDT plans to implement the reverse stock split whether or not the merger occurs, although CDT reserves the right to abandon or modify the reverse stock split to the extent permitted by the merger agreement.

     Each of Belden and CDT can terminate the merger agreement if the merger has not closed by August 31, 2004, or November 30, 2004 if the only closing condition that has not been satisfied or waived is the receipt of antitrust or other governmental approvals and consents.

     Upon completion of the merger, Belden will be a wholly owned subsidiary of CDT, CDT’s name will be changed to “Belden CDT Inc.” and we expect that the Belden CDT common stock will continue be listed on the New York Stock Exchange under a symbol to be determined.

     We anticipate that, as a result of the merger and assuming no conversion of CDT’s convertible debentures, Belden stockholders will own approximately 55% and CDT stockholders will own approximately 45% of Belden CDT’s common stock following the merger.

     Whether or not you plan to attend your stockholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card to us or by submitting your proxy by telephone or through the Internet. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the proposals. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the proposals.

      We urge you to read carefully this joint proxy statement/ prospectus, including the section describing risk factors on page 17, before voting your shares.

     We enthusiastically support this combination of two industry leaders and join with all the other members of our respective boards of directors in recommending that you vote FOR the merger proposals.

Very truly yours,

C. Baker Cunningham Chairman of the Board of Directors, President and Chief Executive Officer, Belden Inc.	Bryan C. Cressey Chairman of the Board of Directors, Cable Design Technologies Corporation

     Neither the Securities and Exchange Commission nor any state securities commission has approved the common stock to be issued under this joint proxy statement/ prospectus or determined if this joint proxy statement/ prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/ prospectus is dated [Month] [Day], 2004,

and is first being mailed to stockholders on or about [Month] [Day], 2004.

Belden Inc.

7701 Forsyth Boulevard, Suite 800
St. Louis, Missouri 63105
(314) 854-8000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Notice hereby is given that the 2004 annual meeting of stockholders of Belden Inc. will be held at the Saint Louis Club, Pierre Laclede Center, 7701 Forsyth Boulevard, St. Louis, Missouri 63105 on [Day of Week], [Month] [Day], 2004, at 11:00 A.M., local time, for the following purposes:

1.	To approve and adopt the Agreement and Plan of Merger, dated as of February 4, 2004, by and among Cable Design Technologies Corporation, BC Merger Corp. and Belden Inc, and the merger contemplated thereby.

2.	To elect three directors of Belden, each to serve until his or her successor is elected and duly qualified.

3.	To approve the adjournment of the meeting, if necessary, to solicit additional proxies in favor of either of the proposals above.

4.	To conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

     The close of business on April 23, 2004 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Belden annual meeting or any adjournments or postponements of the Belden annual meeting. Only holders of record of common stock at the close of business on the record date are entitled to notice of, and to vote at, the Belden annual meeting. A complete list of stockholders entitled to vote at the Belden annual meeting will be available for examination by any of our stockholders at our principal executive offices, 7701 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105, for purposes pertaining to the Belden annual meeting during normal business hours for a period of ten days prior to the Belden annual meeting, and at the time and place of the Belden annual meeting.

     The quorum requirement for holding the Belden annual meeting and transacting business is a majority of the outstanding Belden shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Approval and adoption of the merger agreement and merger require the affirmative vote of the holders of at least a majority of the outstanding shares of Belden common stock entitled to vote at the Belden annual meeting. Approval of the proposal to elect the directors requires the affirmative vote of the holders of at least a majority of the shares of Belden common stock present at the meeting, assuming that a quorum is present. The affirmative vote of the holders of at least a majority of the shares of Belden common stock present at the Belden annual meeting is required to approve any adjournment of the meeting, including for purposes of soliciting additional proxies in favor of the proposals described above, whether or not a quorum is present.

     Approval of the other Belden annual meeting matters is not a condition to the merger. If the merger is completed, the election of directors and any other items which may properly come before the stockholders at the annual meeting will, as a result, be superseded by the terms of the merger agreement and the effects of the merger.

     Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Web site specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing, dating and mailing the enclosed proxy card so that your shares may be represented and voted at the Belden annual meeting. A self-addressed, postage-paid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying joint proxy statement/ prospectus.

     The Belden board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and merger and also recommends that you vote “FOR” the other Belden annual meeting proposals, all of which are described in detail in the accompanying joint proxy statement/ prospectus.

By Order of the Board of Directors,

Kevin L. Bloomfield
Secretary

St. Louis, Missouri
[Month] [Day], 2004

Cable Design Technologies Corporation
1901 North Roselle Road, Suite 450
Schaumburg, Illinois 60195
(847) 230-1900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     Notice is hereby given that the special meeting of stockholders of Cable Design Technologies Corporation will be held at the Chicago O’Hare Marriott Suites, 6155 North River Road, Rosemont, Illinois 60018 on [Day of Week], [Month] [Day], 2004, at 11:00 A.M., local time, for the following purposes:

1.	To consider and vote on a proposal to approve the issuance of shares of CDT common stock under the Agreement and Plan of Merger, dated as of February 4, 2004, by and among Cable Design Technologies Corporation, BC Merger Corp. and Belden Inc.

2.	To consider and vote on a proposal to amend CDT’s certificate of incorporation, to become effective upon completion of the merger, to change the name of the corporation to Belden CDT Inc. and increase the number of authorized shares of CDT capital stock.

3.	To consider and vote on a proposal to amend CDT’s certificate of incorporation to effect a one-for-two reverse stock split of CDT common stock.

4.	To approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of any of the proposals above.

5.	To conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

     The close of business on April 23, 2004 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the CDT special meeting or any adjournments or postponements of the CDT special meeting. Only holders of record of common stock at the close of business on the record date are entitled to notice of, and to vote at, the CDT special meeting. A complete list of stockholders entitled to vote at the CDT special meeting will be available for examination by any of our stockholders at our principal executive offices, 1901 North Roselle Road, Suite 450, Schaumburg, Illinois 60195, for purposes pertaining to the CDT special meeting during normal business hours for a period of ten days prior to the CDT special meeting, and at the time and place of the CDT special meeting.

     The quorum requirement for holding the meeting and transacting business is a majority of the outstanding CDT shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. The affirmative vote of the holders of at least a majority of the shares cast at the CDT special meeting is required to approve the issuance of Belden CDT common stock in connection with the merger, assuming that the votes cast represent more than 50% of the CDT common stock entitled to vote at the special meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of CDT common stock is required to amend CDT’s certificate of incorporation. The affirmative vote of the holders of at least a majority of the shares present at the CDT special meeting is required to approve any adjournment of the meeting, including for purposes of soliciting additional proxies in favor of the proposals described above, whether or not a quorum is present.

     Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Web site specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing, dating and mailing the enclosed proxy card so that your shares may be represented and voted at the CDT special meeting. A self-addressed, postage-paid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying joint proxy statement/ prospectus.

     The CDT board of directors unanimously recommends that you vote “FOR” the proposal to issue the shares of CDT common stock, “FOR” the proposal to amend the certificate of incorporation to change CDT’s name and to increase the number of authorized shares of capital stock and “FOR” the proposal to amend the certificate of incorporation to effect the proposed reverse stock split, all of which are described in detail in the accompanying joint proxy statement/ prospectus.

By Order of the Board of Directors,

Charles B. Fromm
Secretary

Schaumburg, Illinois

[Month] [Day], 2004

ADDITIONAL INFORMATION

      Belden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2004 have been included with this joint proxy statement/ prospectus as separate enclosures for your convenience.

      This document incorporates important business and financial information about Belden and CDT from documents that Belden and CDT have filed with the Securities and Exchange Commission and that have not been included in or delivered with this document. Also, please see “Where You Can Find More Information” on page 127.

Belden Inc.

      Belden Inc., which we refer to as Belden, will provide you with copies of documents relating to Belden that are incorporated by reference in this joint proxy statement/ prospectus, without charge, upon written or oral request to:

Belden Inc.

7701 Forsyth Boulevard, Suite 800
St. Louis, Missouri 63105
Attention: Investor Relations
(314) 854-8000
e-mail: info@belden.com

      Certain of the incorporated information also is available to investors via Belden’s Web site, www.belden.com. Information included in Belden’s Web site is not incorporated by reference in this joint proxy statement/ prospectus.

Cable Design Technologies Corporation

      Cable Design Technologies Corporation, which we refer to as CDT, will provide you with copies of documents relating to CDT that are incorporated by reference in this joint proxy statement/ prospectus, without charge, upon written or oral request to:

Cable Design Technologies Corporation

1901 North Roselle Road, Suite 450
Schaumburg, Illinois 60195
Attention: Investor Relations
(847) 230-1900
e-mail: info@cdtc.com

      Certain of the incorporated information also is available to investors via CDT’s Web site, www.cdtc.com. Information included in CDT’s Web site is not incorporated by reference in this joint proxy statement/ prospectus.

      In order for you to receive timely delivery of the documents in advance of the Belden annual meeting and the CDT special meeting, we should receive your request for additional information no later than [Month] [Day], 2004.

      Except as specifically noted, stock or stock-related figures in this joint proxy statement/ prospectus have not been adjusted to show the effect of CDT’s proposed one-for-two reverse stock split.

      Belden, DataTwist, MediaTwist, Flamarrest, UnReel, Duobond, Beldfoil, Conformable, Alpha, FIT, XTRA●GUARD, HomeChoice, New Generation and Brilliance, and any logos related to any of the foregoing, are trademarks of Belden Inc. or its subsidiaries, which may be registered in certain jurisdictions. All other trademarks are owned by their respective owners.

      CDT, IBDN, GigaFlex, FiberExpress, Optimax, GigaLAN, West Penn Wire and HEW-Kabel, and any logos related to any of the foregoing, are trademarks of Cable Design Technologies Corporation or its subsidiaries, which may be registered in certain jurisdictions. All other trademarks are owned by their respective owners.

MATTERS BEING SUBMITTED TO A VOTE OF BELDEN STOCKHOLDERS ONLY	105
Proposal No. 1 — Approval and Adoption of the Merger Agreement and Merger	105
Proposal No. 2 — Election of Directors	105
BELDEN’S BOARD STRUCTURE AND MANAGEMENT	106
Executive Officers of Belden	106
Belden’s Board of Directors	107
The Audit Committee	108
Compensation Committee	110
Governance and Nominating Committee	110
Director Compensation	112
Beneficial Ownership	112
Executive Compensation	112
Performance Graph	118
MATTERS BEING SUBMITTED TO A VOTE OF CDT STOCKHOLDERS ONLY	119
Proposal No. 1 — Issuance of Shares in the Merger	119
Proposal No. 2 — Approval of Amendment to Certificate of Incorporation to Change CDT’s Name and Increase the Number of Authorized Shares of Capital Stock	119
Proposal No. 3 — Approval of Amendment to Certificate of Incorporation to Effect the Reverse Stock Split	120
OWNERSHIP OF CAPITAL STOCK	121
Ownership of CDT Capital Stock	121
Ownership of Belden Capital Stock	124
STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF BELDEN COMMON STOCK	126
LEGAL MATTERS	126
EXPERTS	126
Belden	126
CDT	126
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	126
WHERE YOU CAN FIND MORE INFORMATION	127
ANNEX A — Agreement and Plan of Merger	A-1
ANNEX B — Form of Amendment to CDT’s Amended and Restated Certificate of Incorporation	B-1
ANNEX C — Opinion of Belden’s Financial Advisor	C-1
ANNEX D — Opinion of CDT’s Financial Advisor	D-1
ANNEX E — Belden’s Audit Committee Charter	E-1
Opinion of Kirkland & Ellis LLP
Letter from Deloitte & Touche LLP
Consent of Ernst & Young LLP
Consent of Deloitte & Touche LLP
Consent of UBS Securities LLC
Consent of Credit Suisse First Boston LLC
Form of Belden Proxy Card
Form of Cable Design Tech. Corp. Proxy Card

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:     Why are the companies proposing the merger?

A:     We both believe that a combination of the two companies will create a stronger and more competitive global company than either Belden or CDT is likely to be alone. Belden CDT Inc. — with 2003 pro forma sales of approximately $1.1 billion — will be among the largest U.S.-based manufacturers of metallic cable and will focus on products for the specialty electronics and data networking applications, including connectivity. Belden CDT will offer a greater number of products, have a broader customer base that will be less dependent on large customers and have greater geographic reach than either of the companies as separate entities and will be able to leverage fixed costs. We ask for your support in voting for the merger proposals at our respective stockholders’ meetings.

      The merger also involves risks, which are described under “Risk Factors” beginning on page 17.

      For more details on how the boards of directors of Belden and CDT evaluated the potential benefits and risks of the merger, see “The Merger — Belden’s Reasons for the Merger; Recommendations of Belden’s Board” beginning on page 36 and “The Merger — CDT’s Reasons for the Merger; Recommendations of CDT’s Board” beginning on page 43.

Q:     What will a stockholder receive if the merger occurs?

A:     CDT Stockholders:

      After the merger, CDT stockholders will continue to hold the shares of CDT common stock (which we refer to as Belden CDT common stock after giving effect to the merger) that they own immediately before the merger, plus the preferred stock purchase right associated with each share of Belden CDT common stock. However, those shares will represent a smaller proportion of the outstanding shares of Belden CDT. As a result of the merger and assuming no conversion of CDT’s convertible debentures, CDT stockholders will own approximately 45% of Belden CDT’s common stock following the merger.

A:     Belden Stockholders:

      Belden stockholders will receive two shares of Belden CDT common stock if CDT’s proposed one-for-two reverse stock split has not been effected prior to the merger or one share of Belden CDT common stock if the reverse stock split has occurred prior to the merger, plus, in each case, the preferred stock purchase right associated with each share of Belden CDT common stock, in exchange for each share of Belden common stock owned. As a result of the merger and assuming no conversion of CDT’s convertible debentures, Belden stockholders will own approximately 55% of Belden CDT’s common stock following the merger.

Example: If a Belden stockholder currently owns ten shares of Belden common stock, after the merger he or she will be entitled to receive 20 shares of Belden CDT common stock if CDT’s proposed reverse stock split has not been effected prior to the merger or ten shares of Belden CDT common stock if the reverse stock split has been effected prior to the merger.

Q:     How was the merger consideration determined?

A:     The exchange ratio was determined in negotiations by the two companies and reflects the relative recent market prices of the two common stocks, the number of shares outstanding and other factors that the boards of directors considered relevant.

Q:     Who can vote at the stockholders’ meetings?

A:     Only holders of record of Belden common stock as of the close of business on April 23, 2004 will be entitled to notice of and to vote at the Belden annual meeting. Only holders of record of CDT common stock as of the close of business on April 23, 2004 will be entitled to notice of and to vote at the CDT special meeting.

i

Q:     When and where are the stockholders’ meetings?

A:     Belden Annual Meeting:

      The annual meeting of Belden stockholders will be held at the Saint Louis Club, Pierre Laclede Center, 7701 Forsyth Boulevard, St. Louis, Missouri 63105 at 11:00 A.M., local time, on [Day of Week], [Month] [Day], 2004.

A:     CDT Special Meeting:

      The special meeting of CDT stockholders will be held at Chicago O’Hare Marriott Suites, 6155 North River Road, Rosemont, Illinois 60018 on [Day of Week], [Month] [Day], 2004, at 11:00 A.M., local time.

Q:     How does the board of directors of Belden or CDT recommend that I vote?

A:     Belden stockholders:

      The Belden board of directors unanimously recommends that Belden stockholders vote FOR the proposal to approve and adopt the merger agreement and merger and FOR the proposal to elect three directors of Belden, each to serve until his or her successor is elected and duly qualified.

A:     CDT stockholders:

      The CDT board of directors unanimously recommends that CDT stockholders vote FOR the issuance of CDT common stock pursuant to the merger agreement, FOR the proposal to amend CDT’s certificate of incorporation to change its name and increase the number of authorized shares of capital stock and FOR the proposal to amend CDT’s certificate of incorporation to effect the reverse stock split.

Q:     What do I need to do now?

A:     After carefully reading and considering the information contained in this joint proxy statement/ prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage-paid envelope, or, if available, by submitting your proxy or voting instructions by telephone or through the Internet, as soon as possible so that your shares may be represented at your company’s stockholder meeting.

Q:     If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:     Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:     If my shares are held in Belden’s 401(k) plan, Belden’s UK employee share plan or CDT’s employee stock purchase plan, will the trustee vote my shares for me?

A:     If you participate in Belden’s 401(k) plan, you may vote shares allocated to your account as of the record date. To vote, you must instruct the trustee of the plan to vote in accordance with the instructions for stockholders of record under “What do I need to do now?” above. If you do not give instructions, the common stock allocated to your account will be voted by the trustee in the same proportion that it votes shares for which it did receive timely instructions.

      If you participate in Belden’s UK employee share plan, you will have the right to have the trustee of the plan vote your shares in accordance with your instructions. However, the plan bars the trustee from voting shares absent your instructions.

      If you participate in CDT’s employee stock purchase plan, you may vote your shares as if you owned them outside this plan by following the instructions for stockholders of record under “What do I need to do now?” above.

Q:     Why is my vote important?

A:     If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the proposals. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the approval and adoption of the merger agreement and merger if you are a Belden stockholder or against the issuance of Belden CDT common stock in connection with the merger and the certificate of incorporation amendment proposals if you are a CDT stockholder. If you are a Belden stockholder and do not instruct your broker how to vote any shares held for you in “street name” for the election of the nominated directors, your broker will have the discretionary voting authority under the New York Stock Exchange, which is referred to as the NYSE, rules to vote your shares on this proposal, but not on the merger proposal.

Q:     Can I change my vote after I have delivered my proxy?

A:     Yes. You can change your vote at any time before your proxy is voted at the Belden annual meeting or the CDT special meeting, as the case may be. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of CDT or Belden, as appropriate, before the stockholders’ meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the stockholders’ meeting and vote in person. If you submit your proxy or voting instructions electronically through the Internet or by telephone, you can change your vote by submitting a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy revoked.

Q:     Should I send in my stock certificates now?

A:     CDT Stockholders:

      No. Each stock certificate representing CDT common stock before the reverse stock split will, after the effective date of the reverse stock split, represent the appropriate number of shares of CDT common stock reflecting the reverse stock split. It will not be necessary for stockholders to exchange their existing stock certificates. However, stockholders may exchange their old certificates if they so choose. Following approval by stockholders of the reverse stock split, a letter of transmittal will be sent to you if you are a CDT stockholder informing you where to deliver your CDT stock certificates in order to receive stock certificates representing CDT common stock following the reverse stock split. You should not send in your CDT common stock certificates prior to receiving this letter of transmittal. Please do not send in your stock certificates with your proxy.

A:     Belden Stockholders:

      No. After the merger is completed, if you are a Belden stockholder, you will receive written instructions from the exchange agent on how to exchange your stock certificates for shares of Belden CDT. Please do not send in your stock certificates with your proxy.

Q:     Where will my shares of Belden CDT common stock be listed?

A:     We expect that the shares of Belden CDT common stock will continue to be listed on the NYSE under a symbol to be determined.

Q: Will I receive dividends on my Belden CDT shares?

A:     Following the merger, Belden CDT expects to continue Belden’s dividend policy, which means that Belden CDT would expect to pay a $0.05 per share quarterly dividend if the reverse stock split is effected or $0.025 per share quarterly dividend if the reverse stock split is not effected. CDT has not paid dividends on its common stock during the last three years.

Q:     When do you expect the merger to be completed?

A:     We expect to complete the merger in the second calendar quarter of 2004.

Q:     Who can help answer my questions?

A:     If you have any questions about the matters described in this joint proxy statement/ prospectus or how to submit your proxy, or if you need additional copies of this joint proxy statement/ prospectus or the enclosed proxy card or voting instructions, you should contact:

if you are a Belden stockholder:	if you are a CDT stockholder:
Belden Inc. 7701 Forsyth Boulevard, Suite 800 St. Louis, Missouri 63105 Attention: Investor Relations Telephone: (314) 854-8000 e-mail: info@belden.com	Cable Design Technologies Corporation 1901 North Roselle Road, Suite 450 Schaumburg, Illinois 60195 Attention: Investor Relations Telephone: (847) 230-1900 e-mail: info@cdtc.com

      You may also obtain additional information about Belden and CDT from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 127.

SUMMARY

      This summary highlights selected information from this joint proxy statement/ prospectus and may not contain all of the information that is important to you. Belden and CDT urge you to read carefully the remainder of this joint proxy statement/ prospectus, including the attached annexes, and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at your stockholders’ meeting. See also “Where You Can Find More Information” on page 127. We have included references to other portions of this joint proxy statement/ prospectus to direct you to a more complete description of the topics presented in this summary.

      Except as specifically noted, stock or stock-related figures in this joint proxy statement/ prospectus have not been adjusted to show the effect of CDT’s proposed one-for-two reverse stock split.

The Companies (see page 30)

Belden Inc.

7701 Forsyth Boulevard, Suite 800
St. Louis, Missouri 63105
(314) 854-8000

      Belden links people and technology by designing, manufacturing and marketing wire, cable and fiber optic products for the electronic, electrical and communications sectors worldwide. Belden’s major vertical markets are industrial, including products used in factory automation applications, signal and control systems, industrial equipment and instrumentation equipment; networking, including products used within the premises for the transmission of voice, data or video, generally utilized in computer networks; entertainment and original equipment manufacturer (OEM), including products used in broadcast, such as professional broadcasters, sports stadiums and arenas, and OEM applications and communications, including products used for telecommunications applications such as outside plant wire and cable and central office cable, as well as broadband products. Belden’s trademarks include DataTwist, MediaTwist, Flamarrest, UnReel, Duobond, Beldfoil, Conformable, Alpha, FIT, XTRA●GUARD, HomeChoice, Brilliance and New Generation.

      For additional information about Belden and its business, see “The Merger — The Companies — Belden,” “Additional Information” and “Where You Can Find More Information.”

Cable Design Technologies Corporation

BC Merger Corp.
1901 North Roselle Road, Suite 450
Schaumburg, Illinois 60195
(847) 230-1900

      CDT is a designer and manufacturer of high-bandwidth network connectivity products used in computer interconnect, switching and wireless applications and electronic data and signal transmission products that are used in automation and process control and specialty applications. It operates 24 manufacturing facilities in nine countries throughout North America and Europe, and its products are sold in over 80 countries. CDT has developed an extensive product line that includes individual network components, cabling racks, panels, switches, media converters, fiber optic assemblies and patch cords, as well as wire and cable products used in specialty electronic data and signal transmission. CDT’s trademarks include IBDN, GigaFlex, FiberExpress, Optimax, GigaLAN, West Penn Wire and HEW-Kabel.

      BC Merger Corp. is a Delaware corporation and a wholly owned subsidiary of CDT. BC Merger Corp. was organized solely for the purpose of entering into the merger agreement with Belden and completing the merger. It has not conducted any business operations. If the merger is completed, BC Merger Corp. will cease to exist following its merger with and into Belden.

      For additional information about CDT and its business, see “The Merger — The Companies — CDT,” “Additional Information” and “Where You Can Find More Information.”

Annual Meeting of Belden Stockholders (see page 24)

      The 2004 annual meeting of the Belden stockholders, which is referred to as the Belden annual meeting, will be held at the Saint Louis Club, Pierre Laclede Center, 7701 Forsyth Boulevard, St. Louis, Missouri 63105 at 11:00 A.M., local time, on [Month] [Day], 2004. At the Belden annual meeting, Belden stockholders will be asked to vote on a proposal to approve and adopt the merger agreement and the merger. Approval and adoption of the merger agreement and the merger require the affirmative vote of the holders of at least a majority of the shares of Belden common stock that are outstanding and entitled to vote at the Belden annual meeting. If a Belden stockholder abstains or does not vote at the Belden annual meeting, either in person or by proxy, or if any stockholder does not instruct its broker how to vote, it will have the same effect as a vote against this proposal. In addition, Belden stockholders will be asked to elect three directors, each to serve until his successor is elected and duly qualified, and to vote upon an adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals. Approval of the director proposal requires the affirmative vote by the holders of at least a majority of the shares of Belden common stock present at the annual meeting, assuming that a quorum is present. The affirmative vote of the holders of at least a majority of the shares present at the Belden annual meeting is required to approve any adjournment of the meeting, whether or not a quorum is present.

      If the merger is completed, the election of directors and any other items which may properly come before the stockholders at the annual meeting will, as a result, be superseded by the terms of the merger agreement and the effects of the merger.

Special Meeting of CDT Stockholders (see page 27)

      The special meeting of the CDT stockholders, which is referred to as the CDT special meeting, will be held at Chicago O’Hare Marriott Suites, 6155 North River Road, Rosemont, Illinois 60018 at 11:00 A.M., local time, on [Month] [Day], 2004. At the CDT special meeting, CDT stockholders will be asked to approve the issuance of CDT common stock in connection with the merger, to amend CDT’s certificate of incorporation to change CDT’s name to Belden CDT Inc. and increase the number of authorized shares of CDT capital stock, to amend CDT’s certificate of incorporation to effect a one-for-two reverse stock split of CDT common stock and to approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve any of the foregoing proposals. The affirmative vote of the holders of at least a majority of the shares cast at the CDT special meeting is required to approve the issuance of Belden CDT common stock in connection with the merger, assuming that the votes cast represent more than 50% of the CDT common stock entitled to vote at the special meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of CDT common stock is required to amend CDT’s certificate of incorporation both to change CDT’s name and increase the number of authorized shares of capital stock and to effect the reverse stock split. If a CDT stockholder abstains or does not vote at the CDT special meeting, either in person or by proxy, or if any stockholder does not instruct its broker how to vote, it will have the same effect as a vote against the proposals to amend the certificate of incorporation. The affirmative vote of the holders of at least a majority of the shares present at the CDT special meeting is required to approve any adjournment of the meeting, including for purposes of soliciting additional proxies in favor of the proposals described above, whether or not a quorum is present. CDT reserves the right to abandon or modify the proposed amendments to the certificate of incorporation at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of the stockholders has been obtained, upon approval of the board of directors of CDT and as permitted by the merger agreement.

The Merger (see page 30)

      The merger agreement provides for the merger of BC Merger Corp., a newly formed, wholly owned subsidiary of CDT, with and into Belden, with Belden surviving as a wholly owned subsidiary of CDT. Upon completion of the merger, CDT will change its name to Belden CDT Inc., which we refer to as Belden CDT.

      As a result of the merger, each share of Belden common stock will be converted into two shares of Belden CDT common stock if CDT’s proposed one-for-two reverse stock split has not been effected before the merger occurs or one share of Belden CDT common stock if the reverse stock split has occurred prior to the merger.

      As described in the section entitled “Comparison of Rights of Belden Stockholders and CDT Stockholders — Stockholder Rights Plans,” each share of Belden CDT common stock issued pursuant to the merger will be issued together with an associated preferred share purchase right.

      We encourage you to read the merger agreement carefully because it is the legal document that governs the merger and related matters.

Amendment to CDT’s Certificate of Incorporation — Name Change and Increase of Authorized Capital Stock (see page 61)

      At CDT’s special meeting, CDT stockholders will be asked to approve an amendment to CDT’s certificate of incorporation increasing the number of authorized shares of common stock from 100,000,000 to 200,000,000, increasing the number of authorized shares of preferred stock from 1,000,000 to 2,000,000 and changing CDT’s name to Belden CDT Inc., effective upon the completion of the merger. Approval by CDT’s stockholders of the amendment to CDT’s certificate of incorporation to change CDT’s name and increase the number of authorized shares of capital stock is a condition to closing under the merger agreement, which condition may be waived by Belden and CDT only if the CDT stockholders approve the proposal to amend CDT’s certificate of incorporation to effect the reverse stock split. If it is approved by CDT stockholders and the merger is to be consummated, CDT plans to file the amendment to its certificate of incorporation to change its name and increase the number of authorized shares of capital stock immediately prior to the merger. If the merger and merger agreement are not approved and adopted by Belden stockholders or the merger otherwise cannot be consummated, CDT does not intend to file the amendment to its certificate of incorporation to change CDT’s name and increase the number of authorized shares of capital stock. CDT reserves the right to abandon or modify the proposed amendment to the certificate of incorporation to change its name and increase the number of authorized shares of capital stock at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of the stockholders has been obtained, upon approval of the board of directors of CDT and as permitted by the merger agreement.

Amendment to CDT’s Certificate of Incorporation — Reverse Stock Split (see page 61)

      At CDT’s special meeting, CDT stockholders will be asked to approve an amendment to CDT’s certificate of incorporation to effect a one-for-two reverse stock split of CDT common stock. The CDT board of directors believes it is in the best interests of CDT and its stockholders to effect a one-for-two reverse stock split of CDT common stock regardless of whether or not the merger is consummated. The reverse stock split is intended to increase the marketability and liquidity of CDT common stock. CDT believes that the current market price of CDT common stock may diminish the marketability of CDT common stock because of the reluctance of many brokerage firms to recommend lower-priced stocks to their clients. Additionally, CDT believes that the policies and practices of a number of brokerage houses tend to discourage individual brokers within those firms from dealing in lower-priced stocks. CDT also believes that the relatively low price and large number of outstanding shares of CDT common stock, when compared with the market prices of the common stock of other companies in its industry, impairs the marketability of CDT common stock to institutional investors and members of the investing public and creates a negative impression with respect to CDT. The proposed reverse stock split is expected to double the market value per share of CDT common stock but have no significant economic effect on each CDT stockholder’s interests in CDT. Approval by CDT stockholders of the amendment to CDT’s certificate of incorporation to effect the reverse stock split is a condition to closing the merger, which may be waived by Belden and CDT. If it is approved by CDT’s stockholders, CDT plans to implement the reverse stock split whether or not the merger occurs but, if the merger occurs and the reverse stock split is approved by CDT stockholders, the reverse stock split will be implemented immediately prior to the merger. CDT reserves the right to abandon or modify the proposed amendment to the certificate of incorporation to effect the reverse stock split at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of the stockholders has been obtained, upon approval of the board of directors of CDT and as permitted by the merger agreement.

Stockholder Vote Required (see pages 24 and 28)

For Belden Stockholders:

      Approval and adoption of the merger agreement and merger require the affirmative vote of the holders of at least a majority of the outstanding shares of Belden common stock. Approval of the proposal to elect directors requires the affirmative vote of the holders of at least a majority of the shares of Belden common stock present at the annual meeting, as long as a quorum, which is a majority of the shares entitled to vote, is present in person or by proxy at the annual meeting. The affirmative vote of the holders of at least a majority of the shares present at the Belden annual meeting is required to approve any adjournment of the meeting, whether or not a quorum is present.

      THE MERGER WILL NOT BE COMPLETED UNLESS BELDEN STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND MERGER.

      On the record date, directors and executive officers of Belden and their affiliates beneficially owned or had the right to vote shares of Belden common stock representing approximately 1.87% of the shares of Belden common stock outstanding on the record date. To Belden’s knowledge, directors and executive officers of Belden and their affiliates intend to vote their common stock in favor of the proposals described in the preceding paragraph.

For CDT Stockholders:

      The affirmative vote of the holders of at least a majority of the shares cast at the CDT special meeting is required to approve the issuance of Belden CDT common stock in connection with the merger, assuming that the votes cast represent more than 50% of the CDT common stock entitled to vote at the special meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of CDT common stock is required to amend CDT’s certificate of incorporation either to change CDT’s name and increase the number of authorized shares of capital stock or to effect the reverse stock split. The proposal to amend CDT’s certificate of incorporation to change its name and increase the number of authorized shares of capital stock is being voted on separately from the proposal to amend CDT’s certificate of incorporation to effect the reverse stock split because CDT intends to effect the reverse stock split if approved by the CDT stockholders whether or not the merger is consummated. However, CDT reserves the right to abandon or modify the proposed amendments to the certificate of incorporation at any time prior to the filing of the amendments with the Secretary of State of the State of Delaware, including after the approval of the stockholders has been obtained, upon approval of the board of directors of CDT and as permitted by the merger agreement. If a CDT stockholder abstains or does not vote at the CDT special meeting, either in person or by proxy, or if any stockholder does not instruct its broker how to vote, it will have the same effect as a vote against the proposals to amend the certificate of incorporation. The affirmative vote of the holders of at least a majority of the shares present at the CDT special meeting is required to approve any adjournment of the meeting, including for purposes of soliciting additional proxies in favor of the proposals described above, whether or not a quorum is present.

      THE MERGER WILL NOT BE COMPLETED UNLESS CDT STOCKHOLDERS APPROVE THE SHARE ISSUANCE, THE AMENDMENT TO CDT’S CERTIFICATE OF INCORPORATION TO CHANGE CDT’S NAME AND INCREASE THE NUMBER OF SHARES OF AUTHORIZED CAPITAL STOCK AND THE AMENDMENT TO CDT’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT, ALTHOUGH BELDEN AND CDT COULD JOINTLY DETERMINE TO WAIVE THE CONDITION AS TO THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION IN CERTAIN CIRCUMSTANCES.

      On the record date, directors and executive officers of CDT and their affiliates beneficially owned or had the right to vote shares of CDT common stock representing approximately [          ]% of the shares of CDT common stock outstanding on the record date. To CDT’s knowledge, directors and executive officers of CDT and their affiliates intend to vote their common stock in favor of the proposals described in the two preceding paragraphs.

Conditions to Completion of the Merger (see page 70)

      Completion of the merger depends upon the satisfaction or waiver, where permitted by the merger agreement, of a number of conditions, including the following:

•	Approval and adoption of the merger agreement and the merger by Belden stockholders;

•	Approval by CDT stockholders of the issuance of the shares of Belden CDT common stock in connection with the merger and the amendments of CDT’s certificate of incorporation;

•	Authorization by the NYSE of the listing on the NYSE of the shares of Belden CDT common stock to be issued in the merger;

•	Expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and waiting periods under applicable foreign statutes or regulations. The companies received notification of early termination of the HSR waiting period on March 19, 2004;

•	Receipt of other governmental consents and authorizations;

•	Absence of any law, regulation or court order prohibiting the merger;

•	Receipt of opinions of counsel to Belden and CDT that the merger will qualify as a tax-free reorganization, which condition cannot be waived following the receipt of Belden or CDT stockholder approval of the merger proposals without further stockholder approval;

•	The representations and warranties in the merger agreement made by each party being true and correct in all material respects as of the date made and as of the closing date (except for representations or warranties expressly made as of a specific date, which must be true and correct in all material respects as of such date);

•	Amendment of Belden stock plans as contemplated by the merger agreement;

•	Termination of Belden’s stockholder rights plan, dated July 6, 1995;

•	The SEC declaring effective the Registration Statement filed on Form S-4, of which this joint proxy statement/prospectus is a part;

•	The material compliance by the parties with their obligations under the merger agreement; and

•	Neither party having suffered any change that is reasonably likely to have a material adverse effect on that party.

      Each of Belden and CDT can terminate the merger agreement if the merger has not closed by August 31, 2004, or November 30, 2004 if the only closing condition that has not been satisfied or waived is the receipt of antitrust or other governmental approvals and consents.

Appraisal Rights (see page 59)

      Both Belden and CDT are incorporated under the laws of the State of Delaware. Under Delaware law, stockholders of Belden and CDT will not have dissenters’ rights of appraisal in connection with the issuance of shares of common stock of the combined company in the merger.

Our Recommendations to Stockholders; Reasons for the Merger (see pages 36 and 43)

To Belden Stockholders:

      The Belden board of directors believes that the merger agreement and the merger are advisable, fair to and in the best interest of Belden and Belden stockholders and unanimously recommends that Belden stockholders vote FOR the merger proposal. Belden’s board of directors also unanimously recommends that Belden stockholders vote FOR the proposal to elect three directors of Belden, each to serve until his or her successor is elected and duly qualified.

      For the factors considered by the Belden board of directors in reaching its decision to approve and adopt the merger agreement and merger, see “The Merger — Belden’s Reasons for the Merger; Recommendations of Belden’s Board” on page 36.

To CDT Stockholders:

      The CDT board of directors believes that the merger agreement, the merger, the issuance of CDT common stock and the amendments of its certificate of incorporation are advisable, fair to and in the best interest of CDT and CDT stockholders and unanimously recommends that CDT stockholders vote FOR the issuance of CDT common stock pursuant to the merger agreement and the amendments to CDT’s certificate of incorporation.

      For the factors considered by the CDT board of directors in reaching its decision to approve the issuance of its common stock and the amendments of its certificate of incorporation, see “The Merger — CDT’s Reasons for the Merger; Recommendations of CDT’s Board” on page 43 and “Reverse Stock Split — CDT’s Reasons for the Reverse Stock Split; Recommendations of CDT’s Board” on page 101.

Opinions of Financial Advisors (see pages 37 and 46)

      In connection with its consideration of the merger, each of the Belden and CDT board of directors received an opinion of its respective financial advisor.

      UBS Securities LLC, which is referred to as UBS, delivered its written opinion, dated as of February 4, 2004, to the board of directors of Belden that, as of that date and based on and subject to various assumptions made, matters considered and limitations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Belden stockholders.

      UBS provided its opinion for the information and assistance of Belden’s board of directors in connection with its consideration of the merger. The UBS opinion is not a recommendation of how any Belden stockholder should vote or act on any matter relating to the merger. The full text of the written opinion of UBS, which sets forth the assumptions made, matters considered and limitations on the review undertaken with the opinion, is contained in Annex C. We urge you to read the opinion in its entirety.

      Credit Suisse First Boston LLC, which is referred to as Credit Suisse First Boston, delivered its written opinion, dated as of February 4, 2004, to the board of directors of CDT that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to CDT.

      Credit Suisse First Boston provided its opinion for the information and assistance of CDT’s board of directors in connection with its consideration of the merger. The Credit Suisse First Boston opinion is not a recommendation of how any CDT stockholder should vote or act on any matter relating to the merger. The full text of the written opinion of Credit Suisse First Boston, which sets forth the assumptions made, matters considered and limitations on the review undertaken with the opinion, is contained in Annex D. We urge you to read the opinion in its entirety.

Board of Directors and Management Following the Merger (see page 96)

      We have agreed that following the merger, the board of directors of Belden CDT will have ten members. Initially, half of the members of the board of directors of Belden CDT will be current directors of Belden that have been designated by Belden and half of the members will be current directors of CDT that have been designated by CDT to continue as directors following the merger.

      Upon completion of the merger, C. Baker Cunningham, Chairman, President and Chief Executive Officer of Belden, will serve as President and Chief Executive Officer of Belden CDT and Bryan C. Cressey, Chairman of the board of directors of CDT, will serve as Chairman of the board of directors of Belden CDT.

      Belden and CDT have agreed in the merger agreement that certain specified officers of Belden and CDT will become officers of Belden CDT.

      In addition, we have agreed that for three years following the merger, the decisions of the Belden CDT board of directors regarding the composition of the Belden CDT board of directors, the nominees for the position of Chairman of the board of directors of Belden CDT and the nominees for the position of Chief Executive Officer of Belden CDT will be subject to specific restrictions. We have also agreed that for three years following the merger, at least 70% of the members of the Belden CDT board of directors will be required to approve certain actions that may be proposed to be taken by Belden CDT, including changes to management or the board of directors, mergers or sales of substantially all of Belden CDT’s assets, acquisitions, issuances of equity securities, the incurrence of indebtedness or the payment of dividends, before the action may be taken. See “The Merger Agreement — Belden CDT Corporate Governance Matters” on page 68.

Comparison of Rights of Belden Stockholders, CDT Stockholders and Belden CDT Stockholders (see page 85)

      The material differences between the rights of holders of Belden common stock, CDT common stock and Belden CDT common stock are summarized below:

•	Belden’s stockholders currently elect directors to serve on a classified board but CDT’s stockholders elect, and Belden CDT’s stockholders will elect, directors to serve on a non-classified board.

•	Belden’s stockholders may remove directors only for cause. CDT’s stockholders may, and Belden CDT’s stockholders will be able to, remove directors, with or without cause, by the affirmative vote of a majority of the shares entitled to vote in the election of directors.

•	Belden’s stockholders are prohibited from taking action by written consent. CDT’s stockholders are permitted, and Belden CDT’s stockholders will be permitted, to take action by written consent.

•	The affirmative vote of at least 80% of Belden’s stockholders is required under Belden’s certificate of incorporation to amend provisions of the certificate of incorporation relating to stockholder action by written consent and removal of directors. The affirmative vote of a simple majority of CDT’s stockholders is, and the affirmative vote of a simple majority of Belden CDT’s stockholders will be, required to amend its certificate of incorporation.

•	The affirmative vote of at least 80% of Belden’s stockholders is required under Belden’s bylaws to amend provisions of the bylaws relating to special meetings of stockholders, the number, election and terms of directors and the amendment of the bylaws. The affirmative vote of a simple majority of CDT’s stockholders is, and the affirmative vote of a simple majority of Belden CDT’s stockholders will be, required to amend its bylaws. However, Belden CDT’s bylaws will require the affirmative vote of at least 70% of the directors to amend select provisions of the bylaws.

Additional Interests of Our Executive Officers and Boards of Directors as a Result of the Merger (see page 50)

      The executive officers of Belden and CDT and the members of the Belden and CDT boards of directors have interests in the merger that are different from, or in addition to, the interests of stockholders generally. Several executive officers of Belden and CDT, including officers who also are directors, have employment or severance agreements that may entitle them to payments or other benefits following the consummation of the merger. In addition, certain of these executive officers are or may become entitled to specific benefits under employee benefit plans as a result of the merger. The Belden and CDT boards of directors were aware of and discussed and considered these interests when they approved the merger.

Tax Consequences (see page 55)

      Belden and CDT intend that the merger will qualify as a reorganization within the meaning of the Internal Revenue Code. If the merger qualifies as a reorganization, Belden stockholders will generally not recognize gain or loss for United States federal income tax purposes upon the receipt of Belden CDT common stock in the merger. The CDT stockholders will not exchange their CDT common stock in the merger and accordingly will not recognize any taxable gain or loss as a result of the merger. It is a condition to completion of the merger that Belden and CDT each receive a legal opinion from its counsel that the merger will constitute a reorganization within the meaning of the Internal Revenue Code.

      Tax matters are very complicated and the tax consequences of the merger to you will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Regulatory Matters (see page 56)

      Under the HSR Act, the merger may not be completed until (i) Belden and CDT have made required notifications and submitted required information and materials to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and (ii) specified waiting periods have expired or been terminated. Belden and CDT filed the required notification and report forms with these entities on February 20, 2004 and received notice of the early termination of the HSR waiting period on March 19, 2004.

      We also must report the merger to agencies in foreign jurisdictions as described below and those agencies will review the merger under their antitrust laws.

Accounting Treatment (see page 57)

      Because Belden’s owners as a group will retain or receive the larger portion of the voting rights in the combined entity and Belden’s senior management will represent a majority of the senior management of the combined entity, Belden will be considered the acquiror for accounting purposes and will account for the merger as a reverse acquisition under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the consideration paid (purchase price) will be allocated to the tangible and intangible net assets of CDT based upon their fair values, and the net assets of CDT will be recorded at fair value as of the completion of the merger and added to those of Belden. Belden CDT’s fiscal year will end on December 31.

Treatment of Stock Options and Restricted Stock (see page 58)

      All stock options to purchase Belden common stock will become fully vested and exercisable upon the consummation of the merger and such stock options will be exchanged for stock options to purchase Belden CDT common stock, subject to adjustment in exercise price and number of shares for which each option is exercisable to reflect the exchange ratio of the merger. All restrictions on Belden restricted shares (other than the restricted shares held by executive officers who agree otherwise) will lapse upon the consummation of the merger.

      All stock options to purchase CDT common stock will become fully vested and exercisable upon the consummation of the merger. Such stock options will not be exchanged but will continue to represent stock options to purchase Belden CDT common stock. The stock options to purchase Belden CDT common stock will be subject to adjustment in exercise price and the number of shares for which each option is exercisable to reflect the CDT reverse stock split if consummated. All restrictions on CDT restricted shares (other than the restricted shares held by the executive officer who may agree otherwise) will lapse upon the consummation of the merger.

Restrictions on Alternative Transactions (see page 65)

      The merger agreement contains restrictions on the ability of each of Belden and CDT to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in the applicable company. Notwithstanding these restrictions, the merger agreement provides that if either party receives an acquisition proposal from a third party that is a superior proposal, as defined in the merger agreement, it may, under limited circumstances, furnish nonpublic information to that third party, engage in negotiations regarding the superior proposal with that third party and change its recommendation in favor of the merger or the proposals submitted to stockholders in connection with the merger. Prior to withdrawing its recommendation in favor of the merger or the related proposals in light of a superior proposal, Belden or CDT, as applicable, must, if requested by the other party, negotiate with the other party to amend the merger agreement so that the third party proposal is no longer a superior proposal. Even if Belden or CDT receives a proposal from a third party that is a superior proposal or changes its recommendation in favor of the merger or the related proposals, it is obligated to hold a stockholders meeting relating to the merger proposals which are the subject of this joint proxy statement/ prospectus.

Termination Fee (see page 72)

      If the merger agreement is terminated by a party (i) because of a change in the recommendation of the board of directors of the other party in favor of the merger or the related proposals or the failure of that board of directors to otherwise support the proposals or (ii) if the merger is not completed by deadlines provided in the merger agreement, the required stockholder approvals are not obtained or breaches occur and a possible alternative transaction was either pending or was thereafter consummated, a termination fee of $15 million may be payable by the party that received the superior proposal or offer for an alternative transaction. See “The Merger Agreement — Termination Fee” on page 72.

Selected Historical Financial Data for Belden

      The following table sets forth selected historical financial data for Belden. The following data at and for the years ended December 31, 2003, 2002, 2001, 2000, and 1999 have been derived from Belden’s audited consolidated financial statements.

      You should read the following information together with Belden’s consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Belden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference in this joint proxy statement/ prospectus and a copy of which has been included in the mailing of this joint proxy statement/ prospectus for your convenience.

	For the Fiscal Years Ended December 31,

	2003	2002	2001	2000	1999

	(Amounts in thousands except per share data)
Statement of Operations Data:
Revenues	$826,521	$813,348	$968,369	$1,169,255	$818,614
Operating earnings/ (loss)	$(83,876)	$(6,048)	$60,256	$103,985	$79,890
Income/ (loss) from continuing operations before cumulative effect of change in accounting principle	$(60,730)	$(15,893)	$31,209	$52,843	$40,991
Diluted earnings /(loss) per share from continuing operations before cumulative effect of change in accounting principle	$(2.41)	$(0.64)	$1.25	$2.14	$1.47

	As of December 31,

	2003	2002	2001	2000	1999

	(Amounts in thousands except per share data)
Balance Sheet Data:
Total assets	$673,555	$743,539	$722,690	$795,768	$712,464
Long-term debt, net of current maturities	$136,000	$203,242	$234,703	$272,630	$283,817
Total debt, including short-term obligations	$201,951	$203,242	$234,703	$272,630	$283,817
Stockholders’ equity	$274,410	$307,195	$314,245	$287,669	$247,527
Other Data:
Diluted weighted average common shares outstanding	25,158	24,763	24,766	24,675	24,468
Dividends per common share	$0.20	$0.20	$0.20	$0.20	$0.20

Selected Historical Financial Data for CDT

      The following table sets forth selected historical financial data for CDT. The following data at and for the years ended July 31, 2003, 2002, and 2001 have been derived from CDT’s audited consolidated financial statements. The following data at and for the years ended July 31, 2000 and 1999 are unaudited, have been derived from CDT’s internal records, have been prepared on the same basis as the audited consolidated financial statements, and, in the opinion of management, present fairly the financial data at and for the years ended July 31, 2000 and 1999.

      You should read the following information together with CDT’s consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CDT’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, which is incorporated by reference in this joint proxy statement/ prospectus and a copy of which has been included in the mailing of this joint proxy statement/prospectus for your convenience.

	For the
	six months
	ended	For the Fiscal Years Ended July 31,
	January 31,
	2004	2003	2002	2001	2000	1999

	(Unaudited)				(Unaudited)	(Unaudited)

	(Amounts in thousands except per share data)
Statement of Operations Data:
Revenues	$251,847	$484,663	$501,612	$652,412	$689,474	$589,139
Operating earnings/ (loss)	$3,818	$4,358	$17,344	$47,158	$87,976	$58,874
Income/(loss) from continuing operations before cumulative effect of change in accounting principle	$(675)	$(3,019)	$4,900	$18,003	$44,384	$24,858
Diluted earnings/ (loss) per share from continuing operations before cumulative effect of change in accounting principle	$(0.02)	$(0.07)	$0.11	$0.40	$1.01	$0.57

	As of	As of July 31,
	January 31,
	2004	2003	2002	2001	2000	1999

	(Unaudited)				(Unaudited)	(Unaudited)

	(Amounts in thousands except per share data)
Balance Sheet Data:
Total assets	$513,253	$492,953	$593,845	$584,396	$615,353	$595,100
Long-term debt, net of current maturities	$111,921	$112,730	$108,908	$5,413	$153,336	$171,727
Total debt, including short-term obligations	$113,905	$114,690	$111,900	$129,230	$162,804	$218,667
Stockholders’ equity	$295,708	$275,877	$356,900	$340,925	$316,544	$252,102

Other Data:
Diluted weighted average common shares outstanding	41,602	44,345	44,631	44,927	44,086	43,693
Dividends per common share	$—	$—	$—	$—	$—	$—

Summary Selected Unaudited Pro Forma Combined Data

      The following table shows selected unaudited financial information for Belden and CDT on a pro forma combined basis giving effect to the merger and CDT’s one-for-two reverse stock split. The unaudited pro forma financial information is presented to give effect to the proposed merger as if it occurred on December 31, 2003, in the case of balance sheet information, by combining the historical balance sheet for Belden as of December 31, 2003, and the historical balance sheet for CDT as of January 31, 2004. The statement of operations data is presented to give effect to the merger and CDT’s proposed one-for-two reverse stock split as if they occurred on January 1, 2003 based on data for Belden for the twelve month period ending December 31, 2003, and data for CDT for the twelve month period ending January 31, 2004. Reclassifications have been made to CDT’s historical financial statements to conform to Belden’s historical financial statement classifications.

      The pro forma financial data is based on the historical financial statements of Belden and CDT and gives effect to the merger under the purchase method of accounting for business combinations. As a result, the pro forma financial information is based on certain assumptions and adjustments as discussed in the section entitled “Unaudited Pro Forma Combined Condensed Financial Statements” beginning on page 76, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of CDT based on preliminary estimates of their fair value. The pro forma amounts in the tables below do not include the anticipated financial benefits from such items as cost savings and revenue synergies arising from the merger, nor do these amounts include the portion of restructuring and integration costs to be incurred in connection with the merger. The following should be read in connection with the section entitled “Unaudited Pro Forma Combined Condensed Financial Statements” beginning on page 76 and the financial statements and other information included in or incorporated by reference in this joint proxy statement/prospectus.

	For the 12 Month Period Ended

	Belden		Belden
	Reported	Effect of	Restated	CDT
	Amounts	Discontinued	Amounts	Amounts
	December 31,	Operations	December 31,	January 31,	Pro Forma	Pro Forma
	2003	Adjustments(1)	2003	2004	Adjustments	Combined

	(Amounts in thousands except per share data)
Summary Statement of Operations Data:
Revenues	$826,521	$(202,415)	$624,106	$503,445		$1,127,551
Operating earnings/ (loss)	$(83,876)	$109,428	$25,552	$10,200	$(107)	$35,645
Income/ (loss)from continuing operations	$(60,730)	$69,929	$9,199	$(285)	$224	$9,138
Diluted earnings/ (loss) per share from continuing operations	$(2.41)		$0.36	$(0.01)		$0.19

	As of

	Belden		Belden
	Reported	Effect of	Restated	CDT
	Amounts	Discontinued	Amounts	Amounts
	December 31,	Operations	December 31,	January 31,	Pro Forma	Pro Forma
	2003	Adjustments(1)	2003	2004	Adjustments	Combined

	(Amounts in thousands except per share data)
Balance Sheet Data:
Total assets	$673,555		$673,555	$513,253	$173,531	$1,360,339
Long-term debt, net of current maturities	$136,000		$136,000	$111,921		$247,921
Total debt, including short-term obligations	$201,951		$201,951	$113,905		$315,856
Stockholders’ equity	$274,410		$274,410	$295,708	$153,620	$723,738
Other Data:
Diluted weighted average common shares outstanding	25,158		25,351	21,527		46,950
Dividends per common share	$0.20		$0.20	$—		$0.20

(1)	Reflects adjustments due to reclassification of Belden’s North American operations of the Communications Segment as discontinued operations. On March 12, 2004, the board of directors of Belden authorized Belden to commit to a plan to dispose of the business. The book values of assets and liabilities of the business are recorded at estimated fair values. On March 18, 2004, Belden entered into a definitive agreement to sell the business.

Comparative Per Share Operating and Book Value Information

      The following table presents selected unaudited pro forma per share amounts for shares of Belden common stock, shares of CDT common stock and shares of Belden CDT. Because Belden and CDT have different fiscal year-ends, the historical information for Belden is for the twelve month period ended December 31, 2003 and the historical data for CDT is for the twelve month period ended January 31, 2004. The pro forma combined earnings per share are presented as if the merger and CDT’s proposed one-for-two reverse stock split had taken place as of January 1, 2003. The pro forma amounts have been prepared in accordance with GAAP and are based on the purchase method of accounting, with Belden as the acquiror. The pro forma amounts in the tables below do not include the anticipated financial benefits of cost savings that will result from the merger, nor do these amounts include the portion of restructuring and integration costs to be incurred in connection with the merger.

      You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Belden and CDT incorporated into this joint proxy statement/ prospectus by reference and the unaudited pro forma condensed combined consolidated financial statements and accompanying discussion and notes beginning on page 76. See also “Where You Can Find More Information” beginning on page 127. The pro forma amounts in the table below are presented for informational purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of Belden CDT that would have actually occurred had the merger been effective during the period presented or of the future financial position or future results of operations of Belden CDT. The combined financial information as of and for the period presented may have been different had the companies actually been combined at and during that period.

Comparative Unaudited Pro Forma Per Share Information

As of and for
the Year Ended
December 31,
2003(5)

Basic earnings per share, historical
Belden, continuing operations(1)	$0.37
CDT, continuing operations(2)	$(0.01)
Pro forma combined, continuing operations	$0.20
Diluted earnings per share, historical
Belden, continuing operations(1)	$0.36
CDT, continuing operations(2)	$(0.01)
Pro forma combined, continuing operations	$0.19
Book value per share
Belden historical(3)	$10.64
CDT historical(4)	$14.07
Pro forma combined	$15.46

(1)	Belden operating information reflects adjustments due to reclassification of Belden’s North American operations of the Communications Segment as discontinued operations. On March 12, 2004, the board of directors of Belden authorized Belden to commit to a plan to dispose of the business. On March 18, 2004, Belden entered into a definitive agreement to sell the business.

(2)	Shares outstanding of CDT have been adjusted to reflect the proposed one-for-two reverse stock split.

(3)	The calculation of book value per share for Belden reflects the latest published figure for shares outstanding of 25,783,350 shares on March 1, 2004, as reported in Belden’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 4, 2004.

(4)	The calculation of book value per share for CDT reflects shares outstanding of 42,048,945 shares on March 12, 2004, as reported in CDT’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2004 filed on March 16, 2004.

(5)	For Belden, data are as of and for the twelve month period ended December 31, 2003. For CDT, data are as of and for the twelve month period ended January 31, 2004. Because of different fiscal year-ends of the companies, the pro forma combined data is developed from the data of Belden and CDT as of and for the twelve month period ending December 31, 2003 and January 31, 2004, respectively.

Comparative Per Share Market Price and Dividend Information

      Belden common stock and CDT common stock are listed on the NYSE. The Belden ticker symbol on the NYSE is “BWC.” The CDT ticker symbol on the NYSE is “CDT.”

      The following table sets forth, for each calendar quarter beginning in 2001, the high and the low reported closing prices per share of the Belden common stock and the CDT common stock as reported on the NYSE Composite Transactions reporting system, and the cash dividends per share declared by each company for each corresponding period. Belden’s fiscal year ends on December 31 of each year and CDT’s fiscal year ends on July 31 of each year. For ease of comparison, the per share data presented below is presented for the corresponding calendar period rather than the corresponding fiscal quarters.

	Belden Common Stock			CDT Common Stock

	Closing Price			Closing Price
	Per Share		Cash	Per Share		Cash
			Dividends			Dividends
Calendar Year	High	Low	Declared	High	Low	Declared

2001
First Quarter	$28.00	$19.79	$0.05	$21.50	$13.40	$0.00
Second Quarter	26.75	17.71	0.05	16.16	11.30	0.00
Third Quarter	27.00	16.00	0.05	16.31	11.00	0.00
Fourth Quarter	24.41	17.16	0.05	15.00	11.55	0.00
2002
First Quarter	$25.30	$19.95	$0.05	$15.23	$11.56	$0.00
Second Quarter	24.85	19.86	0.05	13.40	10.17	0.00
Third Quarter	20.43	13.04	0.05	9.90	5.61	0.00
Fourth Quarter	17.35	11.20	0.05	8.59	4.60	0.00
2003
First Quarter	$15.69	$10.75	$0.05	$6.87	$4.35	$0.00
Second Quarter	15.89	11.00	0.05	8.25	6.08	0.00
Third Quarter	19.90	14.68	0.05	8.44	5.72	0.00
Fourth Quarter	21.93	17.51	0.05	10.56	8.54	0.00
2004
First Quarter	$22.79	$17.98	$0.05	$11.03	$8.88	$0.00
Second Quarter (through April 24, 2004)	$19.67	$17.60	—	$9.74	$8.72	$0.00

      Belden currently pays dividends at a quarterly rate of $0.05 per share, and CDT currently does not pay cash dividends. The quarterly dividend rate for Belden CDT following the merger is expected to be $0.05 per share if CDT’s one-for-two reverse stock split is effected or $0.025 per share if it is not. Assuming that dividends are paid at such rates and regardless of whether the reverse stock split is effected, CDT stockholders will receive an increase in aggregate dividends because they will continue to hold the same number of shares of Belden CDT common stock, and Belden stockholders will receive approximately the same amount of aggregate dividends because the exchange ratio in the merger will take into account whether or not the reverse stock split has been effected. Although the holders of CDT’s convertible debentures will not be entitled to receive dividends after the merger, they will benefit from antidilution adjustments which will decrease the conversion price by a formula based in part on the amount of the dividends paid by Belden CDT following the merger. Actual dividends payable on Belden CDT common stock are subject to future approval and declaration by the board of directors of Belden CDT, based on conditions prevailing at the time of declaration.

      The following table sets forth the closing price per share of Belden common stock and CDT common stock as reported on the NYSE Composite Transactions reporting system on February 4, 2004, the last full trading day prior to the announcement of the signing of the merger agreement, and [Month] [Day], 2004, the most recent practicable date prior to the mailing of this joint proxy statement/ prospectus to Belden and CDT stockholders. The equivalent price per share is equal to the closing price per share of CDT common stock on each of the dates multiplied by two to reflect the impact of the exchange ratio and the reverse stock split.

			Belden Equivalent
			Price Per
Date	Belden Common Stock	CDT Common Stock	Share(1)

February 4, 2004	$19.90	$9.80	$19.60
[Month] [Day], 2004

(1)	If CDT’s proposed reverse stock split has not been effected prior to the merger, the equivalent price per share will be equal to the closing price of the CDT common stock and Belden stockholders will receive two shares of CDT common stock for each share of Belden common stock they own.

Recent Developments

      On March 18, 2004, Belden entered into a definitive agreement under which Superior Essex Communications LLC will purchase selected inventories, machinery and equipment and will assume certain customer contracts related to Belden’s North American telecommunications wire and cable business. The total purchase price, which is subject to adjustment based upon inventory levels at closing, will not exceed $95 million including a $10 million contingent payment based on successful transition of the business under certain customer contracts. See “Risk Factors — Belden may not be able to complete the sale of its North American telecommunications wire and cable business on the terms currently contemplated or at all.”

RISK FACTORS

      You should carefully consider the risks described below relating to the merger and to ownership of Belden CDT common stock before deciding how to vote your shares. In addition, you should carefully consider the risks described in Belden’s most recent annual report on Form 10-K as amended, CDT’s most recent quarterly report on Form 10-Q, as amended, and CDT’s amended current report on Form 8-K, filed by CDT on March 15, 2004 and amended on April 27, 2004, relating to each company as an independent business. We have included in the mailing of this joint proxy statement/ prospectus copies of Belden’s most recent annual report on Form 10-K and CDT’s most recent annual report on Form 10-K for your convenience. You should also consider the other information contained in, or incorporated by reference into, this joint proxy statement/ prospectus (including the matters addressed in “Statements Regarding Forward Looking Information” beginning on page 23). Please refer to the section of this joint proxy statement/ prospectus entitled “Where You Can Find More Information” beginning on page 127. Although we believe that the risks described below and in Belden’s Form 10-K and CDT’s Form 10-Q and Form 8-K referenced above represent all material risks currently applicable to the companies, additional risks and uncertainties not presently known to Belden and CDT or that currently are not believed to be important to Belden and CDT also may affect adversely the merger and Belden CDT following the merger.

The value of the merger consideration will vary based on changes in the trading prices of CDT and Belden common stock because the exchange ratio is fixed.

      When the merger is completed, each share of Belden common stock will be converted into one share of Belden CDT common stock if CDT’s proposed reverse stock split is effected prior to the merger or two shares of Belden CDT common stock if the reverse stock split has not occurred prior the merger, plus, in each case, the additional preferred share purchase right associated with each share of Belden CDT common stock. The merger agreement does not contain any provision that would adjust this exchange ratio based on fluctuations in the price of either company’s common stock. Accordingly, until the effective time of the merger, Belden stockholders will be unable to determine the value of the consideration they will receive if the merger is completed. As a result, the value Belden stockholders receive upon the completion of the merger could be different from the value that Belden stockholders may have received on a different date. The value of the merger consideration Belden stockholders receive depends on the market price of CDT and Belden common stock at the time the merger is completed. Over the six-month period ending on the date of the merger agreement, Belden’s stock price increased 21% from $16.48 per share on August 4, 2003 to $19.90 per share on February 4, 2004, based on the closing market price per share as reported on the NYSE Composite Transactions reporting system. Over the same six-month period, CDT’s stock price increased 58% from $6.20 per share on August 4, 2003 to $9.80 on February 4, 2004, based on the closing market price per share as reported on the NYSE Composite Transactions reporting system. Between the public announcement of the merger and [Month] [Day], 2004, the Belden and CDT stock prices experienced a relative price change of approximately [          ]% in favor of [          ] stockholders. On February 4, 2004, the last full trading day prior to the public announcement of the proposed merger, the closing price on the NYSE Composite Transactions reporting system was $19.90 per share of Belden common stock and $9.80 per share of CDT common stock. We urge Belden and CDT stockholders to obtain current market quotations before voting their shares.

Belden’s and CDT’s officers and directors may have interests that conflict with the interests of stockholders.

      Members of Belden’s and CDT’s management and boards of directors have interests in the merger that may be different from, or in addition to, the interests of Belden and CDT stockholders. Several executive officers of Belden and CDT, including officers who are also directors, have employment or severance agreements that may entitle them to payments or other benefits following the consummation of the merger. In addition, certain of these executive officers are or may become entitled to benefits under employee benefit plans as a result of the merger. See “The Merger — Interests of Certain Persons in the Merger” on page 50.

Belden CDT will rely heavily on key personnel.

      Belden CDT will depend heavily on the skills, experience and judgment of C. Baker Cunningham, who will serve as Belden CDT’s chief executive officer and president, and the other executive officers listed on page 98 of this joint proxy statement/ prospectus. Belden CDT will not carry key employee insurance on Mr. Cunningham or other members of management. If Belden CDT were to lose the services of these officers, it may result in the loss of industry knowledge, experience and contacts important to Belden CDT’s business and disruption of operations and otherwise diminish the anticipated benefits of the merger. The loss of key officers could harm its ability to successfully integrate the two companies or to operate and grow the combined business, which could result in the decline of its stock price.

Obtaining required regulatory approvals may delay consummation of the merger.

      Before the merger may be completed, approvals must be obtained from, or notifications submitted to, among others, competition authorities in the Czech Republic, Brazil and the Slovak Republic. One or more of these governmental authorities from whom approvals are required may attempt to block the merger, or condition their approval of the merger on the imposition of divestitures, asset licenses or regulatory conditions that may have the effect of delaying the merger, imposing additional costs on Belden or CDT or limiting Belden CDT’s revenues or lines of business following the merger.

CDT and Belden may be unable to obtain the stockholder approvals required to complete the transaction.

      The closing of the merger is subject to approvals by the stockholders of Belden and CDT, which might not be obtained. If any of the stockholder approvals are not obtained, or if either stockholders’ meeting is adjourned without the stockholder approvals being obtained, the conditions to closing of the merger will not be satisfied and the closing of the merger will not occur unless Belden and CDT each agree to waive these conditions, which is not possible in all circumstances. If the stockholder approvals are not obtained and the merger is not completed, the ongoing business of Belden or CDT may be adversely affected and Belden and CDT will be subject to several risks, including the following:

•	being required, under certain circumstances, to pay the other party a termination fee of $15 million;

•	having to pay costs relating to the merger, such as legal, accounting, financial advisor and printing fees;

•	the loss of employees prior to the closing date due to uncertainties regarding their position or the management of their operating unit; and

•	the focus of management and employees of each of the companies on the merger, transaction issues and the post-closing combined operations instead of on pursuing other opportunities that could be beneficial to the companies on an individual basis, in each case, without realizing any of the benefits of having the transaction completed. In light of those risks, if the merger were not completed, it may be more difficult for either or both of the companies to survive on a stand-alone basis, especially if further consolidation occurs in the industry in which they operate.

The merger agreement requires payment of a termination fee of $15 million in certain instances, which could deter a third party from proposing an alternative transaction to the merger.

      Under the terms of the merger agreement, under circumstances described in this joint proxy statement/ prospectus, CDT may be required to pay Belden a termination fee of $15.0 million in connection with the termination of the merger agreement. These circumstances include: (i) Belden’s termination of the merger agreement as a result of a withdrawal or change in the recommendation of CDT’s board of directors with respect to the merger and the related proposals or the failure of the CDT board of directors to otherwise support the merger and the related proposals and (ii) a termination of the merger agreement if the merger is not completed by deadlines provided in the merger agreement, the required stockholder approvals are not obtained or breaches occur and a possible alternative transaction was either pending or was thereafter consummated, although these circumstances are subject to exceptions.

      Under the terms of the merger agreement, under circumstances described in this joint proxy statement/ prospectus, Belden may be required to pay CDT a termination fee of $15.0 million in connection with the termination of the merger agreement. These circumstances include: (i) CDT’s termination of the merger agreement as a result of a withdrawal or change in the recommendation of Belden’s board of directors with respect to the merger and the related proposals or the failure of the Belden board of directors to otherwise support the merger and the related proposals and (ii) a termination of the merger agreement if the merger is not completed by deadlines provided in the merger agreement, the required stockholder approvals are not obtained or breaches occur and a possible alternative transaction was either pending or was thereafter consummated, although these circumstances are subject to exceptions.

      The effect of this termination fee provisions may be to discourage competing bidders from presenting proposals to acquire or merge with either Belden or CDT that, from a financial perspective, might be superior to the terms of the merger. For a more complete description of the termination rights of each party and the termination fees payable under the merger agreement, see “The Merger Agreement — Termination of Merger Agreement” and “— Termination Fee” on pages 71 and 72.

We may be unable to integrate our operations successfully to realize all of the anticipated benefits of the merger.

      The merger of Belden and CDT involves the integration of two companies that have previously operated independently and we may not be able to integrate our operations without encountering difficulties or experiencing the loss of key employees, customers or suppliers. A loss of key employees, customers or suppliers could result in lost market share, manufacturing cost disadvantages or production disruption and cause Belden CDT’s stock price to decline. In addition, our estimates of operational cost savings and operational synergies resulting from the merger are uncertain and we may not be able to realize them in the expected time, or at all, which could harm our profitability and cause our stock price to decline.

      Among the difficulties in integrating the two companies will be the differences in their corporate structures. Belden has a smaller number of operating units and therefore in certain respects has a more centralized structure, while CDT’s structure consists of more operating units with some overlap in product type. It may be difficult to design and implement effective financial controls for Belden CDT and differences in existing controls for each entity may result in weaknesses that require remediation when the financial controls and reporting functions are combined.

Belden CDT may not be able to meet the annual debt service associated with its long-term debt obligations.

      Following the merger, Belden CDT must service the long-term debt of the combined company. Belden’s $200 million privately placed notes mature in principal amounts of $64 million in 2004, $15 million in 2005, $59 million in 2006, $15 million in 2007, $15 million in 2008, and $32 million in 2009 and require significant cash interest payments while outstanding (approximately $12.64 million in 2004). CDT’s $110 million convertible notes mature in 2023 unless previously redeemed. Belden CDT may redeem some or all of these notes beginning in July 2008, and the holders may require Belden CDT to purchase all or a part of these notes on selected dates beginning in July 2008, in each case at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest up to the redemption date. The convertible notes require significant cash interest payments while outstanding ($4.4 million in 2004 based on $110 million of principal amount outstanding and not including any penalty interest payments due). Belden CDT must rely on cash on hand at the time of the merger, cash generated from operations following the merger and cash obtained from new financings to meet the annual debt service obligations on these debt instruments. If these amounts are insufficient to service this debt, this could have unfavorable consequences to holders of Belden CDT’s common stock.

      Both Belden and CDT are currently in compliance with the terms of their respective long-term debt obligations. Belden CDT anticipates that it will continue to be in compliance with these terms following the merger. Failure to be in compliance with these terms could give the holders of these debt instruments the right to accelerate the maturity of these debt obligations.

Following the merger, anti-takeover provisions in Belden CDT’s certificate of incorporation, by-laws and stockholder rights plan may delay or prevent a future change in control.

      Various provisions and contemplated provisions of the certificate of incorporation and by-laws of CDT, which will be the certificate of incorporation and by-laws of Belden CDT following the merger, could discourage potential acquisition proposals and delay or prevent a future change in control of Belden CDT that does not have the support of the Belden CDT board of directors. These provisions provide for, among other things:

•	the ability of the board of directors to fix the rights and preferences of one or more series of preferred stock of Belden CDT;

•	the ability of the Belden CDT board of directors to approve the issuance of common stock without the need for stockholder action;

•	the requirement that any merger of Belden CDT or sale of all or substantially all of Belden CDT’s assets be approved by at least 70% of the directors of Belden CDT (which requirements will be adopted upon consummation of the merger); and

•	the prohibition on the ability of stockholders to call a special meeting of stockholders.

      In addition, following the merger, Belden CDT will continue to be party to CDT’s current rights agreement. The rights agreement will cause substantial dilution to a person or group that attempts to acquire 20% or more of the Belden CDT common stock without the prior approval of the Belden CDT board of directors.

      The provisions of Belden CDT’s certificate of incorporation and by-laws discussed above and the rights agreement may prevent or delay a change of control of Belden CDT that a majority of its stockholders may consider favorable.

      The certificates of incorporation and by-laws of both Belden and CDT presently contain some of the provisions described above. For a complete description of the relevant provisions of the Belden and CDT certificates of incorporation and by-laws, see “Comparison of Rights of Belden Stockholders and CDT Stockholders” on page 85.

Following the merger, Belden CDT’s by-laws will require supermajority approval of the board of directors before Belden CDT can take certain actions. This supermajority approval requirement may restrict the operations and business strategies of Belden CDT as well as strategic transactions involving the combined company.

      Upon completion of the merger, Belden CDT’s by-laws will be amended to provide that, until the third anniversary of the completion of the merger, the affirmative vote of at least 70% of Belden CDT’s entire board of directors will be required to (i) remove certain named executive officers, (ii) remove any of the members of the board of directors, (iii) approve or recommend a merger or sale of all or substantially all of the assets, (iv) engage in certain acquisitions or series of acquisitions, (v) authorize for issuance or issue a certain level or equity securities, (vi) purchase, redeem or acquire any shares of Belden CDT’s capital stock, (vii) declare or pay any dividends or make any distributions in respect of any shares of capital stock, (vii) incur indebtedness in excess of $100,000,000 or (viii) amend or modify a by-law that is inconsistent with any of the foregoing provisions.

      This requirement may prevent Belden CDT from making changes and taking other actions that are subject to this supermajority approval requirement. This requirement may limit the ability of Belden CDT to pursue strategies or enter into strategic transactions for which the supermajority approval of the board of directors cannot be obtained.

Belden and CDT are subject to, and Belden CDT will be subject to, competition from a substantial number of international and regional competitors, some of which have lower cost structures or greater financial, engineering, manufacturing or other resources than Belden CDT will have.

      Each of Belden and CDT currently face, and Belden CDT will face, increased competition for U.S. and European customers. This competition could result in lower pricing, loss of market share or a decline in profitability and could cause Belden CDT’s stock price to decline. Competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Furthermore, Belden CDT must continue to invest in engineering, research and development, marketing and customer service and support to remain competitive. Belden CDT may not have sufficient resources to continue to make such investments or that it will be successful in maintaining any competitive advantages.

      Most of Belden CDT’s factories will be located in the U.S. and European countries where labor and other costs are relatively high. To the extent competitors with factories in lower-cost countries such as China become bigger competitors in our markets, Belden CDT could be at a cost disadvantage. In addition, it may be difficult to significantly reduce production costs to remain competitive.

Because Belden CDT will operate in markets that experience rapid technological change, its products could become obsolete or marketplaces in which it sells could become more competitive.

      Many of the markets that Belden CDT will serve are characterized by rapid technological change. Belden and CDT believe that Belden CDT’s future success will depend in part upon its ability to enhance existing products and to develop or acquire new products that meet or anticipate these changes. The failure to successfully introduce new or enhanced products on a timely and cost-competitive basis could result in lost market share or reduced profitability and cause Belden CDT’s stock price to decline. At the same time, however, the introduction of new or enhanced products tends to have the effect of reducing the prices at which Belden CDT can sell some of its existing product lines, which may harm our net sales and profitability causing its stock price to decline.

      Fiber optic technology represents a substitute for copper-based cable products. A decrease in the cost, or ease of installation, of fiber optic systems or an increase in the cost of copper-based systems could make fiber optic systems superior on a price-performance basis to copper systems and may result in lost market share or reduced profitability and cause Belden CDT’s stock price to decline. Also, wireless technology, as it relates to premise network and communication systems, may represent a threat to both copper and fiber optic cable based systems by reducing the need for premise wiring. While Belden CDT sells fiber optic cable and components and cable that is used in various wireless applications, if fiber optic systems or wireless technology were to significantly erode the demand for copper based systems or, in the case of wireless technology, fiber optic based systems, its sales of fiber optic and wireless products may not be sufficient to offset any decrease in sales or profitability of other products that may occur.

      Technological advances could require significant capital or other expenditures to manufacture new products or maintain competitive positions. Belden CDT’s failure to make such capital expenditures on a timely basis or its making capital expenditures in markets that fail to adequately develop could result in lost market share or reduced profitability and cause its stock price to decline. Further, as other manufacturers make capital expenditures to enable them to manufacture products similar to those manufactured by Belden CDT, markets for such products may become more competitive, resulting in decreases in sales and profits resulting in a decline in its stock price.

If companies in the U.S. and abroad spend less on network infrastructure, information technology and telecommunications equipment, Belden CDT’s net sales and net income could decrease.

      Belden CDT’s ability to sell its products is largely dependent on the amount spent by companies in the U.S. and abroad on information technology and on building or reconfiguring their network infrastructure. Over the past few years, many companies have significantly reduced their information technology budgets, and construction activity that necessitates the building or modification of network infrastructures has slowed considerably. In the event that these marketplaces do not improve, or if they were to deteriorate further, Belden CDT could suffer decreased sales and net income (or net losses) and be required to enact further restructurings. Such events could, among other things, have a negative impact on Belden CDT’s net sales and cash flow.

Belden CDT’s business is subject to the economic and political risks of maintaining facilities and selling products in foreign countries.

      During fiscal 2003, approximately 49% of Belden CDT’s sales from continuing operations on a pro forma basis were for locations outside the United States. Belden CDT’s operating results could be negatively impacted by significant fluctuations in the value of the U.S. dollar against foreign currencies or by the enactment of exchange controls or foreign governmental or regulatory restrictions on the transfer of funds. Furthermore, Belden CDT’s foreign operations are subject to risks inherent in maintaining operations abroad, such as economic and political destabilization, international conflicts, restrictive actions by foreign governments, nationalizations and adverse foreign tax laws.

Price fluctuations or shortages of raw materials could adversely affect Belden CDT’s operations.

      Copper will be a principal raw material purchased by Belden CDT, and its sales may be affected by the market price of copper. Significant fluctuations in the price of copper or other raw materials could result in reduced profitability of Belden CDT’s business. Belden CDT generally will not engage in hedging transactions for copper or other raw materials and it may not be able to pass on increases in the price of copper and other raw materials to its customers. It also will purchase compounds, such as Teflon®, from various suppliers. From time to time, the supply of such materials has been limited. The inability of suppliers to supply such raw materials could result in a loss of market share and reduced profitability of Belden CDT’s business until a replacement supplier is found or substitute materials are approved for use.

Belden CDT’s business will be dependent, to some extent, on large customers and major contracts.

      During each of the years ended December 2003, 2002, and 2001, Belden had two customers that each accounted for more than 10% of the Belden’s revenue. During the same period, CDT had no customers who accounted for more than 10% of CDT’s revenue. One of Belden’s large customers is a distributor who also carries products of CDT, and the other customer purchases communication cables and is not a customer of CDT. If the merger takes place, we believe that Belden CDT will still have one customer who accounts for more than 10% of the sales of Belden CDT. If sales to this customer or to other significant customers substantially declined or were eliminated, this could reduce Belden CDT’s total sales, market share and profitability. Both Belden and CDT have contracts or supply agreements with certain customers. If customers choose not to renew the supply agreements in the future, Belden CDT would experience lower sales and lower profitability.

Belden may not be able to complete the sale of its North American telecommunications wire and cable business on the terms currently contemplated or at all.

      On March 18, 2004, Belden entered into a definitive agreement under which Superior Essex Communications LLC will purchase selected inventories, machinery and equipment and will assume certain customer contracts related to Belden’s North American telecommunications wire and cable business. The signed agreement is subject to closing conditions, including, among others, the receipt of consent from the lenders under Belden’s asset based loan, the representations and warranties in the purchase agreement being true and correct in all material respects and the receipt by the purchaser of certain legal opinions. If the transaction is not completed, Belden may be unable to take alternative strategic measures with respect to its North American telecommunications business or may be limited to alternative measures that could cause the realizable value from the disposition of the operation to be significantly less than under the current contract. If the sale is not completed on the expected terms or at all, Belden CDT would not derive the benefits expected to result from the sale. In addition, the results of operations of the business may deteriorate during or as a result of the process for completing the transaction.

The stock prices and businesses of CDT and Belden may be adversely affected if the merger is not completed.

      If the merger is not completed, the market prices of CDT common stock and Belden common stock may decline. In addition, CDT’s and Belden’s businesses and operations may be harmed to the extent that customers, suppliers and others believe that the companies will not be able to compete effectively in the marketplace without the merger or there is customer or employee uncertainty surrounding the future direction of the product and service offerings and strategy of CDT or Belden on a standalone basis. Completion of the merger is subject to several closing conditions, including obtaining requisite regulatory and stockholder approvals, and CDT and Belden may be unable to obtain such approvals on a timely basis or at all. If the merger is not completed, Belden CDT would not derive the strategic benefits expected to result from the merger. CDT and Belden also will be required to pay significant costs incurred in connection with the merger, including legal, accounting and financial advisory fees, whether or not the merger is completed.

The one-for-two reverse stock split proposed by CDT may not achieve the intended results and could negatively affect the market price and liquidity of CDT common stock.

      CDT is seeking stockholder authorization to effect a one-for-two reverse stock split. There can be no assurance that the reverse stock split will be approved by CDT stockholders. If the reverse stock split is effected, there can be no assurance that the price of CDT common stock will not decline, and the aggregate value of all outstanding shares of CDT common stock after the reverse stock split may be less than its value before the reverse stock split. The per share stock price after a reverse stock split may not be sufficient to attract institutional investors or satisfy their investing guidelines, and the trading volume of CDT common stock may decline after the reverse stock split, potentially reducing stockholders’ liquidity.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

      In this joint proxy statement/ prospectus (and in documents that are incorporated by reference), we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of each of our companies and Belden CDT (see the following captions: “Summary,” “The Merger — Belden’s Reasons for the Merger; Recommendation of Belden’s Board” “— CDT’s Reasons for the Merger; Recommendation of CDT’s Board,” “— Opinion of Belden’s Financial Advisor” and “— Opinion of CDT’s Financial Advisors”). Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “targets” or similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      Forward-looking statements are not guarantees of performance. The future results of Belden CDT could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If future events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements. Except for ongoing obligations to disclose material information under the federal securities laws, Belden and CDT undertake no obligation to disclose any revisions to any forward-looking statements or to report events or circumstances after the date of this joint proxy statement/ prospectus.

      You should understand that the following factors, along with the risk factors discussed elsewhere in this joint proxy statement/ prospectus, and in the documents that we incorporate by reference, could affect the future results of Belden, CDT or Belden CDT, and could cause those results to differ materially from those expressed in the forward-looking statements:

•	the poor economic conditions in the United States and Europe (and the impact such conditions may have on Belden’s, CDT’s and Belden CDT’s sales);

•	increasing price, product and service competition from United States and international competitors (including new entrants);

•	the creditworthiness of Belden’s, CDT’s and Belden CDT’s customers;

•	each company’s continued ability to introduce, manufacture and deploy competitive new products and services on a timely, cost-effective basis;

•	the ability to successfully integrate the operations and businesses of acquired companies;

•	the ability to transfer production to new or existing facilities;

•	developments in technology;

•	the threat of displacement from competing technologies (including wireless and fiber optic technologies);

•	demand and acceptance of the each company’s products by customers and end users;

•	changes in raw material costs and availability;

•	changes in foreign currency exchange rates;

•	the pricing of each company’s products;

•	changes in regulation affecting the business of communications companies and other customers;

•	management’s forecasts and plans;

•	the success of implementing cost-saving programs and initiatives;

•	reliance on large customers;

•	the threat of war and terrorist activities;

•	general industry and market conditions and growth rates; and

•	other factors noted in this joint proxy statement/ prospectus.

ANNUAL MEETING OF BELDEN STOCKHOLDERS

Date, Time and Place

      The Belden annual meeting will be held at the Saint Louis Club, Pierre Laclede Center, 7701 Forsyth Boulevard, St. Louis, Missouri 63105 at 11:00 a.m., local time, on [Day of Week], [Month] [Day], 2004.

Purpose of the Belden Annual Meeting

      At the Belden annual meeting, stockholders will be asked to:

•	approve and adopt the merger agreement and merger;

•	elect three directors of Belden, each to serve until his or her successor is elected and duly qualified;

•	approve the adjournment of the meeting, if necessary, to solicit additional proxies in favor of either of the proposals above; and

•	conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

      If the merger is completed, the election of directors and any other items which may properly come before the stockholders at the annual meeting will, as a result, be superseded by the terms of the merger agreement and the effects of the merger.

Belden Board of Directors’ Recommendation

      The Belden board of directors, after careful consideration, has unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Belden and its stockholders. The Belden board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger and “FOR” the election of the three director nominees.

Belden Record Date; Stock Entitled to Vote

      Only Belden stockholders of record at the close of business on April 23, 2004, the Belden record date for the Belden annual meeting, will be entitled to notice of, and to vote at, the Belden annual meeting or any adjournments or postponements of the Belden annual meeting.

      On the Belden record date, there were a total of 26,489,270 shares of Belden common stock outstanding and entitled to vote at the Belden annual meeting. Belden stockholders will have one vote for each share of Belden common stock that they owned on the Belden record date, exercisable in person or by properly executed and delivered proxy, with respect to the Belden annual meeting.

Quorum

      A majority of the outstanding shares of Belden common stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the Belden annual meeting. All shares of Belden common stock represented at the Belden annual meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Belden annual meeting.

Votes Required

Required Vote for Approval and Adoption of the Merger Agreement and Merger (Proposal 1)

      The affirmative vote of holders of at least a majority of all outstanding shares of Belden common stock is required to approve and adopt the merger agreement and merger. Abstentions and broker non-votes will each be counted as having been present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal. Consequently, an abstention from voting or a broker non-vote on Proposal 1 will have the effect of a vote against Proposal 1.

      THE MERGER WILL NOT BE COMPLETED UNLESS BELDEN STOCKHOLDERS APPROVE PROPOSAL 1.

Required Vote for Election of Directors of Belden (Proposal 2)

      The affirmative vote of the holders of at least a majority of the Belden common stock present or represented at the annual meeting and eligible to vote is required for the election of directors. Abstentions and broker non-votes will each be counted as having been present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal. Consequently an abstention from voting on Proposal 2 will have the effect of a vote against Proposal 2. If you do not instruct your broker how to vote any shares held for you in “street name” for Proposal 2, your broker will have the discretionary voting authority under the NYSE rules to vote your shares on Proposal 2.

Required Vote for Approval of an Adjournment of the Annual Meeting (Proposal 3)

      If necessary, the affirmative vote of the holders of a majority of the shares of Belden common stock represented at the annual meeting, whether or not a quorum is present, is required to adjourn the annual meeting for the purpose of soliciting additional proxies. Abstentions and broker non-votes will each be counted as having been present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal. Consequently an abstention from voting or a broker non-vote on Proposal 3 will have the effect of a vote against Proposal 3.

Voting by Belden Directors and Executive Officers

      On April 23, 2004, the record date for the Belden annual meeting, directors and executive officers of Belden and their affiliates owned and were entitled to vote 496,218 shares of Belden common stock, or approximately 1.87% of the shares of Belden common stock outstanding on that date. To Belden’s knowledge, directors and executive officers of Belden and their affiliates intend to vote their common stock in favor of the proposals described in the preceding paragraphs. Belden cannot predict with certainty how other stockholders of Belden will vote on the proposals. A more detailed description of the ownership of Belden common stock by certain beneficial owners and Belden’s directors and executive officers is set forth on page 124.

Voting of Proxies

      A proxy card is enclosed for your use. Belden requests that you complete and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Belden common stock represented by it will be voted at the Belden annual meeting in accordance with the instructions contained in the proxy.

      If a proxy is returned without an indication as to how the shares of Belden common stock represented are to be voted, the Belden common stock represented by the proxy will be voted in favor of each of the proposals. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the Belden annual meeting, such as adjourning for the purpose of soliciting additional proxies.

      In addition, stockholders of Belden have the option to submit their proxies or voting instructions by accessing the Internet website specified on the enclosed proxy card or by calling the toll-free number specified on the enclosed proxy card.

      Stockholders of record may vote by completing and returning the enclosed proxy card prior to the Belden annual meeting, voting through the Internet or by telephone, voting in person at the Belden annual meeting or submitting a signed proxy card at the Belden annual meeting.

      Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, vote through the Internet or vote by telephone whether or not you plan to attend the Belden annual meeting in person.

Revocability of Proxies

      You have the power to revoke your proxy at any time before your proxy is voted at the Belden annual meeting. Your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) if you are a holder of record, you can attend the Belden annual meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of Belden no later than the beginning of the Belden annual meeting.

Solicitation of Proxies

      This solicitation is made on behalf of the Belden board of directors and Belden will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by Belden’s officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Belden has engaged ADP Investor Communications Services and Morrow & Co. to assist it in the distribution and solicitation of proxies, respectively, and will pay each of them reasonable fees and expenses for these services.

SPECIAL MEETING OF CDT STOCKHOLDERS

Date, Time and Place

      The CDT special meeting will be held at Chicago O’Hare Marriott Suites, 6155 North River Road, Rosemont, Illinois 60018 at 11:00 A.M., local time, on [Day of the Week], [Month] [Day], 2004.

Purpose of the CDT Special Meeting

      At the CDT special meeting, stockholders will be asked to:

•	consider and vote on a proposal to approve the issuance of shares of CDT common stock in connection with the merger contemplated by the merger agreement

•	consider and vote on a proposal to amend CDT’s certificate of incorporation to change its name to “Belden CDT Inc.” and to increase the number of authorized shares of capital stock;

•	consider and vote on a proposal to amend CDT’s certificate of incorporation to effect a one-for-two reverse stock split of CDT common stock;

•	vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies in favor of any of the proposals above; and

•	transact any other business that may properly be brought before the CDT special meeting or any adjournments or postponements of the CDT special meeting.

CDT Board of Directors’ Recommendation

      The CDT board of directors, after careful consideration, has unanimously determined that the merger, the merger agreement, the issuance of CDT common stock, the amendments to its certificate of incorporation, the one-for-two reverse stock split and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of CDT and its stockholders. The CDT board of directors unanimously recommends that you vote “FOR” the issuance of shares of CDT common stock in connection with the merger, “FOR” the amendment to CDT’s articles of incorporation to change CDT’s name to “Belden CDT Inc.” and to increase the number of authorized shares of capital stock and “FOR” the amendment to CDT’s articles of incorporation to effect the reverse stock split.

CDT Record Date; Stock Entitled to Vote

      Only CDT stockholders of record at the close of business on April 23, 2004, the CDT record date for the special meeting, will be entitled to notice of, and to vote at, the CDT special meeting or any adjournments or postponements of the CDT special meeting.

      On the CDT record date, there were 42,063,425 shares of CDT common stock entitled to vote at the CDT special meeting. CDT stockholders will have one vote for each share of CDT common stock that they owned on the CDT record date, exercisable in person or by properly executed and delivered proxy with respect to the CDT special meeting.

Quorum

      The presence of the holders of at least a majority of CDT common stock outstanding on the CDT record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the CDT special meeting. All shares of CDT common stock represented at the CDT special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the CDT special meeting.

Votes Required

Required Vote for Approval of the Issuance of Belden CDT Common Stock in Connection with the Merger (Proposal 1)

      The affirmative vote of the holders of at least a majority of the CDT common stock cast at the special meeting is required to approve the issuance of Belden CDT common stock in connection with the merger, assuming that the total votes cast represent more than 50% of the CDT common stock entitled to vote at the CDT special meeting. An abstention from voting or a broker non-vote on Proposal 1 will have no effect on the vote on Proposal 1, other than being counted for quorum purposes.

      THE MERGER WILL NOT BE COMPLETED UNLESS CDT STOCKHOLDERS APPROVE PROPOSAL 1.

Required Vote for Amending CDT’s Certificate of Incorporation to Change CDT’s Name and Increase the Number of Authorized Shares of Capital Stock (Proposal 2)

      The affirmative vote of the holders of at least a majority of the outstanding shares of CDT common stock is required to amend CDT’s certificate of incorporation to change CDT’s name to “Belden CDT Inc.” and increase the number of authorized shares of capital stock. Abstentions and broker non-votes will each be counted as having been present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal. Consequently, an abstention from voting or a broker non-vote on Proposal 2 will have the effect of a vote against Proposal 2.

      THE MERGER WILL NOT BE COMPLETED UNLESS CDT STOCKHOLDERS APPROVE PROPOSAL 2 UNLESS THE RELATED CONDITION IN THE MERGER AGREEMENT IS WAIVED BY BELDEN AND CDT AND CDT STOCKHOLDERS APPROVE PROPOSAL 3 BELOW.

      CDT reserves the right to abandon or modify the proposed amendment to the certificate of incorporation to change its name and increase the number of authorized shares of capital stock at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of the stockholders has been obtained, upon approval of the board of directors of CDT and as permitted by the merger agreement.

Required Vote for Amending CDT’s Certificate of Incorporation to Effect Reverse Stock Split (Proposal 3)

      The affirmative vote of the holders of at least a majority of the outstanding shares of CDT common stock is required to amend CDT’s certificate of incorporation to effect a one-for-two reverse stock split of CDT’s common stock. Consequently, an abstention from voting or a broker non-vote on Proposal 3 will have the effect of a vote against Proposal 3.

      THE MERGER WILL NOT BE COMPLETED UNLESS CDT STOCKHOLDERS APPROVE PROPOSAL 3 OR UNLESS THE RELATED CONDITION IN THE MERGER AGREEMENT IS WAIVED BY BELDEN AND CDT, BUT IF APPROVED, CDT EXPECTS TO TAKE THE ACTIONS CONTEMPLATED BY PROPOSAL 3 REGARDLESS OF WHETHER OR NOT THE MERGER IS CONSUMMATED.

      CDT reserves the right to abandon or modify the proposed amendment to the certificate of incorporation to effect the reverse stock split at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of the stockholders has been obtained, upon approval of the board of directors of CDT and as permitted by the merger agreement.

Required Vote for Approval of an Adjournment or Postponement of the Special Meeting (Proposal 4)

      If necessary, the affirmative vote of the holders of a majority of the shares of CDT common stock represented at the special meeting, whether or not a quorum is present, is required to adjourn the special meeting for the purpose of soliciting additional proxies. Abstentions and broker non-votes will each be counted as having been present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal. Consequently an abstention from voting or a broker non-vote on Proposal 4 will have the effect of a vote against Proposal 4.

Voting by CDT Directors and Executive Officers

      On April 23, 2004, the record date for the CDT special meeting, directors and executive officers of CDT and their affiliates owned and were entitled to vote [                    ] shares of CDT common stock, or approximately [          ]% of the shares of CDT common stock outstanding on that date. To CDT’s knowledge, directors and executive officers of CDT and their affiliates intend to vote their common stock in favor of the proposals described in the preceding paragraphs. CDT cannot predict with certainty how other stockholders of CDT will vote on the proposals. A more detailed description of the ownership of CDT common stock by certain beneficial owners and CDT’s directors and executive officers is set forth on page 121.

Voting of Proxies

      A proxy card is enclosed for your use. CDT asks that you complete and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of CDT common stock represented by it will be voted at the CDT special meeting in accordance with the instructions contained in the proxy.

      If proxies are returned without indication as to how to vote, the CDT common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the CDT special meeting. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the CDT special meeting, such as adjourning for the purpose of soliciting additional proxies.

      In addition, stockholders of CDT may submit their proxies or voting instructions by accessing the Internet website specified on the enclosed proxy card or by calling the toll-free number specified on the enclosed proxy card.

      Stockholders of record may vote by completing and returning the enclosed proxy card prior to the CDT special meeting, voting through the Internet or by telephone, voting in person at the CDT special meeting or submitting a signed proxy card at the CDT special meeting.

      Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, vote through the Internet or vote by telephone whether or not you plan to attend the CDT special meeting in person.

Revocability of Proxies

      You have the power to revoke your proxy at any time before your proxy is voted at the CDT special meeting. Your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) if you are a holder of record, you can attend the CDT special meeting and vote in person which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to CDT’s Corporate Secretary no later than the beginning of the CDT special meeting.

Solicitation of Proxies

      This solicitation is made on behalf of the CDT board of directors and CDT will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by CDT’s officers and employees by mail, telephone, fax, personal interviews or other methods of communication. CDT expects to engage Equiserve Trust Company, N.A. and Morrow & Co. to assist it in the distribution and solicitation of proxies, respectively, and will pay each of them reasonable fees and expenses for these services.

THE MERGER

      This section of this joint proxy statement/ prospectus describes the principal aspects of the proposed merger. While Belden and CDT believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to CDT stockholders and Belden stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this joint proxy statement/ prospectus as Annex A. You are encouraged to read the merger agreement and the other annexes to this joint proxy statement/ prospectus carefully and in their entirety.

The Companies

Belden

      Belden links people and technology by designing, manufacturing and marketing wire, cable and fiber optic products for the electronic, electrical and communications industries worldwide. Belden designs, manufactures and markets metallic and fiber optic wire and cable products for electronics and communications applications. It has been in the business of manufacturing wire and cable for over 100 years. Belden’s major market segments are (i) industrial, including products used in factory automation applications, signal and industrial control systems, industrial equipment and instrumentation equipment; (ii) networking, including products used within the premises for the transmission of voice, data or video, generally utilized in computer networks; (iii) entertainment and original equipment manufacturer (OEM), including products used in broadcast (such as professional broadcasters, sports stadiums and arenas) and OEM applications; and (iv) communications, including products used for telecom applications and broadband products.

      Belden offers several product configurations to its customers, including multiconductor products, coaxial cables, fiber optic cables, heat-shrinkable tubing and wire management products and lead, hook-up and other wire products. Belden’s trademarks include DataTwist, MediaTwist, Flamarrest, UnReel, Duobond, Beldfoil, Conformable, Alpha, FIT, XTRA●GUARD, HomeChoice and New Generation.

CDT

      CDT is a worldwide designer, manufacturer and distributor of advanced connectivity products for the global network communication and specialty electronic segments. It operates 24 manufacturing facilities in nine countries throughout North America and Europe, and its products are sold in over 80 countries. CDT’s trademarks include IBDN, GigaFlex, FiberExpress, Optimax, GigaLAN, West Penn Wire and HEW-Kabel.

      CDT has developed, both internally and through acquisitions, an extensive product line that includes individual network components, cabling racks, panels, switches, media converters, fiber optic assemblies, and patch cords, as well as wire and cable products used in specialty electronic data and signal transmission. Its business consists of two segments: Network Communication and Specialty Electronic.

      CDT’s Network Communication business serves an important part of the premise network infrastructure, which continues to undergo significant changes as the convergence of voice, video and data and the use of more sophisticated networks require greater bandwidth. Network Communication encompasses connectivity products used within local area computer networks and communication infrastructures for the electronic and optical transmission of data, voice and multimedia. CDT designs, manufactures and distributes a broad range of network communication products, including high bandwidth network and interconnect cables, fiber optic cable and passive components, including connectors, wiring racks and panels, and interconnecting hardware for end-to-end network structured wiring systems, and communication cable products for central office, wireless and other applications. In addition, it produces products for use in server farms, wireless base stations and telecommunication central office applications.

      CDT’s Specialty Electronic business serves various niche applications in the industrial automation, process control, aerospace, automotive, and sound, safety and video industries. CDT designs, manufactures and distributes highly engineered wire and cable products, as well as conventional wire and cable products, used in specialty electronic data and signal transmission.

BC Merger Corp.

      BC Merger Corp. is a Delaware corporation and a wholly owned subsidiary of CDT. BC Merger Corp. was organized solely for the purpose of entering into the merger agreement with Belden and completing the merger. It has not conducted any business operations. If the merger is completed, BC Merger Corp. will cease to exist following its merger with and into Belden.

Background of the Merger

      Belden and CDT are both participants in the wire and cable industry and, accordingly, the senior management of the two companies have been familiar with each other for several years. Over time, each company has explored independently a range of strategies to enhance shareholder value. From time to time, the executives of the two companies have had preliminary discussions about the possible benefits of a strategic business combination.

      CDT’s management and board routinely discuss various potential acquisitions and business combinations. As the outlook for the economy and industry in which CDT operated improved in the spring, summer and fall of 2003, the board and management believed that there would be opportunities to make strategic acquisitions and business combinations.

      In the late summer of 2003, the network connectivity and cable business of an industry competitor was for sale. CDT’s board and management believed that this business, if purchased on favorable terms, could have substantial synergies with CDT and strongly position CDT. CDT participated in the auction for the business but did not prevail. In light of the purchase of this business by another company in the industry, and the potential for further industry consolidation, CDT’s board and management believed that a continued focus on potential acquisitions and business combinations was important.

      At CDT’s regular quarterly board of directors meeting held on October 6, 2003, the directors discussed medium and long-term strategic alternatives, including a discussion of the potential industry consolidation and the benefits of being a leader of such consolidation. The board discussed various potential parties that might be acquisition or combination partners. Most of these parties were either deemed not a good fit with CDT or not likely to consider a transaction on a basis that would be beneficial to CDT’s stockholders. Ferdinand C. Kuznik, Chief Executive Officer of CDT, informed the board that he would be at an industry association meeting on October 9, 2003 where C. Baker Cunningham, Chairman of the board of directors, President and Chief Executive Officer of Belden, would be present and had scheduled a meeting with Mr. Cunningham. Management and the board briefly discussed the potential synergies with Belden, and the board agreed that Mr. Kuznik should meet with Mr. Cunningham to discuss the potential industry consolidation and whether there might be interest in exploring the benefits of a strategic combination. The board discussed other acquisition and business combination possibilities, but did not create a specific list of potential parties or determine to enter into any such combination.

      On October 9, 2003, while at the industry association meeting, Mr. Kuznik proposed to Mr. Cunningham that the two companies consider a business combination.

      On October 28, 2003, Belden and CDT entered into a mutual confidentiality and non-disclosure agreement to provide for the exchange of non-public information between the parties.

      On October 29 and 30, 2003, Mr. Cunningham, Richard K. Reece, Vice President, Finance and Chief Financial Officer of Belden, Peter Wickman, Vice President, Operations, and President of Belden Electronics, Bryan C. Cressey, Chairman of the board of directors of CDT, Mr. Kuznik and William Cann, Chief Financial Officer of CDT, met to further explore the proposed merger, its value to the companies, the structure it would take, its timing and process and corporate governance aspects of the combined company.

      On November 6, 2003, the CDT board of directors met telephonically so that management could update the board on the status of discussions relating to the proposed merger with Belden.

      On November 14, 2003, Mr. Cressey met in St. Louis, Missouri with Mr. Cunningham and Whitson Sadler, a member of the board of directors of Belden, to discuss the merits of the proposed merger and plans for leadership and governance of the combined company.

      On November 18, 2003, at a regularly scheduled meeting of the Belden board of directors, management presented preliminary ideas about a merger of Belden and CDT to the board of directors, and the board of directors agreed that management should continue and further develop discussions with CDT.

      On November 24 and 25, 2003, Messrs. Cunningham, Reece, Wickman and Kuznik and George C. Graeber, President and Chief Operating Officer of CDT, met to discuss operations, potential distribution efficiencies and other benefits of the proposed merger, set forth proposals regarding an operating structure, the management team and key employees and discussed information technology used by the companies.

      In late November 2003, CDT engaged Credit Suisse First Boston to act as its financial advisor in connection with the proposed transaction.

      On December 1, 2003, the CDT board of directors met telephonically so that management could update the board on the status of discussions relating to the proposed merger with Belden.

      During the week of December 1, 2003, Messrs. Kuznik and Cressey held several discussions with Mr. Cunningham regarding various matters relating to the proposed merger, including the timing for due diligence reviews of each company and procedures to refine expected synergies that might result from a combination of the two companies.

      In early December 2003, Belden engaged UBS to act as its financial advisor in connection with the proposed transaction.

      Also in early December 2003, CDT discussed with KPMG LLP the retention of KPMG to conduct certain financial and accounting due diligence work on behalf of CDT in connection with CDT’s due diligence review of Belden and the scope of that work. On December 5, 2003, KPMG sent CDT an engagement letter relating to this retention, which was executed by CDT soon thereafter.

      On December 9, 2003, the CDT board of directors held its quarterly meeting in Chicago, Illinois. The board of directors was updated on the status of the negotiations and discussions regarding the merger and the intended due diligence plan. In addition, representatives of Kirkland & Ellis LLP, CDT’s legal counsel, provided materials to the board of directors related to its fiduciary duties in the context of a merger transaction.

      From mid-December 2003 through early January 2004, the parties and their legal and financial advisors discussed certain business terms regarding a possible merger, including the concept of a fixed exchange ratio assuming that the trading prices of Belden and CDT common stock in the period prior to the execution of a definitive agreement remained within a specified range.

      Beginning in the week of December 15, 2003 and continuing through late January 2004, representatives of CDT and Belden conducted due diligence investigations on the other party. As part of these due diligence investigations, representatives of Belden and CDT visited data rooms set up by the other party for the purpose of reviewing legal, financial and operational data relating to the other company. Members of each company’s management, with the assistance of outside advisors, met with one another and engaged in financial due diligence. Each of Belden and CDT also made available to the other company’s representatives its material contracts and information relating to its litigation, intellectual property, regulatory compliance and employment benefit arrangements.

      On December 26, 2003, CDT’s legal counsel sent a draft merger agreement to Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Belden. As had been discussed between the parties, the draft merger agreement contemplated a transaction structure whereby Belden would be the surviving parent company following the merger.

      During December 2003, Messrs. Cressey, Cunningham, Reece and Kuznik had a series of discussions regarding the exchange ratio to be used in the merger. The parties, having conducted preliminary due diligence began discussions in late December to seek to reach a common understanding regarding an appropriate exchange ratio prior to engaging in a more substantial due diligence investigation of the other party that would, among other things, involve the disclosure to the other party of highly confidential information. The parties were assisted in these discussions by their respective investment bankers and legal counsel. These discussions considered a number of factors relevant to determining the exchange ratio, including relative contributions of the two enterprises in terms of assets, earnings, revenues and share values as determined by daily trading activity on the NYSE. Various time periods for assessing the relative contributions were also discussed. In the course of these negotiations, the parties discussed exchange ratios that were higher than and less than the exchange ratios provided in the merger agreement.

      The parties’ discussions regarding the appropriate exchange ratio also took into account Belden’s expected sale of selected inventories, machinery and equipment related to Belden’s North American telecommunications wire and cable business. Representatives of CDT and Belden agreed that the business was inconsistent with Belden’s growth objectives and that it should be sold if Belden could identify a purchaser who was willing to pay appropriate value for the business. Belden had indicated to CDT that it was considering various alternatives with respect to the business as early as the meeting on October 28 and 29. In December 2003, Belden informed CDT of the potential for a sale of the business, and as discussions progressed with potential purchasers, updated CDT on such discussions and potential terms.

      In late December or early January, the parties tentatively agreed upon an exchange ratio that would result in the former CDT stockholders owning approximately 45% of Belden CDT and the former stockholders of Belden owning approximately 55% of Belden CDT. Based on the number of outstanding shares of common stock of each company, the parties determined that an exchange ratio of two shares of CDT for each share of Belden (prior to the proposed one-for-two reverse stock split) would result in the agreed upon ownership structure. This tentative agreement was not binding on either party, was based on information then available and was subject to modification or renegotiation, including in the event of a significant change in the relative trading prices of the common stock of the two companies.

      During the first few weeks in January 2004 , representatives of Belden toured most of CDT’s facilities and performed on-site environmental reviews of all major manufacturing sites, and representatives of CDT toured most of Belden’s facilities. Additional due diligence activities by both parties continued during this period as well, including a review by CDT’s legal advisors of existing environmental reviews of Belden’s manufacturing sites to determine if additional reviews of properties were necessary and of pending litigation against Belden, including litigation relating to exposure to asbestos from products manufactured by Belden’s predecessors.

      On January 16, 2004, Belden’s special counsel sent a revised draft merger agreement to legal counsel to CDT. Following the receipt of the revised draft merger agreement, the parties and their legal and financial advisors engaged in negotiations with respect to the terms of the draft agreement, including possible alternative structures of the proposed transaction so that CDT would be the surviving parent company following the merger. If Belden would be the surviving parent company following the merger, the surviving parent company would be required to make an offer to holders of CDT’s convertible debentures to purchase the debentures. If CDT would be the surviving parent company following the merger, no such offer would be required to be made to the holders of CDT’s convertible debentures. However, if CDT were the surviving parent company, the rights of certain Belden officers under change of control agreements between them and Belden would be triggered and the vesting of options to purchase Belden common stock and restricted stock would accelerate pursuant to the terms of Belden’s stock option plans.

      On January 21, 2004, the CDT board of directors met telephonically and was updated on the status of the merger discussions and on accounting, legal and operational due diligence activities that had been ongoing. Among the due diligence issues discussed were contingent litigation risks of Belden. In addition, Mr. Kuznik proposed a timeline for executing the merger agreement and announcing the transaction.

      On January 27, 2004, the CDT board of directors met telephonically and was updated on the status of the merger discussions and the ongoing due diligence investigations. In addition, the board of directors discussed the ramifications of changing the transaction structure to make CDT, rather than Belden, the surviving parent company in the merger, as noted above.

      On January 28, 2004, CDT received updated financial forecasts from Belden.

      On January 29, 2004, the members of the boards of directors of Belden, together with representatives of Skadden, Arps, Slate, Meagher & Flom LLP and UBS, and CDT, together with representatives of Kirkland & Ellis LLP, Credit Suisse First Boston and KPMG, met separately in Chicago, Illinois for special meetings. At each of these meetings, presentations were made by the management of each company to the board of directors and legal and financial advisors of the other company. The presentations related to such company’s business and operations, management and the impact of the proposed merger on such company.

      Following the management presentations, the board of directors of Belden held a special meeting, which was attended by representatives of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Belden, representatives of UBS and management, at which there was lengthy discussion of the rationale and terms of the proposed transaction, the results of Belden’s due diligence to date concerning CDT and unresolved issues related to the proposed transaction.

      Following the management presentations, the CDT board of directors also continued their special meeting without members of Belden management. The board of directors received an update on the accounting and legal due diligence that had taken place. At the meeting, representatives of KPMG presented a summary of their due diligence investigation of Belden and findings, including with respect to various financial and financial reporting reviews it undertook. Representatives of Kirkland & Ellis LLP, legal counsel to CDT, made a presentation to the board of directors regarding the principal terms of the merger agreement, the ramifications of changing the transaction structure so that CDT, rather than Belden, would be the surviving parent company in the merger and summarized the results of its due diligence investigation of Belden. In addition, representatives of Credit Suisse First Boston presented its financial analysis and other financial information with respect to the proposed merger. Following the presentations and discussion among the members of the board, the board of directors directed CDT’s management to continue negotiations regarding the merger.

      On the evening of January 29, 2004, members of the boards of directors of both companies got together for an informal dinner to spend some time with one another and determine if the members of the boards were compatible.

      Between January 29, 2004 and February 4, 2004, the parties and their legal and financial advisors continued discussions with respect to open issues regarding the proposed merger, including terms of the draft merger agreement. During this period, each party continued its due diligence investigation of the other party, including due diligence on the other company’s financial results of operations for more recent periods. In addition, the parties determined that the merger would be structured so that CDT would be as the surviving parent company following the merger, which would not require the combined company to offer to purchase CDT’s convertible debentures as discussed above. In connection with changing the transaction structure, Belden agreed to use its reasonable best efforts to obtain from each officer of Belden party to a change of control agreement a waiver of his or her right to collect payments under such agreement solely as a result of the voluntary termination of his or her employment within 30 days following the first anniversary of the consummation of the merger.

      On February 3, 2004, the CDT board of directors met telephonically and was updated on the status of the merger discussions, including the discussions regarding the effects of changing the structure of the transaction and the proposed management of the combined entity, which would include members of management from both CDT and Belden. The board of directors also discussed the factors in favor of and against a reverse stock split of shares of its common stock, including the potential increased marketability of CDT common stock expected to result from the proposed reverse stock split. The board, however, did not take any action with respect to the reverse stock split at this meeting. For a more detailed description of the considerations of the board of directors with respect to the proposed reverse stock split of the CDT common stock, see “Reverse Stock Split — CDT’s Reasons for the Reverse Stock Split; Recommendations of CDT’s Board.”

      On February 4, 2004, Belden’s board of directors met to consider adoption of the merger and the merger agreement and approval of the transactions contemplated thereby. At this meeting (i) representatives of UBS reviewed financial information with respect to CDT, Belden and the proposed transaction and rendered an oral opinion, subsequently confirmed by a written opinion dated as of February 4, 2004, that, as of such date and based upon and subject to various assumptions made, matters considered and limitations set forth in the opinion, the exchange ratio in the proposed merger is fair from a financial point of view to Belden stockholders, and (ii) a representative of Skadden, Arps, Slate, Meagher & Flom LLP outlined key terms of the merger agreement, including the structure of the merger, which would result in CDT continuing as the surviving parent corporation following the merger, and the board of directors’ legal duties and responsibilities.

      Following detailed discussion, Belden’s board of directors unanimously determined that the merger and terms of the merger agreement were advisable and fair to, and in the best interest of, Belden and its stockholders, unanimously approved the merger and the merger agreement, subject to completion of the negotiations of the executed version in a manner satisfactory to the officers authorized by the board of directors to act to approve the final terms thereof, and determined to recommend that the Belden stockholders vote in favor of the merger agreement and merger. Members of Belden’s board of directors also reviewed and approved the implementation of new retention agreements for certain key employees and the treatment of Belden equity awards under the merger agreement.

      On February 4, 2004, the CDT board of directors met telephonically to consider adoption of the merger and the merger agreement and approval of the transactions contemplated thereby. At this meeting, representatives of Credit Suisse First Boston presented its financial analysis and other financial information with respect to Belden, CDT and the proposed transaction. At the meeting, Credit Suisse First Boston rendered an oral opinion, subsequently confirmed by a written opinion dated as of February 4, 2004, that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio in the proposed merger is fair to CDT, from a financial point of view. Legal counsel to CDT also presented information to the board regarding the consequences of changing the transaction structure so that CDT would be the surviving parent company in the merger as well as other terms of and conditions to the merger that had changed since the board had last met on January 29, 2004.

      Following these presentations by representatives of Credit Suisse First Boston and Kirkland & Ellis LLP and after the board of directors had the opportunity to ask questions of, and discuss the transaction with, these advisors, the board met in executive session (without advisors or management directors) to discuss the transaction. Following detailed discussion, the CDT board of directors unanimously determined that the merger, the merger agreement, the issuance of shares of CDT common stock as a result of the merger, the amendments to CDT’s certificate of incorporation, the one-for-two reverse stock split and the other transactions contemplated by the merger agreement were advisable and fair to, and in the best interest of, CDT and its stockholders, unanimously approved the merger and the merger agreement (subject to completion of the negotiations of the execution version thereof in a manner satisfactory to a subcommittee of the board of directors authorized to approve the final details thereof) and determined to recommend that the CDT stockholders vote in favor of the share issuance and the amendments to CDT’s certificate of incorporation, including the amendment that would effect the reverse stock split.

      Following the approvals of the merger and related transactions by their respective boards of directors of Belden and CDT, representatives of Belden and CDT negotiated the remaining open items and finalized the definitive merger agreement in the early morning hours of February 5, 2004, at which time, Belden and CDT executed the merger agreement, dated as of February 4, 2004. Prior to the opening of trading on the NYSE on February 5, 2004, Belden and CDT issued a joint press release announcing the execution of the merger agreement.

      On February 20, 2004, Belden and CDT each filed a Notification and Report Form for Certain Mergers and Acquisitions with the Federal Trade Commission and Antitrust Division of the Department of Justice, pursuant to the HSR Act. The companies received notice of the early termination of the HSR waiting period on March 19, 2004. Each of Belden and CDT have also made various foreign antitrust filings in connection with the proposed transaction.

Belden’s Reasons for the Merger; Recommendation of Belden’s Board

      Belden’s board of directors believes that the merger is advisable, fair to and in the best interests of, Belden and its stockholders because it believes that, as a result of this strategic merger, the long-term value to Belden’s stockholders of an investment in the combined company will likely be superior to the long-term value of an investment in Belden as a standalone company. In deciding to approve the merger and merger agreement, and to recommend this proposal to Belden’s stockholders, Belden’s board of directors considered various factors, including the following:

•	the anticipated synergies and cost savings to be available to Belden CDT of approximately $25 million within the two years following the merger resulting from Belden CDT’s ability to identify low-cost sources for materials, eliminate the duplicative costs of being public companies, consolidate production facilities and access each company’s technology;

•	the anticipated increase in earnings per share in the first full year following the merger resulting from the realization of the anticipated synergies;

•	the opportunity to create an electronic cable company with strong earnings before income taxes, depreciation and amortization;

•	Belden CDT’s established position in several attractive market segments;

•	the potential to market Belden CDT’s products and businesses across a larger customer base;

•	the anticipated increase in market liquidity and capital markets access resulting from a larger equity base;

•	the results of Belden’s financial, legal and operational due diligence of CDT;

•	the increased visibility of Belden CDT to analysts and investors;

•	Belden CDT’s anticipated better access to lower cost manufacturing facilities;

•	the attractive degree of financial leverage of Belden CDT;

•	the feasibility and desirability of pursuing alternative strategies, such as pursuing growth and increased stockholder value through acquisitions and other possible alliances or mergers;

•	representatives of Belden’s board of directors would continue to serve on the board of directors of Belden CDT;

•	certain senior executives of Belden would continue to serve as senior executives of Belden CDT;

•	the opinion of Belden’s financial advisor, UBS, dated as of February 4, 2004, to the effect that, as of the date of the opinion and based on and subject to various assumptions made, matters considered and limitations set forth in the opinion, the exchange ratio is fair from a financial point of view to the stockholders of Belden;

•	the merger would be tax-free for U.S. federal income tax purposes to Belden and its stockholders; and

•	the other terms and conditions of the merger agreement, including the conditions to closing, the termination fees payable under certain circumstances and customary restrictions imposed on the conduct of business of Belden and CDT in the period prior to closing.

      The Belden board of directors also identified and considered a number of potentially adverse factors concerning the merger, including the following:

•	the risk that the merger might not be completed in a timely manner or at all, the possible negative effect of public announcement and pendency of the merger on Belden’s sales, operating results, customers and stockholders and the resulting harm on the ability of Belden to survive on a stand-alone basis;

•	the risk that the anticipated benefits and synergies might not be fully realized if at all;

•	the difficulties in managing conflicts in Belden’s and CDT’s distribution channels;

•	the increased exposure to a highly competitive network products segment;

•	the potential pension-related and environmental liabilities that may arise out of current or future legal proceedings involving CDT or its historic businesses;

•	the difficulties involved in combining companies with different corporate cultures, including the difference between Belden’s more centralized structure and CDT’s more decentralized structure;

•	the difficulties involved in establishing and maintaining adequate financial controls of a larger, combined company, parts of which have been largely decentralized;

•	the fact that, following the merger, senior executives could seek to exercise their rights under their change of control agreements to terminate their employment with Belden CDT and collect severance payments and benefits, thereby depriving Belden CDT of the benefit of their services and requiring Belden CDT to make the severance payments;

•	the risk that the announcement of the merger transaction and the substantial period of time between announcement and completion of the merger would afford a third party interested in acquiring either company ample opportunity to attempt to break up the transaction;

•	the risk that the merger may cause a delay of CDT’s registration statement registering CDT’s convertible debentures, which could cause additional interest on the convertible debentures to accrue;

•	the challenges and difficulties, foreseen and unforeseen, of integrating the operations and management of Belden and CDT;

•	the possibility of management and employee disruption associated with the merger and integrating the operations of the companies, including the risk that, despite the efforts of Belden CDT, key management, marketing, technical and administrative personnel of Belden might not remain employed with Belden CDT; and

•	the other risks described under the section of this joint proxy statement/ prospectus entitled “Risk Factors” beginning on page 17.

      After taking into consideration all of the factors set forth above, the Belden board of directors unanimously agreed that the expected benefits of the merger outweighed the risks and that the merger is advisable and fair to and in the best interests of Belden and its stockholders.

      The foregoing discussion of information and factors considered by Belden’s board of directors is not intended to be exhaustive but is believed to include the material factors considered by the Belden board of directors. In view of the wide variety of factors considered by the Belden board of directors, the board of directors did not find it practical to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Belden board of directors did not reach any specific conclusion on each factor considered but conducted an overall analysis of these factors. Individual members of the Belden board of directors may have given different weight to different factors.

      THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BELDEN STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND MERGER AS DESCRIBED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS.

Opinion of Belden’s Financial Advisor

      UBS acted as financial advisor to the board of directors of Belden in connection with the merger and evaluated the fairness, from a financial point of view, of the exchange ratio of 1.0 share, or 2.0 shares if the proposed reverse stock split of CDT common stock is not effected prior to the merger, of CDT common stock for each share of Belden common stock in the merger to the holders of Belden common stock. Belden’s board of directors selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. On

February 4, 2004, at a meeting of Belden’s board of directors held to evaluate the merger, UBS delivered to Belden’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion to the board dated the same date, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Belden common stock.

      The full text of UBS’ opinion sets forth, among other things, various assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion is attached as Annex C and is incorporated by reference in this document. UBS’ opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Belden common stock, and does not address any other aspect of the merger. UBS was not asked to, and UBS’ opinion does not, address the merits of the merger as compared to other business strategies or transactions that might be available to Belden, or any underlying business decision of Belden to effect the merger, nor does the opinion constitute a recommendation to any holder of Belden common stock as to how such shareholder should vote with respect to the merger. Holders of Belden common stock are encouraged to read UBS’ opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of the UBS opinion.

      In arriving at its opinion, UBS, among other things:

•	reviewed publicly available business and historical financial information relating to Belden and CDT;

•	reviewed internal financial information and other data relating to the businesses and financial prospects of Belden and CDT, including estimates and financial forecasts prepared and provided to UBS by the respective managements of Belden and CDT and not publicly available;

•	reviewed estimates and financial forecasts for CDT prepared and provided to UBS by Belden’s management and not publicly available;

•	reviewed estimates of synergies prepared and provided to UBS by Belden’s management;

•	conducted discussions with members of the senior managements of Belden and CDT concerning the businesses and financial prospects of Belden and CDT;

•	compared pro forma contributions by Belden and CDT based on certain historical financial information for Belden and CDT and certain projected financial information for Belden and CDT that was prepared and provided to UBS by Belden’s management;

•	reviewed publicly available financial and stock market data with respect to other companies in lines of business UBS believed to be generally comparable to those of Belden and CDT;

•	compared the financial terms of the merger with the publicly available financial terms of other transactions which UBS believed to be generally relevant;

•	reviewed the reported prices and trading volume of Belden common stock and CDT common stock;

•	considered pro forma effects of the merger on Belden’s financial statements inclusive of estimates of synergies referred to above;

•	reviewed the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

      In connection with its review, at the direction of Belden’s board of directors, UBS did not assume any responsibility for independent verification of any of the information that UBS reviewed for the purpose of its opinion and, at the direction of Belden’s board of directors, UBS relied on that information being complete and accurate in all material respects. In addition, at the direction of Belden’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Belden or CDT, and was not furnished with any such evaluation or appraisal. With respect to financial forecasts, estimates, pro forma effects and calculations of synergies prepared and provided to UBS by Belden’s management, UBS assumed, at the direction of Belden’s board of directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Belden’s management as to the future performance of Belden, CDT and the combined company and that the future financial results (including synergies) would be achieved at the times and in the amounts projected by Belden’s management. In addition, UBS assumed, at the direction of Belden’s board of directors, that the merger will qualify as a tax-free merger for U.S. federal income tax purposes. UBS’ opinion was necessarily based on economic, monetary, market and other conditions existing, and information available to UBS, on the date of its opinion. Subsequent developments in those conditions could require a reevaluation of such opinion. UBS does not have any obligation to update, revise or reaffirm its opinion.

      UBS was not asked to, and it did not, offer any opinion as to the material terms of the merger agreement or the form of the merger. UBS expressed no opinion as to the value of CDT common stock when issued pursuant to the merger or the price at which CDT’s common stock may trade in the future. In rendering its opinion, UBS assumed, with the consent of Belden’s board of directors, that the parties to the merger agreement would comply with all of the material terms of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Belden, CDT or the merger. UBS was not authorized to and did not solicit from any party indications of interest in a business combination with Belden. Except as described above and in UBS’ analyses described below, Belden’s board of directors imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The exchange ratio was determined through negotiation between Belden and CDT and not as a result of a recommendation by UBS, and the decision to enter into the merger was solely that of Belden’s board of directors.

      In furnishing its opinion, UBS did not purport that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it purport that its opinion constitutes a report or valuation within the meaning of the Securities Act.

Summary of UBS’ Valuation Analyses

      In connection with rendering its opinion, UBS performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Fairness opinions are therefore not necessarily susceptible to partial analysis or summary description.

      Accordingly, UBS believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, or focusing on information in tabular format, without considering all analyses and factors or the narrative description of the analyses could create a misleading or incomplete view of the processes underlying the analyses performed by UBS in connection with its opinion. In arriving at its opinion, UBS did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the exchange ratio from a financial point of view to the holders of Belden common stock.

      The analyses performed by UBS are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of UBS’ analysis of the fairness, from a financial point of view, to the holders of Belden common stock of the exchange ratio in the merger.

      UBS’ opinion and financial analyses were only one of many factors considered by Belden’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Belden’s board of directors with respect to the merger or the exchange ratio.

      The following is a summary of the material financial analyses performed by UBS in connection with providing its opinion to Belden’s board of directors as of February 4, 2004. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

      For purposes of its analyses, UBS calculated CDT’s calendar year by adding quarters ending April 30, July 31 and October 31 of any specified year and the quarter ending January 31 of the following year.

Contribution Analysis

      UBS reviewed historical and estimated future operating and financial information for Belden, CDT and the combined company resulting from the merger and conducted a contribution analysis of Belden relative to the combined company.

      Using financial information provided by Belden’s management, UBS first calculated the relative contributions of Belden and CDT to the combined company’s total enterprise value (calculated as equity value plus debt and minority interests, less cash and cash equivalents) and equity value based on (1) the exchange ratio and (2) the companies’ stock prices as of February 3, 2004, in each case assuming full conversion and no conversion of CDT’s convertible debentures and without taking into account any synergies expected to result from the merger.

      UBS then compared the contribution percentages with the historical and projected financial, asset and tangible book value contribution percentages summarized below. UBS analyzed the relative income statement contribution of Belden and CDT to the combined company using the financial data for 2003 (excluding certain non-recurring charges), and the projections and assumptions for years 2004 through 2006, provided by Belden’s management for both companies. UBS then calculated the relative contributions of Belden and CDT to the combined company in terms of (1) earnings before interest, taxes, depreciation and amortization, or EBITDA, (2) earnings before interest and taxes, or EBIT, (3) net income and (4) cash flow (calculated as net income plus depreciation and amortization, less capital expenditures), in each case assuming full conversion and no conversion of CDT’s convertible debentures and without taking into account any synergies expected from the merger. UBS also calculated the relative contributions by CDT and Belden to the combined company based on net assets (calculated as net working capital plus property, plant and equipment and other net assets) and tangible book value (calculated as book equity less goodwill and other intangibles).

      This analysis indicated Belden’s contribution percentages to the combined company’s (a) EBITDA of 54.2% to 56.5%, EBIT of 42.5% to 55.1% and net assets of 50.0%, as compared to Belden’s enterprise value at the exchange ratio of 54.7% (55.3%, if no conversion of CDT’s debentures) and to Belden’s enterprise value at market of 55.1% (55.7%, if no conversion of CDT’s debentures), and (b) net income of 30.0% to 54.7% (33.2% to 57.4%, if no conversion of CDT’s debentures), cash flow of 43.9% to 52.5% (45.9% to 54.1%, if no conversion of CDT’s debentures) and tangible book value of 40.5%, as compared to Belden’s equity value at exchange ratio of 48.6% (55.0%, if no conversion of CDT’s debentures) and to Belden’s equity value at market of 49.1% (55.4%, if no conversion of CDT’s debentures), for the years 2003 to 2006.

Analysis of Comparable Companies

      UBS reviewed and analyzed certain financial information and ratios of the following publicly traded companies:

•	CommScope Inc.

•	Draka Holding

•	General Cable Corp.

•	Nexans S.A.

      UBS selected the foregoing companies because they are publicly traded companies in the wire and cable industry that are believed to be financially sound and that are most comparable with the businesses of Belden and CDT, including operations or products similar to Belden and CDT. Although Nexans was noted as a selected company on the basis of the foregoing criteria, UBS believed that Nexans possesses a wider and more diversified operations and product base, such as activities in building wire and magnet wire, than the peer group. Accordingly, UBS did not use Nexans in calculating the mean and the median multiples under the comparable companies analysis.

      Using publicly available information, UBS then calculated the ratios of (1) enterprise value (calculated as equity value plus debt and minority interests, less cash and cash equivalents) to estimated revenues, (2) enterprise value to estimated EBITDA, (3) enterprise value to estimated EBIT and (4) per share price to estimated earnings per share, in each case for calendar years ending 2004 and 2005 for each selected company. UBS then compared the multiples derived from the selected companies to the corresponding multiples for Belden and CDT based on financial projections provided by Belden’s management and assuming non-conversion of CDT’s convertible debentures.

      This analysis indicated the following multiples for the selected companies, Belden and CDT:

	EV/Revenues		EV/EBITDA		EV/EBIT		Per Share Price/EPS

	CY2004E	CY2005E	CY2004E	CY2005E	CY2004E	CY2005E	CY2004E	CY2005E

Selected Companies
Mean*	0.8	0.8	10.2	9.3	20.3	16.4	26.1	19.2
Median*	0.8	0.7	10.1	9.3	21.1	16.4	26.1	15.9

Belden	0.7	0.7	9.9	8.6	16.3	12.8	28.1	19.9

CDT	1.0	1.0	9.3	8.4	14.1	12.1	25.9	21.9

*	Excludes Nexans S.A.

      UBS noted that none of the selected companies is either identical or directly comparable to Belden or CDT and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

Analysis of Transaction Comparables

      UBS reviewed the purchase prices paid in the following 17 selected transactions in the wire and cable industry which UBS believed were comparable to the merger or involve businesses comparable to those of Belden and CDT:

Target/ Acquirer

•	Avaya (Connectivity Solutions)/ Commscope

•	Superior Telecom Group (3 businesses)/ Alpine Group

•	General Cable — Building Wire/ Southwire

•	Lucent’s — Optical Fiber Solutions/ Furukawa Electric Co.

•	General Cable — Pyotenax/ Tyco International

•	Digital Communications Group of Prestolite Wire/ GenTek, Inc.

•	Brand-Rex division of Balfour Beatty Plc/ Caradon Plc

•	Wirekraft subsidiary of International Wire Group/ Viasystems Group Inc.

•	Energy Cable Business of General Cable Corp./ Pirelli Cavi Sistemi spa (division of Pirelli)

•	Fiber Optics Units of Siemens AG/ Corning Inc.

•	AFC Cable Systems Inc./ Tyco International Ltd.

•	Spectran Corporation/ Lucent Technologies

•	Krone AG subsidiary of Jenoptik/ GenTek Inc.

•	Olex Cables subsidiary of Pacific Dunlop/ AMP Ltd. led investor group

•	Cable Systems Holding Company/ Belden Inc.

•	NKF Holding NV/ Draka NV

•	BICC plc-Energy Cable Systems/ General Cable Corp.

      Using publicly available information, UBS then calculated, where available, the ratio of enterprise value to the last twelve month (1) sales, (2) EBITDA and (3) EBIT for each selected transaction and compared the results of these calculations with corresponding calculations for Belden and CDT at an exchange ratio of 2.0x (if the proposed reverse stock split of CDT common stock is not effected prior to the merger). Multiples for Belden and CDT were calculated using the financial projections provided by Belden’s management for both companies.

      This analysis indicated the following multiples for the selected transactions, Belden and CDT:

	Ratio of Enterprise Value to LTM:

	Sales (x)	EBITDA (x)	EBIT (x)

Transaction Comparables
Mean	0.9	7.8	12.3
Median	0.8	7.5	10.8

Belden at Market	0.8	12.2	39.6

CDT at Market	1.0	12.6	23.3

      UBS noted that none of the selected precedent transactions is either identical or directly comparable to the merger and that any analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned.

Historical Exchange Ratio Analysis

      UBS reviewed the historical common stock prices of Belden and CDT as of February 3, 2004 and for the one-month, three-month, six-month, one-year and two-year periods preceding February 3, 2004 and calculated the exchange ratios implied by the high, low and average common stock prices for the various periods.

      This analysis indicated the implied exchange ratios ranging from a high of 3.00x to a low of 1.62x for the two-year period preceding the merger, as compared to the 2.0x exchange ratio (if the proposed reverse stock split of CDT common stock is not effected prior to the merger) provided for in the merger:

Pro Forma Merger Analysis

      UBS performed an analysis of the potential pro forma financial impacts of the merger on the earnings per share (calculated after deducting from earnings estimated synergies, amortization of intangibles and incremental expenses resulting from the merger) of Belden common stock for the fiscal years ended 2004, 2005 and 2006 based upon the financial projections of Belden’s management. In performing this analysis, UBS assumed, among other things, that the merger was completed as of December 31, 2003, $10.0 million of projected synergies for pro forma 2004, $15.0 million of projected synergies in 2005 and $25.0 million of synergies thereafter, as provided by Belden’s management, and no conversion of CDT’s convertible debentures.

      This analysis indicated that the merger would be accretive relative to the stand-alone case of Belden’s projected earnings per share for each of the fiscal years ended 2004, 2005 and 2006.

Miscellaneous

      Under the terms of its engagement with Belden, UBS will receive a fee of $3.25 million for its financial advisory services in connection with the merger, $2.3 million of which will be payable upon consummation of the merger. Belden may also pay UBS an additional fee of up to $500,000, which will be determined by Belden upon consummation of the merger. In addition, Belden has agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of its counsel, and to indemnify UBS against liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement as financial advisor to Belden’s board of directors.

      UBS, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      In the past, UBS has provided investment banking services to Belden and CDT and has received, and will receive, customary fees for rendering these services. UBS received an aggregate of approximately $900,000 in fees from CDT and no fees from Belden for investment banking services provided to CDT and Belden, respectively, during 2002 and 2003. In the ordinary course of business, UBS acts as a market maker and broker in the publicly traded securities, including securities of Belden and CDT.

CDT’s Reasons for the Merger; Recommendation of CDT’s Board

      The CDT board of directors believes that the merger is fair to, and in the best interests of, CDT and its stockholders because it believes that, as a result of this strategic merger, the long-term value to CDT’s stockholders of an investment in the combined company will likely be superior to the long-term value of an investment in CDT as a standalone company. In deciding to approve the merger and merger agreement, and to recommend the proposals regarding the approval of the share issuance, the approval of the amendment to its certificate of incorporation to change CDT’s name to Belden CDT Inc. and to increase the number of authorized shares of capital stock and the approval of the amendment to its certificate of incorporation to provide for the reverse stock split of CDT common stock to CDT’s stockholders, the CDT board of directors consulted with its financial advisors and legal counsel. In the course of reaching is decision, the CDT board of directors considered a variety of factors, including the following:

•	its analysis of the business, operations, financial performance and condition, earnings and prospects of CDT as a separate entity and CDT and Belden on a combined basis;

•	the other strategic alternatives reasonably available to CDT to enhance stockholder value, including remaining as a separate entity and pursuing a strategic business combination with other third parties, and whether any of those strategic alternatives were more likely to enhance stockholder value;

•	the opportunity for CDT stockholders to have an interest in a larger company with a broader and more diverse product line, and as stockholders of Belden CDT, to benefit from future growth of the combined company;

•	the strategic nature of the business combination, the complementary nature of CDT’s and Belden’s products and manufacturing capabilities, and the belief that the combined company will be a stronger company than CDT on its own, with a greater diversity of products, an increased presence in major international markets, enhanced manufacturing capabilities and increased opportunity for growth;

•	the current industry, economic and market conditions and trends, including the likelihood of increasing competition in the industry for network infrastructure and other industry trends;

•	the importance of greater size and scope, which are expected to allow Belden CDT to compete more effectively in the increasingly competitive network infrastructure industry;

•	the fact that the combined company would be financially stronger, with larger market capitalization, than CDT as a separate entity, with the ability to attract a broader group of investors and to participate in larger-scale transactions;

•	the anticipated synergies and cost savings to be available to Belden CDT of approximately $25 million within the two years following the merger resulting from Belden CDT’s ability to identify low-cost sources of materials, eliminate the duplicative costs of being two independent public companies, consolidate production facilities and access each company’s technology;

•	the increased visibility of Belden CDT to analysts and investors;

•	the results of CDT’s financial, legal and operational due diligence of Belden;

•	the opinion of Credit Suisse First Boston, CDT’s financial advisor, dated as of February 4, 2004, to the effect that, as of the date of the opinion and based on and subject to the assumptions, procedures and limitations set forth in the opinion, the exchange ratio is fair from a financial point of view to CDT;

•	that the exchange ratio will enable CDT’s stockholders to own approximately 45% of the outstanding common stock of Belden CDT, assuming no exercise of CDT’s convertible debentures;

•	the relationship of the exchange ratio to recent and historical market prices of CDT common stock and Belden common stock;

•	Belden CDT’s board of directors will consist of an equal number of directors designated by each of CDT and Belden;

•	Belden CDT’s senior management will include senior officers of each of CDT and Belden;

•	the likelihood that the merger would be a tax-free reorganization for U.S. federal income tax purposes to CDT and its stockholders;

•	the ability to consummate the merger, including the conditions to the obligations of each of the companies to consummate the merger and the likelihood that the merger would receive the necessary regulatory approvals;

•	customary restrictions on the ability of Belden to solicit offers for alternative business transactions and the requirement that Belden pay a termination fee of $15 million to CDT upon events of termination relating to alternative proposals for Belden, which restrictions decrease the likelihood that a third party would attempt to break up the consummation of the transaction;

•	the representations and warranties of Belden pursuant to the merger agreement; and

•	the other terms and conditions of the merger agreement, including the customary restrictions imposed on the conduct of business of Belden in the period prior to closing.

      The CDT board of directors also identified and considered a number of potentially adverse factors concerning the merger, including the following:

•	the merger might not be completed in a timely manner or at all, the possible negative effect of public announcement and the pendency of the merger on CDT’s sales, operating results, customers and stockholders and the resulting harm therefrom on the ability of CDT to survive on a stand-alone basis;

•	provisions in the merger agreement may have the effect of discouraging other persons potentially interested in a business combination with CDT from pursuing that business combination, even if more favorable to the stockholders of CDT than the merger, including the restrictions on the ability of CDT to solicit offers for alternative business transactions and the requirement that CDT pay a termination fee of $15 million to Belden upon events of termination relating to alternative proposals for CDT;

•	the restrictions imposed on the conduct of business of CDT in the period prior to closing;

•	the transaction costs associated with pursuit of the merger;

•	the fact that the value of the Belden CDT common stock that Belden stockholders will receive in the merger is uncertain because the merger agreement provides for a fixed exchange ratio but the market price of the common stock of CDT and Belden is subject to change;

•	the fact that the transaction would or would likely trigger certain payment obligations under change of control agreements entered into between each of Belden and CDT and certain of their respective officers;

•	the cost of certain employee retention arrangements to be entered into with persons designated to be officers of Belden CDT;

•	the risk that the announcement of the merger transaction and the substantial period of time between the announcement and completion of the merger would afford a third party interested in acquiring either company ample opportunity to break up the transaction;

•	the uncertainty regarding the susceptibility of Belden’s prospects to change in light of updated financial forecasts of Belden received by CDT on January 28, 2004, which were lowered to include adjustments for its networking segment and for price increases for raw materials;

•	the challenges of combining the businesses of two major corporations and the risk of diverting management resources for an extended period of time to accomplish this;

•	the difficulties involved in combining companies with different corporate cultures, including the difference between Belden, which has a smaller number of operating units and therefore in certain respects has a more centralized structure, and CDT, which consists of more operating units with some overlap in product type and therefore in certain respects has a more decentralized structure;

•	the risk that the anticipated synergies to be available to Belden CDT and the resulting cost savings might not be fully realized if at all;

•	the difficulties in implementing adequate financial controls for Belden CDT;

•	the potential for the loss of key employees of CDT and Belden who may be important to the ongoing success of the combined company and the integration of the two companies;

•	the potential loss of customers, suppliers or vendors currently relied upon by the companies;

•	the potential liabilities arising out of current and future litigation of Belden, including litigation relating to exposure to asbestos from products manufactured by Belden’s predecessors, which litigation might distract management, increase Belden CDT’s costs for insurance or create the perception that

Belden CDT has material liabilities, or cause Belden CDT to incur material liabilities, relating to such litigation;

•	delay the merger may cause with respect to the SEC’s review of CDT’s registration statement with respect to CDT’s convertible debentures and the effectiveness of the registration statement, which may cause additional interest on the convertible debentures to accrue until the registration statement has been declared effective by the SEC; and

•	the other risks described under the section of this joint proxy statement/ prospectus entitled “Risk Factors” beginning on page 17.

      After taking into consideration all of the factors set forth above, the CDT board of directors unanimously agreed that the expected benefits of the merger outweighed the risks and that the merger is advisable, fair to and in the best interests of CDT and its stockholders.

      The foregoing discussion of information and factors considered by the CDT board of directors is not intended to be exhaustive but is believed to include the material factors considered by the CDT board of directors. In view of the wide variety of factors considered by the CDT board of directors, the board of directors did not find it practical to quantify or otherwise assign relative weight to the specific factors considered. In addition, the CDT board of directors did not reach any specific conclusion on each factor considered but conducted an overall analysis of these factors. Individual members of the CDT board of directors may have given different weight to different factors.

      THE CDT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CDT STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF CDT COMMON STOCK UNDER THE MERGER AGREEMENT AND THE APPROVAL OF THE AMENDMENTS TO CDT’S CERTIFICATE OF INCORPORATION AS DESCRIBED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS.

Opinion of CDT’s Financial Advisor

      In connection with Credit Suisse First Boston’s engagement, CDT requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to CDT of the exchange ratio provided for in the merger agreement. On February 4, 2004, at a meeting of the CDT board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the CDT board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 4, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to CDT.

      The full text of Credit Suisse First Boston’s written opinion, dated February 4, 2004, to the CDT board of directors which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex D and is incorporated by reference into this joint proxy statement/ prospectus. Holders of CDT common stock are urged to read the Credit Suisse First Boston opinion carefully in its entirety. Credit Suisse First Boston’s opinion is addressed to the CDT board of directors and relates only to the fairness, from a financial point of view, of the exchange ratio as of the date of the Credit Suisse First Boston opinion, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any CDT stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger. The summary of Credit Suisse First Boston’s opinion in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

      In arriving at its opinion, Credit Suisse First Boston, among other things,

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to Belden and CDT;

•	reviewed certain other information relating to Belden and CDT, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Belden and CDT and met with the managements of Belden and CDT to discuss the business and prospects of Belden and CDT, respectively;

•	considered certain financial and stock market data of Belden and CDT and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to those of Belden and CDT;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.

      In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts that Credit Suisse First Boston reviewed, the managements of Belden and CDT advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that such financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Belden and CDT as to the respective future financial performances of Belden and CDT, respectively. In addition, Credit Suisse First Boston relied, without independent verification, upon the assessments of the managements of Belden and CDT as to:

•	the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of Belden and CDT to result from the merger;

•	their ability to integrate the businesses of Belden and CDT; and

•	their ability to retain key employees of Belden and CDT.

      With respect to current or potential litigation involving Belden, Credit Suisse First Boston also relied, with CDT’s consent, upon the assessment of the managements of Belden and CDT, after consultation with their respective counsel, that the outcome of such litigation is not reasonably likely to have a material adverse effect on the business, financial condition, results of operations or prospects of Belden. Credit Suisse First Boston also assumed, with CDT’s consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on CDT, Belden or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement therein. Credit Suisse First Boston also assumed, with CDT’s consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Belden or CDT, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to what the value of CDT common stock will be when issued to holders of Belden common stock pursuant to the merger or the prices at which shares of CDT common stock will trade at any time. Credit Suisse First Boston did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to CDT, nor did it address the underlying business decision of CDT to proceed with the merger. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in any alternative transaction involving CDT.

      In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Credit Suisse First Boston’s analyses and opinion.

      In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CDT and Belden. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to CDT or Belden or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston’s analyses and estimates are inherently subject to substantial uncertainty.

      Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the CDT board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the CDT board of directors or management with respect to the merger or the exchange ratio.

      The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion dated February 4, 2004 and reviewed with the CDT board of directors at a meeting of the board of directors held on February 4, 2004. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

Selected Companies Analysis

      Credit Suisse First Boston compared financial, operating and stock market data of Belden and CDT with similar data for selected publicly traded companies engaged in businesses that Credit Suisse First Boston deemed similar to those of Belden and CDT. In selecting comparable companies for this analysis, Credit Suisse First Boston considered, among other factors, operations and products of publicly traded companies in the cable and connectivity industry. These comparable companies consisted of:

•	Andrew Corporation

•	Amphenol Corporation

•	ADC Telecommunications, Inc.

•	Commscope Inc.

•	General Cable Corporation

      Credit Suisse First Boston reviewed, among other things, aggregate values, calculated as equity value, plus net debt, as multiples of estimated calendar years 2003 and 2004 revenue and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Credit Suisse First Boston also reviewed equity values per share of the selected companies as a multiple of estimated calendar years 2003 and

2004 earnings per share, commonly referred to as EPS. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. All multiples were based on closing stock prices on February 2, 2004. Credit Suisse First Boston then applied ranges of selected multiples drawn from publicly available financial data described above for the selected comparable companies to calendar year 2003 revenue and EBITDA, and to calendar year 2004 revenue, EBITDA and EPS of CDT and Belden based on management estimates. This analysis indicated the following implied exchange ratio range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Range	Exchange Ratio in the Merger

1.680x to 3.035x	2.000x

Contribution Analysis

      Credit Suisse First Boston analyzed the relative contributions of CDT and Belden to the pro forma total revenues, gross profit and EBITDA of the combined company, based on estimates for calendar years 2003, 2004 and 2005, and to the pro forma total net income of the combined company for calendar years 2004 and 2005, prepared by management of CDT and Belden. This analysis indicated the following implied exchange ratio range based on the net debt (cash) balances of CDT and Belden and on the closing stock prices of CDT and Belden on February 2, 2004, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Range	Exchange Ratio in the Merger

1.661x to 2.940x	2.000x

Discounted Cash Flow Analysis

      Credit Suisse First Boston calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that CDT and Belden could generate for calendar years 2004 through 2008. The unlevered after-tax free cash flows of CDT were based on information provided to Credit Suisse First Boston by CDT. The unlevered after-tax free cash flows of Belden were based on information provided to Credit Suisse First Boston by Belden for calendar years 2004 through 2006 and on extrapolations by CDT provided to Credit Suisse First Boston by CDT for calendar years 2007 and 2008. Credit Suisse First Boston calculated ranges of estimated terminal values for CDT and Belden by multiplying the estimated calendar year 2008 EBITDA of CDT and Belden by selected multiples ranging from 8.0x to 12.0x. The estimated after-tax free cash flows and terminal values were then discounted to present value using discount rates of 10% to 14%, based on a weighted average cost of capital analysis. This analysis indicated the following implied exchange ratio range based on the high and low discounted cash flow valuations for CDT and Belden, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio	Exchange Ratio in the Merger

1.141x to 3.281x	2.000x

Other Factors

      In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

•	historical price performance and trading volumes of CDT and Belden common stock during the 12-month period from February 3, 2003 to February 2, 2004;

•	selected publicly available research analysts’ reports for CDT and Belden, including EPS and revenue targets of those analysts for CDT and Belden;

•	potential cost savings and other synergies anticipated by the management of CDT and Belden to result from the merger;

•	Belden’s potential sale of selected inventories, machinery and equipment related to Belden’s North American telecommunications wire and cable business; and

•	the potential pro forma effect of the merger on CDT’s estimated cash EPS for calendar year 2004.

      Credit Suisse First Boston has acted as CDT’s financial advisor in connection with the merger. CDT selected Credit Suisse First Boston based on Credit Suisse First Boston’s qualifications, expertise and reputation and its familiarity with CDT and its business. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      Credit Suisse First Boston and its affiliates in the past have provided, currently are providing and may in the future provide, certain financial and investment banking services to CDT and Belden unrelated to the merger, for which services they have received, and expect to receive, compensation. During the past two years, Credit Suisse First Boston and its affiliates have provided certain financial and investment banking services to CDT unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received approximately $3.3 million in compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of CDT and Belden for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

      Pursuant to an engagement letter dated as of November 24, 2003, CDT engaged Credit Suisse First Boston to provide financial advisory services to the CDT board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, CDT has agreed to pay Credit Suisse First Boston a transaction fee of $2.5 million in connection therewith, $1.5 million of which is contingent on the completion of the merger. Credit Suisse First Boston will also receive a fee for rendering its opinion. In addition, CDT has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Interests of Certain Persons in the Merger

Interests of Certain Belden Directors and Officers in the Merger

      Certain members of Belden’s management and Belden’s board of directors may be deemed to have interests in the merger which are in addition to their interests as stockholders of Belden. The Belden board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. The consummation of the merger will constitute a change of control for purposes of each of the plans and agreements described below.

      Executive Change of Control Agreements. Belden is a party to change of control agreements with each of the eight executive officers named below. The change of control agreements provide for, among other things, certain payments and benefits in the event of a “qualifying termination” of employment, i.e., a termination of employment by the executive officer for “good reason” or a termination of employment by Belden without “cause,” each as defined in the agreements, within three years following a change in control of Belden, or a unilateral termination of employment by the executive for any reason within 30 days of the first anniversary of the date of a change in control. In the event of a qualifying termination, the executive will become entitled to outplacement services and health benefit continuation and a lump sum severance payment generally equal to the sum of:

•	two times (2.99 in the case of Mr. Cunningham) the sum of the executive’s base salary and the highest annual bonus earned by the executive with respect to the two completed fiscal years preceding the date of termination;

•	an amount equal to the executive’s “target” bonus with respect to the year in which termination occurs; and

•	the amount necessary to make the executive whole with respect to any excise taxes imposed under the Internal Revenue Code excess parachute with respect to excess parachute payments.

      The merger constitutes a change of control under the agreements. Prior to the commencement of the merger, Belden intends to enter into an amendment and restatement of the change of control agreements with each of the executive officers other than Peter J. Wickman, who has indicated his intention to leave Belden. Belden and CDT have determined that Peter Sheehan, Executive Vice President of CDT, will succeed Peter Wickman as President of the Electronic Products Division upon completion of the merger. In consideration for the agreement of each of these officers to (i) amend his or her existing change of control agreement to remove the provision regarding the unilateral right of termination with respect to the merger and (ii) waive the acceleration of the vesting of restricted stock held by such officer as a result of the merger. Belden intends to (1)  further amend the change of control agreements to provide for the termination of restrictions on restricted shares (other than those acquired under the retention and integration award program discussed below) and the vesting of all unvested options in the event of a “qualifying termination” following the merger, and (2) grant a retention and integration award to each of these officers, which is contingent upon the consummation of the merger (see “Equity-Based Incentive Plans,” below).

      If each of the seven executive officers, C. Baker Cunningham, Richard K. Reece, Kevin L. Bloomfield, D. Larrie Rose, Robert W. Matz, Stephen H. Johnson and Cathy O. Staples, were to experience a qualifying termination of employment following consummation of the merger and after entering into the amended and restated change of control agreements, the approximate cash amount (excluding benefits payable and the effects of the acceleration of any stock options or shares of restricted stock) that would be paid to such executive officers under such agreements (not including any payments that may be made with respect to excise tax) would be $3,497,000, $1,085,000, $848,000, $880,000, $805,000, $533,000 and $724,000, respectively. If Peter J. Wickman was to experience a qualifying termination of employment following consummation of the merger, the approximate cash amount (excluding benefits payable and the effects of the acceleration of any stock options or shares of restricted stock) that would be paid to him under such agreement (not including any payment that may be made with respect to excise tax) would be $912,000.

      Retention and Integration Award Program. In connection with the merger, certain of the executive officers discussed above and various other non-executive employees of Belden are expected to participate in a retention and integration award program. The value of each payment with respect to the retention and integration award for each executive officer will be equal to 110% (140% in the case of Mr. Cunningham) of the executive’s salary. For these officers, 50% of the value relating to the retention and integration awards will be paid in the form of cash and the remaining 50% in shares of restricted stock of Belden CDT, with all of the shares of restricted stock of Belden CDT being issued on the date of the merger and based on the value of the Belden CDT stock at that date.

      The awards will be paid (or in the case of the restricted stock vest) in three installments: one-third upon each of the consummation of the merger and the first and second anniversaries of the consummation of the merger, in each case if the executive is still employed by Belden CDT on those dates. If each of Messrs. Cunningham, Reece, Bloomfield, Rose, Matz and Johnson and Ms. Staples were to become entitled to payment of the entire award the approximate amount that would be paid to such executive officer would be $882,000, $357,500, $280,500, $286,000, $253,000, $200,750 and $236,500, respectively.

      In connection with the proposed merger, Mr. Cunningham has agreed to amend his existing change of control agreement so that the appointment of Mr. Cressey as Chairman of the board of directors of Belden CDT will not constitute a “good reason” for termination under Mr. Cunningham’s amended and restated change of control agreement.

      In addition, Belden may also grant retention and integration awards in a total aggregate amount of up to $1.2 million to certain non-executive employees of Belden. The value of each payment with respect to the retention and integration award for non-executive employees will be equal to up to 30% of the recipient’s salary. For these employees, the retention and integration awards will be paid in the form of cash.

      Equity-Based Incentive Plans. Each of Belden’s long term incentive plans for its employees and non-employee directors provides that, in the event of a change of control, including the consummation of the merger, all stock options granted thereunder will become fully vested and all restrictions on grants of restricted stock issued thereunder will lapse. Each of Belden’s executive officers (other than Peter J. Wickman) is expected to waive the lapse of restrictions on his or her restricted stock in connection with the merger.

      Belden’s directors and executive officers currently hold unvested stock options to acquire an aggregate of 250,498 shares of Belden common stock at an average exercise price of $16.8086. Belden’s directors currently hold an aggregate of 12,000 shares of restricted stock.

      Retirement Plans. Each of Belden’s executive officers participates in the Supplemental Excess Defined Benefit Plan and the Supplemental Excess Defined Contribution Plan. Under the terms of each of these plans, all unfunded accrued benefits become funded in the event of a change of control, including upon the consummation of the merger. As of December 31, 2003, each of Messrs. Cunningham, Reece, Wickman, Bloomfield, Rose, Matz and Johnson and Ms. Staples had an unfunded accrued benefit under the Supplemental Excess Defined Benefit Plan in an amount equal to approximately $121,586, $41,958, $36,094, $15,397, $12,592, $1,466, $0 and $4,728, respectively, and an unfunded account balance under the Supplemental Excess Defined Contribution Plan of approximately $813,794, $200,358, $210,358, $176,855, $110,867, $11,244, $21,197 and $93,196, respectively.

      As a result of these interests, these directors and officers of Belden could be more likely to vote in favor of the proposals related to the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of Belden stockholders generally. Belden stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

Interests of Certain CDT Directors and Officers in the Merger

      Certain members of CDT’s management and CDT’s board of directors may be deemed to have interests in the merger which are in addition to their interests as stockholders of CDT. The CDT board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. The consummation of the merger will constitute a change of control for purposes of each of the plans and agreements described below.

      Executive Change of Control Agreements. William Cann, Robert Canney, Charles B. Fromm, George C. Graeber, David R. Harden, Ferdinand Kuznik, Ian Mack and Peter Sheehan, each an executive officer of CDT, is each a party to a change of control agreement with CDT. Under each of these agreements, in the event the officer’s employment is terminated other than for cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement) following a change of control, he would (i) receive an amount equal to two times (three times in the case of Mr. Kuznik) the sum of (a) his highest annual compensation (excluding bonuses) over the prior three calendar years and (b) his average annual bonus over the prior three calendar years and (ii) be provided health and other employee benefits existing on the merger closing date (excluding profit sharing and 401(k) contributions) for two years following such change of control. In addition, under these agreements certain unvested options, restricted stock, employer contributions to 401(k) benefit plans and other long-term incentives would vest, and accrued bonuses and other similar amounts would be payable, under the circumstances described above. The merger will constitute a change of control under these agreements. CDT has agreed to indemnify and gross-up Mr. Kuznik in connection with any excise tax imposed under the Internal Revenue Code with respect to excess parachute payments.

      CDT and Belden are exploring how the benefits (such as health, dental and vision coverage, life insurance, accident and dismemberment coverage and long-term disability coverage) required under the change of control agreement can be provided. In the event such benefits cannot be provided as contemplated under the agreement, the parties may be required to negotiate with the individuals to provide alternative compensation or benefits.

      If any of Messrs. Cann, Canney, Fromm, Graeber, Harden, Kuznik, Mack or Sheehan were to be terminated or have good reason to resign under his change of control agreement following consummation of the merger, the approximate cash amount (excluding benefits payable and the effects of the acceleration of any stock options or shares of restricted stock) that would be paid to this officer under the agreement (not including any payments that may be made with respect to excise tax) would be $787,500, $539,552, $593,732,

$1,076,562, $669,998, $2,228,829, £589,526 and $593,838, respectively. It is expected that the positions that several of these officers will have with Belden CDT may constitute a good reason for a termination of employment for purposes of the agreement, thus triggering these payment obligations.

      Retention and Integration Award Program. In connection with the merger, certain of the executive officers discussed above and various other non-executive employees of CDT are expected to participate in a retention and integration award program. Specifically, Mr. Canny is expected to waive the acceleration of the vesting of his restricted stock, which would otherwise occur upon consummation of the merger, in consideration for CDT granting him a retention and integration award which will be contingent upon the consummation of the merger. In addition, each of Messrs. Harden and Sheehan is expected to be granted a retention and integration award which is contingent upon the consummation of the merger (see “Equity-Based Incentive Plans,” below). In order to effect these awards, CDT intends to enter into an amended and restated change of control agreement with each of these officers.

      The value of the retention and integration award for each of these officers will be equal to 110% of his salary. For these officers, 50% of the value of the award will be paid in the form of cash and the remaining 50% in shares of restricted stock of Belden CDT, with all of the shares of restricted stock of Belden CDT being issued on the date of the merger and based on the value of the Belden CDT stock at that date.

      The award will be paid (or in the case of the restricted stock vest) in three installments: one-third upon each of the consummation of the merger and the first and second anniversaries of the consummation of the merger, in each case if the executive is still employed by Belden CDT on those dates. If Messrs. Canny, Harden and Sheehan were to become entitled to payment of the entire award, the approximate amount that would be paid to him would be $253,000, $351,698 and $290,090, respectively.

      In addition, CDT may also grant retention and integration awards in a total aggregate amount of up to $1.2 million to certain non-executive employees of CDT. The value of each payment with respect to the retention and integration award for non-executive employees will be equal to up to 30% of the recipient’s salary. For these employees, the retention and integration awards will be paid in the form of cash.

      Equity-Based Incentive Plans. Each of CDT’s long-term incentive plans for its employees and non-employee directors provides that, in the event of a change of control, including the consummation of the merger, all stock options granted thereunder will become fully vested and all restrictions on grants of restricted stock issued thereunder will lapse. In connection with the retention and integration award program discussed above, Mr. Canny is expected to waive the lapse of restrictions on his restricted stock in connection with the merger.

      Messrs. Kuznik, Graeber, Mack and Fromm are expected to be deemed to have retired for purposes of all or some of their option grants. Such treatment would enable the individuals to exercise their options for 3 years following employment termination.

      CDT’s directors and executive officers currently hold unvested stock options to acquire an aggregate of 320,047 shares of CDT common stock at a weighted-average exercise price of $10.36. CDT’s directors and executive officers currently hold an aggregate of 295,381 shares of restricted stock.

      Employment and Consulting Agreements. Pursuant to the merger agreement, CDT expects to enter into employment agreements with each of Messrs. Kuznik and Graeber for a term of six months that provide for annual compensation equal to 125% of their respective annualized compensation in effect on the date of the merger agreement plus the benefits to which each executive officer was entitled as of the date of the merger agreement. Messrs. Kuznik and Graeber will each receive the cash portion under his change of control agreements promptly following the closing of the merger, and the non-cash benefits will begin at the end of his six-month employment period. In addition, Belden CDT may enter into short-term employment or consulting agreements with other officers of CDT.

      Retirement Plans. None of CDT’s officers participates in any defined benefit pension plan.

      Other Relationships. Lance Balk, a director of CDT who will continue as a director of Belden CDT, is a partner of Kirkland & Ellis LLP, the law firm representing CDT in connection with the merger. Kirkland &

Ellis LLP will receive legal fees for its representation of CDT in connection with the merger and other matters.

      As a result of these interests, these directors and officers of CDT could be more likely to vote in favor of the proposals related to the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of CDT stockholders generally. CDT stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

Completion and Effectiveness of the Merger

      The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval and adoption of the merger agreement and merger by the stockholders of Belden and the approval of the share issuance and amendments to CDT’s certificate of incorporation by the stockholders of CDT. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or as provided in the certificate of merger. Belden and CDT are working toward completing the merger as quickly as possible and expect to complete the merger during the second calendar quarter of 2004.

Structure of the Merger and Conversion of Belden Stock

      The merger agreement provides for the merger of BC Merger Corp., a newly formed, wholly owned subsidiary of CDT, with and into Belden. Upon completion of the merger, CDT will change its name to Belden CDT Inc. and Belden will be a wholly owned subsidiary of Belden CDT. The merger agreement also provides that the parties may mutually agree to revise the merger structure prior to the approval and adoption of the merger agreement and merger by Belden stockholders and the approval of the share issuance and amendments to CDT’s certificate of incorporation by CDT stockholders.

      As a result of the merger, each share of Belden common stock will be converted into one share of Belden CDT common stock if CDT’s proposed reverse stock split is effected prior to the merger or two shares of Belden CDT common stock if the reverse stock split does not occur prior to the merger, plus, in each case, the associated preferred share purchase right associated with each share of Belden CDT common stock.

Business Relationship between Belden and CDT

      On October 31, 2002, Belden purchased certain assets and assumed certain liabilities of a wire and cable business in Kingston, Ontario, Canada from CDT for cash of $11.3 million. The purchase price did not include certain contingency payments of up to $6.7 million that Belden would be required to pay for up to three years following the sale. Since October 31, 2002, Belden has not paid any contingency payments to CDT. On January 9, 2003, Belden decided to close the facility and relocate its operations to another of Belden’s facilities.

Exchange of Belden Stock Certificates for Belden CDT Stock Certificates

      Before the closing of the merger, an exchange agent will be appointed to handle the exchange of Belden stock certificates for certificates representing shares of Belden CDT common stock. Promptly after the closing of the merger, the exchange agent will send a letter of transmittal to each former Belden stockholder explaining the procedure for surrendering Belden stock certificates in exchange for certificates representing the number of shares of Belden CDT common stock into which the shares of Belden common stock were converted in the merger. A former Belden stockholder should, if required, complete the substitute IRS Form W-9 included with the letter of transmittal to avoid possible backup withholding tax on cash in lieu of fractional shares of common stock of Belden CDT of $20 or more. However, it is not anticipated that any fractional shares will exist because the exchange ratio is a whole number.

      After the completion of the merger, each certificate that previously represented shares of Belden common stock will only represent the right to receive the shares of Belden CDT common stock into which those shares of Belden common stock have been converted. In addition, after the completion of the merger, Belden will not register any transfers of the shares of Belden common stock. CDT stockholders need not exchange their stock certificates in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger

      The following is a discussion of the material U.S. federal income tax consequences of the merger to Belden stockholders who exchange their shares of Belden common stock for shares of Belden CDT common stock in the merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, Internal Revenue Service rulings and judicial and administrative rulings and court decisions in effect on the date of this joint proxy statement/ prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion. Furthermore, the discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any given holder of Belden common stock.

      This discussion addresses only a Belden stockholder who is a “U.S. holder” (as defined below). It does not address all of the U.S. federal income tax consequences that may be relevant to a particular Belden stockholder in light of that stockholder’s particular circumstances or to a Belden stockholder who is subject to special rules (e.g., a financial institution, insurance company, mutual fund, tax-exempt organization, broker-dealer, entity treated as a partnership for U.S. federal income tax purposes and a foreign person) or to a stockholder who holds Belden common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction for U.S. federal income tax purposes, a stockholder who holds individual retirement or other tax-deferred accounts, a stockholder who elects to apply a mark-to-market method of accounting or a stockholder who acquired his or her shares of Belden common stock pursuant to the exercise of employee stock options or otherwise as compensation. This summary assumes that a stockholder holds his or her Belden common stock as a capital asset and does not hold any fractional shares of Belden common stock.

      Belden stockholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and the effect of U.S. federal, state, local, foreign and other tax laws.

      For purposes of this summary, a “U.S. holder” is a beneficial owner of Belden common stock, who is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation organized under the laws of the United States or any state or political subdivision thereof, (3) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (4) a trust (A) the administration of which is subject to the primary supervision of a United States court where one or more United States persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person under the Code on the previous day and elected to continue to be so treated.

      CDT and Belden have structured the merger with the intent that the merger qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that CDT receive a written opinion from Kirkland & Ellis LLP and Belden receive a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case dated as of the effective date of the merger, both to the effect that the merger will qualify as such a reorganization. CDT’s and Belden’s conditions relating to these tax opinions are not waivable after receipt of Belden stockholder approval and adoption of the merger agreement and the merger or CDT stockholder approval of the share issuance without reapproval by Belden or CDT stockholders, as appropriate (with appropriate disclosure that would describe the consequences of the merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code). The opinions will rely on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by CDT, BC Merger Corp. and Belden, including those contained in representation letters of officers of CDT, BC Merger Corp. and Belden. If any of those representations, covenants or assumptions is inaccurate, counsel may not be able to render the required opinions and the tax consequences of the merger could differ from those discussed here. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court, nor does it preclude the Internal Revenue Service from adopting a contrary position. No ruling has been or will be sought from the Internal Revenue Service on the U.S. federal income tax consequences of the merger.

      Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:

•	No gain or loss will be recognized by CDT or Belden as a result of the merger;

•	A Belden stockholder whose shares of Belden common stock are exchanged in the merger for shares of Belden CDT common stock will not recognize gain or loss;

•	A Belden stockholder’s aggregate tax basis in shares of Belden CDT common stock received in the merger will equal the aggregate tax basis of the Belden common stock surrendered in the merger; and

•	A Belden stockholder’s holding period for the shares of Belden CDT common stock received in the merger will include the holding period for the shares of Belden common stock surrendered in the merger.

Regulatory Matters

Hart-Scott-Rodino

      It is a condition to the consummation of the merger that the applicable waiting period under the HSR Act shall have expired or been terminated. The HSR Act requires each of Belden and CDT to file Notification and Report Forms with the Bureau of Competition of the Federal Trade Commission and the Antitrust Division of the Department of Justice containing information relating to the parties to the merger agreement and the transactions contemplated by the merger agreement. Belden and CDT are required to observe a 30-day waiting period after the filings have been made before completing the merger. In compliance with the HSR Act, Belden and CDT both filed their Notification and Report Forms on February 20, 2004. The companies received notice of the early termination of the HSR waiting period on March 19, 2004.

      The Federal Trade Commission or the Department of Justice frequently scrutinizes the legality under the antitrust laws of transactions such as the merger. Accordingly, at any time before or after the completion of the merger, either the Federal Trade Commission or the Department of Justice could take action under the antitrust laws as it deems necessary or desirable in the public interest. Such actions may include seeking to challenge the merger, seeking divestitures or licenses as a condition to allowing the merger to proceed, limiting the operation of the combined company after the merger, or otherwise restricting the combined operations of Belden and CDT as a condition to approving the merger. Any challenges, limitations or restrictions imposed by government agencies could prevent the merger or diminish the benefits of the merger to Belden, CDT and their stockholders. In addition, state antitrust authorities or private persons or entities could take certain actions, including seeking to enjoin the merger under the antitrust laws at any time prior to the completion of the merger or seeking to compel rescission or divestiture after completion of the merger. Belden and CDT believe that the consummation of the merger will not violate antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

Foreign Filings

      It is a condition to the consummation of the merger that the applicable waiting period under the antitrust laws of Germany shall have expired or terminated. Transactions subject to antitrust notification in Germany are suspended automatically and may not be put into effect until they have been approved by the national antitrust authority. The national antitrust authority has one month from the receipt of notification to approve the proposed transaction or to indicate to the parties that the proposed transaction requires further review. In cases requiring further review, the national antitrust authority has three additional months to make a final decision. At the request of the national antitrust authority and with the parties’ consent, the one month and four month deadlines provided by German antitrust law may be extended by short periods of time. The national antitrust authority in Germany examines notified transactions and has the power to prohibit mergers or acquisitions that create or strengthen a dominant position, unless the parties can demonstrate that the merger or acquisition also will result in an improvement in market conditions that outweighs the disadvantages of market dominance. The companies received approval by the German competition authority on April 19, 2004.

      The merger is subject to the requirements of the Brazilian antitrust authorities, which must be notified within 15 working days of the signing of the merger agreement. The Brazilian antitrust authorities have 120 days to approve the transaction, although this period may be extended if the authorities request further information. The merger may be closed prior to approval, although the authorities have the power to issue a preliminary order preventing closing. The authorities will review whether the merger will limit competition or result in market dominance in Brazil. If the authorities consider that the merger will harm competition, and any beneficial effects of the deal are insufficient to outweigh that harm, it will prohibit the merger or grant clearance subject to conditions or obligations intended to remedy the anti-competitive effects. If the merger is not considered to harm competition, the authorities will approve the merger.

      Under Czech antitrust laws, in the case of a public bid it is lawful to acquire shares in the target before a final decision approving the transaction is made. It is unlawful, however, for the purchaser to determine or influence the competitive behavior of the target within the Czech Republic, in particular by exercising voting rights attaching to any shares acquired before the transaction has been approved by the national antitrust authority. In the Czech Republic, in the case of a public bid, the notification must be filed before the offer is published. The national antitrust authority has 30 days from its receipt of the notification to approve the proposed transaction or to initiate a second-phase inquiry. In the event that a second-phase inquiry is initiated, and in the case of a public bid, a final decision must be made within five months of receipt of the original notification. The national antitrust authority in the Czech Republic examines notified transactions and may prohibit mergers or acquisitions that significantly impede competition in the relevant market. In the Czech Republic, the applicable review period is to lapse on April 30, 2004. The parties believe that a decision approving the transaction will be issued within this period.

      Under the current Slovak Competition Act, if a transaction meets the applicable thresholds, a notification is to be submitted to the Slovak Anti-Monopoly Office within 30 days of the signing of the agreement. The review period is 60 calendar days from receipt of a complete notification and can be extended. The Slovak Competition Act provides that, pending receipt of a clearance, the parties are prohibited from exercising the rights and duties resulting from the combination. An amendment to the Slovak Competition Act is scheduled to become effective on May 1, 2004. Pursuant to the transitional rules, the Slovak Anti-Monopoly Office will cease its review of certain previously notified transactions, which would no longer be notifiable under the amended Competition Act. Belden and CDT have previously notified the transaction in the Slovak Republic but believe the transaction would not be notifiable under the amended Act and accordingly have requested the Slovak Anti-Monopoly Office to terminate the proceedings.

      Belden and CDT have made the required foreign antitrust filings. It is possible that Belden and CDT will not be permitted to complete the merger until all waiting periods under applicable foreign antitrust laws have expired or been terminated, and Belden and CDT have obtained any approvals from the governmental entities, without which the consummation of the merger would be prohibited.

Accounting Treatment

      Because Belden’s owners as a group will retain or receive the larger portion of the voting rights in the combined entity and Belden’s senior management will represent a majority of the senior management of the combined entity, Belden will be considered the acquiror for accounting purposes and will account for the merger as a reverse acquisition under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the consideration paid (purchase price) will be allocated to the tangible and intangible net assets of CDT based upon their fair values, and the net assets of CDT will be recorded at fair value as of the completion of the merger and added to those of Belden. Belden CDT’s fiscal year will end on December 31.

Treatment of Stock Options and Restricted Stock

Belden Stock Options and Restricted Stock

      Each outstanding and unexercised option to purchase shares of Belden common stock granted under the Belden stock plans will be assumed by Belden CDT and converted into an option to purchase shares of common stock of Belden CDT, with the number of shares of common stock of Belden CDT underlying the new option equaling the number of shares of Belden common stock for which the corresponding Belden option was exercisable, multiplied by two if CDT’s proposed reverse stock split does not occur prior to the merger or one if the reverse stock split does occur prior to the merger (rounded down to the nearest whole share); the per share exercise price of each new option will equal the exercise price of the corresponding Belden option divided by two if CDT’s proposed reverse stock split does not occur prior to the merger or one if the reverse stock split does occur prior to the merger (rounded up to the nearest cent).

      Each outstanding and unexercised option to purchase shares of Belden common stock granted under the Belden stock plans will become fully vested and exercisable upon consummation of the merger. As soon as practicable after the completion of the merger, Belden CDT will deliver notices to the holders of Belden stock options. These notices will set forth each holder’s rights under the Belden stock plans as assumed by Belden CDT, including that, in connection with the merger and pursuant to the terms of the Belden stock plans, the agreements evidencing the grants of the Belden stock options will continue in effect on the same terms and conditions, taking into account provisions providing for full vesting of those options and the adjustments to the number of shares underlying, and the exercise price of, the options. Belden CDT will use its commercially reasonable efforts to ensure that the stock options which qualified as incentive stock options prior to the completion of the merger continue to qualify as incentive stock options of Belden CDT after the merger. It is a condition to the consummation of the merger that the stock plans have been amended and the consent of the holders of options under the stock plans have been obtained, if necessary, to provide for the treatment of the stock options as provided in the merger agreement, although this condition may be waived by CDT.

      All restrictions on Belden restricted shares (other than the restricted shares held by certain executive officers who agree otherwise) will lapse upon the consummation of the merger.

CDT Stock Options and Restricted Stock

      Each outstanding and unexercised option to purchase shares of CDT common stock shall become fully vested and exercisable upon the consummation of the merger and such stock options will continue as stock options to purchase shares of Belden CDT common stock. For each outstanding and unexercised option to purchase shares of CDT common stock (or after the merger, Belden CDT common stock), the exercise price and number of shares subject to the stock option will be adjusted to reflect the one-for-two reverse stock split if effected.

      All restrictions on CDT restricted shares (other than the restricted shares held by the executive officer who may agree otherwise) will lapse upon the consummation of the merger.

Treatment of CDT Convertible Debentures

      The merger will not result in the acceleration of any obligations of CDT under CDT’s convertible debentures, nor will the merger result in any additional rights of holders of the convertible debentures. Under the terms of the merger agreement, CDT must continue to comply with its obligations to the holders of the debentures to seek to have a registration statement filed with the SEC with respect to the debentures and the resale of the CDT common stock into which the debentures are convertible. Under the terms of the registration rights agreement entered into at the time of the issuance of the convertible debentures, CDT agreed that if the registration statement is not declared effective by the SEC by March 4, 2004, CDT will be required to pay additional interest to the holders of convertible debentures until the registration statement has been declared effective. As a result, an additional 0.50% per annum of interest began to accrue on the debentures on March 4, 2004 and such interest will continue to accrue until the effectiveness of the registration statement. It is expected that the effectiveness of the registration statement will be delayed until the registration statement of which this joint proxy statement/ prospectus forms a part becomes effective.

      Upon the effectiveness of the reverse stock split, the number of shares of CDT common stock (or after the consummation of the merger, Belden CDT common stock) into which the convertible debentures are convertible will automatically be adjusted as a result of the reverse stock split.

Restrictions on Sales of Shares by Affiliates of Belden and CDT

      The shares of Belden CDT common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Belden CDT common stock issued to any person who is deemed to be an “affiliate” of either Belden or CDT at the time of the CDT special meeting or the Belden annual meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either Belden or CDT and may include our executive officers and directors, as well as our significant stockholders.

      Affiliates may not sell their shares of Belden CDT common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

      CDT’s registration statement on Form S-4, of which this joint proxy statement/ prospectus forms a part, does not cover the resale of shares of Belden CDT common stock to be received by our affiliates in the merger.

Appraisal Rights

      Under Delaware law, which applies to both Belden and CDT, stockholders of Belden and CDT will not have dissenters’ or appraisal rights as a result of the merger.

NYSE Listing of Belden CDT Common Stock to Be Issued in the Merger and Delisting and Deregistration of Belden Common Stock after the Merger

      It is a condition to the merger that the shares of Belden CDT common stock issuable in the merger be authorized for listing on the NYSE, subject to official notice of issuance. If the merger is completed, Belden common stock will cease to be listed on the NYSE and Belden’s shares will be deregistered under the Exchange Act. The companies expect that shares of Belden CDT common stock will continue to be listed on the NYSE under a symbol to be determined.

Indemnification; Directors’ and Officers’ Insurance

      Following the merger, the certificate of incorporation and by-laws of Belden CDT will continue to include provisions with respect to indemnification that are at least as favorable to Belden CDT directors and officers as those contained in its certificate of incorporation and by-laws in effect on the date the merger agreement was executed, and these provisions will not be adversely amended or repealed for a period of six years following completion of the merger, unless such modification is required by law. Prior to the merger, CDT will purchase directors’ and officers’ and fiduciary liability insurance policy coverage for a period of at least six years for persons who were directors or officers of Belden prior to the merger and for persons who were directors or officers of CDT prior to the merger who are not directors or officers of Belden CDT following the merger for the actions taken by such directors and officers in their capacities as directors and officers of Belden or CDT prior to the merger. The policy will provide for at least $30 million of aggregate coverage on terms and conditions no less advantageous to the covered officers and directors than the terms and conditions of the policies CDT maintained on February 4, 2004.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Belden and CDT have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement, which is included as Annex A to this joint proxy statement/ prospectus and incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information included in this joint proxy statement/ prospectus. All stockholders of Belden and CDT are urged to read the entire merger agreement carefully.

General

      Under the merger agreement, BC Merger Corp., a wholly owned subsidiary of CDT, will merge with and into Belden, with Belden continuing as the surviving corporation. As a result of the merger, Belden will become a wholly owned subsidiary of Belden CDT.

Closing Matters

Closing

      Unless the parties agree otherwise, the closing of the merger will take place on a date specified by the parties but no later than the third business day after all closing conditions have been satisfied or waived at the offices of Belden’s special counsel, Skadden, Arps, Slate, Meagher & Flom LLP, in New York.

      See “Conditions to Completion of the Merger” below for a more complete description of the conditions that must be satisfied or waived prior to closing.

Completion of the Merger

      As soon as practicable after the satisfaction or waiver of the conditions to the merger, Belden and CDT will file the certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware General Corporation Law, pursuant to which BC Merger Corp. will merge with and into Belden. The merger will become effective when the certificate of merger is filed or at such later time as Belden and CDT agree and specify in the certificate of merger.

Amendment to CDT’s Certificate of Incorporation

      Immediately prior to the consummation of the merger, CDT will amend its certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 and increase the number of authorized shares of preferred stock from 1,000,000 to 2,000,000, change CDT’s name to Belden CDT Inc. and effect the one-for-two reverse stock split of CDT common stock. A form of the amendment to CDT’s certificate of incorporation is attached to this joint proxy statement/ prospectus as Annex B. The amendment to the certificate of incorporation will be filed with the Secretary of State of the State of Delaware immediately prior to the consummation of the merger.

Consideration to Be Received in the Merger

      The merger agreement provides that, at the completion of the merger, each share of Belden common stock issued and outstanding immediately prior to the completion of the merger, but excluding shares of Belden common stock held in the treasury of Belden, will be converted into the right to receive two shares of Belden CDT common stock if CDT’s proposed one-for-two reverse stock split does not occur prior to the merger or one share of Belden CDT common stock if the reverse stock split does occur prior to the merger, plus, in each case, the preferred share purchase right associated with each share of Belden CDT common stock. The merger agreement provides that this exchange ratio shall be adjusted in the event of certain changes to the capital stock of either Belden or CDT prior to the merger, including other stock splits, reclassifications and other similar changes. After the merger, CDT stockholders will continue to hold the shares of CDT common stock (to be referred to as Belden CDT common stock) that they own immediately before the merger. See “The Merger — Treatment of Stock Options and Restricted Stock” for a description of the consideration to be received in the merger by holders of stock options to purchase Belden common stock or CDT common stock and restricted shares of Belden common stock or CDT common stock.

Exchange of Certificates in the Merger

      Before the closing of the merger, an exchange agent will be engaged to handle the exchange of Belden stock certificates for certificates representing shares of Belden CDT common stock. Promptly after the closing of the merger, the exchange agent will send a letter of transmittal to each former Belden stockholder explaining the procedure for surrendering Belden stock certificates in exchange for certificates representing the number of shares of Belden CDT common stock into which the shares of Belden common stock were converted in the merger. A former Belden stockholder should, if required, complete the substitute IRS Form W-9 included with the letter of transmittal to avoid possible backup withholding tax on cash in lieu of fractional shares of common stock of Belden CDT of $20 or more. However, it is not anticipated that any fractional shares will exist because the exchange ratio is a whole number.

      After the completion of the merger, each certificate that previously represented shares of Belden common stock will only represent the right to receive the shares of Belden CDT common stock into which those shares of Belden common stock have been converted. In addition, after the completion of the merger, Belden will not register any transfers of the shares of Belden common stock. CDT stockholders need not exchange their stock certificates in connection with the merger.

Fractional Shares

      No fractional shares of Belden CDT common stock will be issued in the merger. Instead, the exchange agent will pay each of those stockholders who would have otherwise been entitled to a fractional share of Belden CDT common stock an amount in cash determined by multiplying the fractional share interest by the average closing price, as reported on the NYSE, of one share of CDT common stock for the ten most recent trading days preceding the date of the merger. It is not anticipated that any fractional shares will exist because the exchange ratio is a whole number.

Listing of Common Stock of Belden CDT

      CDT has agreed to use all commercially reasonable efforts to cause the shares of Belden CDT common stock to be issued in the merger and the shares of Belden CDT common stock to be reserved for issuance upon exercise of the Belden stock options to be authorized for listing on the NYSE, subject to official notice of issuance, in connection with the completion of the merger. CDT’s symbol “CDT” will be changed to a symbol to be determined, effective upon the first trading day following the merger, assuming the listing application is approved. Authorization for listing on the NYSE of the shares of Belden CDT common stock issuable to Belden stockholders in the merger, subject only to official notice of issuance, is a condition to the obligations of Belden and CDT to complete the merger.

Treatment of Stock Options and Restricted Stock

      Each outstanding and unexercised option to purchase shares of Belden common stock granted under the Belden stock plans will be assumed by Belden CDT and converted into an option to purchase shares of common stock of Belden CDT, with the number of shares of common stock of Belden CDT underlying the new option equaling the number of shares of Belden common stock for which the corresponding Belden option was exercisable, multiplied by two if CDT’s proposed reverse stock split does not occur prior to the merger or one if the reverse stock split does occur prior to the merger (rounded down to the nearest whole share); the per share exercise price of each new option will equal the exercise price of the corresponding Belden option divided by two if CDT’s proposed reverse stock split does not occur prior to the merger or one if the reverse stock split does occur prior to the merger (rounded up to the nearest cent).

      Each outstanding and unexercised option to purchase shares of Belden common stock granted under the Belden stock plans will become fully vested and exercisable upon consummation of the merger. As soon as practicable after the completion of the merger, Belden CDT will deliver notices to the holders of Belden stock options. These notices will set forth each holder’s rights under the Belden stock plans as assumed by Belden CDT, including that, in connection with the merger and pursuant to the terms of the Belden stock plans, the agreements evidencing the grants of the Belden stock options will continue in effect on the same terms and conditions, taking into account provisions providing for full vesting of those options and the adjustments to the number of shares underlying, and the exercise price of, the options. Belden CDT will use its commercially reasonable efforts to ensure that the stock options which qualified as incentive stock options prior to the completion of the merger continue to qualify as incentive stock options of Belden CDT after the merger.

      All restrictions on Belden restricted shares (other than the restricted shares held by certain executive officers who agree otherwise) will lapse upon the consummation of the merger.

      Each outstanding and unexercised option to purchase shares of CDT common stock shall become fully vested and exercisable upon the consummation of the merger and such stock options will continue as stock options to purchase shares of Belden CDT common stock. For each outstanding and unexercised option to purchase shares of CDT common stock (or after the merger, Belden CDT common stock), the exercise price and number of shares subject to the stock option will be adjusted to reflect the one-for-two reverse stock split if effected. All restrictions on CDT restricted shares (other than the restricted shares held by the executive officer who may agree otherwise) will lapse upon the consummation of the merger.

Treatment of Belden Employee Stock Purchase Plan

      Under the terms of the merger agreement, Belden will terminate all its stock purchase plans, including any offering of shares of common stock under these plans. Prior to such termination, Belden will apply the contributions made by any participant in Belden’s employee stock purchase plans towards the purchase of Belden common stock. Notwithstanding the foregoing, the parties expect that prior to such termination, Belden will make a cash payment to each participant in the stock purchase plans in an amount equal to (1) the excess of the fair market value of the shares of Belden common stock on the date of the termination over the option price times (2) the number of shares covered by the cancelled options. Following the consummation of the merger, Belden employees who become Belden CDT employees will be able to participate in Belden CDT’s employee stock purchase plan.

Covenants

      Each of Belden and CDT have undertaken certain covenants in the merger agreement restricting the conduct of its respective business between the date the merger agreement was signed and the completion of the merger. Some of these covenants are complicated and not easily summarized. You are urged to read carefully the section of the merger agreement entitled “Conduct of Business.” The following summarizes the more significant of these covenants:

Conduct of Business

      Except as expressly required by, or provided for, in the merger agreement, or agreed to by the other party in writing, each of CDT and Belden is required to carry on its business in the ordinary course, consistent with past practice and use all commercially reasonable efforts to (i) preserve its current business organization, (ii) maintain the services of its current officers and key employees and (iii) preserve its relationships with its customers, suppliers and other persons with which it has significant business relations.

Required Consent

      Without the prior written consent of the other party, and with certain exceptions described in or contemplated by the merger agreement (which exceptions apply to certain but not all of the following items), none of CDT, Belden or any of their respective subsidiaries may take any of the following actions or authorize, commit or agree to take any of the following actions:

•	Declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, except for Belden’s regular quarterly dividend;

•	Split, combine or reclassify any of its or any of its subsidiaries’ capital stock or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	Purchase, redeem or acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

•	Issue, sell, deliver, pledge or otherwise encumber or subject to any lien, any shares of capital stock or other voting securities or any rights, warrants or options to acquire such shares or securities, other than (A) the issuance of common stock or options upon the exercise or conversion of options, (B) the issuance by a wholly-owned subsidiary of CDT or Belden, as applicable, of capital stock to such subsidiary’s parent company, (C) the issuance of common stock in the ordinary course of business to participants in employee stock purchase plans or (D) the issuance of CDT common stock upon conversion of the CDT debentures;

•	Amend its certificate of incorporation or by-laws;

•	Acquire, or agree to acquire, by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, any person or business that would be material to the acquiror other than acquisitions permitted by the merger agreement;

•	Sell, pledge, dispose of, transfer, lease, license or otherwise encumber any property or assets, except certain sales in the ordinary course of business consistent with past practice;

•	Make any loans, advances or capital contributions to, or investments in, any person or entity;

•	Borrow money or issue any debt securities or assume, guarantee, endorse or become responsible for the debt obligations of any person or entity, other than in the ordinary course of business;

•	Pay, discharge, settle or satisfy any material claim, action or proceeding, except settlements in the ordinary course of business or for which reserves have been established as of the date of the merger agreement;

•	Make any material tax election, except in the ordinary course of business;

•	Increase in any manner the compensation or fringe benefits of (or enter into any commitment to pay any pension or benefit to), or pay any bonus to, any of its officers or directors, or materially increase any of the foregoing for any employees, except in the ordinary course of business consistent with past practices;

•	Commit itself to, or enter into, any employment agreement involving a significant amount of compensation, or adopt any new benefit, compensation or stock option plan, or amend, supplement or accelerate any existing benefit, stock option or compensation plan;

•	Change accounting methods, principles or practices unless required by GAAP or the SEC with the concurrence of its independent accountants;

•	Enter into, modify or amend in any material respect, or terminate, waive, release or assign any material benefit or claim under, any material joint venture, development, commercialization, manufacturing, supply or other collaboration agreement, strategic partnership, alliance, license or sublicense or other material contract;

•	Enter into any new material line of business;

•	Subject itself to any material non-compete or other similar restriction on the conduct of its business following completion of the merger other than in the ordinary course of business; or

•	Make or agree to make any new capital expenditures, other than certain expenditures set forth in the merger agreement.

No Solicitation

      Each of Belden and CDT has agreed that, except in certain circumstances, Belden and CDT and their respective subsidiaries will not, nor will either company authorize or permit any of its officers, directors, employees, financial advisors, attorneys, accountants or other representatives to, take any of the following actions:

•	Solicit, initiate, encourage or take any other action that would be reasonably likely to facilitate, induce or encourage any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, an “alternative transaction” (as defined below);

•	Participate in any discussions or negotiations regarding, or furnish any information with respect to, an alternative transaction;

•	Approve, endorse or recommend any alternative transaction; or

•	Enter into any letter of intent, agreement or commitment contemplating or otherwise relating to any proposed alternative transaction.

      The merger agreement also provides that each party will promptly advise the other of the status and terms of any alternative transaction proposal or any inquiry or request for information relating to any alternative transaction proposal and the status and terms of any such discussions or negotiations. Each of Belden and CDT shall also notify the other of any meeting of the board of directors of such party at which any alternative transaction proposal is reasonably likely to be considered.

      An “alternative transaction” includes, with respect to any party, with certain exceptions, any liquidation or dissolution of such party, or any transaction or series of related transactions with one or more third parties involving any one or more of the following:

•	Any purchase from such party or acquisition by any person or entity or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than 35% of the total outstanding voting securities of such party or any of its subsidiaries;

•	Any tender offer or exchange offer that, if consummated, would result in any person, entity or group beneficially owning 35% or more of the total outstanding voting securities of such party or any of its subsidiaries;

•	Any merger, consolidation, business combination or similar transaction involving such party or any of its subsidiaries; or

•	Any sale, lease, exchange, transfer, license, acquisition or disposition of more than 35% of the assets of such party or any of its subsidiaries, taken as a whole.

      Each of Belden and CDT, in response to an unsolicited, bona fide, written proposal for an alternative transaction that is determined in accordance with the merger agreement by such party’s board of directors to constitute a “superior proposal” (as defined on page 66 of this joint proxy statement/ prospectus), may (i) furnish its nonpublic information to a person proposing such superior proposal and (ii) participate in discussions or negotiations with such person regarding such superior proposal if all of the following conditions are met:

•	Such party has given the other party prior notice of its intentions to engage in negotiations and of the identity or the person, entity or group making such superior proposal and the material terms and conditions of such superior proposal;

•	Such party has not breached provisions in the merger agreement prohibiting solicitation of competing bids;

•	Such party’s board of directors has determined in good faith that failure to take such action could result in a breach of its fiduciary obligations;

•	Before furnishing nonpublic information to the person proposing the superior proposal, such party enters into a confidentiality agreement with the person proposing the superior proposal; and

•	Such party provides a copy of any materials provided to the person proposing the superior proposal to the counterparty to the merger agreement.

      In response to the receipt of an unsolicited proposed alternative transaction that is determined to be a superior proposal, the board of directors of the party receiving such proposal may withhold, withdraw, amend or modify its recommendation in favor of the merger and, in the case of a tender or exchange offer made directly to stockholders, may recommend that the stockholders accept the tender or exchange offer if all of the following conditions are met:

•	The superior proposal has not been withdrawn and continues to be a superior proposal;

•	Such party’s stockholders’ meeting has not occurred;

•	Such party (i) has provided the other party five business days’ prior written notice that it has received a superior proposal, (ii) has provided the other party with the material terms and conditions of the superior proposal and the identity of the person, entity or group making the superior proposal, (iii) has notified the other party that such party intends to change its recommendation in favor of the merger and (iv) during such five-day period, if requested by the other party, such party has engaged in good faith negotiations to amend the merger agreement in such a manner that the alternative transaction proposal is no longer a superior proposal;

•	Such party’s board of directors believes in good faith, after consultation with outside counsel, that, in light of such superior proposal, failure to change its recommendation is reasonably likely to result in a breach of its fiduciary obligations; and

•	Such party has complied with the applicable provisions of the merger agreement relating to such an event and has not breached in any material respect any of the other applicable provisions set forth in the merger agreement.

      A “superior proposal,” with respect to a party, means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination:

•	(i) All or substantially all of the assets of such party or (ii) all of the outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction; and

•	On terms that such party’s board of directors has in good faith, following consultation with outside and independent legal and financial advisors, and after taking into account all of the terms and conditions of such proposal and the merger agreement (including any proposal by either party to amend the terms of the merger agreement), determined (i) to be more favorable, from a financial point of view, to its stockholders and (ii) to be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such proposed alternative transaction and the person proposing such alternative transaction.

      No proposed alternative acquisition will be deemed to be a superior proposal if such proposal is subject to a financing condition or any financing required to consummate such acquisition proposal is not committed.

      In addition, in no event may either party submit any alternative transaction or superior proposal to its stockholders for approval during the term of the merger agreement. No alternative transaction or change of recommendation will limit or otherwise affect the obligation of CDT or Belden to convene their special or annual meeting, as appropriate, in connection with the merger that is the subject of this joint proxy statement/ prospectus. However, neither Belden nor CDT is prohibited from disclosing to its stockholders a position relating to a tender offer or exchange offer which constitutes a superior proposal.

Expenses

      Other than the termination fee described under “— Termination Fee” and certain transfer taxes, all costs and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those costs and expenses.

Amendment or Waiver of Certain Employment Agreements

      In connection with the merger, Belden has agreed to use its reasonable best efforts to amend or supplement certain of its stock plans to provide for treatment of the stock options and restricted stock as described in this joint proxy statement/ prospectus. See “The Merger — Treatment of Stock Options and Restricted Stock.”

      Furthermore, Belden has also agreed to use its reasonable best efforts to enter into and obtain waivers to the change of control employment agreements of certain members of Belden management prior to the initial filing of the Form S-4, of which this joint proxy statement/ prospectus is a part. See “The Merger — Interests of Certain Persons in the Merger.”

Other Covenants and Agreements

      The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	Cooperation between Belden and CDT in the preparation of this joint proxy statement/ prospectus;

•	Timeliness of holding stockholders’ meetings to approve the merger and the recommendation of the boards of directors of the parties with respect to approval of the merger at such meetings (subject to the provisions described above permitting the board of directors of a party to change its recommendations);

•	Assumption by CDT of the stock option plans and agreements of Belden in connection with the merger;

•	CDT’s filing of a registration statement on Form S-3 with the SEC to register the resale of CDT’s convertible debentures;

•	CDT’s options, warrants and other securities being exchangeable or exercisable into a number of shares of CDT common stock that gives effect to the reverse stock split;

•	Listing on the NYSE of the Belden CDT common stock issuable under the merger agreement;

•	Maintaining at least the same level of employee benefits for and recognizing the time of service for purposes of employee benefits of employees of Belden continuing to be employed by Belden CDT following the merger;

•	Obtaining certain directors’ and officers’ liability insurance policies and restricting the ability of CDT before the merger or Belden CDT after the merger to amend certain indemnification provisions in CDT’s certificate of incorporation and by-laws;

•	Responding to stockholder litigation;

•	Confidentiality and access by each party to certain information about the other party;

•	Delivery by each of the accountants of Belden and CDT of a comfort letter reasonably satisfactory to the other party and customary in scope and substance of comfort letters delivered in similar transactions;

•	Cooperation with respect to any public announcements regarding the merger; and

•	Cooperation to obtain (and to keep each other apprised of the status of) all governmental approvals required to complete the merger.

Belden CDT Corporate Governance Matters

Belden CDT’s Board of Directors

      In connection with the completion of the merger, Belden CDT will expand its board of directors to ten members. The board of directors of Belden CDT will initially consist of five directors designated by Belden and five directors designated by CDT. Five members of Belden’s board of directors prior to the merger will serve as directors of Belden CDT and five members of CDT’s board of directors prior to the merger will serve as directors of Belden CDT following the merger. These board members will include Bryan C. Cressey, CDT’s existing Chairman of the board of directors, and C. Baker Cunningham, Belden’s existing Chairman of the board of directors, Chief Executive Officer and President. Mr. Cressey will serve as Chairman of the board of directors of Belden CDT. In addition, the committees of the board of directors of Belden CDT following the merger will comprise an equal number of CDT-designated directors and Belden-designated directors.

      Immediately following the merger, Belden CDT will amend its by-laws to provide that, until the third anniversary of the merger, if any director designated by either Belden or CDT ceases to serve on the board of directors for any reason, including expiration of term, the members of the board of directors designated by Belden or CDT, as appropriate, may appoint or nominate, as the case may be, the person to fill such directorship.

      Further, the by-laws will provide that, until the third anniversary of the merger, the CDT-designated directors will have the right to nominate the chairman of the board of directors and the Belden-designated directors will have the right to nominate the chief executive officer and each of CDT and Belden will use their reasonable efforts to cause their appointed directors to elect such nominee.

Super-Majority Voting Requirements

      CDT’s by-laws will also be amended upon completion of the merger to provide that, until the third anniversary of the merger, the affirmative vote of at least 70% of Belden CDT’s entire board of directors will be required to (i) remove certain named officials, (ii) remove any of the members of the board of directors, (iii) approve or recommend a merger or sale of all or substantially all of the assets, (iv) engage in certain acquisitions or series of acquisitions, (v) authorize for issuance or issue a certain level of equity securities, (vi) purchase, redeem or acquire any shares of Belden CDT’s capital stock, (vii) declare or pay any dividends or make any distributions in respect of any shares of capital stock, (vii) incur indebtedness in excess of $100,000,000 or (viii) amend or modify a by-law that is inconsistent with any of the foregoing provisions.

Representations and Warranties

      The merger agreement contains substantially reciprocal representations and warranties, many of which are qualified by materiality, made by each party to the other. The representations and warranties relate to, among other topics, the following:

•	Corporate existence, qualification to conduct business and corporate standing and power;

•	Ownership of subsidiaries and capital structure;

•	Corporate authority to enter into and perform under the merger agreement and enforceability of the merger agreement;

•	Board of director and stockholder approval;

•	Absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

•	Filings with the SEC and other government entities;

•	Accuracy of the information supplied for this joint proxy statement/ prospectus;

•	Financial statements;

•	Absence of certain changes or events, including litigation;

•	Compliance with laws and regulations;

•	Labor and other employment matters and employee benefit plans;

•	Tax matters;

•	Regulatory compliance;

•	Absence of environmental liabilities;

•	Real estate matters;

•	Intellectual property matters;

•	Inapplicability of anti-takeover statutes and absence of any triggering events under the CDT and Belden stockholder rights plans;

•	Payment of fees to finders or brokers in connection with the merger agreement;

•	Opinions of financial advisors;

•	Ownership by CDT or Belden of the other party’s common stock;

•	Ownership of assets;

•	Existence and enforceability of material contracts;

•	Insurance policies; and

•	Absence of undisclosed interested party transactions.

      The merger agreement also contains certain representations and warranties of CDT with respect to its wholly owned subsidiary, BC Merger Corp., including corporate organization and authorization, absence of a breach of the certificate of incorporation and the by-laws, no prior business activities and capitalization of the merger subsidiary.

Conditions to Completion of the Merger

      The obligations of CDT and Belden to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	The approval and adoption of the merger agreement and merger by Belden stockholders;

•	The approval by CDT stockholders of the issuance of shares of CDT common stock in the merger and the amendments to CDT’s certificate of incorporation;

•	The expiration or termination of the applicable waiting periods under anti-trust laws. The companies received notice of the early termination of the HSR waiting period on March 19, 2004;

•	The receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger, unless failure to obtain those consents or approvals would not reasonably be expected to have a material adverse effect on Belden CDT;

•	The absence of any law, order or injunction prohibiting completion of the merger;

•	The SEC having declared effective the CDT registration statement, of which this joint proxy statement/ prospectus forms a part;

•	The authorization for listing by the NYSE of the Belden CDT common stock to be issued in the merger, subject to official notice of issuance; and

•	The receipt of an opinion of each company’s counsel to the effect that the merger will qualify as a “reorganization” under the Internal Revenue Code (this condition is not waivable after CDT stockholder approval or Belden stockholder approval unless future CDT or Belden stockholder approval is obtained with appropriate disclosure).

      In addition, CDT’s obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	The representations and warranties of Belden contained in the merger agreement being true and correct as required by the merger agreement (except for representations or warranties expressly made as of a specific date, which must be true and correct in all material respects as of such date);

•	Belden having performed or complied, in all material respects, with all agreements or covenants required to be performed by it under the merger agreement;

•	Belden and its respective subsidiaries not having suffered from any change or effect that would reasonably be expected to have a material adverse effect on such party, as defined in the merger agreement;

•	CDT having received an officer’s certificate from the chief executive officer and the chief financial officer of Belden;

•	Absence of any event causing the rights under the Belden stockholder rights plan to become non-redeemable, exercisable, distributed or triggered; and

•	The amendment or supplementation of Belden stock plans in accordance with the merger agreement.

      In addition, Belden’s obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	The representations and warranties of CDT contained in the merger agreement being true and correct as required by the merger agreement (except for representations or warranties expressly made as of a specific date, which must be true and correct in all material respects as of such date);

•	CDT having performed or complied, in all material respects, with all agreements or covenants required to be performed by it under the merger agreement;

•	CDT and its respective subsidiaries not having suffered from any change or effect that would reasonably be expected to have a material adverse effect on such party, as defined in the merger agreement;

•	Absence of any event causing the rights under the CDT stockholder rights plan to become non-redeemable, exercisable, distributed or triggered; and

•	Belden having received an officer’s certificate from the chief executive officer and the chief financial officer of CDT.

Termination of Merger Agreement

Right to Terminate

      The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained by either Belden or CDT, or both, under the following circumstances:

•	By mutual written consent of Belden and CDT if their respective boards so determine;

•	By board authorized written notice of Belden or CDT for any of the following reasons:

•	If the merger has not been completed by August 31, 2004 (subject to an extension to November 30, 2004 under certain conditions), provided that a party may not terminate by reason of the merger not occurring by August 31, 2004 (or November 30, 2004, if extended) if such party’s failure to fulfill in any material respect any of its obligations or satisfy any condition to be satisfied by it has caused or resulted in the failure of the merger to occur on or before August 31, 2004 (or November 30, 2004 if extended);

•	If a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action or inaction which has the effect of permanently restraining, enjoining or otherwise prohibiting the merger and the party seeking to terminate has used commercially reasonable efforts to resolve such order, decree, ruling or other action or inaction; or

•	If the stockholders of Belden have not approved and adopted the merger agreement and merger or the stockholders of CDT have not approved the amendments to CDT’s certificate of incorporation or the issuance of CDT common stock in the merger and (i) such failure to obtain such stockholder approval was not caused by (through action or inaction) the party seeking to terminate the merger agreement and (ii) such action or inaction constitutes a material breach of the merger agreement.

•	By Belden upon a breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of CDT, or if any representation or warranty of CDT shall become untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall become untrue, provided that such breach is curable and CDT has failed to cure the breach within 30 days of receipt of notice of such breach.

•	By CDT upon a breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of Belden, or if any representation or warranty of Belden shall become untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall become untrue, provided that such breach is curable and Belden has failed to cure the breach within 30 days of receipt of notice of such breach.

•	By Belden, at any time prior to the approval by CDT stockholders of the share issuance and the amendments to the certificate of incorporation, if CDT or its board of directors (or a committee thereof), for any reason, shall have:

•	Failed to hold the CDT stockholders’ meeting in accordance with the terms of the merger agreement on or before July 30, 2004;

•	Failed to include in this joint proxy statement/ prospectus its recommendation without modification or qualification that CDT stockholders approve the issuance of its common stock and the amendments to its certificate of incorporation;

•	Withdrawn its recommendation in favor of the share issuance and the amendments to CDT’s certificate of incorporation;

•	Amended, modified or qualified such recommendation in a manner adverse to the interest of Belden;

•	Failed to reconfirm such recommendation within five business days of receipt of a written request from Belden to do so;

•	Approved or recommended any alternative transaction; or

•	Failed, within ten business days after any tender or exchange offer relating to CDT common stock commenced by any third party is first published, sent or given, to have mailed to its security holders a statement disclosing that CDT’s board of directors recommends rejection of such tender offer or exchange offer.

•	By CDT, at any time prior to the approval and adoption of the merger agreement and merger by Belden stockholders, if Belden or its board of directors (or any committee thereof), for any reason, shall have:

•	Failed to hold the Belden stockholders’ meeting in accordance with the terms of the merger agreement on or before July 30, 2004;

•	Failed to include in this joint proxy statement/ prospectus its recommendation without modification or qualification that Belden stockholders approve and adopt the merger agreement and the merger;

•	Withdrawn its recommendation in favor of the merger agreement and the merger;

•	Amended, modified or qualified such recommendation in a manner adverse to the interest of CDT;

•	Failed to reconfirm such recommendation within five business days of receipt of a written request from CDT to do so;

•	Approved or recommended any alternative transaction; or

•	Failed, within ten business days after any tender or exchange offer relating to Belden common stock commenced by any third party is first published, sent or given, to have mailed to its security holders a statement disclosing that Belden’s board of directors recommends rejection of such tender offer or exchange offer.

Termination Fee

      If terminated, the merger agreement will become void and, except in circumstances where a termination fee is payable or in instances of a willful breach of any representation or warranty in the merger agreement or a breach of any covenant or agreement contained in the merger agreement, neither party will have any liability to the other party under the merger agreement. Upon a termination, a party may become obligated to pay to the other party a termination fee, as described below:

      CDT will be obligated to pay a termination fee to Belden equal to $15 million if:

•	CDT or Belden terminates the merger agreement because CDT failed to obtain the approval of its stockholders of the share issuance or the amendments to its certificate of incorporation and (i) prior to such termination, a third party has announced an offer or indication of interest in an acquisition involving CDT and (ii) within 12 months of the termination of the merger agreement, CDT consummates or enters into an agreement with respect to such a transaction;

•	CDT or Belden terminates the merger agreement because the merger has not been consummated by August 31, 2004 (subject to an extension of November 30, 2004 under certain circumstances) and (i) prior to such termination, a third party has announced an offer or indication of interest in an acquisition involving CDT and (ii) within 12 months of the termination of the merger agreement, CDT consummates or enters into an agreement with respect to such a transaction;

•	Belden terminates the merger agreement prior to CDT stockholder approval of the share issuance or the amendments to its certificate of incorporation and CDT:

•	Failed to hold the CDT stockholders’ meeting in accordance with the terms of the merger agreement on or before July 30, 2004;

•	Failed to include in this joint proxy statement/ prospectus its recommendation without modification or qualification that CDT stockholders approve the share issuance and amendments to CDT’s certificate of incorporation;

•	Withdrew its recommendation in favor of the share issuance and amendments to its certificate of incorporation, except where such withdrawal is as a result of a material adverse change of Belden;

•	Amended, modified or qualified such recommendation in a manner adverse to the interest of Belden, except where such withdrawal is as a result of a material adverse change of Belden;

•	Failed to reconfirm such recommendation within five business days of receipt of a written request from Belden to do so;

•	Approved or recommended any alternative transaction; or

•	Failed, within ten business days after any tender or exchange offer relating to CDT common stock commenced by any third party is first published, sent or given, to have mailed to its security holders a statement disclosing that CDT’s board of directors recommends rejection of such tender offer or exchange offer; or

•	Belden terminates the merger agreement as a result of a breach or inaccuracy by CDT in any representation, warranty, covenant or agreement of the merger agreement and CDT fails to cure such breach or inaccuracy, provided that such breach or inaccuracy is curable, within the 30 days following Belden’s notice to CDT of such a breach and prior to such termination, and (i) a third party has announced an offer or indication of interest in an acquisition involving CDT and (ii) CDT’s breach is willful or intentional and intended to facilitate or otherwise benefit such alternate transaction.

      Belden will be obligated to pay a termination fee to CDT equal to $15 million if:

•	CDT or Belden terminates the merger agreement because Belden failed to obtain the approval of its stockholders of the merger agreement and (i) prior to such termination, a third party has announced an offer or indication of interest in an acquisition involving Belden and (ii) within 12 months of the termination of the merger agreement, Belden consummates or enters into an agreement with respect to such a transaction;

•	CDT or Belden terminates the merger agreement because the merger has not been consummated by August 31, 2004 (subject to an extension of November 30, 2004 under certain circumstances) and (i) prior to such termination, a third party has announced an offer or indication of interest in an acquisition involving Belden and (ii) within 12 months of the termination of the merger agreement, Belden consummates or enters into an agreement with respect to such a transaction;

•	CDT terminates the merger agreement prior to Belden stockholder approval and adoption of the merger agreement and merger and Belden has:

•	Failed to hold the Belden stockholders’ meeting in accordance with the terms of the merger agreement on or before July 30, 2004;

•	Failed to include in this joint proxy statement/ prospectus its recommendation without modification or qualification that Belden stockholders adopt and approve the merger agreement and the merger;

•	Withdrew its recommendation in favor of the merger agreement, except where such withdrawal is a result of a material adverse change of CDT;

•	Amended, modified or qualified such recommendation in a manner adverse to the interest of CDT, except where such withdrawal is a result of a material adverse change of CDT;

•	failed to reconfirm such recommendation within five business days of receipt of a written request from CDT to do so;

•	Approved or recommended any alternative transaction; or

•	Failed, within ten business days after any tender or exchange offer relating to Belden common stock commenced by any third party is first published, sent or given, to have mailed to its security holders a statement disclosing that Belden’s board of directors recommends rejection of such tender offer or exchange offer; or

•	CDT terminates the merger agreement as a result of a breach or inaccuracy by Belden in any representation, warranty, covenant or agreement of the merger agreement and Belden fails to cure such breach or inaccuracy, provided that such breach or inaccuracy is curable, within the 30 days following CDT’s notice to Belden of such a breach and prior to such termination, and (i) a third party has announced an offer or indication of interest in an acquisition involving CDT and (ii) Belden’s breach is willful or intentional and intended to facilitate or otherwise benefit such alternate transaction.

      An “acquisition” involving Belden or CDT means, with certain exceptions, any of the following:

•	A merger, business combination, liquidation or other similar transaction involving such party pursuant to which the party’s stockholders hold less than 50% of the equity interests in the entity surviving the transaction or its parent;

•	A sale or disposition by such party of assets representing more than 50% of its consolidated assets; or

•	An acquisition by any person or group of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 50% of the voting power of such party’s then outstanding capital stock.

Amendments, Extensions and Waivers

Amendment

      The merger agreement may be amended by the parties at any time before or after the stockholder meetings that are described in this joint proxy statement/ prospectus. However, following the stockholder meetings, an amendment that changes the amount or form of consideration to be delivered to Belden stockholders can only be effected with approval of the CDT and Belden stockholders.

Extension; Waiver

      At any time prior to the completion of the merger, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) with certain exceptions, waive compliance by another party with any of the agreements or conditions contained in the merger agreement.

Belden Charter and Bylaws

      Upon the effective time of the merger, Belden’s certificate of incorporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of BC Merger Corp. in effect prior to the merger, except that the name shall be changed to “Belden Inc.” Upon the effective time of the merger, Belden’s bylaws shall be amended and restated in their entirety to be identical to the by-laws of BC Merger Corp. in effect prior to the merger.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

      The following unaudited pro forma combined condensed balance sheet of Belden CDT as of December 31, 2003 and the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2003 are based on the historical financial statements of Belden and CDT after giving effect to the merger as a purchase of CDT by Belden as the accounting acquiror (as described below) in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141), and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. Because Belden’s owners as a group will retain or receive the larger portion of the voting rights in the combined entity and Belden’s senior management will represent a majority of the senior management of the combined entity, Belden will be considered the acquiror for accounting purposes and will account for the merger as a reverse acquisition under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the consideration paid (purchase price) will be allocated to the tangible and intangible net assets of CDT based upon their fair values, and the net assets of CDT will be recorded at fair value as of the completion of the merger and added to those of Belden. Belden CDT’s fiscal year will end on December 31.

      The unaudited pro forma combined condensed balance sheet as of December 31, 2003 is presented to give effect to the proposed merger as if it occurred on December 31, 2003 and, due to different fiscal period-ends, combines the historical balance sheet of Belden at December 31, 2003 and the historical balance sheet of CDT at January 31, 2004. The unaudited pro forma combined condensed statement of operations of Belden and CDT for the year ended December 31, 2003 is presented as if the combination had taken place on January 1, 2003 for Belden and February 1, 2003 for CDT and, due to different fiscal period-ends, combines the historical results of Belden for the twelve month period ended December 31, 2003 and the historical results of CDT for the twelve month period ended January 31, 2004.

      Reclassifications have been made to CDT’s historical financial statements to conform to Belden’s historical financial statement presentation.

      On March 12, 2004, Belden’s board of directors authorized Belden to commit to a plan to dispose of the North American operations of its Communications segment. On March 18, 2004, Belden and Superior Essex Communications LLC entered into a definitive agreement under which the buyer will (1) purchase selected inventories, machinery and equipment and (2) assume certain customer contracts. The total sales price, which is subject to adjustment based upon inventory levels at closing, will not exceed $95 million and will include a $10 million contingent payment based on successful transition of the business under certain customer contracts. As a result, the unaudited pro forma combined condensed balance sheet as of December 31, 2003 and the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2003 are presented to give effect to classifying the North American operations of Belden’s Communications Segment as discontinued operations.

      In accordance with SFAS 141, CDT’s tangible and intangible net assets will be adjusted to their fair values and the excess of the purchase price over the fair value of CDT’s net assets will be recorded as goodwill. The preliminary adjustments to tangible and intangible net assets including goodwill that are shown in these unaudited pro forma combined condensed financial statements are based on various preliminary estimates by management. A final determination of these fair values, which cannot be made prior to the completion of the merger, will include management’s consideration of certain valuation studies to be conducted based on the actual net tangible and intangible assets of CDT that exist as of the completion date of the merger.

      The unaudited pro forma combined condensed financial statements do not include any adjustments for liabilities resulting from integration planning. Management teams for Belden and CDT are in the process of making these assessments and estimates of these costs, which are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to CDT employees, costs of vacating some facilities (leased or owned) of CDT, or other costs associated with exiting activities of CDT that would affect amounts in the pro forma combined condensed financial statements. In addition, Belden CDT may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation costs related to Belden employees, costs of vacating some facilities (leased or owned) of Belden, or other costs associated with exiting activities of Belden. The unaudited pro forma combined condensed financial statements also do not reflect cost savings that are expected to result from the integration activities and elimination of duplicate expenses after the merger.

      These unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values. They do not include liabilities resulting from integration planning which are not presently estimable as discussed above. Amounts preliminarily allocated to intangible assets with indefinite lives may significantly decrease or be eliminated and amounts allocated to intangible assets with definite lives may increase significantly. Such allocation changes could result in a material increase in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed financial statements. In addition, the receipt of valuation studies, the impact of ongoing integration activities, the timing of merger completion and other changes in CDT’s net tangible and intangible assets that occur prior to merger completion could cause material differences in the information presented. These unaudited pro forma combined condensed financial statements do not reflect any additional interest that may accrue on CDT’s convertible debentures.

      The unaudited pro forma combined condensed financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and accompanying notes of Belden and CDT incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma combined condensed financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Belden CDT that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Belden CDT.

BELDEN CDT INC. UNAUDITED PRO FORMA

COMBINED CONDENSED BALANCE SHEET

(Amounts in thousands except per share data)

	As of December 31, 2003
				CDT
		Effect of		Amounts
	Belden	Discontinued	Belden	as of
	Reported	Operations	Restated	January 31,	Pro Forma		Pro Forma
	Amounts	Adjustment(1)	Amounts	2004	Adjustments	Notes	Combined

ASSETS
Current assets:
Cash and cash equivalents	$94,967	$(13)	$94,954	$41,454	$—		$136,408
Receivables, net	99,112	(15,871)	83,241	79,349	—		162,590
Inventories	128,460	(47,502)	80,958	119,390	4,300	(A)	204,648
Income taxes receivable	1,770	—	1,770	7,925	—		9,695
Deferred income taxes	18,535	(7,465)	11,070	15,318	—		26,388
Other current assets	6,547	(328)	6,219	9,798	—		16,017
Current assets of discontinued operations	—	106,179	106,179	3,968	—		110,147

Total current assets	349,391	35,000	384,391	277,202	4,300		665,893
Property, plant and equipment, net	238,027	(48,898)	189,129	210,356	17,000	(B)	416,485
Goodwill and other intangibles, net	79,462	—	79,462	14,923	157,377	(C)	251,762
Other long-lived assets	6,675	(667)	6,008	10,772	(5,146)	(D)	11,634
Long-lived assets of discontinued operations	—	14,565	14,565	—	—		14,565

	$673,555	$—	$673,555	$513,253	$173,531		$1,360,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$117,182	$(28,003)	$89,179	$69,854	4,905	(E)	$163,938
Current maturities of long-term debt	65,951	—	65,951	1,984	—		67,935
Current liabilities of discontinued operations	—	28,003	28,003	—	—		28,003

Total current liabilities	183,133	—	183,133	71,838	4,905		259,876
Long-term debt	136,000	—	136,000	111,921	—		247,921
Postretirement benefits other than pensions	10,201	—	10,201	11,557	7,000	(F)	28,758
Deferred income taxes	44,317	(1,205)	43,112	1,383	9,715	(G)	54,210
Other long-term liabilities	25,494	(4,500)	20,994	12,674	2,791	(H)	36,459
Long-term liabilities of discontinued operations	—	5,705	5,705	—	(4,500)	(I)	1,205

Total liabilities	399,145	—	399,145	209,373	19,911		628,429
Minority interest in subsidiaries	—	—	—	8,172	—		8,172
Stockholders’ equity:
Preferred stock	—	—	—	—	—		—
Common stock	262	—	262	488	(277)	(J)	473
Additional paid-in capital	39,022	—	39,022	205,806	243,311	(K)	488,139
Retained earnings	237,087	—	237,087	137,803	(137,803)	(L)	237,087
Accumulated other comprehensive income/(loss)	7,461	—	7,461	18,087	(18,087)	(L)	7,461
Unearned deferred compensation	(1,700)	—	(1,700)	(1,194)	1,194	(L)	(1,700)
Treasury stock	(7,722)	—	(7,722)	(65,282)	65,282	(L)	(7,722)

Total stockholders’ equity	274,410	—	274,410	295,708	153,620		723,738

	$673,555	$—	$673,555	$513,253	$173,351		$1,360,339

      These unaudited pro forma combined condensed financial statements reflect a preliminary allocation of the merger consideration on April 22, 2004. The preliminary allocation is subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed. The analysis below assumes the proposed one-for-two reverse stock split is effected prior to the merger. The preliminary calculation of the merger consideration is as follows:

Common stock (21,016 shares at $20.236 per share)	$425,280
Restricted common shares vesting (141 shares at $20.236 per share)	2,853
Fair value of CDT options converted to Belden CDT stock options	9,845

437,978
Direct cost of merger	4,650

Total merger consideration	442,628
Historical book value of CDT’s assets and liabilities — January 31, 2004	295,708

Excess of merger consideration over historical book value	$146,920

      The value of the CDT common stock used to determine the overall merger consideration was calculated using the average closing price of the stock from February 2, 2004 to February 6, 2004.

      Outstanding options (after giving effect to the proposed reverse stock split) to purchase a total of 1,969 shares of CDT common stock will be converted into a total of 1,969 options to purchase Belden CDT common stock and those options will fully vest on the effective date of the merger. The fair value of these options was determined using the Black-Scholes option pricing model with the following assumptions:

Expected volatility:	41.10%
Risk free interest rate:	2.46%
Expected life of options (years)	3.7
Expected dividend yield:	5.40%

      The merger consideration will be allocated to the fair values of CDT’s assets acquired and liabilities assumed as of the date the merger is consummated. The excess of the merger consideration over the fair values of assets acquired and liabilities assumed will be recorded as goodwill.

Notes

(1)	Reflects adjustments made due to the reclassification of the North American operations of Belden’s Communications segment as discontinued operations. On March 12, 2004, the board of directors of Belden authorized Belden to commit to a plan to dispose of this business. On March 18, 2004, Belden and Superior Essex Communication LLC into a definitive agreement under which the buyer will (1) purchase selected inventories, machinery, and equipment, and (2) assume certain customer contracts. The total sales price, which is subject to adjustment based upon inventory levels at closing, will not exceed $95,000 and will include a $10,000 contingent payment based on successful transition of the business under certain customer contracts. Belden does not expect to recognize a material gain or loss on the sale of the assets but expects to continue to incur operating losses, severance charges and other closure costs with respect to this business until divestiture is completed and the facility is closed. The book values of assets and liabilities of the business are recorded at estimated fair values.

(A)	Reflects the estimated step-up of CDT’s inventory from book value to fair value.

(B)	Reflects the estimated step-up of CDT’s property and equipment from book value to fair value. The fair value adjustments for the CDT property and equipment are summarized below:

Land	$1,300
Buildings	5,800
Machinery and equipment	9,900

$17,000

(C)	Reflects the estimated step-up of intangible assets and goodwill from book value to fair value. The fair value adjustments for CDT’s identified intangible assets and goodwill are summarized below:

Trademarks	$10,500
Customer relationships	10,000
Patents	6,500

Identified intangible assets	27,000
Goodwill	130,377

$157,377

(D)	Reflects the elimination of CDT’s pension intangible asset and CDT’s deferred financing fees. These items are summarized below:

Pension intangible asset	$(1,676)
Deferred financing fees	(3,470)

$(5,146)

(E)	Reflects the accrual of change of control payments of $7,105 and the elimination of a payable of $2,200 recognized by Belden related to its 2002 purchase of the Norcom operations from CDT.

(F)	Reflects the adjustment to record CDT’s postretirement benefits liability at an amount equal to the accumulated postretirement benefits obligation less the fair value of plan assets.

(G)	Reflects the net deferred tax liability on fair value adjustments of identified assets and liabilities.

Identified asset step-ups, net	$43,154
Identified liability step-ups	(16,896)

Net taxable temporary differences	26,258
Effective tax rate	37%

Deferred tax liability	$9,715

(H)	Reflects the adjustment to record CDT’s pension liability at an amount equal to the projected benefit obligation less the fair value of plan assets.

(I)	Reflects the elimination of a payable recognized by Belden related to its 2002 purchase of the Norcom operations from CDT.

(J)	Reflects the reduction in par value related to CDT’s proposed one-for-two reverse stock split.

(K)	Reflects the adjustment to additional paid in capital to record the impact of the acquisition and the revaluation of common stock.

(L)	Reflects the elimination of CDT’s equity accounts (including the charge for a minimum pension liability of $2,905 in accumulated other comprehensive income/(loss)).

BELDEN CDT INC. UNAUDITED PRO FORMA

COMBINED CONDENSED STATEMENT OF OPERATIONS

(Amounts in thousands except per share data)

	Twelve Months Ending

				January 31,
	December 31, 2003			2004

		Effect of Belden
	Belden	Discontinued	Belden				Pro
	Reported	Operations	Restated	CDT	Pro Forma		Forma
	Amounts	Adjustment(1)	Amounts	Amounts	Adjustments	Notes	Combined

Revenues	$826,521	$(202,415)	$624,106	$503,445	$—		$1,127,551
Cost of Sales	712,166	(208,680)	503,486	387,098	1,200	(A)	891,784

Gross Profit	114,355	6,265	120,620	116,347	(1,200)		235,767
Selling, general and administrative expenses	108,462	(13,746)	94,716	102,350	(1,093)	(B)	195,973
Other operating expenses/(earnings)	89,769	(89,417)	352	3,797	—		4,149

Operating earnings/(loss)	(83,876)	109,428	25,552	10,200	(107)		35,645
Nonoperating expenses/(earnings)	—	—	—	(391)	—		(391)
Interest expense	12,299	271	12,570	4,942	(463)	(C)	17,049

Income/(loss) from continuing operations before taxes and minority interest	(96,175)	109,157	12,982	5,649	356		18,987
Income tax expense/(benefit)	(35,445)	(39,228)	3,783	3,770	132	(D)	7,685

Income/(loss) from continuing operations before minority interest	(60,730)	69,929	9,199	1,879	224		11,302
Minority interest, net	—	—	—	(2,164)	—		(2,164)

Income/(loss) from continuing operations	$(60,730)	$69,929	$9,199	$(285)	$224		$9,138

Basic average shares outstanding	25,158		25,158	21,527			46,685
Basic earnings/(loss) per share from continuing operations	$(2.41)		$0.37	$(0.01)			$0.20
Diluted average shares outstanding	25,158		25,351	21,527			46,950
Diluted earnings/(loss) per share from continuing operations	$(2.41)		$0.36	$(0.01)			$0.19

      The following is a summary of the weighted average basic and diluted shares used to calculate earnings per share. The CDT shares are adjusted to give effect to the proposed one-for-two reverse stock split.

		Common
	Basic	Equivalent	Diluted

Belden	25,158	193	25,351
CDT	21,527	72	21,599

	46,685	265	46,950

      CDT common equivalent shares do not include the “if converted” effect for CDT’s convertible debt because it would be antidilutive.

Notes

(1)	Reflects adjustments due to the reclassification of the North American operations of Belden’s Communications segment as discontinued operations. On March 12, 2004, the board of directors of Belden authorized Belden to commit to a plan to dispose of this business. On March 18, 2004, Belden and Superior Essex Communications LLC into a definitive agreement under which the buyer will (1) purchase selected inventories, machinery, and equipment, and (2) assume certain customer contracts. The total sales price, which is subject to adjustment based upon inventory levels at closing, will not exceed $95,000 include a $10,000 contingent payment based on successful transition of the business under certain customer contracts. Belden does not expect to recognize a material gain or loss on the sale of the assets but expects to continue to incur operating losses, severance charges and other closure costs with respect to this business until divestiture is completed and the facility is closed.

(A)	Reflects the additional depreciation expense on the property and equipment step-up of $1,200.

(B)	Reflects the additional amortization expense on the intangibles step-up and the reversal of merger expenses recorded by CDT that were included in its unaudited historical statement of operations for the twelve month period ended January 31, 2004:

Intangibles amortization	$1,400
Merger expenses	(2,493)

$(1,093)

(C)	Reflects the elimination of CDT’s deferred financing fee amortization.

(D)	Reflects the blended effective tax rate of 37%.

CERTAIN RESTATED FINANCIAL STATEMENTS OF BELDEN

      On March 12, 2004, Belden’s board of directors authorized Belden to commit to a plan to dispose of the North American operations of its Communications segment. Future financial statements of Belden will reflect these operations as discontinued, in both historical and current period financial statements. On March 18, 2004, Belden and Superior Essex Communications LLC entered into a definitive agreement under which the buyer will (1) purchase selected inventories, machinery and equipment and (2) assume certain customer contracts. The combined condensed statement of operations of Belden for the years ended December 31, 2002 and 2001 are presented to give effect to classifying the North American operations of its Communications segment as discontinued operations. The comparable restated statement of operations information for Belden’s year ended December 31, 2003 is included in Combined Condensed Statement of Operations, included in “Unaudited Pro Forma Combined Condensed Financial Statements.”

BELDEN INC.

Restated Condensed Statement of Operations from Continuing Operations

(Unaudited)

	For the Year Ended			For the Year Ended
	December 31, 2002			December 31, 2001

		Effect of			Effect of
		Belden			Belden
	Belden	Discontinued	Belden	Belden	Discontinued	Belden
	Reported	Operations	Restated	Reported	Operations	Restated
	Amounts	Adjustment	Amounts	Amounts	Adjustment	Amounts

	(Amounts in thousands except per share data)
Revenues	$813,348	$(180,265)	$633,083	$968,369	$(260,319)	$708,050
Cost of Sales	690,336	(178,445)	511,891	799,463	(241,569)	557,894

Gross Profit	123,012	(1,820)	121,192	168,906	(18,750)	150,156
Selling, general and administrative expenses	107,439	(11,768)	95,671	116,968	(23,639)	93,329
Other operating expenses/(earnings)	21,621	(3,521)	18,100	(8,318)	8,299	(19)

Operating earnings/(loss)	(6,048)	13,469	7,421	60,256	(3,410)	56,846
Nonoperating expenses/(earnings)	—	—	—	(1,200)		(1,200)
Interest expense	13,730	527	14,257	18,585	225	18,810

Income/(loss) from continuing operations before taxes	(19,778)	12,942	(6,836)	42,871	(3,635)	39,236
Income tax expense/ (benefit)	(3,885)	(4,918)	1,033	11,662	2,363	9,299

Net income/(loss) from continuing operations	$(15,893)	$8,024	$(7,869)	$31,209	$(1,272)	$29,937

Basic average shares outstanding	24,763		24,763	24,499		24,499
Basic earnings/(loss) per share from continuing operations	$(0.64)		$(0.32)	$1.27		$1.22
Diluted average shares outstanding	24,763		24,763	24,766		24,766
Diluted earnings/(loss) per share from continuing operations	$(0.64)		$(0.32)	$1.26		$1.21

DESCRIPTION OF CDT CAPITAL STOCK

      The following is a summary of the material terms of CDT’s capital stock before the completion of the merger, which, except as noted, also summarizes the material terms of Belden CDT’s capital stock after the merger. It is only a summary; therefore, it is not meant to be complete and does not contain all of the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of CDT’s certificate of incorporation and CDT’s by-laws, both of which are incorporated by reference herein.

Authorized Capital Stock

Prior to Completion of the Merger

      Under CDT’s certificate of incorporation, CDT’s authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of April 23, 2004, there were 42,063,425 shares of CDT common stock issued and outstanding and no shares of preferred stock issued and outstanding.

After the Completion of the Merger

      If CDT’s certificate of incorporation is amended as proposed, CDT’s authorized capital stock would consist of 200,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share. If it is not amended, its authorized capital stock would remain unchanged.

      Giving effect to the merger and assuming that the reverse stock split is effected, CDT estimates that there will be (i) approximately 47 million shares of Belden CDT common stock outstanding, (ii) approximately six million shares of Belden CDT common stock issuable upon conversion of CDT’s convertible debentures, (iii) approximately five million shares of Belden CDT common stock issuable upon exercise of Belden CDT options, (iv) no shares of preferred stock outstanding and (v) 100,000 shares of preferred stock authorized for issuance pursuant to Belden CDT’s rights plan.

      Giving effect to the merger and assuming that the reverse stock split is not effected, CDT estimates that there will be (i) approximately 94 million shares of Belden CDT common stock outstanding, (ii) approximately 12 million shares of Belden CDT common stock issuable upon conversion of CDT’s convertible debentures, (iii) approximately ten million shares of Belden CDT common stock issuable upon exercise of Belden CDT options, (iv) no shares of preferred stock outstanding and (v) 100,000 shares of preferred stock authorized for issuance pursuant to Belden CDT’s rights plan.

CDT Common Stock

CDT Common Stock Outstanding

      The outstanding shares of CDT common stock are, and the shares of Belden CDT common stock issued in the merger will be, duly authorized, validly issued, fully paid and non-assessable.

Voting Rights

      Each CDT stockholder is entitled to one vote for each share of CDT common stock held of record on the applicable record date on all matters submitted to a vote of the stockholders.

Dividend Rights; Rights Upon Liquidation

      The holders of CDT common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of CDT’s board of directors, subject to any preferential dividend rights granted to the holders of any outstanding CDT preferred stock. In the event of a liquidation, dissolution or winding up of CDT, each share of CDT common stock is entitled to share pro rata in any distribution of CDT’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding CDT preferred stock.

Preemptive Rights

      Holders of CDT common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

CDT Preferred Stock

      Under CDT’s certificate of incorporation, the CDT board of directors is authorized, subject to any limitations prescribed by law, to issue CDT preferred stock in one or more series. Each series shall have the rights, preferences, privileges and restrictions, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, as the CDT board of directors shall determine. The CDT board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change of control of CDT and could adversely affect the market price of the CDT common stock and the voting and other rights of the holders of CDT common stock. In connection with CDT’s stockholder rights plan described below, CDT’s board of directors designated 100,000 shares of preferred stock as the series A preferred stock. As of the date of this joint proxy statement/ prospectus, there were no shares of preferred stock outstanding.

CDT Rights Plan

      CDT has a stockholder rights plan, under which each share of common stock is accompanied by the right, under specified circumstances, to purchase one one-thousandth of a share of CDT series A preferred stock at an initial price of $150.00 for each one one-thousandth of a share. This rights plan is described in the section entitled “Comparison of Rights of Belden Stockholders and CDT Stockholders.”

COMPARISON OF RIGHTS OF BELDEN

STOCKHOLDERS AND CDT STOCKHOLDERS

      Belden and CDT are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Belden capital stock and CDT capital stock arise primarily from differences in their respective certificates of incorporation, by-laws and rights agreements. Upon completion of the merger, holders of Belden capital stock will become holders of Belden CDT capital stock and their rights will be governed by Delaware law, the certificate of incorporation of Belden CDT, the by-laws of Belden CDT and the stockholder rights plan of Belden CDT. This section of this joint proxy statement/ prospectus describes the material differences between the rights of Belden stockholders and CDT stockholders.

      Because this summary does not provide a complete description of these documents, all Belden stockholders and CDT stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation, by-laws and stockholder rights plans of each of Belden and CDT. Copies of the certificate of incorporation and by-laws of CDT will be sent to CDT and Belden stockholders, upon request. Copies of the certificate of incorporation and bylaws of Belden will be sent to CDT and Belden stockholders, upon request. See “Where You Can Find More Information.”

      For additional information regarding the specific rights of holders of CDT common stock, you should read the section of this joint proxy statement/ prospectus entitled “Description of CDT Capital Stock” beginning on page 84.

Capitalization

Belden

      The authorized capital stock of Belden consists of:

•	100,000,000 shares of common stock, par value $0.01 per share; and

•	25,000,000 shares of preferred stock, par value $0.01 per share.

CDT

      The authorized capital stock of CDT consists of:

•	100,000,000 shares of common stock, par value $0.01 per share; and

•	1,000,000 shares of preferred stock, par value $0.01 per share.

      If the amendment to CDT’s certificate of incorporation to change CDT’s name and increase the number of authorized shares of capital stock is approved by the CDT stockholders and filed, the authorized capital stock of Belden CDT will consist of:

•	200,000,000 shares of common stock, par value $0.01 per share; and

•	2,000,000 shares of preferred stock, par value $0.01 per share.

Voting Rights

General

      Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the corporation’s certificate of incorporation so provides.

Belden

      Each Belden stockholder has the right to cast one vote for each share of Belden common stock held of record on all matters submitted to a vote of stockholders of Belden, including the election of directors. Holders of Belden common stock have no cumulative voting rights.

CDT

      Each CDT stockholder has the right to cast one vote for each share of CDT common stock held of record on all matters submitted to a vote of stockholders of CDT, including the election of directors. Holders of CDT common stock have no cumulative voting rights.

Number and Election of Directors

General

      Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the corporation’s certificate of incorporation so provides.

Belden

      The board of directors of Belden has seven members. The Belden bylaws provide that the Belden board of directors will consist of a number of directors between three and nine, to be fixed from time to time by the majority vote of the Belden directors then in office.

      Belden’s certificate of incorporation provides for the Belden board of directors to be divided into three classes, as nearly equal in size as possible, with one class being elected annually. Members of the Belden board of directors are elected to serve a term of three years and until their successors are elected and qualified.

      Belden’s certificate of incorporation does not provide for cumulative voting.

CDT

      The board of directors of CDT has seven members. Upon consummation of the merger, the board of directors of Belden CDT will have ten members. The CDT by-laws provide that the CDT board of directors will consist of at least one director, such number to be set by a majority of the board of directors.

      CDT’s certificate of incorporation does not provide for cumulative voting.

      CDT’s by-laws provide that directors are elected by a plurality of the votes cast by CDT stockholders entitled to vote in the election of directors at a meeting at which a quorum is present.

      Immediately following the merger, Belden CDT will amend its by-laws to provide that, until the third anniversary of the merger, if any director designated by either Belden or CDT ceases to serve on the board of directors for any reason, including expiration of term, the members of the board of directors designated by Belden or CDT, as appropriate, may appoint or nominate, as the case may be, the person to fill such directorship.

      Further, the by-laws will provide that, until the third anniversary of the merger, the CDT-designated directors will have the right to nominate the chairman of the board of directors and each of CDT and Belden will use their reasonable efforts to cause their appointed directors to elect such nominee.

Vacancies on the Board of Directors and Removal of Directors

General

      Delaware law provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the outstanding stock of the corporation having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

Belden

      Vacancies on the board of directors of Belden, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum. Election of directors by stockholders must be by a majority of the votes present and permitted to vote at a stockholder meeting.

      Belden’s certificate of incorporation provides that a director may be removed only for cause.

CDT

      Vacancies on the board of directors of CDT, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum.

      CDT’s by-laws provide that directors may be removed without cause by the holders of shares representing a majority of the voting power of CDT entitled to vote at an election of directors.

      Immediately following the merger, Belden CDT will amend its by-laws to provide that, until the third anniversary of the merger, if any director designated by either Belden or CDT ceases to serve on the board of directors for any reason, including expiration of term, the members of the board of directors designated by Belden or CDT, as appropriate, may appoint or nominate, as the case may be, the person to fill such directorship.

      Further, the by-laws will provide that, until the third anniversary of the merger, the CDT-designated directors will have the right to nominate the chairman of the board of directors and each of CDT and Belden will use their reasonable efforts to cause their appointed directors to elect such nominee.

Amendments to the Certificate of Incorporation

General

      Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

Belden

      Belden’s certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding Belden capital stock entitled to vote generally in the election of directors is required to amend provisions of the certificate of incorporation pertaining to action by written consent of stockholders and removal of directors. Belden’s certificate of incorporation is silent as to amendment of the other provisions.

CDT

      CDT’s certificate of incorporation provides that the affirmative vote of the holders of at least a majority of the outstanding shares of CDT stock is required to amend the certificate of incorporation.

Amendments to By-laws

General

      Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal by-laws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the by-laws, even though the board of directors may also be delegated the power.

Belden

      Belden’s certificate of incorporation provides that the board of directors may make, alter or repeal the bylaws.

      Belden’s bylaws provide that the bylaws may be altered, amended or repealed by the affirmative vote of the holders of a majority of the outstanding shares of Belden. However, the affirmative vote of the holders of not less than 80% of the outstanding shares of Belden is required to alter, amend or repeal the provisions of the bylaws pertaining to special meetings of stockholders, the number, election and term of directors and the amendment of the bylaws.

CDT

      CDT’s certificate of incorporation provides that the board of directors may make, alter or repeal the by-laws.

      CDT’s by-laws will also be amended upon completion of the merger to provide that, until the third anniversary of the completion of the merger, the affirmative vote of at least 70% of Belden CDT’s entire board of directors will be required to (i) remove certain named officials, (ii) remove any of the members of the board of directors, (iii) approve or recommend a merger or sale of all or substantially all of the assets, (iv) engage in certain acquisitions or series of acquisitions, (v) authorize for issuance or issue a certain level or equity securities, (vi) purchase, redeem or acquire any shares of CDT’s capital stock, (vii) declare or pay any dividends or make any distributions in respect of any shares of capital stock, (vii) incur indebtedness in excess of $100,000,000 or (viii) amend or modify a by-law that is inconsistent with any of the foregoing provisions.

Action by Written Consent

General

      Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

Belden

      Belden’s certificate of incorporation prohibits stockholder action by written consent.

CDT

      CDT’s by-laws provide that stockholder action may be taken by written consent.

Ability to Call Special Meetings

Belden

      Special meetings of Belden stockholders may be called by the president or secretary of Belden at the request in writing of a majority of the board of directors or the request in writing of stockholders owning a majority of issued and outstanding Belden capital stock able to vote at such meeting.

CDT

      Special meetings of CDT stockholders may be called by the president, the board of directors, the stockholders owning not less than a majority of issued and outstanding CDT capital stock able to vote at such meeting or the stockholders owning not less than a majority of the outstanding shares of any class or series of CDT capital stock.

Notice of Stockholder Action

Belden

      Under the Belden bylaws, in order for a stockholder to nominate candidates for election to Belden’s board of directors at any annual or any special stockholder meeting at which the board of directors has determined that directors will be elected, timely written notice must be given to the Secretary of Belden before the annual or special meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholder meeting, timely written notice must be given to the Secretary of Belden before the annual meeting.

      Under Belden’s bylaws, to be timely, notice of stockholder nominations to be made at a stockholder meeting must be received by the Secretary of Belden no less than 60 days nor more than 90 days prior to the meeting of the stockholders called for the election of directors. If the notice of such meeting is given less than 70 days prior to such meeting, notice of a stockholder nomination will also be timely if delivered within 10 days of the date on which public announcement of the meeting was first made by Belden.

      A stockholder’s nomination must set forth all of the following:

•	The name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	A representation that the stockholder is a holder of record of shares of capital stock entitled to vote at such meeting and intends to appear in person or by proxy to nominate the person or persons specified in the notice;

•	A description of all arrangements, understandings or relationships between the stockholder and each nominee and any other person pursuant to which the nominations are to be made by the stockholder;

•	Such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the board of directors; and

•	A consent signed by each such nominee to serve as a director of Belden if so elected.

      If the chairman of the board of directors determines that the nomination is not in compliance with Belden’s advance notice procedures, the chairman may declare that the defective proposal will be disregarded.

      Under Belden’s bylaws, to be timely, notice of other business to be conducted at a stockholder meeting must be received by the Secretary of Belden less than 60 days nor more than 90 days prior to the date of such meeting.

      A stockholder’s notice of a proposal to conduct other business at an annual meeting must set forth all of the following:

•	A brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the meeting, with respect to such business, and the reasons for conducting such business at the meeting;

•	The name and address of record of the stockholder proposing such business;

•	The class and number of shares of capital stock that are beneficially owned by the stockholder; and

•	Any material interest of the stockholder in such business.

      If the chairman determines that the proposal is not in compliance with Belden’s advance notice procedures, the chairman may declare that the defective proposal will be disregarded.

CDT

      CDT’s certificate of incorporation and by-laws are both silent as to notice of stockholder action.

Limitation of Personal Liability of Directors and Officers

General

      Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

•	a breach of the duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

Belden

      The Belden certificate of incorporation provides that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director of Belden will be liable to Belden or its stockholders for monetary damages for breach of fiduciary duty as a director.

CDT

      The CDT certificate of incorporation provides that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director of CDT will be liable to CDT or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers

General

      Under Delaware law, a corporation generally may indemnify directors and officers:

•	for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

      In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

Belden

      The Belden certificate of incorporation provides that any person who was or is a party or is threatened to be a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of Belden as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by Belden to the fullest extent permitted by Delaware law. Belden will indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) that was initiated by such person only if such proceeding (or part thereof) was authorized or ratified by the board of directors.

CDT

      The CDT by-laws provide that any person who was or is a party or is threatened to be a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of CDT as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by CDT to the fullest extent permitted by Delaware law. CDT will indemnify any such person seeking indemnification in connection with a proceeding that was initiated by such person only if such proceeding was authorized by the board of directors. The board of directors may provide indemnification to CDT’s employees and agents.

Stockholder Rights Plans

Belden

      In 1995, Belden adopted a stockholders rights plan pursuant to a rights agreement with The First Chicago Trust Company of New York, as rights agent. Set below is a summary of the material provisions of the rights agreement. The summary does not include a complete description of all of the terms of the rights agreement. All Belden stockholders and CDT stockholders are urged to read carefully the relevant provisions of Belden’s rights plan, copies of which will be sent to Belden stockholders or CDT stockholders upon request. See “Where You Can Find More Information” on page 127.

      Exercisability of Rights. Under the Belden rights agreement, one right attaches to each share of Belden common stock outstanding and, when exercisable, entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $100.00, which is subject to adjustment. In connection with the execution of the merger agreement, the Belden rights agreement was amended to provide that, among other things, the Belden rights will not become exercisable solely by reason of the execution of the merger agreement and the transactions contemplated thereby.

      The rights become exercisable upon the earlier of:

•	10 business days after the first date of public disclosure by Belden or an acquiring person that a person or group of people beneficially owns 15% or more of the Belden common stock; or

•	10 business days (or longer if the board so determines) following the commencement of or public disclosure of an intention to commence a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of common stock.

      A tender or exchange offer for all of the outstanding shares of Belden upon terms and conditions determined to be in the best interest of Belden by a majority of the then directors who were in office prior to the rights agreement or were elected by a majority of those directors will not trigger the rights.

      “Flip In” Feature. In the event a person becomes the beneficial owner of 15% or more of the Belden common stock outstanding, each holder of a Belden right, except for that person, will have the right to acquire, upon exercise of the Belden right, instead of one one-hundredth of a share of Belden Series A Junior Participating Preferred Stock, shares of Belden common stock having a value equal to twice the exercise price of the Belden right. For example, if we assume that the initial purchase price of $100 is in effect on the date that the flip-in feature of the Belden rights is exercised, any holder of a Belden right, except for the person that has become the beneficial owner of 15% or more of the Belden common stock then outstanding, may exercise his or her Belden right by paying to Belden $100 in order to receive from Belden shares of Belden common stock having a value equal to $200.

      “Flip Over” Feature. In the event a person becomes the beneficial owner of 15% or more of the Belden common stock outstanding and:

•	Belden is involved in a merger or other transaction where it is not the surviving corporation;

•	Belden is the surviving corporation in a consolidation pursuant to which all or part of the outstanding shares of common stock are changed or exchanged for stock or other securities of any other person or cash or any other property; or

•	Belden common stock is changed or exchanged in a transaction in which 50% or more of its consolidated assets or earning power are sold;

then each holder of a right, except for a person that is the beneficial owner of 15% or more of Belden common stock then outstanding, will have the right to receive, upon exercise of the right, the number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the right.

      Redemption. Any time until 10 days after a person acquires or obtains the right to acquire beneficial ownership of 15% or more of the outstanding shares of Belden common stock, Belden may redeem the rights in whole at a price of $.01 per right.

      Amendment. Prior to an announcement of the existence of a beneficial owner of more than 15% of Belden common stock, a majority of the board may amend the rights agreement. Ten days after such announcement, a majority of the board may only amend the rights agreement in order to:

•	cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent;

•	to shorten or lengthen any time period, provided that the agreement may not be amended to lengthen the redemption period when the rights are not redeemable unless for the purpose of protecting or clarifying the right holders’ rights; or

•	change or supplement the rights agreement in a manner which will not adversely affect the interests of the holders of the rights certificates.

      Termination. If not previously exercised, the Belden rights will expire on July 18, 2005, unless Belden redeems the rights or extends the expiration date.

      Anti-Takeover Effects. The Belden rights have anti-takeover effects. Once the Belden rights have become exercisable, in most cases the Belden rights will cause substantial dilution to a person that attempts to acquire or merge with Belden. Accordingly, the existence of the Belden rights may deter potential acquirors from making a takeover proposal or a tender offer. The Belden rights should not interfere with any merger or other business combination approved by the board of directors of Belden because Belden may redeem the Belden rights and because the Belden board of directors can amend the Belden rights agreement so that a transaction approved by the Belden board of directors would not cause the Belden rights to become exercisable.

CDT

      In 1996, CDT adopted a stockholders rights plan pursuant to a rights agreement with The First National Bank of Boston, as rights agent. Set below is a summary of the material provisions of the rights agreement. The summary does not include a complete description of all of the terms of the rights agreement. All Belden stockholders and CDT stockholders are urged to read carefully the relevant provisions of CDT’s rights plan, copies of which will be sent to CDT stockholders or Belden stockholders upon request. See “Where You Can Find More Information” on page 127.

      Exercisability of Rights. Under the CDT rights agreement, one right attaches to each share of CDT common stock outstanding and, when exercisable, entitles the registered holder to purchase one one-thousandth of a share of Junior Participating Preferred Stock Series A, at a purchase price of $150.00, which is subject to adjustment.

      The rights become exercisable upon the earlier of:

•	the day after the first date of public disclosure by CDT or an acquiring person that a person or group of people beneficially owns 20% or more of the CDT common stock; or

•	10 business days (or longer if the board so determines) following the commencement of or public disclosure of an intention to commence a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of common stock.

      “Flip In” Feature. In the event a person becomes the beneficial owner of 20% or more of the CDT common stock outstanding, each holder of a CDT right, except for that person, will have the right to acquire, upon exercise of the CDT right, instead of one one-thousandth of a share of CDT Junior Participating Preferred Stock, Series A, shares of CDT common stock having a value equal to twice the exercise price of the CDT right. For example, if we assume that the initial purchase price of $150 is in effect on the date that the flip-in feature of the CDT rights is exercised, any holder of a CDT right, except for the person that has become the beneficial owner of 20% or more of the CDT common stock then outstanding, may exercise his or her CDT right by paying to CDT $150 in order to receive from CDT shares of CDT common stock having a value equal to $300.

      “Flip Over” Feature. In the event a person becomes the beneficial owner of 20% or more of the CDT common stock outstanding and:

•	CDT is involved in a merger or other transaction where it is not the surviving corporation;

•	CDT is involved in a transaction in which it is the surviving corporation and in connection with such transaction, CDT common stock is changed or exchanged for securities of another company or person, cash or any other property; or

•	CDT common stock is changed or exchanged in a transaction in which 50% or more of its consolidated assets or earning power are sold;

then each holder of a right, except for a person that is the beneficial owner of 20% or more of CDT common stock then outstanding, will have the right to receive, upon exercise of the right, the number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the right.

      Redemption. Prior to an announcement of a beneficial owner of 20% or more of CDT common stock then outstanding, CDT may redeem the rights in whole at a price of $.01 per right.

      Amendment. Prior to an announcement of the existence of a beneficial owner of more than 20% of the CDT common stock, a majority of the board may amend the Rights Agreement. After such announcement, a majority of the board may amend the Rights Agreement in order to:

•	cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent; or

•	change or supplement the rights agreement in a manner which will not adversely affect the interests of the holders of the rights certificates.

      Termination. If not previously exercised, the CDT rights will expire on December 11, 2006, unless CDT redeems the rights or extends the expiration date.

      Anti-Takeover Effects. The CDT rights have anti-takeover effects. Once the CDT rights have become exercisable, in most cases the CDT rights will cause substantial dilution to a person that attempts to acquire or merge with CDT. Accordingly, the existence of the CDT rights may deter potential acquirors from making a takeover proposal or a tender offer. The CDT rights should not interfere with any merger or other business combination approved by the board of directors of CDT because CDT may redeem the CDT rights and because the CDT board of directors can amend the CDT rights agreement so that a transaction approved by the CDT board of directors would not cause the CDT rights to become exercisable.

State Anti-Takeover Statutes

General

      Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

      A business combination generally includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

      The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

Belden

      Because Belden has not adopted any provision in its certificate of incorporation to “opt-out” of the Delaware business combination statute, the statute is applicable to business combinations involving Belden.

CDT

      Because CDT has adopted a provision in its certificate of incorporation to “opt-out” of the Delaware business combination statute, the statute is not applicable to business combinations involving CDT.

MANAGEMENT OF BELDEN CDT AFTER THE MERGER

Board of Directors of Belden CDT

      Immediately after the merger, the board of Belden CDT will consist of ten directors. Under the terms of the merger agreement, the Belden CDT board of directors will consist of five directors designated by Belden and five directors designated by CDT.

      The Belden designees to the board of Belden CDT are as follows:

Name	Age

C. Baker Cunningham(1)	62
Christopher I. Byrnes(2)	54
John M. Monter(2)	56
Lorne D. Bain(2)(3)	62
Bernard G. Rethore(2)(3)	62

(1)	Chief Executive Officer and President.

(2)	The director is deemed by the board of Belden to be an independent director of both Belden and Belden CDT under the NYSE listing standards.

(3)	Audit Committee Financial Expert

     The CDT designees to the board of Belden CDT are as follows:

Name	Age

Bryan C. Cressey(4)	54
Ferdinand C. Kuznik	62
Lance C. Balk(5)	46
Michael F.O. Harris(5)(6)	65
Glenn Kalnasy(5)(6)	60

(4)	Chairman

(5)	The director is deemed by the board of CDT to be an independent director of both CDT and Belden CDT under the NYSE listing standards.

(6)	Audit Committee Financial Expert

     Bryan C. Cressey, 54, has been Chairman of the Board of Directors of CDT since 1988 and a director of CDT since 1985. For the past twenty-three years he has also been a General Partner and Principal of Golder, Thoma and Cressey and Thoma Cressey Equity Partners, both private equity firms. He is also a director of Select Medical Corporation, a public company, and several private companies, all of which are unaffiliated with CDT and Belden. Mr. Cressey received a Juris Doctor degree and an M.B.A. degree from Harvard University.

      Ferdinand C. Kuznik, 62, has been a director of CDT since June 2000 and Chief Executive Officer of CDT since December 10, 2001. In June 2001, Mr. Kuznik retired from Motorola, Inc., where he had served since 1999 as Executive Vice President of Motorola, Inc. and President of Motorola’s operations in Europe, the Middle East and Africa. From 1997 to 1999, Mr. Kuznik served as President of Motorola’s Personal Communications Sector. Mr. Kuznik has also served as Managing Director of Philips Telecommunications and held management positions with A.D. Little and AT&T Switching Systems. Mr. Kuznik has a Dipl. Ing. Degree from the Technical University of Ostrava and a Master’s degree in computer science from the Illinois Institute of Technology in Chicago.

      Lance C. Balk, 46, has been a director of CDT since March 2000. Mr. Balk has been a partner of Kirkland & Ellis LLP since 1989, specializing in securities and mergers and acquisitions. Mr. Balk received a B.A. degree from Northwestern University and a Juris Doctor degree and an M.B.A. degree from the

University of Chicago. Kirkland & Ellis LLP will receive legal fees for its representation of CDT in connection with the merger and other matters.

      Michael F.O. Harris, 65, has been a director of CDT since 1985. From 1982 to 2003, Mr. Harris was a Managing Director of The Northern Group, Inc. which acted as Managing General Partners of various investment partnerships that owned several manufacturing companies unaffiliated with CDT or Belden. Mr. Harris has a B.S. degree from Yale University and an M.B.A. degree from Harvard University.

      Glenn Kalnasy, 60, has been a director of CDT since 1985. From February 2002 through October 2003, Mr. Kalnasy served as the Chief Executive Officer and President of Elan Nutrition Inc., a privately held company that is unaffiliated with CDT and Belden. From 1982 to 2003, he was a Managing Director of The Northern Group, Inc. Mr. Kalnasy has a B.S. degree from Southern Methodist University.

      C. Baker Cunningham, 62, has been Chairman of the board of directors, President and Chief Executive Officer of Belden since its incorporation in July 1993. From February 1982 until July 1993, he was an Executive Vice President, Operations, of Cooper Industries, Inc., a manufacturer of electrical equipment and tools and hardware and the former parent corporation of Belden. He is a director of Cooper Cameron Corporation. Mr. Cunningham has a B.S. degree in civil engineering from Washington University, an M.S. degree in civil engineering from Georgia Institute of Technology and an M.B.A. from Harvard Business School.

      Christopher I. Byrnes, 54, has been a director of Belden since 1995. He has been Dean of the School of Engineering and Applied Science of Washington University since 1991. He has served on the engineering faculty at Arizona State, Harvard, and the Royal Institute of Technology in Stockholm. He has held visiting appointments in Austria, France, Germany, Italy, Japan, The Netherlands, Sweden and the former Soviet Union. Dr. Byrnes was elected a Fellow of the Institute of Electrical and Electronics Engineers and of the Japan Society for the Promotion of Science. Dr. Byrnes received a B.S. degree in mathematics from Manhattan College and M.S. and Ph.D. degrees in mathematics from the University of Massachusetts. In 1998, he received an Honorary Doctor of Technology from the Royal Institute of Technology in Stockholm.

      Lorne D. Bain, 62, has been a director of Belden since 1993. Until September 2000, he served as Chairman of the board of directors, President and Chief Executive Officer of WorldOil.com, a trade publication and Internet-based business serving the oilfield services industry. From 1997 to February 2000, he was Managing Director of Bellmeade Capital Partners, L.L.C., a venture capital firm. From 1991 to 1996, he was Chairman and Chief Executive Officer of Sanifill, Inc., an environmental services company. Mr. Bain received a B.B.A. degree from St. Edwards University, a Juris Doctor degree from the University of Texas School of Law and completed Harvard Business School’s Advanced Management Program.

      Bernard G. Rethore, 62, has been a director of Belden since 1997. In 1995, he became Director, President and Chief Executive Officer of BW/ IP, Inc., a supplier of fluid transfer equipment, systems and services, and was elected the Chairman of the board of directors in 1997. In July 1997, Mr. Rethore became Chairman of the board of directors and Chief Executive Officer of Flowserve Corporation, which was formed by the merger of BW/ IP, Inc. and Durco International, Inc. In 2000, he retired as an executive officer and director and was named Chairman of the Board Emeritus. From 1989 to 1995, Mr. Rethore was Senior Vice President of Phelps Dodge Corporation and President of Phelps Dodge Industries. Mr. Rethore is a director of Maytag Corporation, Amcast Industrial Corporation, Dover Corporation and Walter Industries, Inc. He received a B.A. degree in economics (Honors) from Yale University and an M.B.A. degree from the Wharton School of the University of Pennsylvania.

      John M. Monter, 56, has been a director of Belden since 2000. Since 1996, he has been President and Chief Executive Officer of Brand Services, Inc. (“Brand”), and since 2001, he has been Chairman of the Board of Directors of Brand and Chairman of its parent company, DLJ Brand Holdings. Brand is a supplier of scaffolding and specialty industrial services. From 1993 to 1996, he was President of the Bussmann Division of Cooper Industries, Inc. Bussmann manufactures electrical and electronic fuses. He is a director of Hyco International. Mr. Monter received a B.S. degree in journalism from Kent State University and an M.B.A. degree from the University of Chicago.

Committees of the Board of Directors

      Under the by-laws of Belden CDT, until the third anniversary of the merger, membership of each of the committees of the board of directors Belden CDT will consist, to the extent reasonably practicable, of an equal number of the directors designated by Belden and CDT. The Belden CDT board of directors will create committees with such membership and chairpersons mutually agreed upon by Belden and CDT. Such committees will include an audit committee, a compensation committee and a governance and nominating committee.

Compensation of Directors

      Directors who are employees of Belden CDT will not receive any compensation for service on the board of directors. The specific terms of the compensation to be paid to non-employee directors of Belden CDT have not been determined.

Management

      Upon completion of the merger, Mr. Cressey, the current Chairman of the board of directors of CDT, will serve as Chairman of the board of directors of Belden CDT. Mr. Cunningham, currently the Chairman of the board of directors, President, and Chief Executive Officer of Belden, will serve as Chief Executive Officer and President of Belden CDT. Ferdinand C. Kuznik, currently Chief Executive Officer of CDT, and George Graeber, currently Chief Operating Officer of CDT, will become Integration Officers of Belden CDT. Certain other members of Belden CDT’s management are described in the table below.

Executive Officers of Belden CDT

      In addition, Belden and CDT have agreed in the merger agreement that the following persons will be officers of Belden CDT upon completion of the merger:

Name	Current Position	Position in Belden CDT

C. Baker Cunningham	Chairman, President and CEO, Belden	Chief Executive Officer and President
Kevin L. Bloomfield	Vice President, Secretary and General Counsel, Belden	Vice President, Secretary and General Counsel
Ferdinand C. Kuznik	Chief Executive Officer, CDT	Integration Officer
George C. Graeber	President and Chief Operating Officer, CDT	Integration Officer
Robert Canney	Vice President Specialty Products, CDT	Vice President Operations & President Specialty Products
David R. Harden	Senior Vice President West Penn Wire, CDT	Vice President Operations & President West Penn Wire
Stephen H. Johnson	Treasurer, Belden	Treasurer
Robert W. Matz	Vice President Operations and President, Communications Division, Belden	Vice President Operations & President Networking
Richard K. Reece	Vice President, Finance and Chief Financial Officer, Belden	Vice President, Finance and Chief Financial Officer
D. Larrie Rose	Vice President, Operations and President of Belden Holdings, Inc., Belden	Vice President Operations & President Europe
Peter Sheehan	Executive Vice President, CDT	Vice President Operations & President Electronics Products
Cathy Odom Staples	Vice President, Human Resources, Belden	Vice President, Human Resources

Selection of Chairman of Board of Directors and Chief Executive Officer

      Until the third anniversary of the merger, the directors designated by CDT to serve on the board of directors of Belden CDT will have the right to nominate the Chairman of the board of directors and the directors designated by Belden to serve on the board of directors of Belden CDT will have the right to nominate the Chief Executive Officer and each of CDT and Belden will use their reasonable efforts to cause their designated directors to elect such nominee.

Compensation of Executive Officers

      Belden CDT has not yet paid any compensation to its chief executive officer, vice presidents, chief financial officer, or any other person expected to become an executive officer of Belden CDT. The form and amount of the compensation to be paid to each of Belden CDT’s executive officers in any future period will be determined by the compensation committee of Belden CDT’s board of directors.

      For information concerning the compensation paid to, and the employment agreements with, the chief executive officer and the other four most highly compensated executive officers of CDT for the 2003 fiscal year, see CDT’s proxy statement used in connection with its 2003 annual meeting of stockholders, the relevant portions of which are incorporated by reference into CDT’s annual report on Form 10-K for the fiscal year ended July 31, 2003. For information concerning the compensation paid to, and the employment agreements with, the chief executive officer and the other four most highly compensated executive officers of Belden for the 2003 fiscal year, see “Belden’s Board Structure and Compensation — Executive Compensation.”

Employment and Consulting Agreements

      As contemplated by the merger agreement, CDT expects to enter into employment agreements with each of Messrs. Kuznik and Graeber for a term of six months that provide for annual compensation equal to 125% of their respective annualized compensation in effect on the date of the merger agreement plus the benefits to which each executive officer was entitled as of the date of the merger agreement. Messrs. Kuznik and Graeber will serve as Integration Officers. In addition, Belden CDT may enter into short-term employment or consulting agreements with other CDT officers.

Restructuring/ Integration Committee

      An Integration Committee led by Ferdinand C. Kuznik, currently Chief Executive Officer of CDT, and George Graeber, currently President and Chief Operating Officer of CDT, will supervise the combination of the two companies. Mr. Kuznik and Mr. Graeber will each serve as an Integration Officer of Belden CDT. The Integration Committee’s goal will be to work with Belden CDT’s other officers to identify actions that should be taken to integrate the operations of Belden and CDT, develop an integration plan for Belden CDT, make recommendations to the Belden CDT board of directors as appropriate to facilitate the integration activities and provide updates on the status of the integration activities to the Belden CDT board of directors. In the first 100 days following closing of the merger, the Integration Committee and managers of Belden CDT will engage in weekly reviews of the integration of the companies and conduct integration workshops.

      It is expected that Mr. Kuznik and Mr. Graeber will hold these positions for a period of approximately six months after the closing of the merger and then will retire as officers of Belden CDT, as provided in the terms of employment agreements CDT expects to enter into with Mr. Kuznik and Mr. Graeber with respect to their positions at Belden CDT.

Certain Relationships and Related Transactions

      On October 31, 2002, Belden purchased certain assets and assumed certain liabilities of a wire and cable business in Kingston, Ontario, Canada from CDT for cash of $11.3 million. The purchase price did not include certain contingency payments of up to $6.7 million that Belden would be required to pay for up to three years following the sale under specified circumstances. Since October 31, 2002, Belden has not paid any contingency payments to CDT. On January 9, 2003, Belden decided to close the facility and relocate it to another of Belden’s facilities.

      Lance Balk, a current director of CDT and a CDT-designee to the Belden CDT board of directors, is a partner of Kirkland & Ellis LLP, the law firm representing CDT in connection with the merger. Kirkland & Ellis LLP will receive legal fees for its representation of CDT in connection with the merger and other matters.

REVERSE STOCK SPLIT

General

      CDT’s board of directors proposed to effect a one-for-two reverse stock split of the CDT common stock. If approved, the reverse stock split will be effected by filing an amendment to CDT’s certificate of incorporation. The CDT board of directors believes it is in the best interests of CDT and its stockholders to effect a one-for-two reverse stock split of CDT common stock regardless of whether the merger is consummated.

      After giving effect to the reverse stock split, approximately half as many shares of CDT common stock will be outstanding as were outstanding immediately before the reverse stock split (without giving effect to the issuance of shares of CDT common stock in connection with the merger). Based on the capitalization of CDT as of the date of this joint proxy statement/ prospectus and assuming an exchange ratio in the merger of one to one, after giving effect to the reverse stock split and the merger, we estimate that approximately 47 million shares of Belden CDT common stock will be outstanding as a result of the reverse stock split and immediately after giving effect to the merger.

Requirement of Stockholder Approval

      The affirmative vote of the holders of at least a majority of the outstanding shares of CDT common stock is required to amend CDT’s certificate of incorporation to effect the reverse stock split.

      Stockholder approval of the amendment to CDT’s certificate of incorporation to effect the reverse stock split is a condition to closing under the merger agreement; however, this condition may be waived by Belden and CDT if and Belden’s and CDT’s boards of directors determine that the companies nonetheless should complete the merger.

CDT’s Reasons for the Reverse Stock Split; Recommendations of CDT’s Board

      CDT’s board of directors believes that the reverse stock split will be beneficial to CDT and its stockholders regardless of whether or not the merger is consummated. The reverse stock split is intended to increase the marketability and liquidity of CDT common stock. The proposed reverse stock split is expected to double the market value per share of CDT common stock but have no significant economic effect on each CDT stockholder’s interests in CDT. CDT’s board of directors believes that the current market price of CDT common stock may diminish the effective marketability of CDT common stock because of the reluctance of many brokerage firms to recommend lower-priced stocks to their clients. CDT also believes that the policies and practices of a number of brokerage houses tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices relate to the payment of broker’s commissions and to time-consuming procedures that operate to make the handling of lower-priced stocks economically unattractive to brokers. The structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stocks because the brokerage commission payable on the sale of a lower-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced stock.

      In addition, CDT’s board of directors believes that the relatively low price and large number of outstanding shares of CDT common stock, when compared with the market prices of the common stock of other companies in its industry, impairs the marketability of CDT common stock to institutional investors and members of the investing public and creates a negative impression with respect to CDT. Theoretically, the number of shares of CDT common stock outstanding should not, by itself, affect the marketability of CDT common stock, the type of investor who acquires it or CDT’s reputation in its industry. In practice this may not necessarily be the case, as many investors view low-priced stock as unduly speculative in nature and, as a matter of practice, avoid or limit investments in such stocks. The foregoing factors adversely affect not only the liquidity of CDT common stock but also CDT’s ability to raise additional capital through a sale of equity securities.

      CDT’s board of directors is hopeful, although no assurance can be given, that the decrease in the number of shares of CDT common stock outstanding as a consequence of the proposed reverse stock split and the anticipated corresponding increased price per share will stimulate interest in CDT common stock and possibly promote greater liquidity for CDT stockholders with respect to those shares presently held by them. However, the possibility does exist that such liquidity may be adversely affected by the reduced number of shares which will be outstanding if the proposed reverse stock split is effected.

      CDT’s board of directors is also hopeful that the proposed reverse stock split will result in a price level for the shares that will mitigate the present reluctance, policies and practices on the part of brokerage firms referred to above and diminish the adverse impact of trading commissions on the potential market for shares of CDT common stock. However, there can be no assurance that the proposed reverse stock split will achieve the desired results outlined above, nor can there be any assurance that the price per share of CDT common stock immediately after the proposed reverse stock split will increase proportionately with the reverse split or that any increase can be sustained for a long period of time.

      THE CDT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO ITS CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

Effectiveness

      If it is approved by CDT’s stockholders, CDT plans to implement the reverse stock split whether or not the merger occurs but, if the merger occurs, the reverse stock split will be implemented immediately prior to the merger. CDT reserves the right, however, to abandon or modify the proposed amendment to the certificate of incorporation to effect the reverse stock split at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of the stockholders has been obtained, upon approval of the board of directors of CDT and as permitted by the merger agreement.

      CDT currently intends to issue a press release promptly after the filing of the certificate of amendment with the Secretary of State of the State of Delaware, which press release shall serve as CDT’s notice to the stockholders of the effectiveness of the amendment.

No Change in CDT’s Status or Business

      CDT does not anticipate any change in CDT’s status as a reporting company for federal securities law purposes as a result of the reverse stock split. Other than as a result of the merger, CDT’s business and management (including all directors and officers), its assets, liabilities and net worth (other than as a result of the costs incident to the reverse stock split, which are immaterial) will remain the same after the reverse stock split.

      Other than as a result of the merger, CDT is not aware of any present efforts by any persons to accumulate CDT common stock or to obtain control of CDT and the proposed reverse stock split is not intended to be an anti-takeover device.

Stock Certificates and Fractional Shares

      Each stock certificate representing CDT common stock before the stock split will, after the effective date of the reverse stock split, represent the appropriate number of shares of CDT common stock reflecting the reverse stock split. It will not be necessary for stockholders to exchange their existing stock certificates. Stockholders may, however, exchange their certificates if they so choose in the manner set forth below.

      No scrip or fractional certificates will be issued in the reverse stock split. Any fractional number of shares remaining after applying the reverse stock split to each certificate representing shares of CDT common stock then held by any holder will be redeemed at a purchase price equal to the fractional share multiplied by the product of (i) two (2) times (ii) the average closing price of one share of CDT common stock prior to the reverse stock split for the ten (10) most recent trading days ending on the trading day one day prior to the effective time of the merger, as reported on the NYSE. Shares will be considered to be held by the person in whose name those shares are registered on CDT stock records, regardless of the beneficial ownership of those shares. No cash payment will be made until a stockholder’s old certificates are presented to the exchange agent in the manner provided below.

      The reverse stock split may leave certain stockholders with “odd lots” of common stock (i.e., stock in amounts of less than 100 shares). These shares may be more difficult to sell, or require a greater commission per share to sell, than shares in even multiples of 100.

Effect on Other Securities

      All outstanding options, warrants, rights and convertible securities will be appropriately adjusted, as required by their terms, for the reverse stock split automatically on the effective date of the reverse stock split. The reverse stock split will affect all stockholders equally and will not affect any stockholder’s proportionate equity interest in CDT except to the extent of cash in lieu of fractional shares. None of the rights currently accruing to holders of CDT common stock, options or warrants to purchase common stock, or securities convertible into common stock will be affected by the reverse stock split. Following the reverse stock split, each share of new common stock will entitle the holder thereof to one vote per share and will otherwise be identical to the existing common stock. The reverse split will have no effect on the par value of CDT common stock or preferred stock, or the numbers of authorized shares of capital stock of CDT.

Exchange of Stock Certificates

      CDT expects to appoint an exchange agent to handle the exchange of stock certificates representing shares of CDT common stock before giving effect to the reverse stock split, which we refer to as old certificates, for stock certificates representing the appropriate number of whole shares in CDT common stock, or, if the merger has occurred, Belden CDT common stock, reflecting the reverse stock split, which we refer to as new certificates.

      Following the effective date of the reverse stock split, CDT or the exchange agent will provide a transmittal form that each CDT stockholder of record on the effective date may use to transmit old certificates to the exchange agent for exchange or transfer. The transmittal form contains instructions for the surrender of old certificates to the exchange agent in exchange for new certificates. No new certificates will be issued to a stockholder until such stockholder has surrendered its old certificates together with a properly completed and executed transmittal form to the exchange agent.

      Upon proper completion and execution of the transmittal form and its return to the exchange agent together with a stockholder’s old certificates and/or an affidavit of loss for any lost or destroyed certificates, as applicable, that stockholder will receive a new certificate or certificates representing the number of whole shares of CDT common stock, or if the merger has occurred, Belden CDT common stock, into which the shares of CDT common stock represented by the old certificates are being converted as a result of the reverse stock split. Until surrendered to the exchange agent, old certificates retained by stockholders will be deemed for all purposes, including voting and payment of dividends, if any, to represent the number of whole shares of CDT common stock, or if the merger has occurred, Belden CDT common stock, to which such stockholders are entitled as a result of the reverse stock split. Stockholders should not send their old certificates to the exchange agent until after they receive the transmittal form. Shares of CDT common stock not reflecting the reverse stock split surrendered after the effective date will be replaced by certificates representing shares of CDT common stock, or if the merger has occurred, Belden CDT common stock, as soon as practicable after such surrender. The exchange agent will also send to stockholders cash in lieu of fractional shares of CDT common stock, as calculated in the manner set forth above. No service charge will be payable by holders of shares of CDT common stock in connection with the exchange of shares, and CDT will pay for all expenses of the exchange and issuance of new certificates.

      Certificates representing shares of CDT common stock that contain a restrictive legend will be exchanged for CDT common stock, or if the merger has occurred, Belden CDT common stock, with the same restrictive legend. As applicable, the time period during which a stockholder has held CDT common stock will be included in the time period during which such stockholder actually holds CDT common stock, or if the merger has occurred, Belden CDT common stock, received in exchange for such CDT common stock for the purposes of determining the term of the restrictive period applicable to the CDT common stock, or if the merger has occurred, Belden CDT common stock, received as a result of the reverse stock split.

Accounting Treatment

      Upon completion of the reverse stock split, CDT will reduce its common stock account balance to reflect the par value of its outstanding shares of common stock. An adjustment of a like amount will be recorded to increase the paid-in-capital account balance. The net effect of these two entries is a reclassification from common stock to paid-in-capital, with no net impact on stockholders’ equity.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

      Except as described below with respect to cash received in lieu of fractional shares, the receipt of new common stock in the reverse stock split should not result in any taxable gain or loss to CDT stockholders for U.S. federal income tax purposes. The aggregate tax basis of new common stock received by a CDT stockholder as a result of the reverse stock split (including the basis of any fractional share to which a CDT stockholder is entitled) will be equal to the aggregate basis of the existing common stock exchanged for such new common stock. A CDT stockholder’s holding period for the new common stock will include the holding period of the existing common stock exchanged for such new common stock.

      A CDT stockholder who receives cash in lieu of a fractional share of new common stock will be treated as first receiving such fractional share and then receiving the cash in redemption of such fractional share. A CDT stockholder will recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share, provided that the new common stock is held as a capital asset (within the meaning of the Internal Revenue Code of 1986, as amended) and the redemption is not “essentially equivalent to a dividend.”

      The discussion set forth above concerning the federal income tax consequences of the reverse stock split does not address tax consequences to CDT stockholders that may be subject to special rules, such as non-resident alien individuals, foreign entities or broker-dealers. All CDT stockholders are advised to consult their own tax advisors as to any federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock split.

MATTERS BEING SUBMITTED TO A VOTE OF BELDEN STOCKHOLDERS ONLY

      Approval of the matters described under Proposal No. 2 at the Belden annual meeting is not a condition to the merger. If the merger is completed, the election of directors and any other items that properly may come before the stockholders at the annual meeting will, as a result, be superseded by the terms of the merger agreement and the effects of the merger.

Proposal No. 1 — Approval and Adoption of the Merger Agreement and Merger

      Please refer to the section entitled “The Merger.”

      THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND MERGER.

Proposal No. 2 — Election of Directors

      Three Class II directors, Mr. Lorne D. Bain, Mr. Bernard G. Rethore and Mr. Arnold W. Donald, are to be elected at the annual meeting. If elected, these nominees will serve as directors until Belden’s annual meeting of stockholders in 2007 and until their successors are elected and qualified. The board of directors has the authority, pursuant to Belden’s bylaws, to increase or decrease the size of the board of directors or fill any vacancies which may exist between annual meetings as qualified candidates are identified and agree to serve.

      Directors are divided into three classes, Class I, Class II and Class III, each serving a term of three years. One class stands for election at each annual meeting. There are three Class II directors whose term will expire at this annual meeting, one Class III director whose term will expire at the 2005 annual meeting and three Class I directors whose term will expire at the 2006 annual meeting. If the merger is completed, the election of directors at this annual meeting, and any future annual meeting, will, as a result, be superseded by the terms of the merger agreement and the effects of the merger.

      Certain information with respect to Belden’s board of directors, including management’s nominees for election to the Belden board of directors, is set forth below. Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

Nominees — Class II Directors: Term Expiring in 2007

      Lorne D. Bain — See “Management of Belden CDT After The Merger — Board of Directors of Belden CDT.”

      Bernard G. Rethore — See “Management of Belden CDT After The Merger — Board of Directors of Belden CDT.”

      Arnold W. Donald, 49, has been a director of Belden since 2000. He is Chairman of Merisant Company. He joined the Monsanto Company in St. Louis in 1977, holding various positions over the next twenty-three years, including President of Monsanto’s Nutrition and Consumer sectors and Senior Vice President of the parent company. In March 2000, he became Chairman of the board of directors and Chief Executive Officer of Merisant, a newly-formed company which markets global sweeteners under the brands Equal® and Canderel®. He is a director of Crown Cork & Seal Co. Inc., The Scotts Company, Oil-Dri Corporation, Carnival Corporation and The Laclede Group. He received a B.A. degree in Economics from Carleton College, a B.S. degree in Mechanical Engineering from Washington University in St. Louis, and an M.B.A. in Finance from the University of Chicago Graduate School of Business.

Class III Director: Term Expiring in 2005

      C. Baker Cunningham — See “Management of Belden CDT After The Merger — Board of Directors of Belden CDT.”

Class I Directors: Term Expiring in 2006

      Christopher I. Byrnes — See “Management of Belden CDT After The Merger — Board of Directors of Belden CDT.”

      John M. Monter — See “Management of Belden CDT After The Merger — Board of Directors of Belden CDT.”

      Whitson Sadler, 63, has been a director of Belden since 2000. Since January 2002, he has been a member of the supervisory board of Solvay S.A. (“Solvay”). Solvay, headquartered in Brussels, produces chemicals, plastics, and pharmaceuticals. From 1978 to December 31, 2001, he was President and Chief Executive Officer of Solvay America, Inc., an affiliate of Solvay. Prior to joining Solvay, Mr. Sadler was a General Partner of Lazard Frères & Company. Mr. Sadler received a B.A. degree in economics from the University of the South and an M.B.A. degree from Harvard Business School.

Vote Required and Board of Directors Recommendation

      The affirmative vote of the holders of at least a majority of the common stock present or represented at the annual meeting and eligible to vote is required for the election of Messrs. Bain, Rethore and Donald. Abstentions and broker non-votes will each be counted as having been present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal. Consequently an abstention from voting on Proposal 2 will have the effect of a vote against Proposal 2. If you do not instruct your broker how to vote any shares held for you in “street name” for Proposal 2, your broker will have the discretionary authority under the NYSE rules to vote your shares on Proposal 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

BELDEN’S BOARD STRUCTURE AND MANAGEMENT

Executive Officers of Belden

      The following sets forth certain information with respect to Belden’s executive officers. All executive officers are elected to terms which expire at the organizational meeting of the board of directors following the annual meeting of shareholders.

Name	Age	Position

C. Baker Cunningham	62	Chairman of the Board, President, Chief Executive Officer and Director
Kevin L. Bloomfield	52	Vice President, Secretary and General Counsel
Stephen H. Johnson	54	Treasurer
Robert W. Matz	58	Vice President, Operations and President, Belden Communications
Richard K. Reece	48	Vice President, Finance and Chief Financial Officer
D. Larrie Rose	56	Vice President, Operations and President, Belden Holdings, Inc.
Cathy O. Staples	53	Vice President, Human Resources
Peter J. Wickman	55	Vice President, Operations and President, Belden Electronics

      C. Baker Cunningham — See “Management of Belden CDT After The Merger — Board of Directors of Belden CDT.”

      Kevin L. Bloomfield, has been Vice President, Secretary and General Counsel of Belden since August 1, 1993. He was Senior Counsel for Cooper from February 1987 to July 1993, and had been in Cooper’s Law

Department from 1981 to 1993. He has a B.A. degree in economics and a J.D. degree from the University of Cincinnati and an M.B.A. from The Ohio State University.

      Stephen H. Johnson, has been Treasurer of Belden since July 2000. He was Vice President, Finance of Belden Electronics from September 1998 through June 2000 and Director, Tax and Assistant Treasurer of Belden from October 1993 through August 1998. He was associated with the public accounting firm of Ernst & Young LLP from 1980 through September 1993 and was a partner with that firm since 1989. Mr. Johnson has a B.A. in History from Austin College and a Ph.D. in Philosophy from the University of Texas at Austin. He is a Certified Public Accountant.

      Robert W. Matz, has been Vice President, Operations, and President, Belden Communications since May 2002. Before joining Belden, Mr. Matz served as Vice President of Ignition Products for Federal Mogul, a supplier of automotive products. Previously, he was Vice President and General Manager of Champion Ignition Products, a division of Cooper, and held other engineering and general management positions at Champion. Mr. Matz holds the degrees of Bachelor of Ceramic Engineering and Master of Science in Cermamic Engineering from The Ohio State University and an M.B.A. from Wayne State University.

      Richard K. Reece, has been Vice President, Finance and Chief Financial Officer of Belden since April 2002. He was Vice President, Operations of Belden and President, Belden Communications from June 1999 until April 2002, and was Vice President, Finance, Treasurer and Chief Financial Officer of Belden from August 1, 1993 until June 1999. He was associated with the public accounting firm of Ernst & Young LLP from 1978 until June 1993 and was a partner with that firm since 1989. He has a B.S. degree in accounting from Auburn University and is a Certified Public Accountant.

      D. Larrie Rose, has been Vice President, Operations and President, Belden Holdings, Inc., since April 2002. He served as Vice President, Sales & Marketing for Belden Electronics from 1998 until 2002. From 1981 until 1998, Mr. Rose held various European management positions including Vice President, International Operations from 1995 until 1998. He has been with Belden since 1972. Mr. Rose has a B.S. degree from Ball State University.

      Cathy Odom Staples, has been Vice President, Human Resources of Belden since May 1997. She was Vice President, Human Resources for the Electronic Products Division of Belden from May 1992 to May 1997. Ms. Staples has a B.S.B.A. degree in human resources from Drake University.

      Peter J. Wickman, has been Vice President, Operations of Belden since 1993, and President, Belden Electronics since June 1999. He was Vice President, Finance and Planning for the Belden Division of Cooper from 1989 to July 1993. He was Controller of Cooper’s Bussmann Division from 1983 to 1989. Mr. Wickman has a B.S. degree in accounting from Walton School of Commerce and is a Certified Public Accountant.

Belden’s Board of Directors

      Belden’s board of directors has seven members and three committees: Audit, Compensation, and Governance and Nominating. During 2003, Belden’s board of directors had four regular meetings and two special meetings. All directors attended 75% or more of the meetings of Belden’s board of directors and of the committees of Belden’s board of directors on which they served.

      Belden’s board of directors has determined that each of Messrs. Bain, Byrnes, Donald, Monter, Rethore and Sadler does not have a material relationship with Belden and each is independent as defined under the general listing standards of the NYSE. In making these determinations, Belden’s board of directors used the following guidelines: A director would not be independent if, within the past three years, (i) the director was employed by Belden; (ii) an immediate family member of the director was employed by Belden as an executive officer, (iii) the director was employed by or affiliated with Belden’s independent auditors (Ernst & Young); (iv) an immediate family member of the director was employed by Belden’s auditors as a partner, principal or manager; (v) one of Belden’s executive officers was on the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or (vi) the director was an executive officer or employee (or whose immediate family member was an executive officer) of a company that does business with Belden and the annual sales to, or purchases from, Belden exceed the greater of $1 million or 2% of the other company’s revenues.

      In 1993, Belden adopted a written conflict of interest and ethical conduct policy that applies to all directors, officers (including its chief executive officer, chief financial officer and controller) and employees. Copies of the policy, along with Belden’s written corporate governance guidelines and charters for its three board committees, may be obtained at its web site at www.belden.com or by making a written request to the Corporate Secretary at Belden Inc., 7701 Forsyth Boulevard, Suite 800, St. Louis, MO 63105.

Governance
Director	Audit		Compensation		and Nominating

Christopher I. Byrnes			X	*	X
Whitson Sadler			X		X *
John M. Monter			X		X
Bernard G. Rethore	X	*			X
Lorne D. Bain	X				X
Arnold W. Donald	X				X
C. Baker Cunningham

Number of Meetings in 2003	8		4		3

      X — Committee member, * — Chair

The Audit Committee

      The Audit Committee, composed of independent, non-employee directors, met eight times in 2003, four meetings were telephonic. The Committee operates under a written charter approved by Belden’s board, which is attached as Annex E to this joint proxy statement/ prospectus. The Committee assists Belden’s board in overseeing Belden’s corporate accounting and reporting practices by: meeting with the its financial management and auditors (Ernst & Young LLP) to review the financial statements, quarterly earnings releases and financial data of Belden; reviewing and selecting the independent auditors who will audit Belden’s financial statements; reviewing the selection of the internal auditors (KPMG LLP) who provide internal audit services; reviewing the scope, procedures and results of Belden audits and evaluating Belden’s key financial and accounting personnel. Belden’s board of directors has determined that each of Messrs. Rethore, Bain and Donald is an Audit Committee Financial Expert as defined in the rules pursuant to the Sarbanes-Oxley Act of 2002.

      A representative of Ernst & Young is expected to be present at the annual meeting and will have the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

      Belden has selected Ernst & Young to be its independent financial auditors for fiscal year 2004.

Audit Committee Report

      The Audit Committee assists Belden’s board of directors in its general oversight of Belden’s financial reporting process. Management is responsible for the preparation and presentation of Belden’s financial statements. Ernst & Young LLP, Belden’s independent auditor for 2003, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of Belden’s audited financial statements with generally accepted accounting principles. The Committee reviews the Audit Committee charter annually. Belden’s board of directors has reviewed the NYSE listing standards of the definition of independence for audit committee members and has determined that each member of the Committee meets the standard.

      The Committee has reviewed and discussed the audited financial statements of Belden for the year 2003 with Belden’s management and has discussed with Ernst & Young the matters that are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as may be modified or supplemented.

      Ernst & Young has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and the Committee has discussed with Ernst & Young their independence. The Committee has concluded that Ernst & Young’s provision of non-audit services to Belden and its subsidiaries is compatible with Ernst & Young’s independence.

      Based on these reviews and discussions, the Committee recommended to the board of directors that the audited financial statements be included in Belden’s Annual Report on Form 10-K for 2003.

      Bernard G. Rethore (Chair), Lorne D. Bain, Arnold W. Donald

Fees Paid to Ernst & Young

      The following fees were paid to Ernst & Young, Belden’s independent financial auditors, for services rendered in 2002 and 2003:

	2002	2003

Audit Fees	$502,200	$528,231
Audit Related Fees	25,400	42,995
Tax Fees	403,120	568,759
All Other Fees	0	0

Total EY fees	$930,720	$1,139,985

      Audit fees primarily represent amounts paid or expected to be paid for audit of Belden’s financial statements, reviews of SEC Forms 10-Q and Form 10-K and statutory audit requirements at certain non-U.S. locations.

      Audit related fees are primarily related to audits of employee benefit plans.

      Tax fees for 2002 and 2003 are for domestic and international compliance totaling $194,100 and $221,816, tax consulting totaling $166,230 and $276,757, including plant shutdown tax planning totaling $50,786 and $160,635, and expatriate and executive tax compliance totaling $42,790 and $70,186, respectively.

      None of the services related to the Audit Related Fees, Tax Fees or All Other Fees were approved by the Audit Committee pursuant to the waiver of the pre-approval provisions set forth in the applicable rules of the SEC.

Audit Committee’s Pre-Approval Policies and Procedures

      Audit Fees: Annually, the Audit Committee will review and approve the audit services and estimated audit fees for the following year. The projections will be updated quarterly and the Committee will consider and, if appropriate, pre-approve any amounts exceeding the original estimates.

      Non-Audit Services and Fees: Annually, and otherwise as necessary, the Committee will review and pre-approve all non-audit services and the estimated fees for such services. For recurring services, such as employee benefit plans, tax compliance, expatriate tax returns, and statutory filings the Committee will review and approve the services and estimated total fees for such matters by category and location of service. The projections will be updated quarterly and the Committee will consider and, if appropriate, pre-approve any amounts exceeding the original estimates. For non-recurring services such as special tax projects, due diligence or other consulting, the Committee will review and pre-approve the services and estimated fees by individual project. The projections will be updated quarterly and the Committee will pre-approve any amounts exceeding the original estimates.

      Should an engagement need pre-approval before the next Committee meeting, authority to grant such approval is delegated to the Audit Committee Chairman (or if he were unavailable, another Committee member). Such approval would be reviewed with the entire Committee at the next quarterly meeting.

Compensation Committee

      The Compensation Committee, composed of independent, non-employee directors, met four times in 2003. The Committee determines, approves and reports to Belden’s board on all elements of compensation for Belden’s elected officers. The Committee also assists Belden in developing compensation and benefit strategies to attract, develop and retain qualified employees. The Committee operates under a written charter approved by Belden’s board of directors.

Governance and Nominating Committee

      In November 2002, Belden’s board of directors established the Governance and Nominating Committee. Belden’s board of directors has determined that each member meets the independence requirements of the NYSE listing standards. The Committee met three times in 2003.

      The Governance and Nominating Committee is governed by a charter, a current copy of which is available on our corporate website at www.belden.com under the heading “Corporate Governance.” A copy of the charter is also available in print to stockholders upon request, addressed to the Corporate Secretary at 7701 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105.

      The Committee’s responsibilities with respect to its governance function include considering matters of corporate governance and reviewing and revising Belden’s corporate governance guidelines, code of conduct and conflict of interest policy. The Committee Chair, Mr. Sadler, presides over all non-management executive sessions of Belden’s board of directors.

      The Governance and Nominating Committee identifies, evaluates and recommends nominees for Belden’s board of directors for each annual meeting; evaluates the composition, organization, and governance of Belden’s board of directors and its committees; and develops and recommends corporate governance principles and policies applicable to Belden.

      The Governance and Nominating Committee will consider nominees recommended by stockholders if such nominations are submitted to Belden prior to the deadline for proposals to be included in future proxy statements as noted below under the caption “Stockholder Proposals to be Presented at Next Annual Meeting — Belden.” To have a candidate considered by the Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Belden stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Belden and the person’s consent to be named as a director if selected by the Committee and nominated by Belden’s board.

      In considering candidates submitted by stockholders, the Committee will take into consideration the needs of Belden’s board of directors and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. The Committee believes that the minimum qualifications for serving as a director of Belden are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to Belden’s board’s oversight of the business and affairs of Belden and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and Belden. The Committee also seeks to have Belden’s board of directors represent a diversity of backgrounds and experience.

      The Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on Belden’s board of directors. The Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

      Once a person has been identified by the Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on Belden’s board of directors, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, Belden’s board of directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

      If Belden timely receives a recommendation from a stockholder owning more than 5% of Belden’s voting stock for at least one year, and the stockholder and candidate provide timely written consent and otherwise comply with the requirements for submitting director recommendations to Belden, Belden will identify the candidate and recommending stockholder and disclose whether the Committee chose to nominate the candidate.

Communications with Directors

      Belden’s board of directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of Belden’s board (including Whitson Sadler, the Chair of the Governance and Nominating Committee and presiding director for non-management director meetings), any board committee or any chair of any such committee by mail, Belden’s hotline or electronically. To communicate with Belden’s board of directors, any individual directors or any group or committee of directors, correspondence should be addressed to Belden’s board of directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 7701 Forsyth, Suite 800, St. Louis, MO 63105. To communicate with any of our directors electronically or through Belden’s hotline, stockholders should go to our corporate website at www.belden.com. Under the headings “Corporate Governance,” you will find Belden’s hotline number (with access codes when dialing outside the U.S.) and an e-mail address that may be used for writing an electronic message to Belden’s board of directors, any individual directors, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

      All communications received as set forth in the preceding paragraph will be opened by (or in the case of the hotline, initially reviewed by) the office of our corporate ombudsman for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to Belden’s board of directors or any group or committee of directors, the corporate ombudsman’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

      In addition, it is Belden policy that each of our directors attend the Annual Meeting. All of our directors were in attendance at the 2003 Annual Meeting.

Director Compensation

      The following table provides information on Belden’s compensation practices during 2003 for non-employee directors. (Mr. Cunningham does not receive any compensation for his board activities.)

Compensation Table For 2003

Annual Director Retainer*	$40,000
Fee paid for Special Board Meetings	$1,000
Reimbursement for Expenses Attendant to Board Membership	Yes
Restricted Stock Award**	2,000 shares
Annual Retainer for Committee Chairs	$4,000

*	As of February 1, 2003, the annual retainer for non-employee directors became $40,000.

**	Under the Belden Inc. 2003 Long-Term Incentive Plan, the non-employee directors receive an annual grant of 2,000 restricted shares the day following Belden’s annual meeting. The restricted shares cannot be sold or otherwise disposed of prior to the non-employee director’s departure from Belden’s board and the director will not be entitled to the restricted shares if his departure is for cause. With respect to Belden’s 2004 annual meeting, non-employee directors will receive their grant of restricted shares on the date of the annual meeting.

Beneficial Ownership

      Please see “Ownership of Capital Stock — Ownership of Belden Capital Stock” on page 124.

Executive Compensation

Executive Compensation Report of the Compensation Committee

      The compensation program for Belden executive officers is designed to motivate performance so individual and company objectives are aligned and achieved. The main compensation objective for executive officers is to enhance shareholder value over the long term. The Committee strives to achieve this goal by providing competitive base salaries to attract, motivate and retain employees; an annual cash bonus that gives management cash incentives for achievement of pre-determined performance targets; and long-term compensation awards so management’s interest is aligned with that of other shareholders.

      The Committee approves individual officer salaries, bonuses, and awards under Belden’s long-term incentive plans. For other employees, the Committee reviews guidelines for compensation and approves bonuses and any awards under Belden’s long-term plans.

      Pursuant to Belden policies, salaries are adjusted based on competitive conditions and past individual performance. To gauge competitive conditions, salaries are structured so the midpoint salary range for an employee is at the 50th percentile of salaries paid by companies in a broad-based industrial companies survey.

      Management is eligible to receive an annual incentive cash bonus of up to 100% of his or her base salary based on the achievement of predetermined performance criteria. At the target level, the/a participant may receive a bonus of 50% of base salary, and at the maximum level a bonus of 100% of base salary. The criteria for Mr. Cunningham are based solely on working capital (33%) and earnings per share (67%). For officers other than Mr. Cunningham, an individual performance element is included with the weight assigned to each as follows: 53% earnings per share; 27% working capital; and 20% individual performance.

      The Committee establishes the performance goals for the bonus program at the beginning of the year of performance. Belden’s overall financial performance determines the size of the bonus pool to be distributed to the executives participating in the program. For the year 2003, Belden exceeded its target working capital goal (measured as a percent of revenues) but did not reach the minimum threshold level for its earnings per share goal. Target working capital was 20.6%; actual working capital was 19.7%. Based on these performance measures, Mr. Cunningham received a cash bonus of $350,000.

      Belden’s long-term incentive plan authorizes the Committee to grant officers and key management various awards intended to promote success by aligning employee financial interests with long-term shareholder value. Awards that may be granted under the plan include stock options and restricted shares. Last year, the Committee made awards of restricted shares or stock options (or both) to key management, including officers. Consistent with the purpose of the plan, the options were issued at market value on the grant date. They vest over three years and expire in ten years. The restricted shares cannot be transferred or disposed of for three years and the holder forfeits his shares if he leaves Belden before expiration of the three-year vesting period. All dividends accrued on the restricted shares are accumulated and become payable only upon vesting. The size of individual grants of options and restricted shares was based on various factors primarily relating to the responsibilities of the individual officer and the recipient’s expected future contributions and prior grants.

      The compensation policies noted above apply equally to the compensation of Mr. Cunningham; the Committee is responsible for determining his salary, any cash bonus, or any award under Belden’s long-term incentive plans.

      In 2003, based on the recommendations of its compensation consultant, the Committee decided to change the long-term award mix of restricted stock and stock options to include a cash component. Compared to the previous mix of 52% options and 48% restricted shares, now the mix of long-term awards is a mix of 25% options, 25% restricted shares and 50% cash. To implement these changes, last year, Belden adopted a cash long-term performance plan having performance cycles of four years (with new cycles beginning each year). Performance measures are based on the average annual growth rate of EBITDA (compared with the Dow Jones Electrical Equipment Index), assuming a Return on Invested Capital payout threshold (using the same index) is met. Starting in 2007, cash awards could be made under this plan if the performance criteria are met.

      Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the executive officers named in the compensation table. Although the Committee considers this provision when reviewing executive compensation, the Committee uses sound business judgment to determine whether specific compensation programs are appropriate, even if certain elements may not meet the performance criteria under the tax code provision.

      Christopher I. Byrnes (Chair), Whitson Sadler, John M. Monter

Summary Compensation Table

				Long Term Compensation Awards

		Annual Compensation		Restricted	Securities
				Stock	Underlying	All Other
Name & Principal Position	Year	Salary(1)($)	Bonus(2)($)	Awards(3)($)	Options(4)	Compensation(5)($)

C. Baker Cunningham	2003	606,667	350,000	337,500	50,000	39,558
Chairman, President and CEO	2002	587,499	0	421,800	40,000	37,543
	2001	570,833	0	454,750	50,000	47,514
Richard K. Reece	2003	320,000	136,000	121,500	15,000	39,961
VP, Finance, CFO	2002	309,999	0	189,810	18,000	153,646
	2001	297,499	0	160,500	18,000	17,437
Peter J. Wickman	2003	319,167	131,000	121,500	15,000	14,362
VP, Operations and President, Belden Electronics	2002	309,999	0	189,810	18,000	13,200
	2001	297,499	0	160,500	18,000	18,112
D. Larrie Rose	2003	248,333	115,000	81,000	10,000	85,278
VP, Operations and President, Belden Holdings, Inc	2002	231,941	0	126,540	12,000	88,811
	2001	202,833	0	80,250	8,000	7,875
Kevin L. Bloomfield	2003	250,000	105,000	94,500	12,000	11,250
VP, Secretary, General Counsel	2002	240,000	0	105,450	10,000	10,550
	2001	227,500	0	80,250	8,000	13,387

(1)	Salaries are amounts actually received, plus any amounts earned but deferred. The aggregated amount of perquisites and other personal benefits for any named executive does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any such named executive and, therefore, such items have been excluded.

(2)	Determined by the Compensation Committee at its first meeting held after the end of the fiscal year in which the compensation was earned.

(3)	With respect to the 2001 grants, the figures in this column reflect the closing price of Belden shares ($26.75 per share) on the grant date of awards of restricted stock (February 14, 2001). With respect to the 2002 grants, the figures in this column reflect the closing price of Belden shares ($21.09 per share) on February 15, 2002, the effective grant date price. With respect to the 2003 grants, the figures in this column reflect the closing price of Belden shares ($13.50 per share) on February 18, 2003, the effective grant date price. All restricted stock awards are subject to forfeiture in the event the individual does not remain employed by Belden for three years after the grant date. The following chart shows the value of such shares as of the end of 2003 (i.e. at $21.09 per share, the closing price of Belden shares on December 31, 2003).

	2001	2002	2003
	Grant	Grant	Grant

C. Baker Cunningham	$358,530	$421,800	$527,250
Richard K. Reece	126,540	189,810	189,810
Peter J. Wickman	126,540	189,810	189,810
D. Larrie Rose	63,270	126,540	126,540
Kevin L. Bloomfield	63,270	105,450	147,630

Dividends on restricted stock accumulate and become payable after the three-year vesting period. The dividend rate on the shares of restricted stock is the dividend rate payable on all outstanding shares of Belden common stock.

(4)	Options granted under the Incentive Plan. The exercise of one-third of the shares is permitted on the first, second, and third anniversaries of the grant dates. The exercise price for the 2001 options was $26.38; the exercise price for the 2002 options was $20.865; and the exercise price for the 2003 options was $13.30 (except the exercise price was $12.445 for the options granted to Mr. Cunningham). In each instance, the exercise price equaled the average of the high and the low of Belden shares on the effective grant date.

(5)	For each named officer, amounts include Belden contributions and allocations in Belden-sponsored defined contribution plans and other plans. For Mr. Reece, this column also includes for 2002 reimbursements related to relocation totaling $63,356 and incentive compensation of $80,000 which he received in connection with his returning as Belden’s Vice President, Finance and Chief Financial Officer. For Mr. Reece, this column also includes for 2003 reimbursements related to relocation totaling $24,561. For Mr. Rose, this column also includes for 2002 and 2003 payments related to foreign cost-of-living differentials totaling $80,651 and $63,868, respectively.

Options/ SARs Grants in Last Fiscal Year

	Individual Grants

		Percent of			Potential Realizable
		Total			Value At Assumed
	Number of	Options/SARs			Annual Rates of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees in	Exercise		Option Term(1)
	Options/SARs	Fiscal	Price	Expiration
Name	Granted(#)(2)	Year(%)	($/Sh)	Date	5%($)	10%($)

C. Baker Cunningham	50,000	24.2	12.445	2013	391,330	991,706
Richard K. Reece	15,000	7.2	13.30	2013	125,464	317,952
Peter J. Wickman	15,000	7.2	13.30	2013	125,464	317,952
D. Larrie Rose	10,000	4.8	13.30	2013	83,643	211,968
Kevin L. Bloomfield	12,000	5.8	13.30	2013	100,372	254,361

(1)	Belden elected to use “Potential Realizable Values at Assumed Annual Rates of Stock Price Appreciation for Option Term”. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the stock price of Belden.

(2)	Grants of stock options in 2003 awarded under the Incentive Plan. Exercises of one-third of the shares are permitted on the first, second, and third anniversaries of the grant date. All options vest upon a change-in-control.

(3)	The purchase price of shares subject to an option is the average of the high and the low of Belden shares on February 18, 2003, the effective grant date price (except for Mr. Cunningham’s grant date which is March 5, 2003).

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying	Value of Unexercised
			Unexercised	In-The-Money
			Options at Fiscal	Options at Fiscal
	Shares		Year-End(#)	Year End($)
	Acquired on	Value	(Exercisable/	(Exercisable/
Name	Exercise(#)	Realized($)	Unexercisable)(1)	Unexercisable)(2)

C. Baker Cunningham	0	0	451,667/73,333	$126,300/433,750
Richard K. Reece	0	0	138,000/33,000	$32,175/119,550
Peter J. Wickman	0	0	138,000/33,000	$32,175/119,550
D. Larrie Rose	0	0	58,333/20,667	$54,833/79,700
Kevin L. Bloomfield	0	0	91,999/18,001	$27,187/94,230

(1)	For each named executive officer, the table reflects option grants on February 28, 1996, at an exercise price of $30.75 per share; on February 20, 1998, at an exercise price of $39.53125 per share; on February 16, 2000, at an exercise price of $21.75 per share; on February 14, 2001, at an exercise price of $26.38 per share; and on February 15, 2002, at an exercise price of $20.865. For Messrs. Reece and Wickman, the table reflects option grants on February 26, 1997, at an exercise price of $35.1875 per share. For Mr. Rose, the table reflects an option grant on November 4, 1998, at an exercise price of $16.9375 per share. For Messrs. Cunningham, Reece, Wickman and Bloomfield, the table reflects option grants on January 5, 1999, at an exercise price of $20.0625 per share. For Messrs. Reece, Wickman, Rose and Bloomfield, the table reflects option grants on February 18, 2003, at an exercise price of $13.30 per share. For Mr. Cunningham, the table reflects an option grant on March 5, 2003, at an exercise price of $12.445 per share. For each grant, the exercise price was the average of the high and the low of Belden shares on the effective date of the grant. Options become exercisable as to one-third of such options on each of the first three anniversaries of the date of grant and will expire ten years after the date of grant.

(2)	“Value” represents the excess (if any) of the closing price of the common stock on the NYSE on December 31,2003 ($21.09) over the exercise price of such option.

Securities Authorized for Issuance under Equity Compensation Plans

	A	B	C

Number of Securities
Remaining Available
for Future Issuance
	Number of		under Equity
	Securities to Be		Compensation Plans
	Issued upon	Weighted Average	(Excluding
	Exercise of	Exercise Price of	Securities Reflected
Plan Category	Outstanding Options	Outstanding Options	in Column A)

Equity Compensation Plans Approved by Stockholders(1)	3,831,247 (3)	24.64	1,833,831 (4)
Equity Compensation Plans Not Approved by Stockholders(2)	3,475	15.69	92,394 (6)

(1)	Consists of the Belden Inc. 2003 Employee Stock Purchase Plan (“ESPP”), the Belden Inc. 1994 Long-Term Incentive Plan (“1994 Plan”) and the Belden Inc. 2003 Long-Term Incentive Plan (“2003 Plan”).

(2)	Consists of the Belden UK Employee Share Ownership Plan (“UK Plan”). The UK plan permits UK employees of Belden to purchase Belden common stock over a twelve-month period through payroll deductions. None of the named executive officers participates in this plan.

(3)	Includes 2,785,416 shares under the 1994 Plan and purchase rights to acquire 154,169 shares of Belden common stock in connection with the 2003 offering under the ESPP. Under the ESPP, participating employees have the right to purchase shares of Belden common stock over an offering period. The 2003 offering is over the twelve-month period ending December 6, 2004. Shares are purchased through employee payroll deductions at a purchase price equal to 85% of the lesser of the fair market value of Belden’s common stock on the offering date or the exercise date.

(4)	Includes 788,000 shares available for issuance under the 1994 Plan and 1,045,831 under the 2003 offering of the ESPP.

(5)	Includes 92,394 shares available for issuance under the UK Plan.

Certain Change in Control Arrangements and Other Matters

      Belden maintains a “grantor trust” under Section 671 of the Code to provide certain participants in designated compensation and supplemental retirement plans with greater assurance that the benefits and payments to which those participants are entitled under those plans will be paid. Prior to a “change of control” of Belden (as defined in the trust agreement), Belden has the discretion to make contributions to the trust. After a change in control of Belden, it must transfer to the trust the amount of the benefits participants have earned through the date of the change in control and thereafter continue to fund the trust as benefits accrue. The amount held in trust at December 31, 2003 was de minimis. The assets of the trust are subject to claims of the creditors of Belden in the event it becomes “insolvent” as defined in the trust agreement. The consummation of the merger will not constitute a change of control under the trust agreement.

      Belden has entered into change of control agreements with the named officers in the Summary Compensation Table (the “change of control agreements”). The change of control agreements provide for, among other things, certain payments and benefits in the event of a “qualifying termination” of employment (i.e., a termination of employment by the executive officer for “good reason” or a termination of employment by Belden without “cause,” each as defined in the change of control agreements) within three years following a change in control. In the event of a qualifying termination, the executive will become entitled to outplacement services and health benefit continuation and a lump sum severance payment generally equal to the sum of

•	two times (2.99 in the case of Mr. Cunningham) the sum of the executive’s base salary and the highest annual bonus earned by the executive with respect to the two completed fiscal years preceding the date of termination;

•	an amount equal to the executive’s “target” bonus with respect to the year in which termination occurs; and

•	the amount necessary to make the executive whole with respect to any excise taxes imposed under the Internal Revenue Code excess parachute with respect to excess parachute payments.

      In addition, in connection with Mr. Reece returning to the position of Chief Financial Officer and Vice President, Finance of Belden, he entered into an agreement with Belden (the “Letter Agreement”). The letter agreement provides that if Mr. Reece no longer reports directly to Mr. Cunningham, Mr. Reece may elect to leave Belden and have the right to receive severance payments paid over twelve months equal to his then current base salary and the greater of his current target bonus or his most recent actual bonus. During the twelve month period, Mr. Reece would also be entitled to exercise stock options and restricted shares would vest in accordance with their terms. If the Letter Agreement applies (in the sense that Mr. Reece no longer reports directly to Mr. Cunningham) and Mr. Reece elects to receive payments under it, such payments would be in lieu of any payment under his change of control agreement noted above. However, if the Letter Agreement does not apply or if it does apply but Mr. Reece does not make the election to receive payments under it, Mr. Reece will be entitled to receive the benefits of his change of control agreement in accordance with its terms.

      The 1994 Incentive Plan provides for the acceleration of certain benefits in the event of a change of control (as defined in the plan) of Belden. Upon the consummation of the merger, all stock options and shares of restricted stock granted under the 1994 Incentive Plan will become fully vested, except that each of the named officers in the Summary Compensation Table has waived the lapse of restrictions on his or her restricted stock in connection with the merger.

      In connection with the merger, Belden has granted a retention and integration award to certain of its executive officers and other key employees. The value of each payment with respect to the retention and integration award for the executive officer will be equal to 110% (140% in the case of Mr. Cunningham) of the executive’s salary. For the executive officers, 50% of the value relating to the retention and integration awards would be paid in the form of cash and the remaining 50% in shares of restricted stock. For all other key employees, the retention and integration award would be paid in cash.

Pension Plans

      The executives named in the Summary Compensation Table may upon retirement be entitled to benefits from the Belden Wire & Cable Company Pension Plan (the “Pension Plan”) and the Supplemental Excess Defined Benefit Plan of Belden Wire & Cable Company (the “Supplemental Plan”). Benefits under the plans upon retirement are determined based upon compensation during the employment period and years of service.

      Pursuant to the Pension Plan, Belden credits to each individual’s account thereunder 4% of each year’s total compensation up to the Social Security wage base for the year, plus 8% of each year’s total compensation that exceeds the Social Security wage base. For this purpose, total compensation is cash remuneration paid by Belden to or for the benefit of a participant in the Pension Plan for services rendered while an employee.

      For the executives named in the Summary Compensation Table, the total compensation will be computed as shown in the columns “Salary” and “Bonus” of the Summary Compensation Table. Employees who were formerly employees of Cooper Industries, Inc. were credited for service while employed by Cooper. Benefits for service through August 1, 1993, were determined under the Cooper Salaried Employees’ Retirement Plan then in effect and converted to initial balances under the Pension Plan.

      Funds equal to the actuarial value of the accrued liabilities for all participants plus a pro rata portion of the Cooper plan excess assets have been transferred from the Cooper pension trust to a trust established by Belden for the Pension Plan.

      Employees do not make any contributions to the Pension Plan. Benefits at retirement are payable, as the participant elects, in the form of an escalating annuity, a level annuity with or without survivorship, or a lump-sum payment. Belden contributes to a trust fund sufficient to meet the minimum requirements under the Code to maintain the status of the Pension Plan as a qualified defined benefit plan.

      The Supplemental Plan is an unfunded, nonqualified plan which provides to certain employees, including those named in the Summary Compensation Table, Pension Plan benefits that generally cannot be paid from a qualified, defined benefit plan due to provisions of the Code.

Pension Benefits Table

	Years of Credited
	Services as of	Year Individual	Estimated Annual
Name	January 1, 2004	Reaches Age 65	Benefit at Age 65

C. Baker Cunningham	33.5	2006	$231,400
Richard K. Reece	10.4	2021	$121,200
Peter J. Wickman	23.0	2014	$89,800
D. Larrie Rose	31.5	2012	$61,200
Kevin L. Bloomfield	22.5	2016	$83,400

PERFORMANCE GRAPH

		INDEXED RETURNS

		Years Ending

	Base
	Period
Company/Index	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03

Belden Inc	100	100.08	121.84	114.08	74.57	104.74
S&P 500 Index	100	121.04	110.02	96.95	75.52	97.18
S&P 500 Electrical Components & Equipment	100	141.57	170.89	132.75	126.44	181.76

MATTERS BEING SUBMITTED TO A VOTE OF CDT STOCKHOLDERS ONLY

Proposal No. 1 — Issuance of Shares in the Merger

      Please refer to the section entitled “The Merger.”

      The merger agreement provides for the merger of BC Merger Corp., a newly formed, wholly owned subsidiary of CDT, with and into Belden. The merger agreement further provides that at the completion of the merger each share of Belden common stock issued and outstanding immediately prior to the completion of the merger, but excluding shares of Belden common stock held in the treasury of Belden, will be converted into the right to receive two shares of Belden CDT common stock if CDT’s proposed one-for-two reverse stock split does not occur prior to the merger or one share of Belden CDT common stock if the reverse stock split does occur prior to the merger, plus, in each case, the preferred share purchase right associated with each share of Belden CDT common stock.

      CDT stockholders are being asked to consider and vote on a proposal to approve the issuance of shares of CDT common stock in connection with the merger.

Vote Required and Board of Directors Recommendation

      The affirmative vote of the holders of at least a majority of the CDT common stock cast at the special meeting is required to approve the issuance of Belden CDT common stock in connection with the merger, assuming that the total votes cast represent more than 50% of the CDT common stock entitled to vote at the CDT special meeting. An abstention from voting or a broker non-vote on Proposal 1 will have no effect on the vote on Proposal 1, other than being counted for quorum purposes.

THE CDT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES IN THE MERGER.

Proposal No. 2 — Approval of Amendment to Certificate of Incorporation to Change CDT’s Name and Increase the Number of Authorized Shares of Capital Stock.

      Please refer to the section entitled “The Merger.”

      The CDT board of directors adopted a resolution, subject to stockholder approval, to amend CDT’s certificate of incorporation to change CDT’s name to Belden CDT Inc. and increase the number of authorized shares of capital stock. The form of certificate of amendment to CDT’s certificate of incorporation is attached as Annex B to this joint proxy statement/ prospectus.

Name Change to Belden CDT Inc.

      If this proposal is approved by CDT stockholders, CDT’s name will change to Belden CDT Inc. upon the filing of a certificate of amendment as required by Delaware law.

      CDT intends to file the amendment to the certificate of incorporation to effect the name change immediately prior to the consummation of the merger. CDT reserves the right to abandon or modify the proposed amendment to the certificate of incorporation to effect the name change at any time prior to the proposed amendment to the certificate of incorporation to change its name and increase the authorized capital at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of the stockholders has been obtained, upon approval of the board of directors of CDT and as permitted by the merger agreement.

Increase in the Number of Authorized Shares of Capital Stock

      If this proposal is approved by CDT stockholders, the authorized number of shares of common stock of CDT will increase from 100,000,000 to 200,000,000 and the authorized number of shares of preferred stock of CDT will increase from 1,000,000 to 2,000,000.

      CDT intends to file the amendment to the certificate of incorporation to increase the number of authorized shares of capital stock immediately prior to the consummation of the merger. CDT reserves the right to abandon or modify the proposed amendment to the certificate of incorporation to change its name and increase the number of authorized shares of capital stock at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of the stockholders has been obtained, upon approval of the board of directors of CDT and as permitted by the merger agreement.

Vote Required and Board of Directors Recommendation

      The affirmative vote of the holders of at least a majority of the outstanding shares of CDT common stock is required to amend CDT’s certificate of incorporation to change CDT’s name to “Belden CDT Inc.” and increase the number of authorized shares of capital stock. Consequently, an abstention from voting or a broker non-vote on Proposal 2 will have the effect of a vote against Proposal 2.

THE CDT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO CDT’S CERTIFICATE OF INCORPORATION DESCRIBED ABOVE.

Proposal No. 3 — Approval of Amendment to Certificate of Incorporation to Effect the Reverse Stock Split.

      Please refer to the section entitled “Reverse Stock Split.”

      The CDT board of directors adopted a resolution, subject to stockholder approval, to amend CDT’s certificate of incorporation to effect a one-for-two reverse stock split of CDT common stock. The form of certificate of amendment to CDT’s certificate of incorporation is attached as Annex B to this joint proxy statement/ prospectus.

      CDT intends to file the amendment to the certificate of incorporation to effect the reverse stock split whether or not the merger occurs but, if the merger occurs, the reverse stock split will be implemented immediately prior to the merger. CDT, however, reserves the right to abandon or modify the proposed amendment to the certificate of incorporation to effect the reverse stock split at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of the stockholders has been obtained, upon approval of the board of directors of CDT and as permitted by the merger agreement.

Vote Required and Board of Directors Recommendation

      The affirmative vote of the holders of at least a majority of the outstanding shares of CDT common stock is required to amend CDT’s certificate of incorporation to effect a reverse stock split of CDT’s common stock. Consequently, an abstention from voting or a broker non-vote on Proposal 3 will have the effect of a vote against Proposal 3.

THE CDT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO CDT’S CERTIFICATE OF INCORPORATION DESCRIBED ABOVE.

OWNERSHIP OF CAPITAL STOCK

Ownership of CDT Capital Stock

Ownership of Certain Beneficial Owners of CDT Common Stock

      The following table shows information regarding those stockholders known to CDT to beneficially own more than 5% of the outstanding shares of CDT common stock as of April 23, 2004.

	Amount and		Percent of
	Nature of		Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership		Common Stock(%)(1)

Fidelity Research and Management Corporation	6,663,871	(2)	15.8
82 Devonshire Street Boston, MA 02109

T. Rowe Price Associates, Inc.	4,306,750	(3)	10.2
100 East Pratt Street Baltimore, MD 21202

Wellington Management Co. LLP	3,302,577	(4)	7.9
75 State Street Boston, MA 02109

Barclays Global Investors, N.A.	2,808,703	(5)	6.7
45 Fremont Street San Francisco, CA 94105

Amaranth Advisors L.L.C.	2,473,449	(6)	5.9
One American Lane Greenwich, CT 06831

Capital Group International, Inc.	2,420,050	(7)	5.8
11100 Santa Monica Blvd., 15th Floor Los Angeles, CA 90025

Dimensional Fund Advisors Inc.	2,377,612	(8)	5.7
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

The TCW Group, Inc.	2,362,100	(9)	5.6
865 South Figueroa Street Los Angeles, CA 90017

Royce & Associates LLC	1,923,600	(10)	4.6
1414 Avenue of the Americas New York, NY 10019

(1)	Figures are based upon 42,063,425 shares of CDT common stock outstanding as of April 23, 2004.

(2)	Information based on a Schedule 13G/ A filed with the SEC by Fidelity Research and Management Corporation (“Fidelity”), FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson on February 17, 2004. Each filing person reported beneficial ownership of 6,663,871 shares and sole dispositive power over of 6,663,871 shares. Fidelity is a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Edward C. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The sole power to vote the shares resides with Fidelity’s Boards of Trustees. As reported on the Schedule 13G/ A, through their ownership of voting common stock of FMR Corp. and the execution of a shareholders’ voting agreement, members of the Edward C. Johnson 3d family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(3)	Information based on a Schedule 13G/ A filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”), T. Rowe Price Small-Cap Value Fund, Inc. (“Small-Cap Fund”) on February 2, 2004. Price Associates reported beneficial ownership of 4,306,750 shares, with sole voting power over 1,371,100 shares and sole dispositive power over 4,306,750 shares. Small-Cap Fund reported beneficial ownership of 2,813,400 shares, with sole voting power over 2,813,400 shares.

(4)	Information based on a Schedule 13G/ A filed with the SEC by Wellington Management Company, LLP (“WMC”) on February 12, 2004. WMC, in its capacity as investment adviser, reported beneficial ownership of 3,302,577 shares, with shared voting power over 2,192,877 shares and shared dispositive power over 3,302,577 shares, which are held of record by its clients.

(5)	Information based on a Schedule 13G filed with the SEC by Barclays Global Investors, N.A. (“Barclays”), Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital

Securities Limited, Barclays Capital Inc, Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA and Barclays Private Bank Limited on February 17, 2004. Barclays Global Investors, N.A. reported beneficial ownership of 2,067,288 shares, with sole voting power over 1,778,797 shares and sole dispositive power over 1,778,797 shares. Barclays Global Fund Advisors reported beneficial ownership of 723,715 shares, with sole voting power over 723,715 shares and sole dispositive power over 723,715 shares. Barclays Bank PLC reported beneficial ownership of 17,700 shares, with sole voting power over 17,700 shares and sole dispositive power over 17,700 shares.

(6)	Information based on a Schedule 13G filed with the SEC on February 23, 2004 by Amaranth Advisors L.L.C. (“Amaranth”), Amaranth LLC and Nicholas M. Maounis. Amaranth is the trading advisor for Amaranth LLC and Mr. Maounis is the managing member of Amaranth. Each member of the reporting group reported beneficial ownership over 2,473,449 shares, with shared voting power over 2,473,449 shares and shared dispositive power over 2,473,449 shares.

(7)	Information based on a Schedule 13G/ A filed with the SEC by Capital Group International, Inc. (“Capital”), Capital Guardian Trust Company (“Trust”) as of February 13, 2004. Capital and Trust reported beneficial ownership over 2,420,050 shares, with sole voting power over 1,657,080 shares and sole dispositive power over 2,420,050 shares. Trust reported beneficial ownership over 2,394,750 shares, with sole voting power over 1,631,780 shares and sole dispositive power over 2,394,750 shares. Capital Guardian Trust Company, Capital International S.A. (CISA) and Capital International Research and Management, Inc., are each the wholly owned subsidiaries of Capital that acquired the shares.

(8)	Information based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors Inc., on February 6, 2004. Dimensional Fund Advisors Inc. reported sole voting power over 2,377,612 shares and sole dispositive power over 2,377,612 shares. Dimensional Fund Advisors Inc. furnishes investment advice to four investment companies and, in its role as investment advisor or manager, possesses voting and/or investment power over the shares, but does not beneficially own the shares.

(9)	Information based on a Schedule 13G/ A filed with the SEC by The TCW Group, Inc. (“TCW”) on behalf of itself and its direct and indirect subsidiaries, Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company, which collectively comprise The TCW Business Unit, on February 10, 2004. TCW reported beneficial ownership of 2,362,100 shares, with shared voting power over 2,168,000 and shared dispositive power over 2,362,100 shares. The ultimate parent of TCW is Societe Generale, S.A.

(10)	Information based on a Schedule 13G/ A filed with the SEC on February 13, 2004 by Royce & Associates, LLC (“Royce”). Royce reported beneficial ownership of 1,923,600 shares, with sole voting and dispositive power over 1,923,600 shares.

Ownership of CDT Management of CDT Common Stock

      The following table sets forth the number of shares of CDT common stock beneficially owned by the directors and executive officers of CDT named below as of April 23, 2004.

			Percent of
	Shares		Common Stock
	Beneficially Owned(1)		Outstanding(%)(2)

Ferdinand C. Kuznik	223,037	(3)	*
Chief Executive Officer and Director
George C. Graeber	258,256	(4)	*
President, Chief Operating Officer and Director
William Cann	21,582	(5)	*
Vice President, Chief Financial Officer
David R. Harden	800,202	(6)	1.90
Senior Vice President, West Penn Wire
Peter Sheehan	102,625	(7)	*
Executive Vice President
Charles B. Fromm	142,431	(8)	*
Vice President, General Counsel and Secretary
Robert Canney	74,191	(9)	*
Vice President, Specialty Products
Ian Mack	128,848	(10)	*
Group President, Europe
Bryan C. Cressey	298,474	(11)	*
Chairman of the Board of Directors, Director
Lance C. Balk	34,709	(12)	*
Director

			Percent of
	Shares		Common Stock
	Beneficially Owned(1)		Outstanding(%)(2)

Michael F. O. Harris	60,507	(13)	*
Director
Glenn Kalnasy	41,808	(14)	*
Director
Richard C. Tuttle	74,500	(15)	*
Director
All directors and executive officers as a group	2,261,170		5.38

*	Represents less than one percent.

(1)	The figures assume exercise by only the stockholder named in each row of all options to purchase CDT common stock held by such stockholder which are exercisable within 60 days of March 12, 2004 based upon the treatment of all options to purchase shares of CDT common stock upon consummation of the merger as provided in the merger agreement. Except as Mr. Canney may otherwise agree, all options and shares of restricted stock will vest upon consummation of the merger as provided in the merger agreement and in the respective award agreements.

(2)	Figures are based upon 42,063,425 shares of CDT common stock outstanding as of April 23, 2004.

(3)	Includes 36,000 shares covered by options. Includes 139,037 shares of restricted stock, 67,037 of which will vest on October 16, 2005 and 72,000 of which will vest over a three year period at 33.33% per year on each of the next three anniversaries of December 10, 2003. Includes 15,740 shares of restricted stock and 16,566 shares of common stock held by Mr. Kuznik, as Trustee of the Ferdinand C. Kuznik Declaration of Trust, and 15,740 shares of restricted stock and 16,566 shares of common stock held by his spouse, Milena Kuznik, Trustee of the Milena Kuznik Declaration of Trust.

(4)	Includes 189,600 shares covered by options. Includes 55,926 shares of restricted stock scheduled to vest on October 16, 2005.

(5)	Includes 15,700 shares covered by options. Includes 5,882 shares of restricted stock scheduled to vest on December 2, 2005.

(6)	Includes 225,000 shares covered by options.

(7)	Includes 102,625 shares covered by options.

(8)	Includes 111,950 shares covered by options. Includes 26,296 shares of restricted stock scheduled to vest on October 16, 2005. Includes 1,575 shares of common stock owned jointly with his spouse, Jill Riveroll Fromm.

(9)	Includes 49,450 shares covered by options. Includes 24,741 shares of restricted stock scheduled to vest on October 16, 2005.

(10)	Includes 100,700 shares covered by options. Includes 28,148 shares of restricted stock scheduled to vest on October 16, 2005.

(11)	Includes 25,500 shares covered by options. Does not include 80,000 shares held by the Bryan and Christina Cressey Foundation. Mr. Cressey is the President of the foundation and may be deemed to be a beneficial owner of the shares owned by the foundation, but Mr. Cressey disclaims any such beneficial ownership.

(12)	Includes 20,000 shares covered by options. Includes 14,709 shares of common stock owned jointly with his spouse, Margaret Determan.

(13)	Includes 22,000 shares covered by options.

(14)	Includes 20,000 shares covered by options.

(15)	Includes 27,500 shares covered by options.

Ownership of Belden Capital Stock

Ownership of Certain Beneficial Owners of Belden Common Stock

      The following table shows information regarding those stockholders known to Belden to beneficially own more than 5% of the outstanding shares of Belden common stock as of March 1, 2004.

	Amount and
	Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class(%)(a)

T. Rowe Price Associates, Inc.	2,881,900	(b)	11.2
100 East Pratt Street Baltimore, MD 21202-1008
Dimensional Fund Advisors, Inc.	1,714,000	(e)	6.6
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401-1005
Sterling Capital Management, LLC	1,546,550	(d)	6.0
4064 Colony Road — 300 Charlotte, NC 28211
FMR Corp.	1,352,400	(e)	5.2
82 Devonshire Street Boston, MA 02109
Barclays Global Investors, N.A	1,311,349	(f)	5.1
45 Fremont Street San Francisco, CA 94105

(a)	Figures are based on 25,783,350 shares of Belden common stock outstanding as of March 1, 2004.

(b)	Information based on a Schedule 13G filed with the SEC by T. Rowe Price as of December 31, 2003. T. Rowe Price Associates Inc. has sole voting power over 553,100 shares and has sole dispositive power over 2,881,900 shares. T. Rowe Price Small-Cap Stock Fund, Inc., has sole voting power over 1,915,000 shares and does not have sole dispositive power over any shares.

(c)	Information based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors, Inc. (“Dimensional”) as of December 31, 2003. Dimensional possesses voting and investment power over the shares but disclaims beneficial ownership of the shares.

(d)	Information based on a Schedule 13G filed with the SEC on January 9, 2004, by Sterling Capital Management LLC (“Sterling”). Sterling has shared voting power over 1,546,530 shares, shared dispositive power over 1,546,550 shares, and does not have sole voting or sole dispositive power over any shares. As controlling stockholders of the managing member of Sterling, Eduardo A. Brea, Alexander W. McAlister, David M. Ralston, Brian R. Walton and Mark Whalen have shared dispositive and voting power over any shares and may be deemed beneficial owners of such shares.

(e)	Information based on a Schedule 13G filed with the SEC on February 17, 2004, by FMR Corp. FMR Corp., Edward C. Johnson, 3rd and the Fidelity Funds each have sole dispositive power over the shares, and Fidelity Management and Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of and has voting power over the shares. Edward C. Johnson, 3rd and Abigail P. Johnson are Chairman and Director, respectively, of FMR Corp. Through their ownership of voting common stock of FMR Corp. and the execution of a shareholder voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(f)	Information based on a Schedule 13G filed with the SEC on February 17, 2004, by Barclays Global Investors, N.A. Barclays Global Investors, NA., is the beneficial owner of and has sole voting and dispositive power over the shares.

     In addition, at December 31, 2003, CIGNA Retirement and Investment Services as Trustee of the Savings Plans, held of record 1,072,046 shares, 4.2% of Belden common stock.

Ownership of Belden Management of Belden Common Stock

      The following table sets forth the number of shares of Belden common stock beneficially owned by the directors, nominees and executive officers of Belden named below as of March 1, 2004.

			Percent of
	Shares		Common Stock
	Beneficially Owned(1)(2)		Outstanding(%)(1)

C. Baker Cunningham	700,208		2.72
Chairman of the Board, President, and Chief Executive Officer
Richard K. Reece	219,857	(3)	*
Vice President, Finance and Chief Financial Officer
Peter J. Wickman	216,075		*
Vice President, Operations and President of Belden Electronics
D. Larrie Rose	98,529	(4)	*
Vice President, Operations and President of Belden Holdings, Inc
Kevin L. Bloomfield	138,502		*
Vice President, Secretary and General Counsel
Bernard G. Rethore	16,600	(5)	*
Director
Lorne D. Bain	14,300		*
Director
Christopher I. Byrnes	13,000		*
Director
Whitson Sadler	14,500		*
Director
Arnold W. Donald	11,200	(6)	*
Director
John M. Monter	12,600		*
Director
All directors, nominees and officers as a group	1,455,471		5.65

*	Less than one percent.

(1)	Based on 25,783,350 shares of Belden common stock outstanding as of March 1, 2004. Includes the following shares covered by stock options which are currently exercisable or exercisable within 60 days after March 1, 2004: Mr. Cunningham, 498,333 shares; Mr. Reece, 155,000 shares; Mr. Wickman, 155,000 shares; Mr. Rose, 68,833 shares; Mr. Bloomfield, 98,667 shares; Mr. Rethore, 7,000 shares; Mr. Bain, 7,000 shares; Dr. Byrnes, 7,000 shares; Mr. Sadler, 6,000 shares; Mr. Donald, 4,000 shares; and Mr. Monter, 6,000 shares. Includes restricted shares awarded in 2001, 2002, and 2003 to Mr. Cunningham, Mr. Reece, Mr. Wickman, Mr. Rose, and Mr. Bloomfield. See Summary Compensation Table and footnote (3) of Summary Compensation Table for amounts and terms of these restricted share awards. Includes restricted shares awarded in 2004: Mr. Cunningham, 25,000; Mr. Wickman, 9,000;, Mr. Reece, 9,000; Mr. Rose, 6,000; and Mr. Bloomfield, 7,000. Includes restricted shares awarded in 2003 to Mr. Rethore, Mr. Bain, Dr. Byrnes, Mr. Sadler, Mr. Donald, and Mr. Monter. Table does not include any long-term compensation awards made in 2004 to Mr. Cunningham, Mr. Reece, Mr. Wickman, Mr. Rose and Mr. Bloomfield other than the restricted stock awards noted above.

(2)	Includes shares by Messrs. Cunningham, Reece, Wickman, Rose, and Bloomfield in Belden’s Savings Plans as of December 31,2003.

(3)	Includes 28,185 shares owned jointly by Mr. Reece and his spouse.

(4)	Includes 1,052 shares held jointly by Mr. Rose and his spouse in an IRA and 19,145 shares jointly held by Mr. Rose and his spouse in another account.

(5)	Includes 7,600 shares held in trust.

(6)	Includes 2,200 shares held in trust.

STOCK EXCHANGE LISTING; DELISTING AND

DEREGISTRATION OF BELDEN COMMON STOCK

      It is a condition to the merger that the shares of Belden CDT common stock to be issued to Belden stockholders in the merger be authorized for listing on the NYSE. If the merger is completed, the Belden common stock will no longer be listed on the NYSE or any other exchanges. Shares of Belden CDT will continue to be listed on the NYSE under a symbol to be determined.

LEGAL MATTERS

      Kirkland & Ellis LLP (a limited liability partnership including professional corporations), legal counsel to CDT, has passed upon the validity of the Belden CDT common stock to be issued in connection with the merger. Each of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Belden, and Kirkland & Ellis LLP will deliver opinions concerning the federal income tax consequences of the merger. Mr. Lance Balk, a member of the board of directors of CDT and a CDT-designee to the Belden CDT board of directors, is a partner of Kirkland & Ellis LLP.

EXPERTS

Belden

      The consolidated financial statements and the related consolidated financial statement schedule incorporated in this joint proxy statement/prospectus by reference from Belden Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is incorporated herein by reference, and have been so incorporated in reliance upon their authority as experts in accounting and auditing.

CDT

      The consolidated financial statements and the related consolidated financial statement schedule incorporated in this joint proxy statement/prospectus by reference from CDT’s Annual Report on Form 10-K (for the year ended July 31, 2003) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT

NEXT ANNUAL MEETING

Belden

      Belden does not currently expect to hold a 2005 annual meeting of stockholders because Belden does not expect to be a separate public company if the merger has been completed at that time.

      If the merger is not completed, Belden intends to hold its 2005 annual meeting on May 3, 2005. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in Belden’s proxy statement for the 2005 annual meeting, and form of proxy to be to be mailed March 30, 2005, a proposal must have been received by the Belden Corporate Secretary on or before November 30, 2004, and shall contain such information as required under Belden’s bylaws. For a shareholder proposal submitted outside of the process provided by Rule 14a-8, to be eligible for consideration at Belden’s annual meeting, notice must be received by the Belden Corporate Secretary by March 3, 2005. Apart from the issue of inclusion in proxy materials, Belden’s bylaws establish requirements for shareholder proposals to be considered at the annual meeting.

      You may propose director candidates for consideration by our board. In addition, Belden’s bylaws permit shareholders to nominate directors at a shareholders’ meeting. To make a director nomination at a shareholders’ meeting it is necessary that you notify Belden not fewer than 60 days in advance of the meeting. In addition, the notice must meet all other requirements contained in Belden’s bylaws.

      You may contact the Belden Secretary at Belden’s headquarters for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

CDT

      If the merger is not completed, CDT intends to hold its 2004 annual meeting on December 10, 2004. CDT stockholders may submit proposals, including director nominations, for consideration at such meeting. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in CDT’s proxy statement for the 2004 annual meeting and form of proxy to be mailed November 8, 2004, a proposal must have been received by the CDT Corporate Secretary on or before August 8, 2004. For a shareholder proposal submitted outside of the process provided by Rule 14a-8, to be eligible for consideration at CDT’s annual meeting, notice must be received by the CDT Corporate Secretary by July 10, 2004.

Belden CDT

      If the merger is completed, Belden CDT intends to hold its 2005 annual meeting on May 3, 2005. Belden CDT stockholders may submit proposals, including director nominations, for consideration at such meeting. To be eligible under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in Belden’s CDT’s proxy statement for the 2005 meeting and form of proxy to be mailed March 30, 2005, a proposal must have been received by the Belden CDT Corporate Secretary on or before November 30, 2004.

WHERE YOU CAN FIND MORE INFORMATION

      Belden and CDT file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Office Room 1024 Washington, D.C. 20549	Midwest Regional Office 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

      The public may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

      The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like Belden and CDT, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      You also may obtain printer-friendly versions of Belden’s SEC reports at http://www.belden.com and printer-friendly versions of CDT’s SEC reports at http://www.cdtc.com.

      You also can inspect reports, proxy statements and other information about Belden and CDT at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      CDT has filed a registration statement on Form S-4 to register with the SEC for the Belden CDT common stock to be issued to Belden stockholders in the merger. This joint proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of CDT in addition to being a proxy statement of Belden for the annual meeting and of CDT for the special meeting. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows us to “incorporate by reference” information into this joint proxy statement/ prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/ prospectus, except for any information superseded by information in this joint proxy statement/ prospectus. This joint proxy statement/ prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

      All documents filed by Belden or CDT pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/ prospectus and before the date of each company’s stockholders’ meeting are incorporated by reference into and are deemed to be a part of this joint proxy statement/ prospectus from the date of filing of those documents.

      You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information. This joint proxy statement/ prospectus is dated as of the date listed on the cover page hereto. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/ prospectus to stockholders nor the issuance of shares of Belden CDT common stock in the merger shall create any implication to the contrary.

      The following documents, which have been filed by Belden with the SEC (SEC file number 001-12280), are incorporated by reference into this joint proxy statement/ prospectus:

•	Belden’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2003 (filing date March 4, 2004, as amended on April 28, 2004);

•	Belden’s Current Report on Form 8-K dated February 5, 2004 (filing date February 5, 2004); and

•	Belden’s Current Report on Form 8-K dated April 22, 2004 (filing date April 26, 2004).

      The following documents, which were filed by CDT with the SEC (SEC file number 001-12561), are incorporated by reference into this joint proxy statement/ prospectus:

•	CDT’s Annual Report on Form 10-K, for the fiscal year ended July 31, 2003 (filing date October 29, 2003);

•	CDT’s Proxy Statement on Schedule 14A (filing date November 12, 2003);

•	CDT’s Quarterly Report on Form 10-Q, for the quarterly period ended October 31, 2003 (filing date December 15, 2003, as amended on April 27, 2004);

•	CDT’s Quarterly Report on Form 10-Q, for the quarterly period ended January 31, 2003 (filing date March 16, 2004);

•	CDT’s Current Report on Form 8-K dated February 5, 2004 (filing date February 5, 2004); and

•	CDT’s Current Report on Form 8-K dated March 15, 2004 (filing date March 15, 2004, as amended on April 27, 2004).

      Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/ prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/ prospectus to the extent that a statement contained in this joint proxy statement/ prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/ prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among
CABLE DESIGN TECHNOLOGIES CORPORATION,
BC MERGER CORP.
and
BELDEN INC.
dated as of
February 4, 2004

A-1

AGREEMENT AND PLAN OF MERGER

A-i

A-ii

SCHEDULES

CDT Disclosure Schedule

Belden Disclosure Schedule
Schedule 1.6 — Belden Directors and Officers Following the Effective Time
Schedule 6.11(i) — Waivers under Belden Change of Control Agreements
Schedule 6.13(c) — CDT Officers
Schedule 7.1(b) — Foreign Anti-Trust Filings

EXHIBITS

EXHIBIT A	FORM OF SURVIVING CORPORATION CERTIFICATE OF INCORPORATION
EXHIBIT B	FORM OF SURVIVING CORPORATION BY-LAWS
EXHIBIT C	FORM OF CDT CERTIFICATE OF AMENDMENT
EXHIBIT D	FORM OF TAX REPRESENTATION LETTERS

A-iii

INDEX OF DEFINED TERMS

Term	Section

Acquisition	8.3(d)
Affiliate	9.3(a)
Agreement	Preamble
Alternative Transaction	9.3(b)
Alternative Transaction Proposal	9.3(c)
Applicable Laws	3.7(a)
Approval	3.9(b)
Audit	3.10(j)
Belden	Preamble
Belden Balance Sheet	4.4(c)
Belden Benefit Plans	4.9(a)
Belden By-Laws	4.1(b)
Belden Charter	4.1(b)
Belden Common Stock	2.1
Belden Designated Directors	6.13(a)
Belden Disclosure Schedule	Article IV
Belden Dividend	5.1(b)
Belden ERISA Affiliate	4.9(e)
Belden Leased Real Property	4.14(b)
Belden Leases	4.14(b)
Belden Material Contract	4.18(a)
Belden Nominee	6.13(e)(v)
Belden Options	2.1(d)
Belden Organizational Documents	4.1(b)
Belden Owned Real Property	4.14(a)
Belden Permits	4.7(a)
Belden Preferred Stock	4.2(a)
Belden Purchase Plans	2.1(d)
Belden Real Property	4.14(c)
Belden Rights	4.2(a)
Belden Rights Agreement	4.2(a)
Belden SEC Documents	4.4(a)
Belden Stock Plans	4.2(a)
Belden Stockholder Approval	4.3(c)
Belden Stockholders’ Meeting	6.1(b)
Belden Subsidiary Organizational Documents	4.1(b)
Belden Termination Fee	8.3(b)
Benefit Plans	3.9(a)
CDA	5.2(c)(i)
CDT	Preamble
CDT Balance Sheet	3.4(d)
CDT Benefit Plans	3.9(a)
CDT By-Laws	3.1(b)
CDT Certificate of Amendment	1.7

A-iv

Term	Section

CDT Charter	3.1(b)
CDT Charter Amendment	1.7
CDT Charter Approval	3.3(c)
CDT Common Stock	2.1(a)
CDT Debentures	3.2(a)
CDT Designated Directors	6.13(a)
CDT Disclosure Schedule	Article III
CDT ERISA Affiliate	3.9(e)
CDT Leased Real Property	3.14(b)
CDT Leases	3.14(b)
CDT Material Contract	3.18(a)
CDT Nominee	6.13(e)(iv)
CDT Offering Circular	3.4(a)
CDT Option	3.2(b)
CDT Organizational Documents	3.1(b)
CDT Owned Real Property	3.14(a)
CDT Permits	3.7(a)
CDT Preferred Stock	3.2(a)
CDT Purchase Plan	3.2(a)
CDT Real Property	3.14(c)
CDT Rights	3.2(a)
CDT Rights Agreement	3.2(a)
CDT SEC Documents	3.4(a)
CDT Share Issuance	Recitals
CDT Share Issuance Approval	3.3(c)
CDT Stock Plans	3.2(a)
CDT Stockholders’ Meeting	6.1(b)
CDT Subsidiary Organizational Documents	3.1(b)
CDT Termination Fee	8.3(a)
Certificate of Merger	1.3
Certificates	2.2(b)
Change of Recommendation	5.2(d)(i)
Closing	1.2
Closing Date	1.2
COBRA	3.9(i)
Code	Recitals
Continuing Employees	6.11(f)
Contract	9.3(d)
DGCL	Recitals
Effective Time	1.3
Environmental Laws	9.3(e)
Environmental Liabilities	9.3(f)
ERISA	3.9(a)
Exchange Act	3.3(e)(B)(3)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)

A-v

Term	Section

Exchange Ratio	2.1(a)
Existing Benefits Commitments	5.1(b)(x)
Fair Market Value	9.3(g)
Form S-4	3.3(e)(B)(1)
Funded Retirement Plan	3.9(e)
GAAP	3.4(c)
Governmental Entity	3.3(e)
Guaranty	9.3(h)
Hazardous Materials	9.3(i)
HSR Act	3.3(e)(A)
Improvements	3.14(d)
Indebtedness	9.3(j)
Indenture	6.19
Indemnified Parties	6.5(a)
Intellectual Property	9.3(k)
Joint Proxy Statement	3.3(e)(B)(2)
Knowledge	9.3(l)
Liens	3.1(c)
Material Adverse Change	9.3(m)
Material Adverse Effect	9.3(m)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
NYSE	2.1(e)
Outside Date	8.1(b)(i)
PBGC	3.9(e)
Person	9.3(n)
Restraints	7.1(d)
Reverse Stock Split	1.7
Rule 145 Affiliates	6.14
Sarbanes-Oxley Act	3.4(b)
SEC	3.3(e)(B)
Secretary of State	1.3
Securities Act	3.3(e)
Subsidiary	9.3(o)
Superior Proposal	9.3(p)
Surviving Corporation	Recitals
Tax Authority	3.10(j)
Tax Return	3.10(j)
Taxes	3.10(j)
Voting Debt	3.2(c)

A-vi

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 4, 2004, by and among CABLE DESIGN TECHNOLOGIES CORPORATION, a Delaware corporation (“CDT”), BC MERGER CORP., a Delaware corporation and a direct wholly owned subsidiary of CDT (“Merger Sub”), and BELDEN INC., a Delaware corporation (“Belden”).

W I T N E S S E T H:

      WHEREAS, the respective Boards of Directors of CDT, Merger Sub and Belden have deemed it advisable and in the best interests of their respective corporations and stockholders that CDT and Belden engage in a business combination in order to advance their respective long-term strategic business interests; and

      WHEREAS, in furtherance thereof, the Boards of Directors of each of CDT, Merger Sub and Belden have approved this Agreement and the merger of Merger Sub with and into Belden (the “Merger”) so that Belden continues as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”), upon the terms of and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”); and

      WHEREAS, the Board of Directors of Belden has determined to recommend to its stockholders the approval and adoption of this Agreement and the Merger; and

      WHEREAS, the Board of Directors of CDT has determined to recommend to its stockholders approval of the CDT Charter Amendment (as defined in Section 1.7) and the issuance of shares of CDT Common Stock (as defined in Section 2.1(a)) in connection with the Merger (the “CDT Share Issuance”); and

      WHEREAS, CDT, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger; and

      WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368 of the Code; and

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Belden, the separate corporate existence of Merger Sub shall cease and Belden shall continue as the Surviving Corporation in the Merger and shall succeed to and assume all the property, rights, privileges, powers and franchises of Merger Sub in accordance with the DGCL.

      SECTION 1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Skadden, Arps, Slate, Meagher &

Flom LLP, Four Times Square, New York, NY 10036-6522, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

      SECTION 1.3     Effective Time. Upon the terms of and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State, or at such subsequent date or time as Belden and CDT shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective as set forth in the Certificate of Merger is referred to herein as the “Effective Time.”

      SECTION 1.4     Effects of The Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

      SECTION 1.5     Organizational Documents of the Surviving Corporation. At the Effective Time, the Belden Charter (as defined in Section 4.1(b)) shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub in the form attached as Exhibit A hereto, and such amended Belden Charter shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Belden Inc.” After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 100 shares of common stock, par value $.01 per share. At the Effective Time, the Belden By-Laws (as defined in Section 4.1(b)) shall be amended and restated in their entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, in the form attached as Exhibit B hereto and such by-laws shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such by-laws.

      SECTION 1.6     Directors and Officers of the Surviving Corporation. The initial directors of the Surviving Corporation shall be the individuals designated as such on Schedule 1.6 hereto until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the individuals designated as such on Schedule 1.6 hereto until their respective successors are duly appointed.

      SECTION 1.7     CDT Charter Amendment. Immediately prior to the Effective Time, and upon the terms of and subject to the conditions set forth in this Agreement and receipt of the CDT Charter Approval (as defined in Section 3.3(c)), pursuant to the applicable provisions of the DGCL, CDT shall cause the CDT Charter (as defined in Section 3.1(b)) to be amended (the “CDT Charter Amendment”) to change the name of CDT to “Belden CDT Inc.,” to increase the number of authorized shares of capital stock and to provide for a reverse stock split of the shares of CDT Common Stock (the “Reverse Stock Split”) by filing a Certificate of Amendment substantially in the form of Exhibit C hereto (the “CDT Certificate of Amendment”) with the Secretary of State in accordance with applicable provisions of the DGCL.

      SECTION 1.8     Alternative Structure. CDT and Belden may mutually agree to revise the structure of the Merger provided for herein at any time prior to receipt of either the Belden Stockholder Approval (as defined in Section 4.3(c)) or CDT Share Issuance Approval (as defined in Section 3.3(c)), or at any time thereafter if, with appropriate disclosure, any required further approval of the revised structure is obtained from the stockholders of CDT and Belden, as applicable; provided, however, that under any such revised structure the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer qualifying under Section 351 of the Code. CDT and Belden agree to consider in good faith the request of the other party to revise the structure of the Merger from that set forth herein.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

      SECTION 2.1     Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of CDT, Merger Sub, Belden or the holders of any shares of common stock, par value $0.01 per share, of Belden (together with any associated Belden Rights (as defined in Section 4.2(a)), “Belden Common Stock”):

      (a) Conversion of Belden Common Stock. Each share of Belden Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Belden Common Stock to be canceled pursuant to Section 2.1(c) shall automatically be converted into the right to receive (i) 2.00 fully paid and nonassessable shares of common stock, par value $0.01 per share, of CDT (“CDT Common Stock”) if the Reverse Stock Split has not been effected prior to the Effective Time, or (ii) 1.00 fully paid and nonassessable share of CDT Common Stock if the Reverse Stock Split has been effected prior to the Effective Time (in either case, the “Exchange Ratio”) (the number of shares of CDT Common Stock set forth in clause (i) or (ii), as applicable, together with the associated CDT Rights (as defined in Section 3.2(a)), the “Merger Consideration”) upon surrender of the Certificate (as defined in Section 2.2(b)), which immediately prior to the Effective Time represented such share of Belden Common Stock in the manner provided in Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(h)). As a result of the Merger, at the Effective Time, each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Belden Common Stock represented by such Certificate immediately prior to the Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(h)).

      (b) Capital Stock of Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      (c) Cancellation of Treasury Shares. Each share of Belden Common Stock held as treasury stock by Belden, if any, shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof.

      (d) Belden Options and Employee Stock Purchase Plans. At the Effective Time, (i) all issued and outstanding options to purchase Belden Common Stock under any Belden Stock Plan (as defined in Section 4.2(a)) (each, a “Belden Option”) shall be assumed by CDT in accordance with Section 6.11(a), (ii) all shares of Belden Common Stock issued pursuant to restricted stock grants under any Belden Stock Plan and with respect to which restrictions have not lapsed, shall be treated as set forth in Section 6.11(c), and (iii) all rights outstanding under Belden’s Employee Stock Purchase Plan and U.K. Share Ownership Plan, in each case as amended to date (collectively, the “Belden Purchase Plans”), shall be treated as set forth in Section 6.11(c).

      (e) Fractional Shares. No fraction of a share of CDT Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Belden Common Stock who would otherwise be entitled to receive a fraction of a share of CDT Common Stock (after aggregating all fractional shares of CDT Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from CDT an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of CDT Common Stock for the ten (10) most recent trading days that CDT Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on the New York Stock Exchange (“NYSE”).

      (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split (without duplication of the effects on the Exchange Ratio contemplated by Section 2.2(a) as a result of the Reverse Stock Split), stock dividend (including any dividend or distribution of securities convertible into CDT Common Stock or Belden Common Stock), reorganization, recapitalization, reclassification or other like change with respect to CDT Common Stock or Belden Common Stock having a record date on or after the date hereof and prior to the Effective Time. Notwithstanding the foregoing, no adjustment will be made to the Exchange Ratio in respect of any Belden Dividends (as defined in Section 5.1(b)).

      SECTION 2.2     Exchange of Shares and Certificates.

      (a) Exchange Agent. At or prior to the Effective Time, CDT shall engage Equiserve Trust Company, N.A. (or such other institution reasonably satisfactory to Belden) to act as exchange agent in connection with the Merger (the “Exchange Agent”), pursuant to an agreement reasonably satisfactory to Belden. Immediately prior to the Effective Time, CDT shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Belden Common Stock, certificates representing the shares of CDT Common Stock issuable pursuant to Section 2.1(a). In addition, CDT shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time as needed, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(e) and any dividends or distributions to which holders of shares of Belden Common Stock may be entitled pursuant to Section 2.2(c). All cash and CDT Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

      (b) Exchange Procedures. Promptly after the Effective Time, CDT shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Belden Common Stock and that at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CDT and Belden may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of CDT Common Stock, cash in lieu of any fractional shares pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of CDT Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be uncertificated book entry form unless a physical certificate is requested), payment in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Belden Common Stock which is not registered in the transfer records of Belden, a certificate representing the proper number of shares of CDT Common Stock may be issued to a Person (as defined in Section 9.3(n)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of CDT Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of CDT that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(e) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(e) or Section 2.2(c).

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to CDT Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CDT Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(e), until such Certificate has been surrendered in accordance with this Article II. Subject to Applicable Law (as defined in Section 3.7(a)), following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of CDT Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of CDT Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CDT Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of CDT Common Stock.

      (d) No Further Ownership Rights in Belden Common Stock. All shares of CDT Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(e) or Section 2.2(c) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Belden Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of Belden shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Belden Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

      (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall be delivered to CDT, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to CDT for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of CDT Common Stock pursuant to Section 2.1(e) and any dividends or distributions pursuant to Section 2.2(c).

      (f) No Liability. None of CDT, Merger Sub, Belden or the Exchange Agent shall be liable to any Person in respect of any shares of CDT Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of CDT Common Stock, any cash in lieu of fractional shares of CDT Common Stock or any dividends or distributions with respect to CDT Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(e)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

      (g) Withholding Rights. CDT or the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Belden Common Stock, options or other securities or rights immediately prior to the Effective Time such amounts as CDT or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by CDT or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

      (h) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of CDT Common Stock as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that CDT may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to CDT, or a bond in such sum as CDT may reasonably direct as indemnity, against any claim that may be made against CDT or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

      (i) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CDT on a daily basis provided that no such investment or loss thereon shall affect the amounts payable to former stockholders of Belden after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to CDT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CDT AND MERGER SUB

      Except as set forth in the disclosure schedule dated as of the date of this Agreement and delivered by CDT and Merger Sub to Belden prior to the execution and delivery by CDT and Merger Sub of this Agreement (the “CDT Disclosure Schedule”), each of CDT and Merger Sub represents and warrants to Belden as set forth below. Each exception set forth in the CDT Disclosure Schedule, and any other information included in the CDT Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and shall be deemed to be disclosed solely for purposes of such section or subsection, except to the extent that the relevance of a disclosure in one section or subsection of the CDT Disclosure Schedule to another section or subsection of the CDT Disclosure Schedule is reasonably apparent on its face. Inclusion of any information in the CDT Disclosure Schedule shall not be construed as an admission that such information is material to CDT or any of its Subsidiaries.

SECTION 3.1	Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

      (a) Organization, Standing and Corporate Power. CDT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as currently conducted. Each Subsidiary (as defined in Section 9.3(o)) of CDT is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized, and has the requisite corporate (or similar) power and authority to carry on its business as currently conducted, except where the failure to be so organized, existing or in good standing would not reasonably be likely to have a Material Adverse Effect (as defined in Section 9.3(m)) on CDT. Each of CDT and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be likely to have a Material Adverse Effect on CDT.

      (b) Charter Documents. CDT and Merger Sub have delivered or made available to Belden prior to the execution of this Agreement complete and correct copies of (A) the Amended and Restated Certificate of Incorporation of CDT (including any certificates of designation), currently in effect (the “CDT Charter”), and the by-laws of CDT, as amended and currently in effect (the “CDT By-Laws,” and, together with the CDT Charter, the “CDT Organizational Documents”), (B) the certificate of incorporation and by-laws of Merger Sub in effect on the date of this Agreement, and (C) the certificate of incorporation and by-laws or like organizational documents, as amended and currently in effect (collectively, the “CDT Subsidiary Organizational Documents”) of each Subsidiary of CDT, and each such instrument is in full force and effect. CDT is not in violation of the CDT Organizational Documents and no Subsidiary of CDT is in violation of its CDT Subsidiary Organizational Documents, except for violations that are not material to CDT and its Subsidiaries taken as a whole.

      (c) Subsidiaries. Section 3.1(c) of the CDT Disclosure Schedule lists each Subsidiary of CDT and sets forth each such Subsidiary’s capital structure. Except as set forth in Section 3.1(c) of the CDT Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of CDT have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by CDT, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

      SECTION 3.2     Capital Structure.

      (a) The authorized capital stock of CDT consists of 100,000,000 shares of CDT Common Stock, and 1,000,000 shares of preferred stock, par value $0.01 per share (“CDT Preferred Stock”). At the close of business on December 31, 2003, (A) 41,984,614 shares of CDT Common Stock were issued and outstanding; (B) 6,791,315 shares of CDT Common Stock were held by CDT in its treasury; (C) no shares of CDT Preferred Stock were issued and outstanding; (D) 227,117 shares of CDT Common Stock were reserved for issuance pursuant to CDT’s 1998 Employee Stock Purchase Plan, as amended to date (the “CDT Purchase Plan”); (E) an aggregate of 5,338,615 shares of CDT Common Stock were reserved for issuance pursuant to CDT’s Long Term Performance Incentive Plan, Supplemental Long-Term Performance Incentive Plan, Management Stock Award Plan; 1999 Long-Term Performance Incentive Plan, Non-Employee Director Stock Plan, and 2001 Long-Term Performance Incentive Plan (such plans, as amended to date, are collectively referred to herein as the “CDT Stock Plans”), complete and correct copies of which, in each case as amended, have been filed as exhibits to the CDT SEC Documents (as defined in Section 3.4(a)) prior to the date of this Agreement or delivered to Belden; (F) 12,175,549 shares of CDT Common Stock were reserved for issuance upon conversion of CDT’s 4.00% Convertible Subordinated Debentures due July 15, 2003 (the “CDT Debentures”); (G) 100,000 shares of CDT Preferred Stock were designated as Junior Participating Preferred Stock, Series A, par value $0.01 per share, and were reserved for issuance upon the exercise of preferred share purchase rights (the “CDT Rights”) issued pursuant to the CDT Rights Agreement dated December 11, 1996 between CDT and State Street Bank and Trust Company (as successor in interest to First National Bank of Boston), as rights agent (the “CDT Rights Agreement”); and (H) one CDT Right was outstanding for each outstanding share of CDT Common Stock. All of the outstanding shares of capital stock of, or other equity interests in, CDT have been validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.2 or in Section 3.2(a) of the CDT Disclosure Schedule,there are no other equity securities of CDT or securities exchangeable or convertible into or exercisable for such equity securities issued or outstanding.

      (b) As of the close of business on December 31, 2003, 3,990,186 shares of CDT Common Stock were subject to issuance pursuant to outstanding options to acquire shares of CDT Common Stock (“CDT Options”) under CDT Stock Plans and 227,117 shares were subject to issuance pursuant to the CDT Purchase Plan. All shares of CDT Common Stock subject to issuance under the CDT Stock Plans and the CDT Purchase Plan, upon issuance upon the terms and subject to the conditions set forth in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by this Agreement or as set forth in Section 3.2(b) of the CDT Disclosure Schedule, there are no commitments or agreements of any character to which CDT is bound obligating CDT to accelerate the vesting of any CDT Option as a result of the Merger. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to CDT.

      (c) No bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of CDT may vote (“Voting Debt”) are issued or outstanding.

      (d) Except as otherwise set forth in this Section 3.2 or in Section 3.2(d) of the CDT Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CDT or any of its Subsidiaries is a party or by which any of them is bound obligating CDT or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of CDT or any of its Subsidiaries, or obligating CDT or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of CDT Common Stock, all outstanding CDT Options, and all outstanding shares of capital stock of each Subsidiary of CDT have been issued and granted (as applicable) in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts (as defined in Section 9.3(d)).

      (e) Since December 31, 2003 and through the date hereof, except (A) as set forth in Section 3.2(e) of the CDT Disclosure Schedule, or (B) issuances of CDT Common Stock pursuant to (1) the exercise of CDT

Options outstanding as of December 31, 2003, (2) the CDT Purchase Plan authorized as of December 31, 2003, or (3) the conversion of the CDT Debentures, there has been no change in (x) the outstanding capital stock of CDT, (y) the number of CDT Options outstanding, or (z) the number of other options, warrants or other rights to purchase CDT capital stock.

      (f) Except as set forth in Section 3.2(f) of the CDT Disclosure Schedule, neither CDT nor any Subsidiary of CDT is a party to any agreement, arrangement or understanding restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any capital stock of CDT or any of its Subsidiaries or any securities of the type referred to in Section 3.2(d)hereof.

      (g) Other than its Subsidiaries, CDT does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for highly liquid investments with an original maturity of three months or less at the date of purchase, made in the ordinary course of business consistent with past practice.

      (h) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which shares are issued and outstanding. CDT is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was formed at the direction of CDT on February 4, 2004, solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, Merger Sub (A) does not hold, nor has it held, any assets, (B) does not have, nor has it incurred, any liabilities and (C) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

      SECTION 3.3     Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

      (a) Authority. Subject to obtaining the CDT Share Issuance Approval and the CDT Charter Approval, each of CDT and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CDT and Merger Sub, and the consummation by CDT and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of CDT and Merger Sub, and no other corporate proceedings on the part of CDT or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than with respect to approval of the CDT Share Issuance, the CDT Share Issuance Approval, and with respect to approval of the CDT Charter Amendment, the CDT Charter Approval. This Agreement has been duly executed and delivered by CDT and Merger Sub. Assuming the due authorization, execution and delivery of this Agreement by Belden, this Agreement constitutes the legal, valid and binding obligation of each of CDT and Merger Sub, enforceable against CDT and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

      (b) Board Approval. Subject to Section 5.2(d), the Board of Directors of CDT has (A) determined that this Agreement, the CDT Charter Amendment, the Merger and the CDT Share Issuance are advisable and fair to and in the best interest of CDT and its stockholders, (B) approved and adopted this Agreement, the CDT Charter Amendment, the Merger, the CDT Share Issuance and the other transactions contemplated hereby, which adoption has not been rescinded or modified, (C) resolved to recommend the CDT Charter Amendment and the CDT Share Issuance to its stockholders for approval and (D) directed that the CDT Charter Amendment and the CDT Share Issuance be submitted to its stockholders for consideration in accordance with this Agreement.

      (c) Voting Requirements. The affirmative vote in favor of approval of (i) the CDT Share Issuance by a majority of the votes cast thereon by holders of shares of CDT Common Stock present in person or by proxy

(the “CDT Share Issuance Approval”) and (ii) the CDT Charter Amendment by the holders of a majority of the outstanding shares of CDT Common Stock entitled to vote thereon (the “CDT Charter Approval”), in each case at a duly convened and held CDT Stockholders’ Meeting (as defined in Section 6.1(b)) are the only votes of the holders of any class or series of CDT’s capital stock necessary to approve the CDT Share Issuance, CDT Charter Amendment, this Agreement and the Merger.

      (d) No Conflict. Except as set forth in Section 3.3(d) of the CDT Disclosure Schedule, the execution and delivery of this Agreement by CDT and Merger Sub do not, and the consummation by CDT and Merger Sub of the transactions contemplated hereby and compliance by CDT and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or other right, or the cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of CDT or any of its Subsidiaries or any restriction on the conduct of CDT’s business or operations under, (A) the CDT Organizational Documents or the CDT Subsidiary Organizational Documents, (B) any Contract, permit, concession, franchise, license or authorization applicable to CDT or any of its Subsidiaries or their respective properties or assets, (C) any material judgment, order or decree, or (D) subject to the governmental filings and other matters referred to in Section 3.3(e), any statute, law, ordinance, rule or regulation applicable to CDT or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which would not reasonably be likely to have a Material Adverse Effect on CDT.

      (e) Required Filings or Consents. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”) is required to be made or obtained by or with respect to CDT or any of its Subsidiaries in connection with the execution and delivery of this Agreement by CDT or Merger Sub, the approval of the CDT Charter Amendment or the CDT Share Issuance or the consummation by CDT or Merger Sub of the transactions contemplated hereby, except for:

(A) the filing of a pre-merger notification and report form by CDT and Merger Sub under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

(B) the filing with the Securities and Exchange Commission (the “SEC”) of:

(1) the registration statement on Form S-4 to be filed with the SEC by CDT in connection with the issuance of CDT Common Stock in the Merger (including any amendments or supplements, the “Form S-4”)

(2) a proxy statement relating to the CDT Stockholders’ Meeting (such proxy statement, together with the proxy statement relating to the Belden Stockholders’ Meeting (as defined in Section 6.1(b)), in each case as amended or supplemented from time to time, the “Joint Proxy Statement”); and

(3) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and communications under Rule 425 under the Securities Act of 1933, as amended (the “Securities Act”), in each case as may be required in connection with this Agreement and the transactions contemplated hereby;

(C) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which CDT or Merger Sub is qualified to do business;

(D) filings required by state securities laws or other “blue sky” laws;

(E) the filing of the CDT Charter Amendment with the Secretary of State; and

(F) other consents, approvals, orders or authorizations, the failure of which to be made or obtained, would not reasonably be likely to have a Material Adverse Effect on CDT.

      SECTION 3.4     SEC Documents; Financial Statements. Except as set forth in Section 3.4 of the CDT Disclosure Schedule:

      (a) CDT has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be so filed by CDT since January 1, 2000 (excluding the Form S-4 and the Joint Proxy Statement, the “CDT SEC Documents”). As of their respective dates, the CDT SEC Documents and the offering circular, dated July 1, 2003, pursuant to which the CDT Debentures were offered (the “CDT Offering Circular”) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CDT SEC Documents or CDT Offering Circular, and none of the CDT SEC Documents, when filed, nor the CDT Offering Circular, as of July 1, 2003 and at the date of issuance of the CDT Debentures, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed CDT SEC Document filed with the SEC prior to the date hereof.

      (b) The chief executive officer and chief financial officer of CDT have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in all such certifications were complete and correct in all material respects as of the date made. Neither CDT nor any of its officers has received notice from the SEC or the NYSE questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. CDT is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the New York Stock Exchange.

      (c) The financial statements of CDT included in (i) the CDT SEC Documents, including each CDT SEC Document filed after the date hereof until the Effective Time, and (ii) the CDT Offering Circular, complied, as of their respective dates of filing with the SEC or, in the case of the CDT Offering Circular, as of July 1, 2003 and at the date of issuance of the CDT Debentures, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of CDT and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material).

      (d) Except as reflected or reserved against in the balance sheet of CDT dated October 31, 2003 included in the Form 10-Q filed by CDT with the SEC on December 15, 2003 (including the notes thereto, the “CDT Balance Sheet”), neither CDT nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of CDT and its consolidated Subsidiaries or in the notes thereto, other than (A) liabilities and obligations incurred since October 31, 2003 in the ordinary course of business which would not reasonably be likely to have a Material Adverse Effect on CDT and (B) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby. The inventory reflected on the CDT Balance Sheet reflects the value of that inventory at the lower of (x) the cost of that inventory or (y) the fair market value of that inventory, and reflects write-offs and write-downs for damaged or obsolete items, or items of below standard quality, in accordance with the historical inventory policies and practices of CDT and GAAP.

      (e) Neither CDT nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any contract, agreement, arrangement or understanding (including without limitation any contract or arrangement relating to any transaction or relationship between or among CDT and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate (as defined in Section 9.3(a)), including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CDT or any of its Subsidiaries in CDT’s or its Subsidiaries’ published financial statements.

      SECTION 3.5     Information Supplied. None of the information supplied or to be supplied by or on behalf of CDT or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to CDT’s stockholders or at the time of the CDT Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by CDT with respect to information or statements with respect to Belden or its Subsidiaries made or incorporated by reference therein supplied by or on behalf of Belden for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4.

      SECTION 3.6     Absence of Certain Changes or Events.

      (a) Since July 31, 2003 through the date hereof, except as and to the extent (i) disclosed in CDT’s annual report for the fiscal year ended July 31, 2003 filed with the SEC on Form 10-K, (ii) set forth in Section 3.6(a) of the CDT Disclosure Schedule, or (iii) expressly contemplated by this Agreement:

(A) CDT and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

(B) there has not been any split, combination or reclassification of any of CDT’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of CDT’s capital stock;

(C) except as required by a change in GAAP, there has not been any material change in accounting methods, principles or practices by CDT; and

(D) there has not been any action taken by CDT or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b), other than actions in connection with entering into this Agreement.

      (b) Since July 31, 2003 through the date hereof, there have not been any changes, circumstances or events that have had, or would reasonably be likely to have, a Material Adverse Effect on CDT.

      SECTION 3.7     Compliance with Applicable Laws; Permits; Litigation.

      (a) CDT, its Subsidiaries and employees hold all permits, licenses, easements, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of CDT and its Subsidiaries in the manner described in the CDT SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “CDT Permits”), and all CDT Permits are in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such CDT Permit would not reasonably be likely to have a Material Adverse Effect on CDT. CDT and its Subsidiaries are in compliance with the terms of the CDT Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, “Applicable Laws”) relating to CDT and its Subsidiaries or their respective business or properties, except where the failure to be in compliance with the terms of the CDT Permits or such Applicable Laws would not reasonably be likely to have a Material Adverse Effect on CDT.

      (b) As of the date hereof, except as and to the extent disclosed in the CDT SEC Documents filed prior to the date of this Agreement, no action, demand, suit, proceeding, requirement or investigation by any Governmental Entity and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting CDT or any of its Subsidiaries or any of their respective properties, including Intellectual Property (as defined in Section 9.3(k)), is pending or, to the Knowledge (as defined in Section 9.3(l)) of CDT, threatened which, individually or in the aggregate, has been, or is reasonably likely to be, material to CDT.

      (c) As of the date hereof, neither CDT nor any of its Subsidiaries is subject to any material outstanding order, injunction or decree.

      SECTION 3.8     Labor and Other Employment Matters.

      (a) Except (i) as set forth in Section 3.8(a) of the CDT Disclosure Schedule or (ii) as would not reasonably be likely to have a Material Adverse Effect on CDT, (A) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against CDT or any of its Subsidiaries are pending or, to the Knowledge of CDT, threatened, (B) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of CDT, threatened against CDT or any of its Subsidiaries, (C) neither CDT nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (D) CDT and each of its Subsidiaries are in compliance with all Applicable Laws respecting labor and employment, including, but not limited to, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters, (E) there are no complaints, charges or claims against CDT or any of its Subsidiaries pending with or, to the Knowledge of CDT, threatened by any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of any employees by CDT and or any of its Subsidiaries, other than those occurring in the ordinary course of business, such as claims for workers’ compensation or unemployment benefits, (F) CDT and each of its Subsidiaries have withheld all amounts required by Applicable Law to be withheld from the wages, salaries, benefits and other compensation to employees, and is not liable for any arrears of wages or any Taxes (as defined in Section 3.10(j)) or any penalty for failure to comply with any of the foregoing, (G) neither CDT nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

      (b) As of the date hereof, except as set forth in Section 3.8(b) of CDT Disclosure Schedule:

(A) neither CDT nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or any other agreement with a labor union or labor organization, nor is any such agreement presently being negotiated;

(B) no labor organization or group of employees of CDT or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of CDT, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and

(C) to the Knowledge of CDT, no labor union is seeking to organize any employees of CDT or any of its Subsidiaries.

      SECTION 3.9     Benefit Plans.

      (a) With respect to each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, fringe benefit, disability, and other similar plan, program or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other Applicable Laws and any employment agreement, change-in-control agreement, consulting agreement or severance agreement (such plans, agreements, programs or arrangements, collectively, “Benefit Plans”) with or for the benefit of any current or former employee, officer or director of CDT or any of its Subsidiaries or any CDT ERISA Affiliate (as defined in Section 3.9(e)) (the “CDT Benefit Plans”), no event has occurred and there exists no condition or set of circumstances, that would reasonably be likely to have a Material Adverse Effect on CDT under ERISA, the Code or any other Applicable Laws. Section 3.9(a) of the CDT Disclosure Schedule lists each material CDT Benefit Plan.

      (b) Each CDT Benefit Plan has been maintained, funded, administered and operated in all material respects in accordance with its terms, with the applicable provisions of ERISA, the Code and other Applicable Law and the terms of all applicable collective bargaining agreements. Except as would not reasonably be likely to have a Material Adverse Effect on CDT, each CDT Benefit Plan, including any material amendments thereto, that is capable of approval by, or registration or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval (or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval) and no event has occurred that would reasonably be likely to result in the revocation of such Approval or the imposition of sanctions by such authorities that would reasonably be likely to be material to CDT and its Subsidiaries taken as a whole.

      (c) Neither CDT nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any material number or category of its employees that would prevent or materially restrict or impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces.

      (d) There are no unresolved claims or disputes under the terms of, or in connection with, any CDT Benefit Plan (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of CDT, threatened with respect to any claim or otherwise in connection with a CDT Benefit Plan that, in each case, if determined in a manner adverse to CDT or its Subsidiaries would reasonably be likely to result in a material cost to, or otherwise have a material and adverse effect upon, the business or operations of CDT and its Subsidiaries taken as a whole.

      (e) Except as set forth in Section 3.9(e) of the CDT Disclosure Schedule, the aggregate value of the assets, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary, of each Funded Retirement Plan (as defined below) of CDT or its Subsidiaries or any CDT ERISA Affiliate is equal to or greater than the aggregate value of such Funded Retirement Plan’s liabilities assessed on an ongoing basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to such Funded Retirement Plan and Applicable Law. Except as set forth in Section 3.9(e) of the CDT Disclosure Schedule, no Funded Retirement Plan or any trust created thereunder has incurred any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last date of the most recent fiscal year of each Funded Retirement Plan ended prior to the Effective Time. For purposes of this Agreement, “Funded Retirement Plan” means, with respect to a party, a Benefit Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA (whether or not such Benefit Plan is subject to ERISA) or other Applicable Laws, including those under which the assets to satisfy the benefit obligations are legally segregated from the general assets of such party or its Subsidiaries and are not subject to the creditors of such party or its Subsidiaries. None of CDT or any of its Subsidiaries or any other person or entity under common control within the meaning of Section 414 of the Code with CDT or any of its Subsidiaries (a “CDT ERISA Affiliate”) has incurred any liability under Title IV of ERISA or to any other governmental entity under other Applicable Laws (other than for payment of premiums not yet due to the Pension Benefit Guaranty Corporation (“PBGC”)), which liability has not been fully paid. No Funded Retirement Plan of CDT or any of its Subsidiaries or any CDT ERISA Affiliate has been completely or partially terminated or been the subject of a “reportable event” as defined in Section 4043 of ERISA. No proceeding by the PBGC to terminate a CDT Benefit Plan has been instituted or, to the Knowledge of CDT, threatened.

      (f) At no time has CDT or any of its Subsidiaries or any CDT ERISA Affiliate participated in and/or been obligated to contribute to any Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

      (g) Except as set forth in Section 3.9(g) of the CDT Disclosure Schedule, no CDT Benefit Plan provides health benefits (whether or not insured), with respect to employees or former employees of CDT or any of its Subsidiaries after retirement or other termination of service (other than coverage mandated by Applicable Law or benefits the full cost of which is borne by the employee or former employee).

      (h) Except as set forth in Section 3.9(h) of the CDT Disclosure Schedule, neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any CDT Benefit Plan that will or is reasonably likely to result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of CDT or any of its Subsidiaries. Except as set forth in Section 3.9(h) of the CDT Disclosure Schedule, there is no contract, agreement, plan or arrangement with an employee or former employee of CDT or any of its Subsidiaries to which CDT or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transaction contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) or otherwise, would reasonably be likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

      (i) There have been no non-exempt “prohibited transactions” as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any CDT Benefit Plan that would reasonably be likely to result in penalties that are material to CDT; no fiduciary, as defined in Section 3(21) of ERISA, has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any CDT Benefit Plan; and CDT, its Subsidiaries and each CDT ERISA Affiliate have complied in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state law (“COBRA”).

SECTION 3.10	Taxes.

      (a) Except as set forth in Section 3.10(a) of the CDT Disclosure Schedule, each of CDT and its Subsidiaries, including any predecessors thereof, has (A) duly and timely filed (or there have been filed on its behalf) all material Tax Returns (as defined below) required to be filed by or on behalf of it (taking into account all applicable extensions) with the appropriate Tax Authority (as defined below) and all such Tax Returns are true, correct and complete, (B) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all material Taxes owed by CDT and its Subsidiaries for all periods ending through the date hereof, and (C) complied in all material respects with all material Applicable Laws relating to the payment and withholding of Taxes.

      (b) Except as set forth in Section 3.10(b) of the CDT Disclosure Schedule, there are no material Liens for Taxes (other than Taxes not yet due and payable) upon any property or assets of CDT or any of its Subsidiaries.

      (c) Except as set forth in Section 3.10(c) of the CDT Disclosure Schedule, the unpaid Taxes of CDT and its Subsidiaries (A) did not, as of the most recent financial statements contained in CDT SEC Documents filed prior to the date of this Agreement, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto), and (B) do not materially exceed that reserve as adjusted for the passage of time since the date of such financial statements in accordance with the past custom and practice of CDT and its Subsidiaries in filing their Tax Returns.

      (d) Except as set forth in Section 3.10(d) of the CDT Disclosure Schedule, to CDT’s Knowledge, no Tax Authority has raised any material issue in connection with any Audit of CDT or its Subsidiaries. Neither CDT nor any of its Subsidiaries has received notice of any material claim made by a governmental authority in a jurisdiction where CDT or any of its Subsidiaries, as applicable, does not file a Tax Return, that CDT or such Subsidiary is or may be subject to taxation by that jurisdiction.

      (e) Except as set forth in Section 3.10(e) of the CDT Disclosure Schedule, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against CDT or any of its Subsidiaries.

      (f) Neither CDT nor any of its Subsidiaries (A) is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other Person, (B) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than the group the common parent of which is CDT) or (C) has any liability for the Taxes of any Person (other than CDT or any member of the group the common parent of which is CDT) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

      (g) Neither CDT nor any of its Subsidiaries has: (A) agreed to make or is required to make any material adjustment under Section 481(a) of the Code; (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (1) in the two years prior to the date of this Agreement or (2) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger; or (C) taken any action, or failed to take any action, or knows of any fact, agreement, plan or other circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

      (h) Except as set forth in Section 3.10(h) of the CDT Disclosure Schedule, none of CDT’s Subsidiaries that are not incorporated under the laws of the United States or a state thereof (A) is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise; (B) is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code; (C) is treated other than as a corporation for United States federal tax purposes; or (D) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(b) of the Code.

      (i) Neither CDT nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (j) For purposes of this Agreement, “Audit” means, with respect to any Person, any examination, audit, assessment, action, proceeding, investigation, proposed adjustment, matter in controversy, dispute or claim with respect to the Taxes or Tax Returns of such Person by any Tax Authority or any administrative or judicial proceedings or appeals of such proceedings relating to Taxes; “Taxes” means (A) any and all United States federal, state or local or any non-United States net or gross income, gross receipts, net proceeds, corporation, capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, franchise, profits, withholding, national insurance, social security (or similar), unemployment, disability, real property, personal property, sales, inheritance, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatever, whether disputed or not, including any interest, penalty or addition thereto; (B) any liability for or in respect of the payment of any amount of a type described in clause (A) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; or (C) any liability for or in respect of the payment of any amount described in clauses (A) or (B) of this definition as a transferee or successor, by contract or otherwise; “Tax Authority” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration or collection of any Taxes; and “Tax Return” means any return, report or similar statement (including the attached schedules) filed or required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, election or declaration of estimated Taxes.

      SECTION 3.11     Environmental Matters.

      (a) Except as would not reasonably be likely to have a Material Adverse Effect on CDT, (i) the operations of CDT and its Subsidiaries have since January 1, 2000, been in compliance and are in compliance with all applicable Environmental Laws (as defined in Section 9.3(e)), including possession and compliance with the terms of all licenses, permits and other authorizations required by Environmental Laws, (ii) there are no pending, or threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws against CDT or its Subsidiaries or involving any real property currently or, to the Knowledge of CDT, formerly owned, operated or leased by CDT or its Subsidiaries, (iii) CDT and its Subsidiaries are not subject to and have received no written allegations of any Environmental Liabilities (as defined in Section 9.3(f)) and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by CDT or its Subsidiaries or operations thereon has resulted in or would reasonably be expected to result in Environmental Liabilities, and (iv) all real property currently or formally owned, leased or operated by CDT or its Subsidiaries is free of contamination from Hazardous Materials (as defined in Section 9.3(i)) that would have an adverse effect on human health or the environment or give rise to Environmental Liabilities.

      (b) Except as set forth in Section 3.11(b) of the CDT Disclosure Schedule or as would not be likely to be material to CDT and its Subsidiaries, there are no material pending or threatened suits, actions, claims, investigations or proceedings against CDT or any of its Subsidiaries with respect to the presence or alleged presence of any Hazardous Materials in any product manufactured, sold, marketed, installed or distributed by CDT or any of its Subsidiaries.

      SECTION 3.12     Intellectual Property. All material Intellectual Property (excluding trade secrets, confidential information and unregistered trademarks) owned or licensed by CDT are set forth in Section 3.12 of the CDT Disclosure Schedule. Except as set forth in Section 3.12 of the CDT Disclosure Schedule, (i) CDT and each of its Subsidiaries owns or has a legally enforceable right to use (in each case, free and clear of any material Liens) all material Intellectual Property (as defined in Section 9.3(k)) used in or necessary for the conduct of its business as currently conducted, including without limitation all patents and patent applications and all trademark registrations and trademark applications; (ii) to the Knowledge of CDT, the conduct of the business of CDT and its Subsidiaries as currently conducted does not infringe on or misappropriate the Intellectual Property rights of any Person, and CDT and its Subsidiaries are not in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which CDT or any Affiliate acquired the right to use such Intellectual Property, except in each case as would not reasonably be likely to have a Material Adverse Effect on CDT; (iii) to the Knowledge of CDT, no Person is materially misappropriating, infringing, diluting or otherwise violating any right of CDT or any of its Subsidiaries with respect to any material Intellectual Property owned or used by CDT or its Subsidiaries; (iv) within the three (3) year period prior to the date hereof, neither CDT nor any of its Subsidiaries has received written notice of any pending or threatened material claim, order or proceeding with respect to the ownership, validity, enforcement, infringement, misappropriation or maintenance of any material Intellectual Property owned or used by CDT or its Subsidiaries; (v) except as would not reasonably be likely to have a Material Adverse Effect on CDT, within the three (3) year period prior to the date hereof, the Intellectual Property owned by CDT or its Subsidiaries has not expired or been cancelled or abandoned and all maintenance and renewal fees necessary to preserve the rights of CDT in connection with such Intellectual Property have been paid in a manner so as to maintain those rights; (vi) CDT and each of its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the material Intellectual Property used in the business of CDT or its Subsidiaries as presently conducted; (vii) the Intellectual Property used in the business of CDT or its Subsidiaries as presently conducted is being used by CDT or its Subsidiaries in compliance with all applicable laws except where non-compliance would not reasonably be likely to have a Material Adverse Effect on CDT; and (viii) all of the material Intellectual Property owned or used by CDT or its Subsidiaries shall be owned or available for use by CDT or its Subsidiaries immediately after the Closing on terms and conditions substantially identical to those under which CDT or its Subsidiaries owned or used such Intellectual Property immediately prior to the Closing.

      SECTION 3.13     State Takeover Statutes. In accordance with the requirements of Section 203 of the DGCL, CDT, in the CDT Charter, elected not to be governed by Section 203 of the DGCL. To the Knowledge of CDT, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

      SECTION 3.14     Real Estate.

      (a) Section 3.14(a) of the CDT Disclosure Schedule sets forth a true, correct and complete list of all real property owned in fee simple by CDT or any of its Subsidiaries (collectively, the “CDT Owned Real Property”). Except as set forth in Section 3.14(a) of the CDT Disclosure Schedule, with respect to each such parcel of CDT Owned Real Property: (1) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel other than CDT Leases (as defined in Section 3.14(b)); and (2) there are no outstanding rights of first refusal, rights of first offer or options to purchase such parcel or interest thereon.

      (b) All of the leases, subleases, licenses, concessions and other agreements pursuant to which CDT or any of its Subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property and pays an annual rent in excess of $500,000 therefor (the “CDT Leases”) and each leased or subleased parcel of real property in which CDT or any of its Subsidiaries is a tenant or subtenant and pays an annual rent in excess of $500,000 therefrom (collectively, the “CDT Leased Real Property”) are listed in Section 3.14(b) of the CDT Disclosure Schedule. CDT (either directly or through a Subsidiary) holds a valid and existing leasehold or subleasehold interest, as applicable, in the CDT Leased Real Property under each of the CDT Leases. CDT has delivered or made available to Belden true, correct and complete copies of each of the CDT Leases, including, without limitation, all amendments, modifications, side agreements, consents, subordination agreements and guarantees. With respect to each CDT Lease: (1) the CDT Lease is legal, valid, binding, enforceable and in full force and effect; (2) neither CDT (or its applicable Subsidiary), nor, to the Knowledge of CDT, any other party to the CDT Lease, is in any material respect in breach or default under the CDT Lease, and no event has occurred that, with notice or lapse of time, would constitute a breach or default in any material respect by CDT (or such Subsidiary) or permit termination, modification or acceleration under the CDT Lease by any other party thereto; (3) CDT (or its applicable Subsidiary) has performed all of its obligations in all material respects under the CDT Lease; (4) CDT has not, and, to the Knowledge of CDT, no third party has, repudiated any provision of the CDT Lease; and (5) CDT has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the CDT Lease.

      (c) The CDT Owned Real Property and the CDT Leased Real Property are referred to collectively herein as the “CDT Real Property.” The CDT Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the business of CDT or any of its Subsidiaries. To the Knowledge of CDT, except as set forth in Section 3.14(c) of the CDT Disclosure Schedule, each parcel of CDT Real Property is in compliance in all material respects with all existing Laws, including, without limitation, (1) the Americans with Disabilities Act, 42 U.S.C. Section 12102 et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, except where noncompliance would not reasonably be likely to have a Material Adverse Effect on CDT, and (2) all Laws with respect to zoning, building, fire, life safety, health codes and sanitation. CDT and its Subsidiaries have received no notice of, and have no Knowledge of, any condition currently or previously existing on the CDT Real Property or any portion thereof that may give rise to any violation of, or require any remediation under, any existing Law applicable to the CDT Real Property if it were disclosed to the authorities having jurisdiction over such CDT Real Property other than those arising in the ordinary course of business, except where noncompliance would not reasonably be likely to result in a material cost to, or otherwise have a material and adverse effect upon, the business or operations of CDT and its Subsidiaries taken as a whole.

      (d) No damage or destruction has occurred with respect to any of the CDT Real Property that has had or resulted in, or is reasonably likely to have or result in, a Material Adverse Effect. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof (the “Improvements”), included in the CDT Real Property are in all material respects in good condition and repair and sufficient for the operation of the business conducted thereon (ordinary wear and tear excepted).

      (e) Except as set forth in Section 3.14(e) of the CDT Disclosure Schedule,there is no condemnation, expropriation or other proceeding in eminent domain pending or, to CDT’s Knowledge, threatened, affecting any material CDT Real Property or any portion thereof or interest therein.

      SECTION 3.15     Brokers. Except for fees payable to Credit Suisse First Boston LLC, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CDT or Merger Sub.

      SECTION 3.16     Opinion of Financial Advisor. CDT has received the opinion of its financial advisor, Credit Suisse First Boston LLC, as of the date of this Agreement, to the effect that subject to the limitations set forth in the opinion, as of such date, the Exchange Ratio is fair, from a financial point of view, to CDT.

      SECTION 3.17     Ownership of Belden Common Stock. None of CDT, Merger Sub, their respective Subsidiaries, officers or directors or, to the Knowledge of CDT without independent investigation, any of their respective Affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of Belden, or (ii) within the preceding thirty-six (36) months, beneficially owned directly or indirectly, or was party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of Belden.

      SECTION 3.18     Material Contracts.

      (a) For purposes of this Agreement, “CDT Material Contract” shall mean:

(1) any “material contracts” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) with respect to CDT and its Subsidiaries;

(2) any Contract to which CDT or any of its Subsidiaries is a party, which is material to CDT and its Subsidiaries, taken as a whole, and which contains any covenant limiting or restricting the right of CDT or any of its Subsidiaries, or that would, after the Effective Time, limit or restrict Belden or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), from engaging or competing in any material line of business or in any geographic area or with any Person in any material line of business; or

(3) any Contract or group of Contracts with a Person (or group of affiliated Persons) to which CDT or any of its Subsidiaries is a party, the termination or breach of which would reasonably be likely to have a Material Adverse Effect on CDT.

      (b) Schedule. All CDT Material Contracts as of the date hereof are listed in Section 3.18(b) of the CDT Disclosure Schedule, each of which has previously been provided to Belden.

      (c) No Breach. Except as set forth in Section 3.18(c) of the CDT Disclosure Schedule, all CDT Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect or enforceable would not reasonably be likely to be material to CDT. Neither CDT nor any of its Subsidiaries, nor, to CDT’s Knowledge, any counterparty to any CDT Material Contract, has breached or violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any CDT Material Contract, except in each case for those breaches, violations and defaults which would not permit any other party to cancel or terminate such CDT Material Contract, and would not permit any other party to seek material damages or other remedies (for any or all of such breaches violations or defaults, in the aggregate).

      SECTION 3.19     Title to Assets. Except as disclosed in Section 3.19 of the CDT Disclosure Schedule or as a result of action expressly permitted or expressly consented to in writing by Belden pursuant to Section 5.1, CDT and each of its Subsidiaries have good and valid title to, or a valid leasehold or subleasehold interest in, all of their real and personal properties and assets reflected in the CDT Balance Sheet or acquired after October 31, 2003 (other than assets disposed of since October 31, 2003 in the ordinary course of business consistent with past practice, in each case free and clear of all material mortgages, title defects, liens, pledges, encumbrances and restrictions, except for (i) liens for Taxes accrued but not yet payable; (ii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after October 31, 2003, provided that the obligations secured by such liens are not delinquent; and (iii) with respect to each CDT Owned Real Property only, (x) zoning, building codes and other land use Applicable Laws regulating the use or occupancy of such CDT Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such CDT Owned Real Property which are not violated by the current use or occupancy of such CDT Owned Real Property or the operation of the business of CDT and/or its Subsidiaries thereon, except for violations that would not reasonably be likely to result in a material cost to, or otherwise have a material and adverse effect upon, the business or operations of CDT and its Subsidiaries taken as a whole; and (y) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such CDT Owned Real Property which do not or would not materially impair the use or occupancy of such CDT Owned Real Property in the operation of the business of CDT and/or its Subsidiaries conducted thereon.

      SECTION 3.20     Insurance Policies. Section 3.20 of CDT Disclosure Schedule sets forth all of CDT’s and its Subsidiaries’ insurance policies, including third party policies under which CDT claims coverage. CDT has furnished or made available to Belden complete and correct copies of each such policy. Subject to expiration in accordance with the policy terms, neither CDT nor any Subsidiary of CDT has received notice of any pending or threatened cancellation or otherwise with respect to any insurance policies in force naming CDT, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee, and each of CDT and such Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by CDT or any Subsidiary of CDT as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by CDT or any Subsidiary.

      SECTION 3.21     Interested Party Transactions. Except as set forth in Section 3.21 of CDT Disclosure Schedule, since the date of the CDT Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

      SECTION 3.22     CDT Rights Agreement. CDT has taken all action, if any, so that the execution of this Agreement, the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the CDT Rights Agreement or enable, require or cause the CDT Rights to be exercised, distributed or triggered.

      SECTION 3.23     Value-Added Resellers, Distributors and Suppliers. CDT has, and has caused its Subsidiaries to, use commercially reasonable efforts to maintain good working relationships with all of their respective material customers, distributors, value-added resellers, dealers and suppliers. Since October 31, 2003, neither CDT nor any of its Subsidiaries has materially altered the conduct of its relations with value-added resellers, distributors or suppliers, including without limitation, sales terms and conditions, except in the ordinary course of business consistent with past practice. Section 3.23 of the CDT Disclosure Schedule sets forth a list of all material manufacturer representative, consulting and supplier relationships where the termination by CDT or its Subsidiaries would result in material payments or costs.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BELDEN

      Except as set forth in the disclosure schedule delivered by Belden to CDT prior to the execution and delivery by Belden of this Agreement (the “Belden Disclosure Schedule”), Belden represents and warrants to CDT as set forth below. Each exception set forth in the Belden Disclosure Schedule, and any other information included in the Belden Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and shall be deemed to be disclosed solely for purposes of such section or subsection, except to the extent that the relevance of a disclosure in one section or subsection of the Belden Disclosure Schedule to another section or subsection of the Belden Disclosure Schedule is reasonably apparent on its face. Inclusion of any information in the Belden Disclosure Schedule shall not be construed as an admission that such information is material to Belden or any of its Subsidiaries.

      SECTION 4.1     Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

      (a) Organization, Standing and Corporate Power. Belden is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware it is incorporated or otherwise organized and has the requisite corporate power and authority to carry on its business as currently conducted. Each Subsidiary of Belden is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized, and has the requisite corporate (or similar) power and authority to carry on its business as currently conducted, except where the failure to be so organized, existing or in good standing would not reasonably be likely to have a Material Adverse Effect on Belden. Each of Belden and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be likely to have a Material Adverse Effect on Belden.

      (b) Charter Documents. Belden has delivered or made available to CDT prior to the execution of this Agreement complete and correct copies of (A) the Certificate of Incorporation of Belden (including any certificates of designation), as amended and currently in effect (the “Belden Charter”), and the by-laws of Belden, as amended and currently in effect (the “Belden By-Laws,” and, together with the Belden Charter, the “Belden Organizational Documents”), and (B) the certificate of incorporation and by-laws or the like organizational documents, as amended and currently in effect (collectively, the “Belden Subsidiary Organizational Documents”) of each Subsidiary of Belden, and each such instrument is in full force and effect. Belden is not in violation of the Belden Organizational Documents and no Subsidiary of Belden is in violation of its Belden Subsidiary Organizational Documents, except, for violations that are not material to Belden and its Subsidiaries taken as a whole.

      (c) Subsidiaries. Section 4.1(c) of the Belden Disclosure Schedule lists each Subsidiary of Belden and sets forth each such Subsidiary’s capital structure. Except as set forth in Section 4.1(c) of the Belden Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Belden have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Belden, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

      SECTION 4.2     Capital Structure.

      (a) The authorized capital stock of Belden consists of 100,000,000 shares of Belden Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Belden Preferred Stock”). At the close of business on December 31, 2003 (A) 25,656,313 shares of Belden Common Stock were issued and outstanding; (B) 547,290 shares of Belden Common Stock were held by Belden in its treasury; (C) no shares of Belden Preferred Stock were issued and outstanding; (D) an aggregate of 1,295,869 shares of Belden Common Stock were reserved for issuance pursuant to the Belden Purchase Plans; (E) an aggregate of

3,561,416 shares of Belden Common Stock were reserved for issuance pursuant to the Belden’s 2003 Long-Term Incentive Plan, Non Employee Director Stock Plan and 1993 Long-Term Incentive Plan (such plans, as amended to date, are collectively referred to herein as the “Belden Stock Plans”), complete and correct copies of which, in each case as amended, have been filed as exhibits to the Belden SEC Documents (as defined in Section 4.4(a)) prior to the date of this Agreement or delivered to CDT; (F) 1,000,000 shares of Belden Preferred Stock were designated as Series A Junior Participating Preferred Stock, par value $0.01 per share, and were reserved for issuance upon the exercise of preferred stock purchase rights (the “Belden Rights”) issued pursuant to the Rights Agreement dated July 6, 1995 between Belden and Mellon Investor Services LLP (as successor in interest to First Chicago Trust Company of New York), as Rights Agent (the “Belden Rights Agreement”); and (G) one Belden Right was outstanding for each outstanding share of Belden Common Stock. All the outstanding shares of capital stock of, or other equity interests in, Belden have been validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.2 or Section 4.2(a) of the Belden Disclosure Schedule, there are no other equity securities of Belden or securities exchangeable or convertible into or exercisable for such equity securities issued or outstanding.

      (b) As of the close of business on December 31, 2003, 2,785,416 shares of Belden Common Stock were subject to issuance pursuant to outstanding Belden Options under the Belden Stock Plans and 174,470 shares were subject to issuance pursuant to the Belden Purchase Plans. All shares of Belden Common Stock subject to issuance under the Belden Stock Plans and the Belden Purchase Plans, upon issuance upon the terms and subject to the conditions set forth in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by this Agreement or as set forth in Section 4.2(b) of the Belden Disclosure Schedule, there are no commitments or agreements of any character to which Belden is bound obligating Belden to accelerate the vesting of any Belden Option as a result of the Merger. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Belden.

      (c) No Voting Debt of Belden is issued or outstanding.

      (d) Except as otherwise set forth in this Section 4.2 or in Section 4.2(d) of the Belden Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Belden or any of its Subsidiaries is a party or by which any of them is bound obligating Belden or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Belden or any of its Subsidiaries, or obligating Belden or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Belden Common Stock, all outstanding Belden Options, and all outstanding shares of capital stock of each Subsidiary of Belden have been issued and granted (as applicable) in compliance in all material respects with (A) all applicable securities laws and all other Applicable Law and (B) all requirements set forth in applicable material Contracts.

      (e) Since December 31, 2003 and through the date hereof, except (A) as set forth in Section 4.2(e) of the Belden Disclosure Schedule, or (B) issuances of Belden Common Stock pursuant to (i) the exercise of Belden Options granted outstanding as of December 31, 2003 or (2) the Belden Purchase Plans authorized as of December 31, 2003, there has been no change in (x) the outstanding capital stock of Belden, (y) the number of Belden Options outstanding, or (z) the number of other options, warrants or other rights to purchase Belden capital stock.

      (f) Except as set forth in Section 4.2(f) of the Belden Disclosure Schedule, neither Belden nor any Subsidiary of Belden is a party to any agreement, arrangement or understanding restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any capital stock of Belden or any of its Subsidiaries or any securities of the type referred to in Section 4.2(d) hereof.

      (g) Except as set forth in Section 4.2(g) of the Belden Disclosure Schedule, other than its Subsidiaries, Belden does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for highly liquid investments with an original maturity of three months or less at the date of purchase, made in the ordinary course of business consistent with past practice.

      SECTION 4.3     Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

      (a) Authority. Subject to obtaining the Belden Stockholder Approval, Belden has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Belden, and the consummation by Belden of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Belden, and no other corporate proceedings on the part of Belden and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than with respect to approval of this Agreement and the Merger, the Belden Stockholder Approval. This Agreement has been duly executed and delivered by Belden. Assuming the due authorization, execution and delivery of this Agreement by CDT and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of Belden enforceable against Belden in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

      (b) Board Approval. The Board of Directors of Belden has (A) determined that this Agreement and the Merger are advisable and fair to and in the best interest of Belden and its stockholders, (B) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified, (C) resolved (subject to Section 5.2(d)) to recommend this Agreement and the Merger to its stockholders for approval, (D) directed that this Agreement and the Merger be submitted to its stockholders for consideration in accordance with this Agreement; and (E) approved termination of the Belden Rights upon the Effective Time.

      (c) Voting Requirements. The affirmative vote in favor of approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Belden Common Stock entitled to vote thereon (the “Belden Stockholder Approval”) at a duly convened and held Belden Stockholders’ Meeting (as defined in Section 6.1(b)) is the only vote of the holders of any class or series of Belden’s capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

      (d) No Conflict. Except as set forth in Section 4.3(d) of the Belden Disclosure Schedule, the execution and delivery of this Agreement by Belden does not, and the consummation by Belden of the transactions contemplated hereby and compliance by Belden with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or other right, or the cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Belden or any of its Subsidiaries or any restriction on the conduct of Belden’s business or operations under, (A) the Belden Organizational Documents or the Belden Subsidiary Organizational Documents, (B) any Contract, permit, concession, franchise, license or authorization applicable to Belden or any of its Subsidiaries or their respective properties or assets, (C) any material judgment, order or decree, or (D) subject to the governmental filings and other matters referred to in Section 4.3(e), any statute, law, ordinance, rule or regulation applicable to Belden or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which would not reasonably be likely to have a Material Adverse Effect on Belden.

      (e) Required Filings or Consents. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by or with respect to Belden or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Belden or the consummation by Belden of the transactions contemplated hereby, except for:

(A) the filing of a pre-merger notification and report form by Belden under the HSR Act, and any applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

(B) the filing with the SEC of:

(1) a proxy statement relating to the Belden Stockholders’ Meeting to be included in the Joint Proxy Statement;

(2) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and communications under Rule 425 under the Securities Act, in each case, as may be required in connection with this Agreement and the transactions contemplated hereby;

(C) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which Belden is qualified to do business;

(D) filings required by state securities laws or other “blue sky” laws; and

(E) other consents, approvals, orders or authorizations, the failure of which to be made or obtained would not reasonably be likely to have a Material Adverse Effect on Belden.

      SECTION 4.4     SEC Documents; Financial Statements. Except as set forth in Section 4.4 of the Belden Disclosure Schedule:

      (a) Belden has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be so filed by Belden since January 1, 2000 (excluding the Joint Proxy Statement, the “Belden SEC Documents”). As of their respective dates, the Belden SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Belden SEC Documents, and none of the Belden SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Belden SEC Document filed with the SEC prior to the date hereof.

      (b) The chief executive officer and chief financial officer of Belden have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in all such certifications were complete and correct in all material respects as of the date made. Neither Belden nor any of its officers has received notice from the SEC or the NYSE questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. Belden is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the New York Stock Exchange.

      (c) The financial statements of Belden included in the Belden SEC Documents, including each Belden SEC Document filed after the date hereof until the Effective Time, complied, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Belden and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material).

      (d) Except as reflected or reserved against in the balance sheet of Belden dated September 30, 2003 included in the Form 10-Q filed by Belden with the SEC on November 14, 2003 (including the notes thereto, the “Belden Balance Sheet”), neither Belden nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of Belden and its consolidated Subsidiaries or in the notes thereto, other than (A) liabilities and obligations incurred since September 30, 2003 in the ordinary course of business which would not reasonably be likely to have a Material Adverse Effect on Belden and (B) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby. The inventory reflected on the Belden Balance Sheet reflects the value of that inventory at the lower of (x) the cost of that inventory or (y) the fair market value of that inventory, and reflects write-offs and write-downs for damaged or obsolete items, or items of below standard quality, in accordance with the historical inventory policies and practices of Belden and GAAP.

      (e) Neither Belden nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any contract, agreement, arrangement or understanding (including without limitation any contract or arrangement relating to any transaction or relationship between or among Belden and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Belden or any of its Subsidiaries in Belden’s or its Subsidiaries’ published financial statements.

      SECTION 4.5     Information Supplied. None of the information supplied or to be supplied by or on behalf of Belden for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Belden’s stockholders or at the time of the Belden Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Belden with respect to information or statements with respect to CDT or its Subsidiaries made or incorporated by reference therein supplied by or on behalf of CDT for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4.

      SECTION 4.6     Absence of Certain Changes or Events.

      (a) Since June 30, 2003 through the date hereof, except as and to the extent (i) disclosed in Belden’s quarterly report for the fiscal quarter dated June 30, 2003 and filed on Form 10-Q with the SEC, (ii) set forth in Section 4.6(a) of the Belden Disclosure Schedule, or (iii) expressly contemplated by this Agreement:

(A) Belden and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

(B) there has not been any split, combination or reclassification of any of Belden’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of Belden’s capital stock (other than Belden Dividends);

(C) except as required by a change in GAAP, there has not been any material change in accounting methods, principles or practices by Belden; and

(D) there has not been any action taken by Belden or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b), other than actions in connection with entering into this Agreement.

      (b) Since June 30, 2003 through the date hereof, there have not been any changes, circumstances or events that have had, or would reasonably be likely to have, a Material Adverse Effect on Belden.

      SECTION 4.7     Compliance with Applicable Laws; Permits; Litigation.

      (a) Belden, its Subsidiaries and employees hold all permits, licenses, easements, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Belden and its Subsidiaries in the manner described in the Belden SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Belden Permits”), and all Belden Permits are in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Belden Permit would not reasonably be likely to have a Material Adverse Effect on Belden. Belden and its Subsidiaries are in compliance with the terms of the Belden Permits and all Applicable Laws relating to Belden and its Subsidiaries or their respective business or properties, except where the failure to be in compliance with the terms of the Belden Permits or such Applicable Laws would not reasonably be likely to have a Material Adverse Effect on Belden.

      (b) As of the date hereof, except as and to the extent disclosed in the Belden SEC Documents filed prior to the date of this Agreement or as set forth in Section 4.7(b) of the Belden Disclosure Schedule, no action, demand, suit, proceeding, requirement or investigation by any Governmental Entity and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting Belden or any of its Subsidiaries or any of their respective properties, including Intellectual Property, is pending or, to the Knowledge of Belden, threatened which, individually or in the aggregate, has been, or is reasonably likely to be, material to Belden.

      (c) As of the date hereof, neither Belden nor any of its Subsidiaries is subject to any material outstanding order, injunction or decree.

      SECTION 4.8     Labor and Other Employment Matters.

      (a) Except (i) as set forth in Section 4.8(a) of the Belden Disclosure Schedule or (ii) as would not reasonably be likely to have a Material Adverse Effect on Belden, (A) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against Belden or any of its Subsidiaries are pending or, to the Knowledge of Belden, threatened, (B) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of Belden, threatened against Belden or any of its Subsidiaries, (C) neither Belden nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (D) Belden and each of its Subsidiaries are in compliance with all Applicable Laws respecting labor and employment, including, but not limited to, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters, (E) there are no complaints, charges or claims against Belden or any of its Subsidiaries pending with or, to the Knowledge of Belden, threatened by any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of any employees by Belden and or any of its Subsidiaries, other than those occurring in the ordinary course of business, such as claims for workers’ compensation or unemployment benefits, (F) Belden and each of its Subsidiaries have withheld all amounts required by Applicable Law to be withheld from the wages, salaries, benefits and other compensation to employees; and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing and (G) neither Belden nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

      (b) As of the date hereof, except as set forth in Section 4.8(b) of the Belden Disclosure Schedule:

(A) neither Belden nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or any other agreement with a labor union or labor organization, nor is any such agreement presently being negotiated;

(B) no labor organization or group of employees of Belden or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Belden, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and

(C) to the Knowledge of Belden, no labor union is seeking to organize any employees of Belden or any of its Subsidiaries.

      SECTION 4.9     Benefit Plans.

      (a) With respect to each Benefit Plan with or for the benefit of any current or former employee, officer or director of Belden or any of its Subsidiaries or any Belden ERISA Affiliate (as defined in Section 4.9(e)) (the “Belden Benefit Plans”), no event has occurred and there exists no condition or set of circumstances, that would reasonably be likely to have a Material Adverse Effect on Belden under ERISA, the Code or any other Applicable Law. Section 4.9(a) of the Belden Disclosure Schedule lists each material Belden Benefit Plan.

      (b) Each Belden Benefit Plan has been maintained, funded, administered and operated in all material respects in accordance with its terms, with the applicable provisions of ERISA, the Code and other Applicable Law and the terms of all applicable collective bargaining agreements, except as would not reasonably be likely to have a Material Adverse Effect on Belden, each Belden Benefit Plan, including any material amendments thereto, that is capable of Approval has received such Approval (or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval) and no event has occurred that would reasonably be likely to result in the revocation of such Approval or the imposition of sanctions by such authorities that would reasonably be likely to be material to Belden and its Subsidiaries taken as a whole.

      (c) Neither Belden nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any material number or category of its employees that would prevent or materially restrict or impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces.

      (d) There are no unresolved claims or disputes under the terms of, or in connection with, any Belden Benefit Plan (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of Belden, threatened with respect to any claim or otherwise in connection with a Belden Benefit Plan that, in each case, if determined in a manner adverse to Belden or its Subsidiaries would reasonably be likely to result in a material cost to, or otherwise have a material and adverse effect upon, the business or operations of Belden and its Subsidiaries taken as a whole.

      (e) Except as set forth in Section 4.9(e) of the Belden Disclosure Schedule, the aggregate value of the assets, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary, of each Funded Retirement Plan of Belden or its Subsidiaries or any Belden ERISA Affiliate is equal to or greater than the aggregate value of such Funded Retirement Plan’s liabilities assessed on an ongoing basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to such Funded Retirement Plan and Applicable Law. Except as set forth in Section 4.9(e) of the Belden Disclosure Schedule, no Funded Retirement Plan or any trust created thereunder has incurred any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last date of the most recent fiscal year of each Funded Retirement Plan ended prior to the Effective Time. None of Belden or any of its Subsidiaries or any other person or entity under common control within the meaning of Section 414 of the Code with Belden or any of its Subsidiaries (a “Belden ERISA Affiliate”) has incurred any liability under Title IV of ERISA or to any other governmental entity under Applicable Laws (other than for payment of premiums not yet due to the PBGC), which liability has not been fully paid. No Funded Retirement Plan of Belden, any of its Subsidiaries or any Belden ERISA Affiliate has been completely or partially terminated or been the subject of a

“reportable event” as defined in Section 4043 of ERISA. No proceeding by the PBGC to terminate a Belden Benefit Plan has been instituted or, to the Knowledge of Belden, threatened.

      (f) At no time has Belden or any of its Subsidiaries or any Belden ERISA Affiliate participated in and/or been obligated to contribute to any Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

      (g) Except as set forth in Section 4.9(g) of the Belden Disclosure Schedule, no Belden Benefit Plan provides health benefits (whether or not insured), with respect to employees or former employees of Belden or any of its Subsidiaries after retirement or other termination of service (other than coverage mandated by Applicable Law or benefits, the full cost of which is borne by the employee or former employee).

      (h) Except as set forth in Section 4.9(h) of the Belden Disclosure Schedule, neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Belden Benefit Plan that will or is reasonably likely to result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Belden or any of its Subsidiaries. Except as set forth in Section 4.9(h) of the Belden Disclosure Schedule, there is no contract, agreement, plan or arrangement with an employee or former employee of Belden or any of its Subsidiaries to which Belden or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transaction contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) or otherwise, would reasonably be likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code. Belden has received a definitive acknowledgement from C. Baker Cunningham that the transactions contemplated by this Agreement, including, without limitation, those contemplated by Section 6.13, do not and shall not be deemed to constitute “Good Reason” under the Change of Control Employment Agreement, dated as of July 31, 2001, by and between Belden and C. Baker Cunningham.

      (i) There have been no non-exempt “prohibited transactions” as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any Belden Benefit Plan that would reasonably be likely to result in penalties that are material to Belden; no fiduciary, as defined in Section 3(21) of ERISA, has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Belden Benefit Plan; and Belden, its Subsidiaries and each Belden ERISA Affiliate have complied in all material respects with the requirements of COBRA.

      SECTION 4.10     Taxes.

      (a) Except as set forth in Section 4.10(a) of the Belden Disclosure Schedule, each of Belden and its Subsidiaries, including any predecessors thereof, has (A) duly and timely filed (or there have been filed on its behalf) all material Tax Returns required to be filed by or on behalf of it (taking into account all applicable extensions) with the appropriate Tax Authority and all such Tax Returns are true, correct and complete, (B) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all material Taxes owed by Belden and its Subsidiaries for all periods ending through the date hereof, and (C) complied in all material respects with all material Applicable Laws relating to the payment and withholding of Taxes.

      (b) Except as set forth in Section 4.10(b) of the Belden Disclosure Schedule, there are no material Liens for Taxes (other than Taxes not yet due and payable) upon any property or assets of Belden or any of its Subsidiaries.

      (c) Except as set forth in Section 4.10(c) of the Belden Disclosure Schedule, the unpaid Taxes of Belden and its Subsidiaries (A) did not, as of the most recent financial statements contained in the Belden SEC Documents filed prior to the date of this Agreement, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto), and (B) do not materially exceed that reserve as adjusted for the passage of time since the date of such financial statements in accordance with the past custom and practice of Belden and its Subsidiaries in filing their Tax Returns.

      (d) Except as set forth in Section 4.10(d) of the Belden Disclosure Schedule, to Belden’s Knowledge, no Tax Authority has raised any material issue in connection with any Audit of Belden and its Subsidiaries. Neither Belden nor any of its Subsidiaries has received notice of any material claim made by a governmental authority in a jurisdiction where Belden or any of its Subsidiaries, as applicable, does not file a Tax Return, that Belden or such Subsidiary is or may be subject to taxation by that jurisdiction.

      (e) Except as set forth in Section 4.10(e) of the Belden Disclosure Schedule, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against Belden or any of its Subsidiaries.

      (f) Neither Belden nor any of its Subsidiaries (A) is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other Person, except as set forth on Section 4.10(f) of the Belden Disclosure Schedule, (B) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than the group the common parent of which is Belden) or (C) has any liability for the Taxes of any Person (other than Belden or any member of the group the common parent of which is Belden) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

      (g) Neither Belden nor any of its Subsidiaries has: (A) agreed to make or is required to make any material adjustment under Section 481(a) of the Code; (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger; or (C) taken any action, or failed to take any action, or knows of any fact, agreement, plan or other circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

      (h) Except as set forth in Section 4.10(h) of the Belden Disclosure Schedule, none of the Belden’s Subsidiaries that are not incorporated under the laws of the United States or a state thereof (A) is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise; (B) is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code; (C) is treated other than as a corporation for United States federal tax purposes; or (D) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(b) of the Code.

      (i) Neither Belden nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      SECTION 4.11     Environmental Matters.

      (a) Except as would not reasonably be likely to have a Material Adverse Effect on Belden, (i) the operations of Belden and its Subsidiaries have since January 1, 2000, been in compliance and are in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all licenses, permits and other authorizations required by Environmental Laws, (ii) there are no pending or threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws against Belden or its Subsidiaries or involving any real property currently or, to the Knowledge of Belden, formerly owned, operated or leased by Belden or its Subsidiaries, (iii) Belden and its Subsidiaries are not subject to and have received no written allegations of any Environmental Liabilities and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Belden or its Subsidiaries or operations thereon has resulted in or would reasonably be expected to result in Environmental Liabilities, and (iv) all real property currently or formerly owned, leased or operated by Belden or its Subsidiaries is free of contamination from Hazardous Materials that would have an adverse effect on human health or the environment or give rise to Environmental Liabilities.

      (b) Except as set forth in Section 4.11 of the Belden Disclosure Schedule or as would not be likely to be material to CDT and its Subsidiaries, there are no material pending or threatened suits, actions, claims, investigations or proceedings against Belden or any of its Subsidiaries with respect to the presence or alleged presence of any Hazardous Materials in any product manufactured, sold, marketed, installed or distributed by Belden or any of its Subsidiaries.

      SECTION 4.12     Intellectual Property. All material Intellectual Property (excluding trade secrets, confidential information and unregistered trademarks) owned or licensed by Belden are set forth in Section 4.12(a) of the Belden Disclosure Schedule. Except as set forth in Section 4.12(a) of the Belden Disclosure Schedule, (i) Belden and each of its Subsidiaries owns or has a legally enforceable right to use (in each case, free and clear of any material Liens) all material Intellectual Property used in or necessary for the conduct of its business as currently conducted, including without limitation all patents and patent applications and all trademark registrations and trademark applications; (ii) to the Knowledge of Belden, the conduct of the business of Belden and its Subsidiaries as currently conducted does not infringe on or misappropriate the material Intellectual Property rights of any Person, and Belden and its Subsidiaries are not in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which Belden or any Affiliate acquired the right to use such Intellectual Property, except in each case as would not reasonably be likely to have a Material Adverse Effect on Belden; (iii) to the Knowledge of Belden, no Person is misappropriating, infringing, diluting or otherwise violating any right of Belden or any of its Subsidiaries with respect to any material Intellectual Property owned or used by Belden or its Subsidiaries; (iv) within the three (3) year period prior to the date hereof, neither Belden nor any of its Subsidiaries has received written notice of any pending or threatened material claim, order or proceeding with respect to the ownership, validity, enforcement, infringement, misappropriation or maintenance of any material Intellectual Property owned or used by Belden or its Subsidiaries; (v) except as would not reasonably be likely to have a Material Adverse Effect on Belden, within the three (3) year period prior to the date hereof, the Intellectual Property owned by Belden or its Subsidiaries has not expired or been cancelled or abandoned and all maintenance and renewal fees necessary to preserve the rights of Belden in connection with such Intellectual Property have been paid in a manner so as to maintain those rights; (vi) Belden and each of its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of material Intellectual Property used in the business of Belden or its Subsidiaries as presently conducted; (vii) the Intellectual Property used in the business of Belden or its Subsidiaries as presently conducted is being used by Belden or its Subsidiaries in compliance with all applicable laws, except where non-compliance would not reasonably be expected to have a Material Adverse Effect on Belden; and (viii) all of the material Intellectual Property owned or used by Belden or its Subsidiaries shall be owned or available for use by Belden or its Subsidiaries immediately after the Closing on terms and conditions substantially identical to those under which Belden or its Subsidiaries owned or used such Intellectual Property immediately prior to the Closing.

      SECTION 4.13     State Takeover Statutes. The Board of Directors of Belden has adopted a resolution or resolutions approving this Agreement, the Merger and the other transactions contemplated hereby, and, assuming the accuracy of CDT’s representation and warranty contained in Section 3.17 (without giving effect to the Knowledge qualification contained therein), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of Belden under the provisions of Section 203 of the DGCL such that Section 203 does not apply to this Agreement and the other transactions contemplated hereby. To the Knowledge of Belden, no state takeover statute other than Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

      SECTION 4.14     Real Estate.

      (a) Section 4.14(a) of the Belden Disclosure Schedule sets forth a true, correct and complete list of all real property owned in fee simple by Belden or any of its Subsidiaries (collectively, the “Belden Owned Real Property”). Except as set forth in Section 4.14(a) of the Belden Disclosure Schedule, with respect to each such parcel of Belden Owned Real Property: (1) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel other than the Belden Leases (as defined in Section 4.14(b)); and (2) there are no outstanding rights of first refusal, rights of first offer or options to purchase such parcel or interest thereon.

      (b) All of the leases, subleases, licenses, concessions and other agreements pursuant to which the Belden or any of its Subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property and pays an annual rent in excess of $500,000 therefor (the “Belden Leases”) and each leased or subleased parcel of real property in which Belden or any of its Subsidiaries is a tenant or subtenant and pays an annual rent in excess of $500,000 therefrom (collectively, the “Belden Leased Real Property”) are listed in Section 4.14(b) of the Belden Disclosure Schedule. Belden (either directly or through a Subsidiary) holds a valid and existing leasehold or subleasehold interest, as applicable, in the Belden Leased Real Property under each of the Belden Leases. Belden has delivered or made available to CDT true, correct and complete copies of each of the Belden Leases, including, without limitation, all amendments, modifications, side agreements, consents, subordination agreements and guarantees. With respect to each Belden Lease: (1) the Belden Lease is legal, valid, binding, enforceable and in full force and effect; (2) neither the Belden (or its applicable Subsidiary), nor, to the Knowledge of the Belden, any other party to the Belden Lease, is in any material respect in breach or default under the Belden Lease, and no event has occurred that, with notice or lapse of time, would constitute a breach or default in any material respect by the Belden (or such Subsidiary) or permit termination, modification or acceleration under the Belden Lease by any other party thereto; (3) the Belden (or its applicable Subsidiary) has performed all of its obligations in all material respects under the Belden Lease; (4) the Belden has not, and, to the Knowledge of the Belden, no third party has, repudiated any provision of the Belden Lease; and (5) the Belden has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Belden Lease.

      (c) The Belden Owned Real Property and the Belden Leased Real Property are referred to collectively herein as the “Belden Real Property.” The Belden Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the business of Belden or any of its Subsidiaries. To the Knowledge of Belden, except as set forth in Section 4.14(c) of the Belden Disclosure Schedule, each parcel of Belden Real Property is in compliance in all material respects with all existing Laws, including, without limitation, (1) the Americans with Disabilities Act, 42 U.S.C. Section 12102 et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, except where noncompliance would not reasonably be likely to have a Material Adverse Effect on Belden, and (2) all Laws with respect to zoning, building, fire, life safety, health codes and sanitation. Belden and its Subsidiaries have received no notice of, and have no Knowledge of, any condition currently or previously existing on the Belden Real Property or any portion thereof that may give rise to any violation of, or require any remediation under, any existing Law applicable to the Belden Real Property if it were disclosed to the authorities having jurisdiction over such Belden Real Property other than those arising in the ordinary course of business, except where noncompliance would not reasonably be likely to result in a material cost to, or otherwise have a material and adverse effect upon, the business or operations of Belden and its Subsidiaries taken as a whole.

      (d) No damage or destruction has occurred with respect to any of the Belden Real Property that has had or resulted in, or is reasonably likely to have or result in, a Belden Material Adverse Effect. All Improvements included in the Belden Real Property are in all materials respects in good condition and repair and sufficient for the operation of the business conducted thereon (ordinary wear and tear excepted).

      (e) Except as set forth in Section 4.14(e) of the Belden Disclosure Schedule, there is no condemnation, expropriation or other proceeding in eminent domain pending or, to Belden’s Knowledge, threatened, affecting any material Belden Real Property or any portion thereof or interest therein.

      SECTION 4.15     Brokers. Except for fees payable to UBS Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Belden.

      SECTION 4.16     Opinion of Financial Advisor. Belden has received the opinion of its financial advisor, UBS Securities LLC, as of the date of this Agreement, to the effect that subject to the limitations set forth in the opinion, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Belden Common Stock.

      SECTION 4.17     Ownership of CDT Common Stock. None of Belden, its Subsidiaries, officers or directors or, to the Knowledge of Belden without independent investigation, any of their respective Affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of CDT, or (ii) within the preceding thirty-six (36) months, beneficially owned directly or indirectly, or was party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of CDT.

      SECTION 4.18     Material Contracts.

      (a) For purposes of this Agreement, “Belden Material Contract” shall mean:

(1) any “material contracts” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Belden and its Subsidiaries;

(2) any Contract to which Belden or any of its Subsidiaries is a party, which is material to Belden and its Subsidiaries, taken as a whole, and which contains any covenant limiting or restricting the right of Belden or any of its Subsidiaries, or that would, after the Effective Time, limit or restrict Belden or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), from engaging or competing in any material line of business or in any geographic area or with any Person in any material line of business; or

(3) any Contract or group of Contracts with a Person (or group of affiliated Persons) to which Belden or any of its Subsidiaries is a party, the termination or breach of which would reasonably be likely to have a Material Adverse Effect on Belden.

      (b) Schedule. All Belden Material Contracts as of the date hereof are listed in Section 4.18(b) of the Belden Disclosure Schedule, each of which has previously been provided to CDT.

      (c) No Breach. All Belden Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect or enforceable would not reasonably be likely to be material to Belden. Neither Belden nor any of its Subsidiaries, nor, to Belden’s Knowledge, any counterparty to any Belden Material Contract, has breached or violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Belden Material Contract, except in each case for those breaches, violations and defaults which would not permit any other party to cancel or terminate such Belden Material Contract, and would not permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

      SECTION 4.19     Title to Assets. Except as disclosed in Section 4.19 of the Belden Disclosure Schedule or as a result of action expressly permitted or expressly consented to in writing by CDT pursuant to Section 5.1, Belden and each of its Subsidiaries have good and valid title to, or a valid leasehold or subleasehold interest in, all of their real and personal properties and assets reflected in the Belden September 30, 2003 Balance Sheet or acquired after September 30, 2003 (other than assets disposed of since September 30, 2003 in the ordinary course of business consistent with past practice, in each case free and clear of all material mortgages, title defects, liens, pledges, encumbrances and restrictions, except for (i) liens for Taxes accrued but not yet payable; (ii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after September 30, 2003, provided that the obligations secured by such liens are not delinquent; and (iii) with respect to each Belden Owned Real Property only, (x) zoning, building codes and other land use

Applicable Laws regulating the use or occupancy of such Belden Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Belden Owned Real Property which are not violated by the current use or occupancy of such Belden Owned Real Property or the operation of the business of Belden and/or its Subsidiaries thereon, except for violations that would not reasonably be likely to result in a material cost to, or otherwise have a material and adverse effect upon, the business or operations of Belden and its Subsidiaries taken as a whole; and (y) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Belden Owned Real Property which do not or would not materially impair the use or occupancy of such Belden Owned Real Property in the operation of the business of Belden and/or its Subsidiaries conducted thereon.

      SECTION 4.20     Insurance Policies. Section 4.20 of the Belden Disclosure Schedule sets forth all of Belden’s and its Subsidiaries’ insurance policies, including third party policies under which Belden claims coverage. Belden has furnished or made available to CDT complete and correct copies of each such policy. Subject to expiration in accordance with the policy terms, neither Belden nor any Subsidiary of Belden has received notice of any pending or threatened cancellation (retroactive or otherwise) with respect to any of the insurance policies in force naming Belden, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee, and each of Belden and such Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by Belden or any Subsidiary of Belden as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Belden or any Subsidiary.

      SECTION 4.21     Interested Party Transactions. Except as set forth in Section 4.21 of the Belden Disclosure Schedule, since the date of the Belden Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

      SECTION 4.22     Belden Rights Agreement. Belden has taken all action so that the execution of this Agreement and the consummation of the Merger and other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Belden Rights Agreement or enable, require or cause the Belden Rights to be exercised, distributed or triggered. The Board of Directors of Belden has approved an amendment to the Belden Rights Agreement to provide that the Belden Rights will terminate upon the Effective Time.

      SECTION 4.23     Value-Added Resellers, Distributors and Suppliers. Belden has, and has caused its Subsidiaries to, use commercially reasonable efforts to maintain good working relationships with all of their respective material customers, distributors, value-added resellers, dealers and suppliers. Since September 30, 2003, neither Belden nor any of its Subsidiaries has materially altered the conduct of its relations with value-added resellers, distributors or suppliers, including without limitation, sales terms and conditions, except in the ordinary course of business consistent with past practice. Section 4.23 of the Belden Disclosure Schedule sets forth a list of all material manufacturer representative, consulting and supplier relationships where the termination by Belden or its Subsidiaries would result in material payments or costs.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 5.1     Conduct of Business.

      (a) Ordinary Course. Except as otherwise expressly required by, or provided for, in this Agreement, or as consented to by the other party in writing, during the period from the date of this Agreement to the Effective Time, each of CDT and Belden shall, and shall cause each of their respective Subsidiaries to, carry on its business in the ordinary course of such party consistent with past practice, maintain its existence in good standing under Applicable Law and use all commercially reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and key employees and

(iii) preserve its relationships with its customers, suppliers and other persons with which it has significant business relations.

      (b) Required Consent. Without limiting the generality of Section 5.1(a), except as otherwise expressly required by, or provided for in, this Agreement, or as set forth in Section 5.1(b) of the CDT Disclosure Schedule or Section 5.1(b) of the Belden Disclosure Schedule (as the case may be), without the prior consent of the other party hereto, during the period from the date of this Agreement to the Effective Time, neither CDT nor Belden shall do any of the following, and shall not permit any of their respective Subsidiaries to do any of the following:

(i) other than dividends and distributions (x) by a direct or indirect wholly owned Subsidiary of a party hereto to its parent, (y) by a Subsidiary of a party hereto that is partially owned by such party or any of its Subsidiaries, provided that such party or such Subsidiary receives or is to receive its proportionate share thereof, or (z) in the case of Belden, its regular quarterly cash dividends at a rate not in excess of $.05 per share of Belden Common Stock (each, a “Belden Dividend”), (A) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its or any of its Subsidiary’s capital stock, (B) other than the Reverse Stock Split, split, combine or reclassify any of its or any of its Subsidiary’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or any of its Subsidiary’s capital stock, or (C) purchase, redeem or otherwise acquire any shares of its or any of its Subsidiary’s capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (C), for (1) the deemed acceptance of shares upon cashless exercise of Belden Options or CDT Options outstanding on the date of this Agreement, or (2) the repurchase of shares of capital stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares upon any termination of service), notice of which will be delivered to the other party;

(ii) issue, sell, deliver, pledge, or otherwise encumber or subject to any Lien, any shares of its or any of its Subsidiary’s capital stock, any other voting securities or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than (A) the issuance of Belden Common Stock upon the exercise or conversion of Belden Options or CDT Common Stock upon the exercise or conversion of CDT Options, as the case may be, in each case outstanding as of the date of this Agreement in accordance with their present terms, (B) the issuance by a wholly-owned subsidiary of CDT or Belden, as applicable, of capital stock to such Subsidiary’s parent company; (C) the issuance of shares of Belden Common Stock to participants in the Belden Purchase Plans or issuance of shares of CDT Common Stock to participants in the CDT Purchase Plan, in each case in the ordinary course of business consistent with past practice, and (D) the issuance of CDT Common Stock upon conversion of the CDT Debentures;

(iii) amend any Belden Organizational Document, Belden Subsidiary Organizational Document, CDT Organizational Document or CDT Subsidiary Organizational Document;

(iv) acquire or agree to acquire, by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any Person or any business or division thereof, or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate to its and its Subsidiaries’ business, taken as a whole, other than pursuant to any acquisition transaction (or series of acquisition transactions), (A) which is in the existing line of business of such party or any of its Subsidiaries, (B) in which the fair market value of the total consideration (including the value of indebtedness or other obligations assumed or acquired in connection with such transaction(s)) issued by such party or their respective Subsidiaries in exchange therefor, does not, when taken together with the fair market value of such total consideration issued by such party in previously committed or consummated transactions pursuant to this Section 5.1(b)(iv), exceed twenty-five million dollars ($25,000,000) in the aggregate, (C) which does not present a material risk of delaying the Merger or making it more difficult to obtain any required consents or approvals therefor, and (D) which does not require approval of such party’s stockholders;

(v) sell, pledge, dispose of, transfer, lease, license or otherwise encumber, or authorize the sale, pledge, disposition, transfer, lease, license or other encumbrance of, any of its or any of its Subsidiary’s property or assets, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of such property or assets in the ordinary course of business of such party consistent with past practice but not to exceed an aggregate value of twenty-five million dollars ($25,000,000) for all sales, pledges, dispositions, transfers, leases, licenses or encumbrances made by such party or their respective Subsidiaries in reliance upon this clause (A), or (B) sales or dispositions of inventory in the ordinary course of business of such party consistent with past practice;

(vi) make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) in connection with any transaction permitted pursuant to Section 5.1(b)(iv) above, (B) loans or advances by it or any of its wholly owned Subsidiaries to it or any of its wholly owned Subsidiaries, (C) investments or capital contributions in any of its wholly owned Subsidiaries, (D) employee advances made in compliance with Applicable Laws and in the ordinary course of business of such party consistent with past practice (provided that, in the case of this clause (D), the aggregate amount of all such advances made by such party or their respective Subsidiaries in reliance upon this clause (D), is not more than one million dollars ($1,000,000)), (E) as required by binding Contracts in effect as of the date hereof, all of which Contracts are listed on Section 5.1(b)(vi) of the CDT Disclosure Schedule or Belden Disclosure Schedule, as applicable, (F) highly liquid investments with an original maturity of three months or less at the date of purchase, made in the ordinary course of business consistent with past practice, or (G) in the ordinary course of business of such party consistent with past practice (provided that, in the case of this clause (G), the aggregate amount of all such loans, advances, capital contributions and investments made by such party or their respective Subsidiaries in reliance upon this clause (G), is not more than ten million dollars ($10,000,000), and the transactions do not present a material risk of delaying the Merger or making it more difficult to obtain any required consents or approvals therefor, or require approval of such party’s stockholders);

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any Person for borrowed money, other than in the ordinary course of business of such party consistent with past practice, provided the aggregate amount of all such newly incurred indebtedness for borrowed money, debt securities and obligations outstanding at any time by such party and its Subsidiaries is not more than twenty-five million dollars ($25,000,000);

(viii) pay, discharge, settle or satisfy any claim, liability, obligation or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) requiring payment by such party or their respective Subsidiaries in excess of five million dollars ($5,000,000) in the aggregate (excluding attorneys’ fees and expenses), other than the payment, discharge, settlement or satisfaction in the ordinary course of business of such party consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the CDT Balance Sheet or Belden Balance Sheet, as applicable, or incurred since the date of such financial statements in the ordinary course of business of such party consistent with past practice;

(ix) make any material Tax election, take any material position with respect to Taxes that is inconsistent with a position taken in a prior period, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement or settle or compromise any income tax liability;

(x) except as required by binding Contracts in effect as of the date hereof, all of which are listed on Section 5.1(b)(x) of the CDT Disclosure Schedule or Section 5.1(b)(x) of the Belden Disclosure Schedule, as applicable (the “Existing Benefits Commitments”), or as otherwise provided for in Section 5.1(b)(x) of the CDT Disclosure Schedule or Section 5.1(b)(x) of the Belden Disclosure Schedule, as applicable, (A) increase in any manner the compensation (including bonus and incentive compensation) or fringe benefits of any of its officers or directors, or materially increase any of the foregoing in respect of other employees, except in each case as contemplated by Section 5.1(b)(xi) or by Section 6.5(b), or (B) enter into any collective bargaining agreement or any commitment to pay any pension, retirement or severance benefit to any such officers or directors or make any material commitment to pay any of the foregoing to any other employees;

(xi) except as set forth on Section 5.1(b)(xi) of the CDT Disclosure Schedule or Section 5.1(b)(xi) of the Belden Disclosure Schedule, commit itself to, or enter into, any employment agreement involving compensation in excess of one hundred fifty thousand dollars ($150,000) per year, adopt or commit itself to any material new benefit, base salary or stock option plan or arrangement, or amend, supplement, or, except as required by the Existing Benefits Commitments, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any existing benefit, stock option or compensation plan or arrangement (other than as may be required by Applicable Laws);

(xii) change in any material respect any of their respective methods or principles of accounting unless required by GAAP or any applicable laws, as concurred in by its independent auditors;

(xiii) enter into, modify or amend in any material respect, or terminate, or waive, release or assign any material benefit or claim under, any Contract, joint venture, strategic partnership, alliance, license or sublicense, except with respect to (A) Contracts for the purchase of raw materials or sale of products, in each case in the ordinary course of business of such party consistent with past practice or (B) joint ventures, collaborations, strategic partnerships, alliances, licenses or sublicenses, which (1) do not involve payments by such party or their respective Subsidiaries of more than five million dollars ($5,000,000) or adversely alter any existing financial terms, (2) do not materially impair the conduct of the business of such party and its Subsidiaries, taken as a whole, (3) do not present a material risk of delaying the Merger or making it more difficult to obtain any required consents or approvals therefor, and (4) do not require approval of such party’s stockholders;

(xiv) enter into any material new line of business;

(xv) subject such party or any of its Subsidiaries to any material non-compete or other similar material restriction on the conduct of any of their respective businesses that would be binding following the Closing;

(xvi) except as set forth in Section 5.1(b)(xvi) of the CDT Disclosure Schedule or Section 5.1(b)(xvi) of the Belden Disclosure Schedule, make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments by such party or their respective Subsidiaries for capital expenditures which, in the aggregate, are in excess of ten million dollars ($10,000,000); or

(xvii) authorize, or commit or agree to take, any of the foregoing actions.

      (c) Other Actions. Except as required by law or as expressly permitted by Section 5.2, Belden, CDT and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that would reasonably be likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to “materiality” or “Material Adverse Effect” becoming untrue as of the Closing (for this purpose, without giving effect to any limitation as to any such representation or warranty being made as of the date of this Agreement), (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect as of the Closing (for this purpose, without giving effect to any limitation as to any such representation or warranty being made as of the date of this Agreement), or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

      SECTION 5.2     No Solicitation.

      (a) Neither CDT nor Belden shall, nor permit any of its Subsidiaries to, nor authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly, or indirectly, (i) solicit, initiate or encourage (including by way of furnishing any information), or take any other action to, or which would reasonably be likely to, facilitate, induce or encourage, any inquiries with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal (as defined in Section 9.3(c)), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any, or any possible, Alternative Transaction Proposal (except (A) to disclose the existence of the provisions of this Section 5.2, or (B) to the extent specifically permitted pursuant to Section 5.2(c)), (iii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted pursuant to Section 5.2(d)), or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any possible or proposed Alternative Transaction Proposal. Each of CDT and Belden and each of their respective Subsidiaries will immediately cease, and will cause its officers, directors and employees and any investment banker, financial adviser, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any possible or proposed Alternative Transaction, and will use its reasonable best efforts to enforce (and not waive any provisions of) any confidentiality and standstill agreement (or any similar agreement) relating to any such possible or proposed Alternative Transaction.

      (b) Notification of Alternative Transactions. As promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating to any Alternative Transaction Proposal, CDT or Belden, as the case may be, shall provide the other party with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry. In addition, CDT or Belden, as the case may be, shall provide the other party as promptly as practicable with oral and written notice setting forth all such information as is reasonably necessary to keep the other party informed in all material respects of all material developments regarding the status and terms (including material amendments or proposed material amendments) of, any such Alternative Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 5.2, shall promptly provide to the other party a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request or inquiry. CDT or Belden, as the case may be, shall provide the other party with forty-eight (48) hours’ prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably likely to consider any Alternative Transaction Proposal or Alternative Transaction.

      (c) Superior Proposals. Notwithstanding anything to the contrary contained in Section 5.2(a), in the event that CDT or Belden, as the case may be, receives an unsolicited, bona fide Alternative Transaction Proposal which is determined (in accordance with Section 9.3(p)) to be, or to be reasonably likely to lead to, a Superior Proposal (as defined in Section 9.3(p)), it may then take the following actions (but only (1) if and to the extent that (x) its Board of Directors concludes in good faith, after receipt of advice of its outside legal counsel, that the failure to do so could reasonably result in a breach of its fiduciary obligations to its stockholders under Applicable Law, and (y) CDT or Belden, as the case may be, has given the other party at least three (3) business days’ prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Superior Proposal and the material terms and conditions of such Superior Proposal and (2) if it shall not have breached in any material respect any of the provisions of this Section 5.2):

(i) Furnish nonpublic information to the Person or group making such Superior Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality containing terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of October 28, 2003, between Belden and CDT (the “CDA”) and (B) contemporaneously with furnishing any such nonpublic information to such Person or group, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished to such party); and

(ii) Engage in negotiations with such Person or group with respect to such Superior Proposal.

      (d) Changes of Recommendation.

(i) In response to the receipt of an unsolicited, bona fide Alternative Transaction Proposal which is determined (in accordance with Section 9.3(p)) to be a Superior Proposal, the Board of Directors of CDT or Belden, as the case may be, may withhold, withdraw, amend or modify its recommendation in favor of, in the case of Belden, approval and adoption of this Agreement and the Merger and, in the case of CDT, the CDT Charter Amendment and the CDT Share Issuance, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (1) through (5) are met:

(1) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(2) the CDT Stockholders’ Meeting or Belden Stockholders’ Meeting, as the case may be, has not occurred;

(3) CDT or Belden, as the case may be, has (A) provided to the other party hereto five (5) business days’ prior written notice which shall state expressly (x) that it has received a Superior Proposal, (y) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal, and (z) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) made available to the other party hereto all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, and (C) during such five (5) business day period, if requested by the other party hereto, engaged in good faith negotiations to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal;

(4) The Board of Directors of CDT or Belden, as the case may be, has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Law; and

(5) The party whose Board of Directors is making the Change of Recommendation shall have complied with Section 5.2(c) and shall not have breached in any material respect any of the other provisions set forth in this Section 5.2 or in Sections 6.1(b)through 6.1(d).

(ii) Without limiting the foregoing, (1) the Board of Directors of CDT may effect a Change of Recommendation (but only insofar as the same involves withholding, withdrawing, amending or modifying its recommendation in favor of the CDT Charter Amendment or the CDT Share Issuance), (x) if there shall have occurred and be continuing a Material Adverse Change of Belden since the date of this Agreement and (y) CDT shall not have breached in any material respect any of the provisions set forth in this Section 5.2 or Section 6.1; and (2) the Board of Directors of Belden may effect a Change of Recommendation (but only insofar as the same involves withholding, withdrawing, amending or modifying its recommendation in favor of the Merger), (x) if there shall have occurred and be continuing a Material Adverse Change of CDT since the date of this Agreement and (y) Belden shall not have breached in any material respect any of the provisions set forth in this Section 5.2 or Section 6.1.

      (e) Continuing Obligation to Hold Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of CDT or Belden to call, give notice of, convene and hold the CDT Stockholders’ Meeting or the Belden Stockholders’ Meeting, as the case may be, shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Transaction Proposal with respect to it, or by any Change of Recommendation. At any such meeting, neither CDT nor Belden shall submit to the vote of its respective stockholders any Alternative Transaction, whether or not a Superior Proposal has been received by it, or propose to do so.

      (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit CDT or Belden or their respective Boards of Directors from taking and disclosing to their stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that neither CDT nor Belden shall effect, or disclose pursuant to such Rules or otherwise a position which constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.2(d).

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.1     Preparation of SEC Documents; Stockholders’ Meetings.

      (a) As soon as practicable following the date of this Agreement, Belden and CDT shall agree upon the terms of, prepare and file with the SEC the Joint Proxy Statement, and CDT shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Belden and CDT shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Belden will use commercially reasonable efforts to cause the Joint Proxy Statement, a copy of Belden’s annual report on Form 10-K for the year ended December 31, 2003 and a copy of CDT’s annual report on Form 10-K for the year ended July 31, 2003 to be mailed to Belden’s stockholders, and CDT will use commercially reasonable efforts to cause the Joint Proxy Statement, a copy of Belden’s annual report on Form 10-K for the year ended December 31, 2003 and a copy of CDT’s annual report on Form 10-K for the year ended July 31, 2003 to be mailed to CDT’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. CDT shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) reasonably required to be taken under any applicable state securities laws in connection with the issuance of shares of CDT Common Stock in the Merger and, subject to the satisfaction of the condition set forth in Section 7.2(e), the conversion of Belden Options into options to acquire CDT Common Stock, and Belden shall furnish all information concerning Belden and the holders of Belden Common Stock as may be reasonably requested in connection with any such action. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Joint Proxy Statement or any filing with the SEC incorporated by reference in the Form S-4 or the Joint Proxy Statement, in each case prior to filing such with the SEC, and each party shall provide the other party with a copy of all such filings made with the SEC; provided, however, that each party shall be deemed to have consented to the inclusion in the Form S-4, the Joint Proxy Statement or any filing with the SEC incorporated by reference in the Form S-4 or the Joint Proxy Statement of any information, language or content specifically agreed to by such party or its counsel on or prior to the date hereof for inclusion therein. CDT will advise Belden promptly after it receives notice of (i) the time when the Form S-4 has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification of the CDT Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or (iv) any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information (including any Change of Recommendation) relating to Belden or CDT, or any of their respective Affiliates, officers or directors, should be discovered by Belden or CDT which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required by law, disseminated to the stockholders of Belden and CDT.

      (b) Each of CDT and Belden shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with Applicable Law and the CDT Organizational Documents, in the case of CDT, and the Belden Organizational Documents, in the case of

Belden, to duly give notice of, convene and hold a meeting of its stockholders to be held as promptly as practicable to consider, in the case of Belden, the adoption and approval of this Agreement and the Merger and the election of directors (the “Belden Stockholders’ Meeting”), and, in the case of CDT, the CDT Share Issuance and the CDT Charter Amendment (the “CDT Stockholders’ Meeting”). Subject to Section 5.2(d), each of CDT and Belden will use commercially reasonable efforts to solicit from its stockholders proxies in favor of, in the case of Belden, the adoption and approval of this Agreement and the Merger and, in the case of CDT, the CDT Share Issuance and the CDT Charter Amendment, and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or Applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, CDT or Belden may adjourn or postpone the CDT Stockholders’ Meeting or Belden Stockholders’ Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its respective stockholders in advance of a vote on, in the case of Belden, the adoption and approval of this Agreement and the Merger and, in the case of CDT, the CDT Share Issuance and the CDT Charter Amendment, or, if, as of the time for which the CDT Stockholders’ Meeting or Belden Stockholders’ Meeting, as the case may be, is originally scheduled, there are insufficient shares of CDT Common Stock or Belden Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Each of CDT and Belden shall ensure that the CDT Stockholders’ Meeting and the Belden Stockholders’ Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the CDT Stockholders’ Meeting or Belden Stockholders’ Meeting, as the case may be, are solicited in compliance with Applicable Law, the rules of the NYSE and, in the case of CDT, the CDT Organizational Documents, and, in the case of Belden, the Belden Organizational Documents. Without the prior written consent of Belden, the CDT Charter Amendment and the CDT Share Issuance are the only matters which CDT shall propose to be acted on by CDT’s stockholders at the CDT Stockholders’ Meeting. Without the prior written consent of CDT, the approval and adoption of this Agreement and the Merger and the election of directors are the only matters which Belden shall propose to be acted on by Belden’s stockholders at the Belden Stockholders’ Meeting.

      (c) Each of CDT and Belden will use commercially reasonable efforts to hold the CDT Stockholders’ Meeting and Belden Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

      (d) Except to the extent expressly permitted by Section 5.2(d): (i) the Board of Directors of each of Belden and CDT shall recommend that its stockholders vote in favor of, in the case of Belden, the approval and adoption of this Agreement and the Merger at the Belden Stockholders’ Meeting, and, in the case of CDT, the CDT Share Issuance and the CDT Charter Amendment at the CDT Stockholders’ Meeting, (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of (A) CDT has recommended that CDT’s stockholders vote in favor of the CDT Share Issuance and the CDT Charter Amendment at the CDT Stockholders’ Meeting and (B) Belden has recommended that Belden’s stockholders vote in favor of approval and adoption of this Agreement and the Merger at the Belden Stockholders’ Meeting, and (iii) neither the Board of Directors of CDT or Belden nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of CDT or Belden vote in favor of, in the case of Belden, the approval and adoption of this Agreement and the Merger, and, in the case of CDT, the CDT Share Issuance and the CDT Charter Amendment.

      SECTION 6.2     Accountant’s Letters. Each of CDT and Belden shall use commercially reasonable efforts to cause to be delivered to the other party on or prior to the dates thereof two (2) letters from their respective independent accountants, one dated approximately as of the date the Form S-4 is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

      SECTION 6.3     Access to Information; Confidentiality

      (a) Subject to the CDA and Applicable Law, each of Belden and CDT shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not interfere with the business or operations of such party) and, during such period, each of Belden and CDT shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

      (b) Each of Belden and CDT will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the CDA.

      SECTION 6.4     Commercially Reasonable Efforts.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including all filings required by the HSR Act (the initial filing required by the HSR Act to be filed as soon as reasonably practicable following the execution of this Agreement) and any applicable antitrust, competition or similar laws of any foreign jurisdiction, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to Applicable Laws relating to the exchange of information and in addition to Section 6.4(b), CDT and Belden, or their respective counsel, shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to CDT and its Subsidiaries or Belden and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

      (b) Each of Belden and CDT shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals, consents or clearances of any Governmental Entity (whether domestic, foreign or supranational). In that regard, each party shall without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity, (iii) not participate in any meeting with any such Governmental Entity unless it consults with the other in advance and to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate thereat, (iv) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and (v) furnish the other with such necessary information and reasonable assistance as Belden or CDT may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Each of Belden and CDT may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Belden or CDT, as the case may be) or its legal counsel.

      (c) In connection with and without limiting the foregoing, Belden and CDT shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

      SECTION 6.5     Indemnification and Insurance.

      (a) At the Effective Time, the certificate of incorporation and by-laws of CDT will contain provisions with respect to exculpation and indemnification that are at least as favorable to the officers and directors of CDT (the “Indemnified Parties”) as those contained in the CDT Charter and the CDT By-laws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of CDT, unless such modification is required by law.

      (b) Prior to the Effective Time, CDT shall purchase a directors’ and officers’ and fiduciary liability insurance policy providing coverage for a period of at least six (6) years following the Effective Time (i) for persons who were officers and/or directors of Belden prior to the Effective Time and (ii) for persons who were officers and/or directors of CDT prior to the Effective Time and who are not officers or directors of CDT immediately following the Effective Time, in each case for claims arising after the Effective Time from facts or events which occurred at or prior to the Effective Time, which policy shall provide for at least $30 million of aggregate coverage on terms and conditions which are no less advantageous to such covered persons than the directors’ and officers’ and fiduciary liability insurance policy CDT maintained on the date hereof. Upon the expiration of the directors’ and officers’ and fiduciary liability insurance policy maintained by CDT on the date hereof, CDT shall renew such policy or enter into a replacement policy, which, in either case, shall provide for at least $30 million of aggregate coverage on terms and conditions of coverage which are no less advantageous than those provided in the policy maintained by CDT as of the date hereof.

      (c) In the event that CDT or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of CDT assume the obligations set forth in this Section 6.5.

      (d) The provisions of this Section 6.5 are intended for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have had by contract or otherwise.

      SECTION 6.6     Fees and Expenses. Except as set forth in Section 8.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, provided that Belden shall pay any foreign, state or local real estate transfer or similar taxes imposed on the stockholders of Belden as a result of the transactions contemplated in this Agreement.

      SECTION 6.7     Public Announcements. CDT and Belden will consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market.

      SECTION 6.8     Listing. CDT shall use all commercially reasonable efforts to cause the CDT Common Stock issuable under Article II and those shares of CDT Common Stock required to be reserved for issuance upon exercise of any Belden Options assumed by CDT hereunder to be authorized for listing on the NYSE, upon official notice of issuance.

      SECTION 6.9     Tax-Free Reorganization Treatment. Belden and CDT intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify. Neither Belden nor CDT shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) cause Belden, Merger Sub or CDT to be unable to make the representations necessary for counsel to render the tax opinions referred to in Section 7.1(g).

      SECTION 6.10     Conveyance Taxes. CDT and Belden shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

      SECTION 6.11     Equity Awards and Employee Benefits.

      (a) At the Effective Time and subject to the satisfaction of the condition set forth in Section 7.2(e), each then outstanding Belden Option, whether or not exercisable at the Effective Time, will be assumed by CDT. Each Belden Option so assumed by CDT under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Belden Option (including any Belden Stock Plan under which such Belden Option was issued and any applicable stock option agreement or other document evidencing such Belden Option) immediately prior to the Effective Time, except that (i) each Belden Option will be exercisable for that number of whole shares of CDT Common Stock equal to the product of the number of shares of Belden Common Stock that were issuable upon exercise of such Belden Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of CDT Common Stock, (ii) the per share exercise price for the shares of CDT Common Stock issuable upon exercise of such assumed Belden Option will be equal to the quotient determined by dividing the exercise price per share of such Belden Option by the Exchange Ratio, rounded up to the nearest whole cent and (iii) as of the Effective Time or such earlier time as provided in any Belden Stock Plan as in effect on the date hereof, all Belden Stock Options issued under a Belden Stock Plan which are either outstanding as of the date hereof or issued as permitted under this Agreement prior to the Effective Time shall vest in their entirety and become exercisable under the terms of such Belden Stock Plan. As of the Effective Time, all references in the Belden Stock Plans to Belden Common Stock shall thereafter be deemed to be references to CDT Common Stock. As soon as reasonably practicable following the Effective Time, CDT will issue to each holder of an assumed Belden Option a document evidencing the foregoing assumption of such Belden Option by CDT. As soon as reasonably practicable following the Effective time, but in no event later than 10 days following the Effective Time, CDT shall file a registration statement under the Securities Act on Form S-8 or another appropriate form (and use its commercially reasonable efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) with respect to (i) Belden Options assumed by CDT pursuant hereto and (ii) the shares of restricted CDT Common Stock contemplated by Section 6.11(c) or as set forth in Section 5.1(b) of the CDT Disclosure Schedule or Section 5.1(b) of the Belden Disclosure Schedule, shall use its commercially reasonable efforts to cause such registration statement to remain in effect for so long as such assumed Belden Option shall remain outstanding and such shares of restricted stock shall remain issuable or outstanding. Prior to the Effective Time, CDT shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CDT Common Stock for delivery in connection with the exercise of the converted Belden Options. The parties shall use their commercially reasonable efforts to ensure that the conversion of any Belden Options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) provided for in this Section 6.11(a) shall be effected in a manner consistent with Section 424(a) of the Code.

      (b) Belden shall use reasonable best efforts to amend or supplement the Belden Stock Plans, or seek waivers from any holder of outstanding Belden Options, as necessary to provide that each Belden Option outstanding immediately prior to the Effective Time shall be treated as set forth in Section 6.11(a).

      (c) As of the Effective Time, any restrictions or limitations on transfer with respect to shares of restricted Belden Common Stock issued under the Belden Stock Plans shall terminate or lapse and shall not apply to any shares of CDT Common Stock issued in exchange for such Belden Common Stock hereunder, so that such shares of CDT Common Stock shall be freely transferable, subject to applicable securities laws. In addition, Belden shall terminate the Belden Purchase Plans immediately prior to the Effective Time. To the extent any offering period under the Belden Purchase Plans is in progress prior to such termination, Belden shall ensure that such offering period ends immediately prior to such termination, and that each participant’s accumulated contributions (including all contributions made after the date hereof in accordance with the terms of the Belden Purchase Plans) for such offering period are applied towards the purchase of Belden Common Stock immediately prior to such termination unless the participant has previously withdrawn from such offering period in accordance with the terms of such plan. Furthermore, as soon as reasonably practicable after the Effective Time, all Continuing Employees (as defined in Section 6.11(f)) shall be permitted to participate in the CDT Purchase Plan in accordance with the terms of such plan.

      (d) At the Effective Time, each then outstanding CDT Option will continue to have, and be subject to, the terms and conditions thereof immediately prior to the Effective Time, except that as of the Effective Time or such earlier time as provided in any CDT Stock Plan as in effect on the date hereof, all CDT Stock Options issued under a CDT Stock Plan which are either outstanding as of the date hereof or issued as permitted under this Agreement prior to the Effective Time shall vest in their entirety and become exercisable under the terms of such CDT Stock Plan.

      (e) As of the Effective Time, any restrictions or limitations on transfer with respect to shares of restricted CDT Common Stock issued under the CDT Stock Plans shall terminate or lapse, so that such shares of CDT Common Stock shall be freely transferable, subject to applicable securities laws.

      (f) For one year following the Effective Time, CDT shall provide or cause to be provided to those of its employees and employees of the Surviving Corporation or any other Affiliate of CDT who were employees of Belden or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), employee welfare benefits that, in the aggregate, are no less favorable than the employee welfare benefits package provided to those Continuing Employees by Belden or any of its Subsidiaries immediately prior to the execution of this Agreement.

      (g) Following the Effective Time, CDT shall recognize (or cause to be recognized) the service of each Continuing Employee with Belden or any of its Subsidiaries for purposes of (i) eligibility and vesting under any CDT Benefit Plan, (ii) determination of benefits levels under any vacation or severance CDT Benefit Plan and (iii) determination of “retiree” status under any CDT Benefit Plan, for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, in each case except where such crediting would result in a duplication of benefits. To the extent CDT establishes or designates a CDT Benefit Plan to provide group health benefits to Continuing Employees, (x) each such CDT Benefit Plan shall waive pre-existing condition limitations with respect to Continuing Employees to the same extent waived or no longer applicable under the applicable group health plan of Belden and (y) each Continuing Employee shall be given credit under the applicable CDT Benefit Plan for amounts paid under the corresponding group health plan of Belden or an Affiliate during the plan year in which the Effective Time occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums for such plan year.

      (h) Subject to Section 6.11(i), as of the Effective Time, CDT shall assume and agree to perform in accordance with their terms (i) all employment, severance and other compensation agreements and arrangements existing as of the date hereof (and provided to CDT by Belden prior to the date hereof) between Belden or any of its Subsidiaries and any director, officer or employee thereof, and (ii) any such agreements or arrangements entered into after the date hereof and prior to the Effective Time by Belden or any of its Subsidiaries in compliance with the terms of this Agreement.

      (i) Belden shall use its reasonable best efforts to enter into and obtain written waivers reasonably acceptable to CDT to the Change of Control Employment Agreements by and between Belden and certain officers of Belden set forth in Schedule 6.11(i) upon the terms set forth in Schedule 6.11(i) as soon as reasonably practicable, but in no event later than the date upon which the Form S-4 is first filed with the SEC. Belden shall promptly notify CDT of the execution of any such waiver contemplated by Schedule 6.11(i) and shall provide an executed copy thereof to CDT as soon as reasonably practicable thereafter. If Belden shall be unable to obtain any of the written waivers contemplated by Schedule 6.11(i) by the date upon which the Form S-4 is first filed with the SEC, Belden shall promptly consult with CDT and the parties shall take all reasonable actions to minimize the payments that may become payable under such Change of Control Employment Agreements.

      (j) The trust created by the Trust Agreement, dated January 1, 1998, by and between Belden Wire & Cable Company and Bankers Trust Company, shall be amended by the parties thereto in accordance with the terms thereof as soon as reasonably practicable, but in no event later than the date upon which the Form S-4 is first filed with the SEC, which amendment shall provide that neither this Agreement nor any of the transactions contemplated hereby shall or shall be deemed to give rise to or result in any obligations thereunder of any party hereto or any of its respective Subsidiaries.

      SECTION 6.12     Consents of Accountants. Belden and CDT will each use commercially reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Form S-4 is filed with the SEC, is amended or supplemented, or becomes effective or a date not more than two (2) days prior to such date, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

      SECTION 6.13     Directors and Officers of CDT. The Board of Directors of CDT shall take all action within its power so that:

      (a) immediately following the Effective Time, the (i) Board of Directors of CDT shall consist of ten (10) directors, who shall be Lorne D. Bain, Christopher I. Byrnes, C. Baker Cunningham, John M. Monter and Bernard G. Rethore (collectively the “Belden Designated Directors”) and Lance C. Balk, Bryan C. Cressey, Glenn Kalnasy, Ferdinand C. Kuznik and Michael F.O. Harris (collectively the “CDT Designated Directors”), and each such director shall serve for a term expiring at CDT’s first annual meeting of stockholders following the Closing Date and (ii) the Chairman of the Board of Directors of CDT shall be Bryan C. Cressey, who shall serve in such capacity until the first annual meeting following the Closing Date;

      (b) immediately following the Effective Time, each committee of the Board of Directors shall be comprised of an equal number of Belden Designated Directors and CDT Designated Directors;

      (c) immediately following the Effective Time, the persons named on Schedule 6.13(c) hereto shall be appointed to, or continue to serve in, the respective offices set forth thereon and shall have the duties set forth on such schedule opposite such offices; and

      (d) immediately following the Effective Time, the CDT Bylaws shall be amended, effective at the Effective Time, to provide that, until the third (3rd) anniversary of the Effective Time, the affirmative vote, at a duly convened meeting of CDT’s Board of Directors, of at least seventy percent (70%) of CDT’s entire Board of Directors shall be required to:

(i) remove any of the persons named on Schedule 6.13(c) from his respective position as set forth on such schedule, or significantly diminish his position, authority, duties or responsibilities;

(ii) remove any director from CDT’s Board of Directors;

(iii) approve or recommend a merger (other than a merger of a wholly-owned Subsidiary of CDT with and into CDT), consolidation, reorganization or recapitalization of CDT or any sale of all or a substantial portion of the assets of CDT and its Subsidiaries, taken as a whole;

(iv) acquire, by purchase, merger or otherwise, in one transaction or a series of related transactions, any equity or other ownership interest in, or assets of, any Person in exchange for consideration with a Fair Market Value (as defined in Section 9.3(g)) greater than $100,000,000;

(v) authorize for issuance or issue any equity securities or any equity or debt securities (or hybrid or combination thereof) convertible into or exercisable for, or which give the holder thereof the right to acquire, any equity securities of CDT, in one transaction or a series of related transactions, with a Fair Market Value at the time of issuance in excess of $100,000,000 other than (A) any issuance to directors, officers or employees in the ordinary course of business pursuant to an employee stock purchase plan, employee stock option plan or similar compensation plan approved by CDT’s Board of Directors or compensation committee thereof or (B) any refinancing of existing indebtedness;

(vi) purchase, redeem, prepay, acquire or retire for value any shares of CDT’s capital stock or securities exercisable for or convertible into shares of CDT’s capital stock other than as required under the terms of such capital stock or securities, except for the deemed acceptance of shares upon cashless exercise of CDT Options or Belden Options outstanding on the date hereof;

(vii) declare, incur any liability to declare, or pay any dividends, or make any distributions in respect of, any shares of CDT’s capital stock other than as required under the terms of such capital stock;

(viii) incur Indebtedness in one transaction or a series of related transactions in excess of $100,000,000 in aggregate principal amount (other than intercompany Indebtedness and Indebtedness outstanding as of the Closing Date (and borrowings pursuant to the terms thereof), and any amendment or refinancing of such Indebtedness in a principal amount not exceeding the principal amount so refinanced and on financial and other terms no less favorable to CDT than such outstanding Indebtedness); or

(ix) amend or modify, or adopt a by-law, or approve or recommend to the holders of CDT Common Stock any amendment to the CDT By-Laws or the CDT Charter, that is inconsistent with, the provisions of clauses (i) through (viii) of this Section 6.13(d) or Section 6.13(e).

      (e) immediately following the Effective Time, the CDT Bylaws shall be amended, effective at the Effective Time, to provide that, until the third (3rd) anniversary of the Effective Time:

(i) the Board of Directors shall consist of ten (10) directors;

(ii) if any Belden Designated Director ceases to serve as such for any reason, or upon the expiration of the term of office of any Belden Designated Director, the Belden Designated Directors shall appoint or nominate for election, as the case may be, the person to fill such directorship and such person so appointed or nominated shall be deemed a Belden Designated Director;

(iii) if any CDT Designated Director ceases to serve as such for any reason, or upon the expiration of the term of office of any CDT Designated Director, the CDT Designated Directors shall appoint or nominate for election, as the case may be, the person to fill such directorship and such person so appointed or nominated shall be deemed a CDT Designated Director;

(iv) if a CDT Designated Director ceases to serve as Chairman of the Board of Directors for any reason, including expiration of a term, the CDT Designated Directors then serving on the Board of

Directors shall nominate an individual to fill such position (the “CDT Nominee”), which such CDT Nominee would be slated for election by the Board of Directors in accordance with applicable provisions of the CDT By-Laws; and each of CDT and Belden shall use its reasonable best efforts to cause the CDT Designated Directors or the Belden Designated Directors then serving on the Board of Directors, as applicable, to vote in favor of such CDT Nominee to be elected as Chairman of the Board of Directors; and any CDT Nominee so elected shall be deemed a CDT Designated Director;

(v) if a Belden Designated Director ceases to serve as Chief Executive Officer of CDT for any reason, including expiration of a term, the Belden Designated Directors then serving on the Board of Directors shall nominate an individual to fill such position (the “Belden Nominee”), which such Belden Nominee would be slated for election by the Board of Directors in accordance with applicable provisions of the CDT By-Laws; and each of CDT and Belden shall use its reasonable best efforts to cause the CDT Designated Directors or the Belden Designated Directors then serving on the Board of Directors, as applicable, to vote in favor of such Belden Nominee to be elected as Chief Executive Officer of CDT; and any Belden Nominee so elected shall be deemed a Belden Designated Director; and

(vi) each committee of the Board of Directors shall be comprised of an equal number of Belden Designated Directors and CDT Designated Directors, and any vacancy on any such committee shall be filled by the remaining CDT Designated Directors or Belden Designated Directors serving on such committee, as appropriate, and if there shall be no such CDT Designated Directors or Belden Designated Directors serving on such committee, such vacancy shall be filled by the CDT Designated Directors or Belden Designated Directors serving on the Board of Directors, as appropriate.

      SECTION 6.14     Affiliate Legends. Section 6.14 of the Belden Disclosure Schedule sets forth a list of those Persons who are, in Belden’s reasonable judgment, “affiliates” of Belden within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Belden shall notify CDT in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. CDT shall be entitled to place appropriate legends on the certificates evidencing any shares of CDT Common Stock to be received by Rule 145 Affiliates in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for CDT Common Stock (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time upon the request of any holder of shares of CDT Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate).

      SECTION 6.15     Notification of Certain Matters. Belden shall give prompt notice to CDT, and CDT shall give prompt notice to Belden, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would reasonably be likely to cause (i) any representation or warranty of such party contained in this Agreement that is qualified as to “materiality” or “Material Adverse Effect” to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (b) any material failure of Belden and the Merger Sub or CDT, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (c) any event occurring on or after the date hereof that would have been required to be disclosed pursuant to Article III or IV had such event occurred prior to the execution hereof, or (d) any change in circumstances regarding CDT or Belden, as the case may be, that comes to the attention of any person included in the definition of the term “Knowledge,” that would require disclosure regarding controls and procedures in such party’s periodic reports filed under the Exchange Act that is materially more negative than that included in such party’s most recently filed periodic report. In addition, Belden shall give prompt notice to CDT and CDT shall give prompt notice to Belden of any change or event having, or which would reasonably be likely to have, a Material Adverse Effect on such party or which would be reasonably likely to result in the failure of any of the conditions set forth in Article VII to be satisfied. Each of the parties shall give prompt written notice to the other party of any material correction to any of the CDT SEC Documents or the Belden SEC Documents, as the case may be, from and after the date hereof. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.15 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

      SECTION 6.16     Section 16 Matters. Prior to the Effective Time, CDT and Belden shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Belden securities (including derivative securities with respect to Belden securities) to or acquisitions of CDT securities (including derivative securities with respect to CDT securities) resulting from the transactions contemplated by this Agreement by each officer or director of CDT or Belden who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Belden or CDT.

      SECTION 6.17     Rights Plans; State Takeover Laws.

      (a) Prior to the Effective Time, neither CDT nor Belden shall redeem the CDT Rights or the Belden Rights or amend, modify (other than to delay any “distribution date” therein or to render the CDT Rights or the Belden Rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the CDT Rights Agreement or the Belden Rights Agreements unless (i) required to do so by order of a court of competent jurisdiction or (ii) Belden’s or CDT’s Board of Directors, as the case may be, has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Proposal with respect to it, the failure to effect such amendment, modification or termination could reasonably result in a breach of its Board of Directors’ fiduciary obligations to its stockholders under Applicable Law.

      (b) Prior to the Effective Time, neither CDT nor Belden shall take any action to render inapplicable, or to exempt any third party from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) Belden’s or CDT’s Board of Directors, as the case may be, has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Proposal with respect to it, the failure to take such action could reasonably result in a breach of its Board of Directors’ fiduciary obligations to its stockholders under Applicable Law.

      SECTION 6.18     Reservation of CDT Common Stock. Effective at or prior to the Effective Time, CDT shall reserve (free from preemptive rights) out of its reserved but unissued shares of CDT Common Stock sufficient shares of CDT Common Stock to provide for (i) the conversion of the issued and outstanding shares of Belden Common Stock pursuant to this Agreement and (ii) the issuance of CDT Common Stock upon the exercise of Belden Options assumed by CDT under Section 6.11.

      SECTION 6.19     Registration on Form S-3. CDT shall use its reasonable efforts to cause to become effective as soon as practicable its previously filed registration statement Form S-3 relating to the offer and resale of the CDT Debentures and the shares of CDT Common Stock issuable upon conversion of the CDT Debentures by the holders thereof, and following such effectiveness, shall use its reasonable efforts to keep its registration statement Form S-3 effective until the Effective Time. Each party shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of such securities and the resale by the holders thereof, and shall furnish to the other party all information concerning such other party and, to the extent that CDT possesses such information, the holders of the CDT Debentures, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, its Form S-3 will be made by CDT without Belden’s prior consent (which shall not be unreasonably withheld) and without providing Belden reasonable opportunity to review and comment thereon. CDT will advise Belden promptly after it receives notice of (i) the time when the Form S-3 has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification of the applicable securities for offering or sale in any jurisdiction, or (iv) any request by the SEC for amendment of the Form S-3 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Belden or CDT, or any of their respective Affiliates, officers or directors, shall be discovered by

Belden or CDT which should be set forth in an amendment or supplement to the Form S-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required by law, disseminated to the holders of the CDT Debentures.

      SECTION 6.20     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Belden, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of Belden, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Belden acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      SECTION 6.21     Stockholder Litigation. Each of Belden and CDT shall give the other the reasonable opportunity to consult in the defense of any stockholder litigation against Belden or CDT, as applicable, and its directors relating to the transactions contemplated by this Agreement.

      SECTION 6.22     Reverse Stock Split. CDT shall use its commercially reasonable efforts to take all actions necessary so that all outstanding options, warrants and other securities of CDT, including, without limitation, the CDT Debentures, that are convertible into, or exchangeable or exercisable for, CDT Common Stock shall, from and after the effective time of the Reverse Stock Split, be convertible into, or exchangeable or exercisable for, a number of shares of CDT Common Stock that gives effect to the Reverse Stock Split.

ARTICLE VII

CONDITIONS PRECEDENT

      SECTION 7.1     Conditions to Each Party’s Obligation to Effect The Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

      (a) Stockholder Approvals. Each of the CDT Share Issuance Approval, the CDT Charter Approval and the Belden Stockholder Approval shall have been obtained.

      (b) Antitrust Waiting Periods. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and under the foreign antirust laws, rules or regulations described on Schedule 7.1(b) hereto shall have been terminated or shall have expired.

      (c) Governmental Consents and Approvals. Other than as required by Section 7.1(b), all filings with, and all consents, approvals and authorizations of, any Governmental Entity required to be made or obtained by Belden, CDT or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained would, individually or in the aggregate, have a Material Adverse Effect on CDT (determined, for purposes of this clause, after giving effect to the Merger), shall have been made or obtained.

      (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction (collectively, “Restraints”), shall be in effect which prohibits, materially restricts, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.

      (e) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated or, to the Knowledge of Belden or CDT, threatened by the SEC.

      (f) Listing. The shares of CDT Common Stock issuable to the stockholders of Belden as provided for in Article II shall have been authorized for listing on the NYSE upon official notice of issuance.

      (g) Tax Opinions. Belden and CDT shall have received an opinion of each of Skadden, Arps, Slate, Meagher & Flom LLP and Kirkland & Ellis LLP, respectively, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of each such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of CDT, Merger Sub, and Belden, in each case, in form and substance reasonably satisfactory to such counsel, and substantially to the effect of the letters attached hereto in Exhibit D. Each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 7.1(g) shall not be waivable after receipt of the Belden Stockholder Approval or after receipt of the CDT Share Issuance Approval unless further stockholder approval of Belden stockholders or the CDT Stockholders, respectively, is obtained with appropriate disclosure.

      SECTION 7.2     Conditions to Obligations of CDT and Merger Sub. The obligation of CDT and Merger Sub to effect the Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

      (a) Representations and Warranties. Except as a result of action expressly permitted or expressly consented to in writing by CDT pursuant to Section 5.1, the representations and warranties of Belden contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects when made and as of the Closing Date, as if made as of such time, and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct when made and as of the Closing Date, as if made as of such time, (except in each case to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such earlier date).

      (b) Performance of Obligations of Belden. Belden shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

      (c) No Material Adverse Change. No Material Adverse Change of Belden shall have occurred since the date of this Agreement and be continuing.

      (d) Belden Rights Agreement. The Belden Rights issued pursuant to the Belden Rights Agreement shall not have become non-redeemable, exercisable, distributed (separately from shares of Belden Common Stock) or triggered pursuant to the terms of such agreement and shall terminate upon the Effective Time.

      (e) Belden Options. The Belden Stock Plans shall have been amended or supplemented or waivers shall have been obtained from each holder of outstanding Belden Options, if necessary, such that the treatment of each Belden Option outstanding immediately prior to the Effective Time shall be as set forth in Section 6.11(a).

      (f) Officer’s Certificate. CDT shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Belden to the effect that the conditions set forth in Sections 7.2(a), (b), (c), (d), and (e) have been satisfied.

      SECTION 7.3     Conditions to Obligations of Belden. The obligations of Belden to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

      (a) Representations and Warranties. Except as a result of action expressly permitted or expressly consented to in writing by Belden pursuant to Section 5.1, the representations and warranties of CDT and Merger Sub contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects when made and as of the Closing Date, as if made as of such time, and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct when made and as of the Closing Date, as if made as of such time, (except in each case to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such earlier date); provided, however, that the representations and warranties of CDT shall be deemed to be amended to give effect to the Reverse Stock Split if it has been effected prior to the Effective Time.

      (b) Performance of Obligations of CDT and Merger Sub. Each of CDT and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

      (c) No Material Adverse Change. No Material Adverse Change of CDT shall have occurred since the date of this Agreement and be continuing.

      (d) CDT Rights Agreement. The CDT Rights issued pursuant to the CDT Rights Agreement shall not have become non-redeemable, exercisable, distributed (separately from CDT Common Stock) or triggered pursuant to the terms of such agreement.

      (e) Officer’s Certificate. Belden shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Operating Officer of CDT to the effect that the conditions set forth in Sections 7.3(a), (b), (c) and (d) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, and (except in the case of Sections 8.1(e) or 8.1(f)) whether before or after the CDT Share Issuance Approval, the CDT Charter Approval or the Belden Stockholder Approval:

      (a) by mutual written consent of CDT and Belden, if the Board of Directors of each so determines;

      (b) by written notice of either CDT or Belden (as authorized by the Board of Directors of CDT or Belden, as applicable):

(i) if the Merger shall not have been consummated by August 31, 2004 (the “Outside Date”), provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 7.1(b) or Section 7.1(c) and (y) all other conditions set forth in Article VII have been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to November 30, 2004 (which shall then be the “Outside Date”); provided, further that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation of such party, or satisfy any condition to be satisfied by such party, under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the Outside Date;

(ii) if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party which has not used commercially reasonable efforts to resist, resolve or lift, as applicable (as contemplated by Section 6.4) any such order, decree, ruling or other action;

(iii) if the CDT Share Issuance Approval and the CDT Charter Approval shall not have been obtained at the CDT Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote was taken; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to CDT if the failure to obtain the CDT Share Issuance Approval or the CDT Charter Approval shall have been caused by the action or failure to act of CDT and such action or failure to act constitutes a material breach by CDT of this Agreement;

(iv) if the Belden Stockholder Approval shall not have been obtained at the Belden Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote was taken; provided, however,that the right to terminate this Agreement under this Section 8.1(b)(iv)shall not be available to Belden if the failure to obtain the Belden Stockholder Approval shall have been caused by the action or failure to act of Belden and such action or failure to act constitutes a material breach by Belden of this Agreement;

      (c) by CDT (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of Belden set forth in this Agreement, or if any representation or warranty of Belden shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such inaccuracy in Belden’s representations and warranties or breach by Belden has not been or is incapable of being cured by Belden within 30 calendar days after its receipt of written notice thereof from CDT;

      (d) by Belden (or authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of CDT set forth in this Agreement, or if any representation or warranty of CDT shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such inaccuracy in CDT’s representations and warranties or breach by CDT has not been or is incapable of being cured by CDT within 30 calendar days after its receipt of written notice thereof from Belden;

      (e) by Belden (as authorized by its Board of Directors), at any time prior to the CDT Share Issuance Approval or the CDT Charter Approval, if CDT, CDT’s Board of Directors or any committee thereof, for any reason, shall have (i) failed to hold the CDT Stockholders’ Meeting in accordance with Section 6.1(b)on or before July 30, 2004, (ii) failed to include in the Joint Proxy Statement distributed to the stockholders of CDT its recommendation without modification or qualification in favor of the CDT Charter Amendment and the CDT Share Issuance, (iii) withdrawn its recommendation in favor of the CDT Charter Amendment or the CDT Share Issuance, (iv) amended, modified or qualified such recommendation in a manner adverse to the interests of Belden, (v) failed to reconfirm such recommendation within five (5) business days of receipt of a written request from Belden to do so, (vi) approved or recommended any Alternative Transaction, or (vii) failed, within ten (10) business days after any tender or exchange offer relating to CDT Common Stock commenced by any third party shall have been first published, sent or given, to have sent to its security holders a statement disclosing that the Board of Directors of CDT recommends rejection of such tender offer or exchange offer; or

      (f) by CDT (as authorized by its Board of Directors), at any time prior to the Belden Stockholder Approval, if Belden, Belden’s Board of Directors or any committee thereof, for any reason, shall have (i) failed to hold the Belden Stockholders’ Meeting in accordance with Section 6.1(b) on or before July 30, 2004, (ii) failed to include in the Joint Proxy Statement distributed to the stockholders of Belden its recommendation without modification or qualification that such stockholders adopt and approve this Agreement and approve the Merger, (iii) withdrawn its recommendation in favor of the adoption and approval of this Agreement or the Merger, (iv) amended, modified or qualified such recommendation in a manner adverse to the interests of CDT, (v) failed to reconfirm such recommendation within five (5) business days of receipt of a written request from CDT to do so, (vi) approved or recommended any Alternative Transaction, or (vii) failed, within ten (10) business days after any tender or exchange offer relating to Belden Common Stock commenced by any third party shall have been first published, sent or given, to have sent to its security holders a statement disclosing that the Board of Directors of Belden recommends rejection of such tender offer or exchange offer.

      SECTION 8.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except that (i) Sections 6.3(b), 6.6, this Section 8.2 and Section 8.3, as well as Article IX(other than Section 9.1) shall survive termination of this Agreement and continue in full force and effect, and (ii) that nothing herein shall relieve any party from liability for any willful breach of any representation or warranty of such party contained herein or any breach of any covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the CDA, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      SECTION 8.3     Payments.

      (a) Payment by CDT. Subject to subsections (i)-(iii) below, in the event that this Agreement is terminated by CDT pursuant to any of Sections 8.1(b)(i)or 8.1(b)(iii), or by Belden pursuant to any of Sections 8.1(b)(i), 8.1(b)(iii), 8.1(d) or 8.1(e), CDT shall promptly, but in no event later than two (2) business days after the date of such termination, pay Belden a fee equal to $15,000,000 in immediately available funds (the “CDT Termination Fee”); provided, that notwithstanding the foregoing:

(i) no CDT Termination Fee shall be payable in the case of a termination by Belden pursuant to Section 8.1(e) if Belden’s right to terminate this Agreement pursuant to such Section 8.1(e) arises solely out of the Board of Directors of CDT having effected a Change of Recommendation as permitted by and in compliance with clause (1) of Section 5.2(d)(ii);

(ii) in the case of a termination pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) (by either Belden or CDT), the CDT Termination Fee shall be payable only if following the date hereof and prior to such termination, any Person shall have made to CDT or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition (as defined in Section 8.3(d)) with respect to CDT and within twelve (12) months following termination of this Agreement, (x) an Acquisition of CDT is consummated or (y) CDT enters into an agreement providing for an Acquisition of CDT which is consummated at any time thereafter, such fee payment to be made concurrently with the consummation of such Acquisition; and

(iii) in the case of a termination under Section 8.1(d), the CDT Termination Fee shall be payable only if (A) following the date hereof and prior to such termination, any Person shall have made to CDT or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to an Alternative Transaction with respect to CDT and (B) CDT’s breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or such breach has the effect of facilitating or assisting or otherwise benefiting, an Alternative Transaction or the Person making such Alternative Transaction.

      (b) Payment by Belden. Subject to subsections (i)-(iii) below, in the event that this Agreement is terminated by Belden pursuant to any of Sections 8.1(b)(i) or 8.1(b)(iv), or by CDT pursuant to any of Sections 8.1(b)(i), 8.1(b)(iv), 8.1(c) or 8.1(f), Belden shall promptly, but in no event later than two (2) business days after the date of such termination, pay CDT a fee equal to $15,000,000 in immediately available funds (the “Belden Termination Fee”); provided, that notwithstanding the foregoing:

(i) no Belden Termination Fee shall be payable in the case of a termination by CDT pursuant to Section 8.1(f) if CDT’s right to terminate this Agreement pursuant to such Section 8.1(f) arises solely out of the Board of Directors of Belden having effected a Change of Recommendation as permitted by and in compliance with clause (2) of Section 5.2(d)(ii);

(ii) in the case of a termination pursuant to Section 8.1(b)(i) or Section 8.1(b)(iv), the Belden Termination Fee shall be payable only if following the date hereof and prior to such termination, any Person shall have made to Belden or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to Belden and within twelve (12) months following termination of this Agreement, (x) an Acquisition of Belden is consummated or (y) Belden enters into an agreement providing for an Acquisition of Belden which is consummated at any time thereafter, such fee payment to be made concurrently with the consummation of such Acquisition; and

(iii) in the case of a termination under Section 8.1(c), the Belden Termination Fee shall be payable only if (A) following the date hereof and prior to such termination, any Person shall have made to Belden or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to an Alternative Transaction with respect to Belden and (B) Belden’s breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or such breach has the effect of facilitating, assisting or otherwise benefiting, an Alternative Transaction or the Person making an Alternative Transaction.

      (c) Interest and Costs; Other Remedies. All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated by the party to receive payment. Each of Belden and CDT acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if Belden or CDT, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 8.3 and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 8.3, the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3 at the rate of interest per annum publicly announced by JP Morgan Chase Bank as its prime rate at its principal office in New York City, as in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3 shall not be in lieu of damages incurred in the event of breach of this Agreement, subject to Section 8.2. This entire Section 8.3 shall survive any termination of this Agreement.

      (d) Certain Definitions. For the purposes of this Section 8.3 only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the Merger): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party or its Subsidiaries of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the consolidated assets of the party and its Subsidiaries immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of then outstanding shares of capital stock of the party.

      SECTION 8.4     Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties in writing at any time before or after the CDT Share Issuance Approval, the CDT Charter Approval or the Belden Stockholder Approval; provided, however, that after the Belden Stockholder Approval, the CDT Share Issuance Approval or the CDT Charter Approval, there may not be, without further approval of the stockholders of Belden or CDT, respectively, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Belden Common Stock hereunder, or which by law or NYSE rule otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

      SECTION 8.5     Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of Section 8.4 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

      SECTION 9.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Belden to:

Belden Inc.
7701 Forsyth Boulevard, Suite 800
St. Louis, MO 63105
Fax No: (314) 854-8001
Attention: General Counsel

      with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Fax No.: (917) 777-2524
Attention: Randall H. Doud, Esq.

      (b) if to CDT or Merger Sub, to:

Cable Design Technologies Corporation
1901 North Roselle Road
Schaumburg, IL 60195
Fax No: (847) 230-1908
Attention: General Counsel

      with a copy to:

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022
Fax No: (212) 446-4900
Attention: Thomas W. Christopher, Esq.
Andrew E. Nagel, Esq.

      SECTION 9.3     Definitions. For purposes of this Agreement:

      (a) An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

      (b) An “Alternative Transaction” with respect to a party hereto, shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third Persons involving: (A) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a thirty-five percent (35%) interest in the total outstanding voting securities of such party or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning thirty-five percent (35%) or more of the total outstanding voting securities of such party or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving such party or any of its Subsidiaries, or (B) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than thirty-five percent (35%) of the assets of such party or any of its Subsidiaries, taken as a whole, or (ii) any liquidation or dissolution of such party;

      (c) An “Alternative Transaction Proposal” shall mean any offer or proposal relating to an Alternative Transaction;

      (d) “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect;

      (e) “Environmental Laws” means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of human health, safety or the environment, as currently in effect and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., § 136 et seq., Occupational Safety and Health Act 29 U.S.C. § 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes;

      (f) “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date;

      (g) “Fair Market Value” means (i) in the case of cash, the amount thereof, (ii) in the case of capital stock that has been publicly traded for a period of at least 12 months, with respect to any shares of any class of capital stock traded (x) on a national securities exchange or the Nasdaq Stock Market, the average of the reported closing bid and asked prices regular way of a share of such class or series for the 20 trading days preceding the date of determination and (y) on the over-the-counter market, the average bid and asked prices of a share of such class or series in the over-the-counter market for the 20 trading days preceding the date of determination as furnished by any NYSE member firm selected by the Belden, and (iii) in the case of other assets or securities, the fair market value thereof as determined in good faith by the Board of Directors of Belden;

      (h) “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (whether by reason of being a general partner of a partnership or otherwise) any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefore; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor;

      (i) “Hazardous Materials” means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws, including without limitation, petroleum, petroleum products, friable asbestos, molds, urea formaldehyde, radioactive materials and polychlorinated biphenyls;

      (j) “Indebtedness” means, with respect to any Person, at any time, without duplication, (a) its liabilities for borrowed money; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of capital leases; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) interest rate swaps, currency swaps and similar obligations of such Person; and (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof;

      (k) “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, logos and slogans, commercial symbols, business name registrations, domain names, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries, whether patentable or reduced to practice or not, in any domestic or foreign jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations in part and renewal applications), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any such jurisdiction; research and development data, formulae, know-how, technical information, designs, procedures, customer and supplier lists, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; copyrights, writings and other works, whether copyrightable or not, in any such jurisdiction; computer software; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights;

      (l) “Knowledge” means (i) in the case of Belden, the actual knowledge of Kevin L. Bloomfield, C. Baker Cunningham, Stephen H. Johnson, Robert W. Matz, Richard K. Reece, D. Larrie Rose, Cathy O. Staples and Peter J. Wickman after due inquiry, and (ii) in the case of CDT and Merger Sub, the actual knowledge of William B. Cann, Robert Canny, Charles B. Fromm, George C. Graeber, David Harden, William Kosky, Ferdinand C. Kuznik, Ian Mack and Peter Sheehan after due inquiry;

      (m) “Material Adverse Change” or “Material Adverse Effect” means, when used with respect to Belden or CDT, any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Change or Material Adverse Effect, is or is reasonably likely (i) to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such party and its Subsidiaries taken as a whole or (ii) to impair in any material respect the ability of such party to perform its obligations under this Agreement or prevent or materially delay the consummation by such party of any of the transactions contemplated hereby; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Change with respect to, or a Material Adverse Effect on, any party: (A) any change in such party’s stock price or trading volume, in and of itself, (B) any failure by such party to meet published revenue or earnings projections, in and of itself, (C) any Effect that results from changes affecting the cable and connectivity product industries generally (to the extent such Effect is not disproportionate with respect to such party in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to such party in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to such party in any material respect), (E) any Effect that results from the public announcement or pendency of the Merger, or (F) any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement;

      (n) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

      (o) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which are) owned directly or indirectly by such first Person; and

      (p) a “Superior Proposal” with respect to a party, means an unsolicited, bona fide written Alternative Transaction Proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, (A) fifty percent (50%) or more of the assets of such party or fifty percent (50%) or more of the outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the Board of Directors of such party has in good faith determined (taking into account, among other things, (1) the advice of its outside legal counsel and its financial adviser, (2) all terms of such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by the other party hereto), and (3) the relative impact of the transaction contemplated by such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by the other party hereto) on the other Persons whose interests the Board of Directors of such party may consider under Applicable Law) to be more favorable to such party’s stockholders (in their capacities as stockholders) than the terms of this Agreement (as it may be proposed to be amended by the other party hereto) and to be reasonably capable of being consummated on the terms proposed, taking into account, all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal and the Person making such Alternative Transaction Proposal; provided, however, that no Alternative Transaction Proposal will be deemed to be a Superior Proposal if consummation of the transaction contemplated thereby is subject to a financing condition and the financing required to satisfy such condition is not fully committed pursuant to a commitment letter or similar instrument from one or more institutions which are capable of providing such financing.

      SECTION 9.4     Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to dollar amounts shall be to lawful currency of the United States.

      SECTION 9.5     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 9.6     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the CDA and the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.5 (which are intended to benefit the Indemnified Parties, including Indemnified Parties who or which are not parties hereto), is not intended to confer upon any Person other than the parties any rights or remedies.

      SECTION 9.7     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      SECTION 9.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 9.9     Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

      SECTION 9.10     Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.11     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 9.12     Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      SECTION 9.13     Waiver of Jury Trial. EACH OF CDT, MERGER SUB AND BELDEN HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF CDT, MERGER SUB OR BELDEN IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

      SECTION 9.14     Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this

Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

IREMAINDER OF PAGE INTENTIONALLY LEFT BLANKJ

      IN WITNESS WHEREOF, CDT, Merger Sub and Belden have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

CABLE DESIGN TECHNOLOGIES CORPORATION

By:	/s/ FERDINAND C. KUZNIK

Name: Ferdinand C. Kuznik
Title: Chief Executive Officer

BC MERGER CORP.

By:	/s/ FERDINAND C. KUZNIK

Name: Ferdinand C. Kuznik
Title: President

BELDEN INC.

By:	/s/ C. BAKER CUNNINGHAM

Name: C. Baker Cunningham
Title: Chairman, President and CEO

ANNEX B

SECOND CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CABLE DESIGN TECHNOLOGIES CORPORATION

Pursuant to Section 242

of the
Delaware General Corporation Law

*************

      Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Secretary of Cable Design Technologies Corporation, a Delaware corporation (the “Corporation”), does hereby certify the following:

      The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 18, 1988 (the “Original Certificate of Incorporation”).

      The Original Certificate of Incorporation was amended and restated pursuant to an Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on November 10, 1996 (as amended as of the date hereof, the “Amended and Restated Certificate of Incorporation”).

      The Amended and Restated Certificate of Incorporation was amended by a Certificate of Amendment of the Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on December 11, 1996.

      The Amended and Restated Certificate of Incorporation is hereby amended by this Second Certificate of Amendment of the Amended and Restated Certificate of Incorporation, which has been duly proposed and adopted by the board of directors of the Corporation and the stockholders of the Corporation, and all specifically affected classes or series of stockholders, in accordance with Section 242 of the Delaware General Corporation Law.

      The text of the Amended and Restated Certificate of Incorporation is hereby amended as follows:

Article One of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

The name of the corporation is Belden CDT Inc. (hereinafter referred to as the “Corporation”).

The first paragraph of Article Four of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety by the following two paragraphs:

Authorized Shares. After giving effect to the reclassification of the Old Common Stock (as defined below) into New Common Stock (as defined below) pursuant to the immediately following paragraph of this Article Four, the total number of shares of all classes of stock of which the Corporation shall have authority to issue is Two Hundred and Two Million (202,000,000), of which Two Hundred Million (200,000,000) shares shall be common stock (“Common Stock”) and Two Million (2,000,000) shares shall be Preferred Stock (“Preferred Stock”), each of which shall have a par value of One Cent ($0.01) per share.

Effective upon the filing with the Secretary of State of the State of Delaware of the Second Certificate of Amendment of the Amended and Restated Certificate of Incorporation (the “Effective Time”), each two (2) shares of Common Stock of the Corporation issued and outstanding or reserved for issuance or held in treasury as of the Effective Time (the “Old Common Stock”) shall automatically, and without any action by the holder thereof, be reclassified into one (1) share of

B-1

Common Stock (the “New Common Stock”), and each certificate which prior to the Effective Time represented two (2) shares of the Old Common Stock shall, from and after the Effective Time, be deemed to represent one (1) share of the New Common Stock. In connection with the preceding calculation, the Corporation shall not issue fractional shares but may instead make a cash payment in lieu of any fractional shares, which payment shall be an amount equal to the product (rounded to the nearest whole cent) obtained by multiplying (A) the fraction of a share of New Common Stock such holder would otherwise be entitled to receive upon the Effective Time as a result hereof, multiplied by (B) (i) two (2) times (ii) the average closing price of one share of Old Common Stock for the ten (10) most recent trading days that the Old Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on the New York Stock Exchange.

      IN WITNESS WHEREOF, said Corporation has caused this Second Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its Secretary this           day of                     , 2004.

CHARLES B. FROMM
Secretary

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ANNEX C

[LETTERHEAD OF UBS SECURITIES LLC]

February 4, 2004

The Board of Directors

Belden Inc.
7701 Forsyth Boulevard
Suite 800
St. Louis, Missouri, 63105

Dear Members of the Board:

      We understand that Belden Inc., a Delaware corporation (the “Company”), is considering a transaction whereby the Company will merge with a wholly-owned subsidiary of Cable Design Technologies Corp., a Delaware corporation (the “Merger Partner”), with the Company continuing as a subsidiary of the Merger Partner (the “Transaction”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of February 4, 2004 (the “Merger Agreement”), (i) a 1-for-2 reverse stock split to the outstanding common stock, par value $.01 per share, of the Merger Partner (“Merger Partner Common Stock”) will be effected immediately prior to the effective time of the Transaction, with holders receiving cash in lieu of fractional shares, following which (ii) each issued and outstanding share of common stock, par value of $.01 per share (“Company Common Stock”), of the Company will be converted into the right to receive 1.0 (or 2.0, if the above-mentioned reverse stock split is not effected prior to the effective time of the Transaction) (the “Exchange Ratio”) fully paid and non-assessable share(s) of Merger Partner Common Stock. No Merger Partner Common Stock will be issued to holders of fractional shares of Company Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. You have advised us that the Merger Partner does not and will not prior to the Transaction own any Company Common Stock.

      You have requested our opinion as to the fairness from a financial point of view of the Exchange Ratio to the holders of Company Common Stock.

      UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBS will also receive a fee upon delivery of this opinion. In the past, UBS and its predecessors have provided investment banking services to each of the Company and the Merger Partner, and received compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates may trade or may have traded securities of the Company or the Merger Partner for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion does not address the Company’s underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. We express no opinion as to what the value of Merger Partner Common Stock will be when issued pursuant to the Transaction or the prices at which it will trade in the future. In rendering this opinion, we have assumed, with your consent, that the Company and the Merger Partner will comply with all the material terms of the Merger Agreement. We have not been authorized to solicit and have not solicited from any party indications of interest in a business combination with the Company.

      In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and the Merger Partner, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Merger Partner, including estimates and financial forecasts prepared by the management of the Merger Partner, that were provided to us by the Merger Partner

C-1

and not publicly available, (iv) reviewed certain estimates and financial forecasts for the Merger Partner prepared by the management of the Company, that were provided to us by the Company and not publicly available; (v) reviewed certain estimates of synergies prepared and provided to us by the management of the Company, (vi) conducted discussions with members of the senior managements of the Company and the Merger Partner concerning the businesses and financial prospects of the Company and the Merger Partner, (vii) compared pro forma contributions by the Company and the Merger Partner based on certain historical financial information for the Company and the Merger Partner, and certain projected financial information for the Company and the Merger Partner that was prepared and provided to us by the management of the Company, (viii) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and the Merger Partner, (ix) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (x) reviewed the reported prices and trading volume of Company Common Stock and Merger Partner Common Stock, (xi) considered certain pro forma effects of the Transaction on the Company’s financial statements inclusive of certain estimates of synergies referred to above, (xii) reviewed the Merger Agreement, and (xiii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

      In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or the Merger Partner, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies prepared and provided to us by the management of the Company referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company, the Merger Partner and the combined company. In addition, we have assumed, at your direction, that the future financial results (including synergies) referred to above will be achieved at the times and in the amounts projected by management of the Company. Additionally, we have assumed, at your direction, that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, the Merger Partner or the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio is fair, from a financial point of view, to holders of Company Common Stock.

Very truly yours,

UBS SECURITIES LLC

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ANNEX D

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

February 4, 2004

Board of Directors

Cable Design Technologies Corporation
1901 North Roselle Road, Suite 450
Schaumburg, IL 60195

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Cable Design Technologies Corporation (“CDT”), of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of February 4, 2004 (the “Merger Agreement”), by and among CDT, Victors Merger Corporation, a wholly owned subsidiary of CDT (“Merger Sub”), and Belden, Inc. (“Belden”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of Belden with Merger Sub, pursuant to which Belden will become a wholly owned subsidiary of CDT and each outstanding share of common stock of Belden, par value $.01 per share (“Belden Common Stock”), will be converted into the right to receive either (i) 2.00 fully paid and nonassessable shares of common stock, par value $0.01 per share, of CDT (“CDT Common Stock”) if the reverse stock split contemplated in the Merger Agreement has not been effected prior to the effective time of the Merger, or (ii) 1.00 fully paid and nonassessable share of CDT Common Stock if such reverse stock split has been effected prior to the effective time of the Merger (in either case, the “Exchange Ratio”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Belden and CDT. We also have reviewed certain other information relating to Belden and CDT, including financial forecasts, provided to or discussed with us by Belden and CDT and have met with managements of Belden and CDT to discuss the business and prospects of Belden and CDT, respectively. We have also considered certain financial and stock market data of Belden and CDT, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of Belden and CDT, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts that we have reviewed, the managements of Belden and CDT have advised us, and we have assumed, that such financial forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Belden and CDT as to the respective future financial performances of Belden and CDT, respectively. In addition, we have relied, without independent verification, upon the assessments of the managements of Belden and CDT as to (i) the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of Belden and CDT to result from the Merger, (ii) their ability to integrate the businesses of Belden and CDT and (iii) their ability to retain key employees of Belden and CDT. With respect to current or potential litigation involving Belden, we have, with your consent, relied upon the assessment of the managements of Belden and CDT, after consultation with their respective counsel, that the outcome of such litigation is not reasonably likely to have a material adverse effect on the business, financial condition, results of operations or prospects of Belden. We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on CDT, Belden or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. We also have assumed, with your consent, that the Merger will

D-1

be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Belden or CDT, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information made available to us as of the date hereof, and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of CDT Common Stock will be when issued to holders of Belden Common Stock pursuant to the Merger or the prices at which shares of CDT Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to CDT, nor does it address the underlying business decision of CDT to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in any alternative transaction involving CDT.

We have acted as financial advisor to CDT in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. We and our affiliates have in the past provided, are currently providing and may in the future provide, investment banking and financial services to CDT and Belden unrelated to the proposed Merger, for which services we have received and expect to receive compensation. In the ordinary course of business, we and our affiliates may actively trade the securities of Belden and CDT for our own and such affiliates’ accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of CDT in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to CDT, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

D-2

ANNEX E

BELDEN INC.

CHARTER — AUDIT COMMITTEE

Purpose

      The Committee assists the Board in overseeing (i) the integrity of the Company’s financial statements; (ii) all material aspects of the Company’s reporting, control, and audit functions; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of the independent auditors and the Company’s outside internal auditors; and (v) the performance of the Company’s internal audit function and independent auditors. The Committee also coordinates with other Board Committees and maintains working relationships with management, the independent auditors, counsel, and other Committee advisors.

Membership

      The Board, on the recommendation of the Governance and Nominating Committee, shall appoint the Committee. The Committee shall consist of at least three directors, each of whom shall meet the requirements of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission.

Operating Principles

      The Committee shall fulfill its responsibilities within the context of the following overriding principles:

Communications — To strengthen the Committee’s knowledge of relevant current and prospective business issues, the Chairperson and others on the Committee shall have contact throughout the year with senior management, other Committee Chairpersons, the independent auditors and other Committee advisors.

Annual Plan — The Committee, with input from management and other key Committee advisors, shall develop an annual plan responsive to the “Primary Committee Responsibilities” detailed below.

Meeting Agenda — The Chairperson, with input from other Committee members, shall develop Committee meeting agendas. The Chairperson may ask management, key Committee advisors, and others to participate in this process.

Committee Expectations and Information Needs — The Committee shall communicate its expectations and the nature, timing, and extent of its information needs to management and external parties, including the independent auditors.

External Resources — To fulfill its responsibilities, the Committee, in its sole discretion, shall have the right to retain its own legal, accounting and other advisors. The Committee shall have authority and appropriate funding for the retention of such advisors and for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Company must provide appropriate funding, as determined by the Committee, for payment of audit services performed by the independent auditors.

Committee Meetings and Attendees — The Committee schedules quarterly meetings and, when necessary, additional meetings. To carry out its responsibilities, the Committee will request members of management, counsel, and the independent auditors, as applicable, to participate in Committee meetings. Periodically and at least annually, the Committee will meet in private session with only Committee members. The Committee also shall meet separately with management, with internal auditors (or those with responsibility for the internal audit function), and with the independent auditors. It shall be understood that the independent auditors, counsel, or members of management may, at any time, request a meeting with the Committee or Chairperson with or without management.

Relationship with Independent Auditors

      The Committee shall have a clear understanding with management and the independent auditors that the independent auditors report directly to the Committee, as the representative of the Board and shareholders, and that the independent auditors are ultimately accountable to the Board and the Committee. The Committee shall have the sole authority and responsibility to hire, evaluate and, when deemed necessary or advisable, replace the independent auditors. The Committee shall directly oversee the work of the independent auditors. The Committee shall determine the appropriate compensation for the independent auditors and shall be responsible for resolving disagreements between management and the independent auditors regarding financial reporting. Annually, the Committee shall review and select the Company’s independent auditors.

      The Committee shall discuss with the independent auditors the overall scope and plans for its external audit, including the adequacy of staffing and compensation. The Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

      The Committee shall review with the independent auditors their assessment of the quality, not just the acceptability, of the Company’s significant accounting principles and underlying estimates as applied in its financial reporting, and any important changes in accounting principles and the application thereof in both interim and annual financial reports. As part of such review, the Committee shall review all critical accounting policies and practices used; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and management, such as management letters or schedule of unadjusted differences.

      The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditors, which are approved by the Committee prior to completion of the audit. As part of assessing whether to approve any non-audit services, the Committee will consider whether the non-audit services are compatible with the independence of the independent auditors.

      The audit partner of the independent auditors (having primary responsibility for the audit of the Company) will not continue in such role beyond five consecutive years. The independent auditors shall inform the Committee of any illegal act of which they become aware.

Primary Responsibilities

      Risk Management — In reliance on management’s representations and the independent auditor’s review, the Committee shall discuss the Company’s business risk management process, including insurance coverage and the scope thereof, and the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risks.

      Annual and Quarterly Reports and Other Major Regulatory Filings — The Committee shall discuss the annual financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”). The Committee also shall discuss quarterly the Company’s Form 10-Qs, including financial statements and MD&A, with management and the independent auditors. The Committee also shall discuss other information that the Committee deems necessary in advance of filings or disclosures and shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K pursuant to the Exchange Act regulations.

      Earnings Press Releases — The Committee shall discuss with management and the independent auditors earnings press releases and other material, non-routine public disclosures, as well as financial information and earnings guidance provided to analysts and rating agencies. Particular attention should be given to the quality and integrity of the results, including discussing the adequacy of reserves and accruals. The Committee also shall determine that the independent auditors are satisfied with the quarterly results and the disclosure and content of the proposed press release.

      Internal Controls and Regulatory Compliance — In reliance on management’s representations and the independent auditor’s review, the Committee shall periodically review and assess the Company’s system of internal controls for detecting accounting and reporting financial errors, fraud and defalcations, legal violations, noncompliance with the Company’s code of ethical conduct, and significant conflicts of interest and related-party transactions.

      Internal Audit Responsibilities — The Committee shall review and assess (i) the annual internal audit plan and the process used to develop the plan; (ii) the status of activities, significant findings, recommendations, and management’s response; and (iii) the internal audit performance and changes in internal audit leadership or key financial management.

      Independent Auditor Report on Internal Quality Controls — At least annually, the Committee shall obtain and review a report of the independent auditors describing: (i) the firm’s internal quality control procedures; and (ii) any material issues raised by the most recent internal quality-control review (or peer review) of the firm or by any inquiry or investigation by governmental or professional authorities, within the past five years, respecting one or more independent audits of the firm, and any steps taken to deal with any such issues.

      Regulatory Examinations — The Committee shall review and assess any SEC inquiries and the results of examinations by other regulatory authorities in terms of important findings, recommendations, and management’s response.

      Independence of Auditors — The Committee shall review and assess the auditor’s independence, the matters included in the written disclosures required by the Independence Standards Board, the overall scope and focus of the annual audit and the scope and level of involvement with unaudited quarterly or other periodic information. The Committee will take appropriate action in response to such review and assessment to satisfy itself of the independence of the independent auditors.

      Financial Reporting and Controls — The Committee shall review and assess any financial statement issues and risks that may have a material impact or effect on reported financial information, the processes used by management to address such matters, related auditor views, and the basis for audit conclusions. In connection therewith, the Committee shall review the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Committee shall review material conclusions on audit work in advance of the public release of financials.

      Auditor Recommendations and Audit Problems and Management’s Response — The Committee shall review and assess important independent auditor’s and internal auditor’s recommendations or audit problems or difficulties with respect to financial reporting, controls, other matters, and management’s response with respect to such matters. In connection therewith, the Committee shall consider the views of management and auditors on the overall quality of annual financial reporting.

      Complaint Procedures — The Committee shall establish procedures for addressing, on a confidential basis, complaints received by the Company regarding accounting, internal controls or other matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      CEO and CFO Certifications — The Committee shall review and assess any disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q regarding any significant deficiency in the design or operation of internal controls or material weaknesses therein, any fraud involving management or other employees who have a significant role in the Company’s disclosure controls, or other matters.

      Hiring Policies — The Committee shall oversee that the Company will not engage an accounting firm to conduct audit services if the Company’s CEO, controller, or CFO was employed by the accounting firm and participated in the audit of the Company during the one-year period prior to the date of the initiation of the audit.

      Reporting to the Board of Directors — The Committee shall report to the full Board after Committee meetings.

      Proxy Statement Report — The Committee shall prepare the report that the SEC rules require be included in the Company’s annual proxy statement.

      Evaluation — The Committee shall conduct a self-performance evaluation annually.

Limitation of Audit Committee’s Role

      While the Committee has the responsibilities and powers noted above, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Such matters are the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws, regulations and the Company’s code of ethical conduct.

Charter Review

      The Committee will annually review and reevaluate the adequacy of its Charter. Where appropriate, the Committee will revise the Charter and seek the review and approval of the Board for such revisions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

      Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the Delaware Corporation Law.

      Article VIII of CDT’s certificate of incorporation and Article V, Section 2 of CDT’s by-laws provide for indemnification to the fullest extent authorized by the Delaware Corporation Law for any person who is or was a director or officer of CDT who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of CDT or was serving at the request of CDT as a director or officer of any other enterprise.

      The foregoing is only a general summary of certain aspects of Delaware law and CDT’s organizational documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law and Article VIII of the certificate of incorporation of CDT and Article V, Section 2 of the by-laws of CDT.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.		Description

2.1		Agreement and Plan of Merger, dated as of February 4, 2004, by and among Cable Design Technologies Corporation, BC Merger Corp. and Belden Inc., attached hereto as Annex A and hereby incorporated by reference.
3.1		Amended and Restated Certificate of Incorporation of Cable Design Technologies Corporation, incorporated by reference to Exhibit 3.1 to Cable Design Technologies Corporation’s Registration Statement on Form S-1 (File No. 33-69992), Certificate of Amendment of the Restated Certificate of Incorporation of Cable Design Technologies Corporation and Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A of Cable Design Technologies Corporation, as filed with the Secretary of State of Delaware on December 11, 1996 and incorporated by reference to Cable Design Technologies Corporation’s Registration Statement on Form 8-A/A, as filed on December 23, 1996.
3.2		Form of Amendment to the Amended and Restated Certificate of Incorporation of Cable Design Technologies Corporation, attached hereto as Annex B and hereby incorporated by reference.
3.3		Amended and Restated By-laws of Cable Design Technologies Corporation, incorporated by reference to Exhibit 3.23.2 to Post-Effective Amendment No. 1 to Cable Design Technologies Corporation’s Registration Statement on Form S-3 (File No. 333-00554) as filed on February 28, 1996.
4.1		Rights Agreement, dated as of December 11, 1996, between Cable Design Technologies Corporation and The First National Bank of Boston, incorporated by reference to Cable Design Technologies Corporation’s Registration Statement on Form 8-A as filed on December 11, 1996.
5.1		Opinion of Kirkland & Ellis LLP as to the legality of the securities being registered.
8	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Belden Inc., as to U.S. material tax matters.
8	.2*	Opinion of Kirkland & Ellis LLP, counsel to Cable Design Technologies Corporation, as to U.S. material tax matters.
10	.1*	Form of Retention Award under Retention and Integration Award Program
10	.2*	Form of Retention Agreement, by and between Cable Design Technologies Corporation and Ferdinand C. Kuznik.
10	.3*	Form of Retention Agreement, by and between Cable Design Technologies Corporation and George Graeber.
10	.4*	Amended and Restated Change of Control Agreement, dated as of [Month] [Day], 2004 with C. Baker Cunningham.
10	.5*	Amended and Restated Change of Control Agreement, dated as of [Month] [Day], 2004 with Richard K. Reece.
10	.6*	Amended and Restated Change of Control Agreement, dated as of [Month] [Day], 2004 with Cathy O. Staples.
10	.7*	Amended and Restated Change of Control Agreement, dated as of [Month] [Day], 2004 with Kevin L. Bloomfield.
10	.8*	Amended and Restated Change of Control Agreement, dated as of [Month] [Day], 2004 with D. Larrie Rose.
10	.9*	Amended and Restated Change of Control Agreement, dated as of [Month] [Day], 2004 with Robert W. Matz.
10	.10*	Amended and Restated Change of Control Agreement, dated as of [Month] [Day], 2004 with Stephen H. Johnson.
10	.11*	Amended and Restated Change of Control Agreement, dated as of [Month] [Day], 2004 with Robert Canny.
10	.12*	Amended and Restated Change of Control Agreement, dated as of [Month] [Day], 2004 with Peter Sheehan.
10	.13*	Amended and Restated Change of Control Agreement, dated as of [Month] [Day], 2004 with David R. Harden.

Exhibit No.		Description

10.14		Asset Purchase Agreement dated October 22, 2002, between NORDX/CDT, Inc., Belden (Canada) Inc. and Belden Communications Company, incorporated by reference to Exhibit 99.3 to Cable Design Technologies Corporation’s report on Form 10-Q as filed December 16, 2002.
15.1		Letter from Deloitte & Touche LLP regarding unaudited interim financial information.
21	.1†	Subsidiaries of Cable Design Technologies Corporation.
23	.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as Exhibit 8.1 to this Registration Statement).
23.2		Consent of Kirkland & Ellis LLP (included as Exhibit 5.1 to this Registration Statement).
23.3		Consent of Ernst & Young LLP.
23.4		Consent of Deloitte & Touche LLP.
24	.1†	Power of Attorney
99.1		Consent of UBS Securities LLC as to Belden Inc.
99.2		Consent of Credit Suisse First Boston LLC as to Cable Design Technologies Corporation.
99.3		Form of Belden Proxy Card
99.4		Form of Cable Design Technologies Corporation Proxy Card

†	Previously filed.
*	To be filed by amendment.

Item 22.     Undertakings

      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, Cable Design Technologies Corporation certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, State of Illinois as of April 30, 2004.

CABLE DESIGN TECHNOLOGIES CORPORATION

By:	/s/ WILLIAM E. CANN

William E. Cann

Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ BRYAN C. CRESSEY* Bryan C. Cressey	Chairman and Director	April 30, 2004

/s/ FERDINAND C. KUZNIK* Ferdinand C. Kuznik	Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2004

/s/ WILLIAM E. CANN William E. Cann	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 30, 2004

/s/ GEORGE GRAEBER* George Graeber	Director	April 30, 2004

/s/ MICHAEL F.O. HARRIS* Michael F.O. Harris	Director	April 30, 2004

/s/ GLENN KALNASY* Glenn Kalnasy	Director	April 30, 2004

Signature		Title	Date

/s/ RICHARD C. TUTTLE* Richard C. Tuttle		Director	April 30, 2004

/s/ LANCE C. BALK* Lance C. Balk		Director	April 30, 2004

*By	/s/ WILLIAM E. CANN William E. Cann Attorney-in-fact